As filed with the U.S. Securities and Exchange Commission on January 5, 2022

Registration No. 333-260183

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 4 TO

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JUPITER NEUROSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-4828381
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Jupiter Neurosciences, Inc.

1001 North US HWY 1, Suite 504

Jupiter, Florida 33477

Telephone: (561) 406-6154
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christer Rosén

Chief Executive Officer

Jupiter Neurosciences, Inc.

1001 North US HWY 1, Suite 504

Jupiter, Florida 33477

Telephone: (561) 406-6154

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony L.G., PLLC 625 N. Flagler Drive, Suite 600 West Palm Beach, Florida 33401 Telephone: (561) 514-0936 Facsimile: (561) 514-0832	Ralph De Martino, Esq. Cavas Pavri, Esq. Schiff Hardin LLP 901 K Street NW, Suite 700 Washington, DC 20001 Telephone: (202) 778-6400 Facsimile: (202) 778-6460

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check market if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Units(2)	$23,000,000		$2,132.10
Common stock, par value $0.0001 per share, included in the units	—	(4)	—	(4)
Warrants to purchase common stock, par value $0.0001 per share, included in the units	—	(4)	—	(4)
Common stock, par value $0.0001 per share, underlying the warrants included in the units (3)	$23,000,000		$2,132.10
Representatives’ Unit Purchase Option	$—	(5)	$—	(5)
Units underlying Representatives’ Unit Purchase Option (6)	$1,150,000		106.61
Common stock, par value $0.0001 per share, included in the units underlying Representatives’ Unit Purchase Option	—	(7)	—
Warrants included in the units underlying Representatives’ Unit Purchase Option	—	(7)	—
Common Stock, par value $0.0001 per share, underlying the Representatives’ Unit Purchase Option, including the Common Stock, par value $0.0001 per share, underlying the warrants included in the units issuable upon exercise of the Representatives’ Unit Purchase Option (8)	$1,150,000		106.61
TOTAL	$48,300,000		$4,477.42	(9)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Each unit consists of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, par value $0.0001 per share. Includes [●] shares of common stock and/or warrants to purchase [●] shares of common stock, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	The warrants are exercisable at a per share exercise price equal to 100% of the public offering price per unit. The proposed maximum aggregate public offering price of the shares of common stock issuable upon exercise of the warrants was calculated to be $23,000,000 (which is 100% of $23,000,000 since each investor will receive a warrant to purchase one share of common stock for each share of common stock purchased in this offering). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional shares of common stock that are issuable by reason of the anti-dilution provisions of the warrants.

(4)	Included in the price of the units. No fee required pursuant to Rule 457(g) under the Securities Act.

(5)	No fee required pursuant to Rule 457(g) under the Securities Act.

(6)	The Representatives’ Unit Purchase Option is exercisable at a per unit exercise price equal to 125% of the public offering price per unit. Each unit underlying Representatives’ Unit Purchase Option consists of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, par value $0.0001 per share.

(7)	Included in the price of the units underlying Representatives’ Unit Purchase Option. No fee required pursuant to Rule 457(g) under the Securities Act.

(8)	The warrants included in the units underlying Representatives’ Unit Purchase Option are exercisable at a per share exercise price equal to 125% of the public offering price per unit. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the common stock issuable upon exercise of the warrants included in the units underlying Representatives’ Unit Purchase Option is $1,150,000 which is equal to 125% of $920,000 (4% of $23,000,000 of units sold in this offering). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional shares of common stock that are issuable by reason of the anti-dilution provisions of the warrants included in the units underlying Representatives’ Unit Purchase Option.

(9)	Previously paid $4,477.42

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED January 5, 2022

3,333,333 Units

Each Unit Consisting of One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

This is a firm commitment initial public offering of Jupiter Neurosciences, Inc., a Delaware corporation (the “Company,” “JNS,” “we,” “our” or “us”). We are offering 3,333,333 units. The initial public offering price is expected to be between $5.00 and $7.00 per unit. For purposes of this prospectus, the assumed public offering price per unit is $6.00, the mid-point of the anticipated price range. Each unit consists of one share of our common stock, par value $0.0001 per share, and one warrant to purchase one share of our common stock at an exercise price per share of $6.00 (100% of the assumed public offering price of one unit in this offering). The warrants will expire on the five-year anniversary of the initial exercise date. The units will have no stand-alone rights and will not be issued or certificated as stand-alone securities. Purchasers will receive only shares of common stock and warrants. The shares of common stock and warrants may be transferred separately, immediately upon issuance. The offering also includes the shares of common stock issuable from time to time upon exercise of the warrants.

Prior to this offering, there has been no public market for our securities. We intend to apply to list our common stock and warrants (forming part of the units offered hereby) on the Nasdaq Capital Market (“Nasdaq Capital Market”) under the symbols “JUNS” and “JUNSW” respectively. There is no assurance that our listing application will be approved by the Nasdaq Capital Market. The approval of our listing on the Nasdaq Capital Market is a condition of closing this offering.

We are also seeking to register the issuance to the Representatives of (i) a unit purchase option to purchase 153,333 units (the “Representatives’ Unit Purchase Option”) (assuming the exercise of the over-allotment option by the Underwriters in full), (ii) 153,333 units underlying the Representatives’ Unit Purchase Option at an exercise price of $[●] per unit (125% of the public offering price), (iii) 153,333 shares of common stock and warrants to purchase 153,333 shares of common stock included in the units underlying the Representatives’ Unit Purchase Option, and (iv) 153,333 shares of common stock underlying warrants included in units underlying the Representatives’ Unit Purchase Option at an exercise price of $[●] per share (125% of the public offering price).

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 16 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit		Total
Public offering price (1)	$	[●]	$	[●]
Underwriting discounts and commissions (2)	$	[●]	$	[●]
Proceeds, before expenses, to us (3)	$	[●]	$	[●]

(1)	The public offering price and underwriting discount and commissions in respect of each unit correspond to a public offering price per share of common stock of $[●] and a public offering price per accompanying warrant of $0.01.

(2)	This table depicts broker-dealer commissions of 8.00% of the gross offering proceeds. In addition, we have agreed to reimburse the underwriters for certain expenses. See “Underwriting” on page 151 of this prospectus for additional information.

(3)	We estimate the total expenses of this offering will be approximately $418,066. Assumes no exercise of the over-allotment option we have granted to the Representatives as described below.

We have granted to Roth Capital Partners, LLC and Dawson James Securities, Inc., the joint bookrunners and representatives of the underwriters, an option for a period of 45 days from the date of this prospectus to purchase, on one or more occasions and in any combination thereof, up to an additional 500,000 shares of common stock and/or warrants to purchase 500,000 shares of common stock at the public offering prices per share and per warrant, less the underwriting discount and commissions solely to cover over-allotments, if any.

The underwriters expect to deliver our securities to purchasers in the offering on or about                         , 2022.

Joint Book-Running Managers

Roth Capital Partners	Dawson James Securities

The date of this prospectus is               , 2022

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, development plans, planned preclinical studies and clinical trials, future results of clinical trials, expected research and development costs, regulatory strategy, timing and likelihood of success, as well as plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	the ability of our preclinical studies and planned clinical trials to demonstrate safety and efficacy of our product candidate JOTROLTM, and other positive results;

●	the timing, progress and results of preclinical studies and clinical trials for JOTROLTM and other product candidates we may develop, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the studies or trials will become available, and our research and development programs;

●	the timing, scope and likelihood of regulatory filings and approvals, including timing of INDs and final FDA approval of JOTROLTM and any other future product candidates;

●	the timing, scope or likelihood of foreign regulatory filings and approvals;

●	our ability to develop and advance our current product candidate JOTROLTM and programs into, and successfully complete, clinical studies;

●	our manufacturing, commercialization, and marketing capabilities and strategy;

●	our plans relating to commercializing our product candidates, if approved, including the geographic areas of focus and sales strategy;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	the size of the market opportunity for our product candidate JOTROLTM, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	our expectations regarding the approval and use of our product candidate JOTROLTM in combination with other drugs;

●	our competitive position and the success of competing therapies that are or may become available;

●	our estimates of the number of patients that we will enroll in our clinical trials;

●	the beneficial characteristics, and the potential safety, efficacy and therapeutic effects of our product candidate JOTROLTM;

●	our ability to obtain and maintain regulatory approval of our product candidate JOTROLTM;

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●	our plans relating to the further development of our product candidate JOTROLTM, including additional indications we may pursue;

●	existing regulations and regulatory developments in the United States, Europe and other jurisdictions;

●	our expectations regarding the impact of the COVID-19 pandemic on our business;

●	our intellectual property position, including the scope of protection we are able to establish and maintain for intellectual property rights covering JOTROLTM and other product candidates we may develop, including the extensions of existing patent terms where available, the validity of intellectual property rights held by third parties, and our ability not to infringe, misappropriate or otherwise violate any third-party intellectual property rights;

●	our continued reliance on third parties to conduct additional preclinical studies and planned clinical trials of our product candidate JOTROLTM, and for the manufacture of our product candidate JOTROLTM for preclinical studies and clinical trials;

●	our relationships with patient advocacy groups, key opinion leaders, regulators, the research community and payors;

●	our ability to obtain, and negotiate favorable terms of, any collaboration, licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize our product candidate JOTROLTM;

●	the pricing and reimbursement of JOTROLTM and other product candidates we may develop, if approved;

●	the rate and degree of market acceptance and clinical utility of JOTROLTM and other product candidates we may develop;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our financial performance;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	the impact of laws and regulations;

●	our expectations regarding the period during which we will qualify as an emerging growth company under The Jumpstart Our Business Startups Act of 2012 and a smaller reporting company under the Securities Exchange Act of 1934, as amended; and

●	our anticipated use of our existing resources and the proceeds from this offering.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

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In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our product candidate, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Units. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information in this prospectus, including “Risk Factors” and the financial statements and related notes. Unless the context otherwise requires, “JNS,” “we,” “us,” “our,” or “the Company” refer to Jupiter Neurosciences, Inc., a Delaware corporation.

Business Overview

Jupiter Neurosciences, Inc. (the “Company”) is a clinical stage research and development pharmaceutical company located in Jupiter, Florida. The Company incorporated in Delaware in January 2016. The Company has developed a unique resveratrol platform product primarily targeting treatment of neuro-inflammation. The product candidate, called JOTROL™, has many potential indications of use for rare diseases, which of we primarily are targeting Mucopolysaccharidoses Type 1, Friedreich’s Ataxia, and MELAS and with ALS in an earlier development stage. In the larger disease areas, we are primarily targeting Mild Cognitive Impairment/early Alzheimer’s disease with an early development program in TBI/concussions.

We believe that a high dose of resveratrol is needed for therapeutic effects. Currently available resveratrol products are associated with severe gastrointestinal (GI) side effects at the dose levels we believe are needed. Our belief is based on available scientific literature, preclinical trial results conducted in mice and rats, and previously conducted human trials with resveratrol. We believe that JOTROL™, based on the results from our Phase I trial, see section “Description of Business”, has the potential to deliver a therapeutically effective dose of resveratrol in the blood stream without causing gastrointestinal (GI) side effects. Based on our pre-clinical and Phase I study results, we expect that JOTROLTM will resolve “the major obstacle of resveratrol’s poor bioavailability” as discussed in AY Berman’s summary article in the Journal of Precision Oncology (AY Berman, 2017). Based on our own preclinical studies we believe that resveratrol has the ability to cross the blood-brain. In studies conducted in Friedreich’s ataxia (FA) and Alzheimer’s disease (AD) patients, resulted in positive effects on oxidative stress, inflammation, and mitochondrial function. The FA study was concluded in Australia by Murdoch Children’s Research Institute in 2015 (Yiu et al.). The AD study was conducted in 2015 by the Alzheimer’s Disease Cooperative Study with Professor Raymond Turner, MD, Ph.D., Georgetown, as principal investigator (Turner et al.). Both studies have been published in scientific journals and further described in the section “Description of Business”.

In 2020, we received approval for full funding, $1.76 million, for our Phase I study from the National Institute on Aging (“NIA”). We plan to continue pursuing grant funding opportunities in all areas where they are available, such as Phase II and Phase III trials in Alzheimer’s disease as well as any funding available for our rare disease projects. In the NIA scientific review summary statement of our Phase I study application, it is stated that NIA is looking forward to a Phase II study with an enhanced resveratrol product, based on the earlier study results from the well published Turner et al. Alzheimer’s study. We recently submitted a grant application to NIA for full funding, including corporate overhead for a total of $18.3 million, for the duration of the study, of a Phase II trial in Mild Cognitive Impairment (MCI) and early Alzheimer’s disease. There is however no guarantee that this and future grant applications will be successful and therefore the rejection of our future grant application may significantly delay the Company’s plans in connection with MCI and Alzheimer’s and may have a significant impact on the Company’s financial performance. Further, the Company may never receive any future grants or costs savings.

Since inception, we have operated with limited human capital, utilizing agreements with academia to get pre-clinical work executed at no cost, negotiating favorable deals for data already produced for resveratrol (e.g. toxicity studies and Phase II clinical study data), obtaining a full grant from NIA for our first clinical trial and building a management and scientific consulting team (consisting of the Scientific Advisory Board and business advisors) primarily compensated with equity securities of the company. We believe that this compensation method aligns the management, Scientific Advisory Board members and business advisors’ interests with the shareholders. We believe that our structure with a core management team that has experience in the utilization of outside resources makes it possible for us to efficiently execute several programs simultaneously in a cost-effective way.

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For the fiscal years ended December 31, 2020 and 2019, we generated no revenues from product sales and reported net losses of $1,654,699 and $3,046,719, respectively, and negative cash flow from operating activities of $254,783 and $142,952, respectively. For the nine months ended September 30, 2021 and 2020, we generated no revenues from product sales and reported net losses of $2,293,756 and $1,190,329, respectively, and negative cash flow from operating activities of $590,736 and $413,226, respectively. As noted in our financial statements, as of September 30, 2021, we had an accumulated deficit of $11,934,732. There is substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors—We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal year ended December 31, 2020 and 2019.”

Resveratrol

Resveratrol has been studied for over 50 years by academic institutions as well as by small and large pharmaceutical companies. The multi-functional mechanisms of resveratrol are well documented in over 9,000 scientific publications. Several of these publications, including a summary paper by AY Berman.et al, published in Precision Oncology 2017, point to the issue of the poor bioavailability that has stopped medical utilization of regular resveratrol and never received regulatory approval for any indication. We believe that the Phase I study we have conducted indicates that we have resolved the poor bioavailability issue with JOTROL™. Resveratrol (3,4′,5- trihydroxystilbene) is a nutraceutical that has recently attracted a lot of research attention due to its pharmacological potential. It is a phytoalexin found in many plants including grapes, peanuts, and berries. Resveratrol was first isolated in Veratrum grandiflorum, or white hellebore plant, in the 1940’s. Stilbene compounds are known for their ability to provide plants with resistance to microbial and fungal infection. Early research showed that resveratrol was present in large quantities in injured, infected, and ultraviolet-treated leaves. Processed plant products also contain a significant amount of resveratrol.

Based upon available scientific literature, it appears that resveratrol is an activator of SIRT1, one of the mammalian forms of the sirtuin family of proteins. SIRT1 deacetylates histones and nonhistone proteins including transcription factors. The SIRT1-regulated pathway affects metabolism, stress resistance, cell survival, cellular senescence, inflammation/immune function, endothelial functions, and circadian rhythms. Resveratrol has been documented in scientific literature to activate SIRT1, NrF2, NLR3P inflammasomes and have an epigenetic mechanism and therefore is predicted to benefit diseases affected by abnormal metabolic control, inflammation, and cell cycle defects. Nonetheless, resveratrol application is a major challenge for the pharmaceutical industry, due to its poor solubility and bioavailability, as well as adverse effects, such as severe gastro-intestinal side effects when taken at effective dose levels (over 2,000 mg daily). In this context, studies have proposed that structural changes in the resveratrol molecule, including glycosylation, alkylation, halogenation, hydroxylation, methylation, and prenylation could lead to the development of derivatives with enhanced bioavailability and pharmacological activity. Resveratrol has never been developed with all the necessary steps to achieve an approval as a pharmaceutical product since the existing natural supplements cannot provide high enough levels of resveratrol in blood plasma to be able to provide a therapeutically effective dose without generating severe gastro-intestinal side effects. This means that we need to take JOTROL™ through the full regulatory NDA (New Drug Application) requirement to obtain a marketing approval.

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JOTROL™

JOTROL™ was developed together with our technology partner Aquanova AG, Darmstadt, Germany. JOTROL™ is formulated with a unique patented micellar technology that is projected to increase the bioavailability profile of resveratrol. Manufacturing technology transfers were completed in 2017 and manufacturing procedures and clinical trial supply manufacturing has been completed at Catalent Pharmaceutical Services, Inc., St Petersburg, Florida.

JOTROL™ is a micellar non-aqueous solution of resveratrol delivered in a softgel capsule. Each capsule includes 100mg of resveratrol. Pre-clinical trials in mice and rats were conducted comparing JOTROL™ to micronized resveratrol, labeled to have the highest bioavailability in the nutritional market, to demonstrate that we could achieve a significantly higher bioavailability. Summary details of these studies are included in the section “Description of Business”. A Phase I dose finding pharmacokinetic (“PK”) study in healthy volunteers was completed during the first half of 2021. The study results met our targeted goals. The results from this study will be used as a cross-reference for all indications where JOTROL™ will be used in Phase II and Phase III clinical trials. The Phase I results and the FDA guidance of cross-referencing is further described in the section “Description of Business”. The Company has not discussed the use of cross-referencing in this manner with the FDA or other comparable regulatory authorities.

JOTROL™ Intellectual Property

We have a worldwide license, from Aquanova AG, the patent holder of micellar technologies, to develop, manufacture, distribute and sell JOTROL™.

●	Our CSO, Marshall Hayward and the lead scientist at Aquanova AG, Darius Benham, are the inventors of JOTROL™. The patent application was assigned to Aquanova AG per an executed agreement between Aquanova AG and the Company see additional information in the section titled “Description of Business”.

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●	Aquanova AG, a German company, filed an international patent application in Germany on January 29, 2017 entitled “Resveratrol solubilization product for pharmaceutical purposes” (PCT/EP2017/O51659).
●	The priority date is June 16, 2016 with expiration in 2036 which expiration applies to all territories where that patent is approved.

This patent has been granted in the USA, specific European countries namely: France, United Kingdom, Switzerland, Italy, Belgium, Netherlands, Ireland, Spain, Sweden, Turkey, Poland, Denmark, Greece, Hungary and Germany, Japan and China.

An additional patent application, based on results from our Phase I trial as well as covering additional indications and method of use, has recently been submitted to United States Patent and Trademark Office (the “USPTO”). Our CSO, Dr. Marshall Hayward, is the named inventor together with Christopher Kemper, Ph.D., a consultant to JNS. Both inventors have assigned the invention to the Company.

For further details, including patented claims and payment terms, see the section “Description of Business”.

Material Agreements

The Company has entered into several material agreements, including the exclusive, worldwide license, from Aquanova AG to develop, manufacture, distribute and sell JOTROLTM for the company’s presently only product. Other material agreements have been executed with other entities such as Murdoch Children’s Research Institute, Melbourne Australia and with the National Institute on Aging. Further terms and details of these agreements are in the section titled “Description of Business”.

Product Development

Our management, Scientific Board of Advisors and business advisors have extensive experience in regulatory affairs and clinical development of product candidates for the treatment of rare diseases and Alzheimer’s disease. The overall regulatory approval process for product candidates for the treatment of rare diseases are generally conducted with a smaller number of patients in clinical trials and over a shorter amount of time than more prevalent diseases. There is a documented pathway to get accelerated FDA approval for a rare disease indication if there is no existing treatment for the indication, if a product shows efficacy and has a good safety profile. There is also a possibility of receiving a Priority Review Voucher (PRV) from the FDA upon an approval in pediatric population in a rare disease. One or more of our programs, such as MPS-I, will be targeting pediatric patients. The voucher entitles the bearer to regulatory review in about six months rather than the standard ten months. The Food and Drug Administration (FDA) awards a voucher following approval of a treatment for a neglected disease, rare pediatric disease, or medical countermeasure. Two drugs can receive priority review for each voucher: the drug winning a voucher for a neglected or rare pediatric disease, and the drug using a voucher for another indication. The voucher may be sold. For example, a small company might win a voucher for developing a drug for a neglected disease and sell the voucher to a large company for use on a commercial disease.

The Company also plans to investigate the possibility the use of one or more of the following pathways for the indications that it is targeting: (1)Priority Review (2) Fast Track (3) Accelerated Approval Pathway and (4) Breakthrough therapy. For detailed descriptions of the foregoing pathways please see the discussion under “Product Development” in the section titled “Description of Business”. There is however no guarantee that an accelerated pathway will lead to an accelerated FDA review and that a pediatric approval leads to a PRV. Additionally, there can be no guarantee that the Company can be successful in its plans under any FDA pathway.

We have received quotes from clinical research organizations (“CROs”) for Phase II trials in MPS I and Friedreich’s ataxia ranging from $2 Million - $5 Million per study. Alzheimer’s disease trials are larger and more complex with higher associated costs, we have received quotes ranging between ~$7 million to ~$10 million for our planned study. We believe that with positive Phase II results we may be able to garner strategic partnering interest for financing of larger Phase III trials. We also intend to seek collaborations with future licensees and marketing partners, especially in markets outside the United States.

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Product Pipeline

The product pipeline represented above assume drawing upon previous preclinical and clinical data conducted by third parties. This data is available either via public domain or under agreements with our key partner which are further described in the section titled “Description of Business”. However, we have not discussed with the FDA the ability to rely on and reference the Phase II trial in MCI/Early Alzheimer’s disease conducted by Georgetown University.

The table below provides our current estimate of our timeline:

Product Development and Commercialization Timelines

Milestone	Target Start Date	Target Completion Date
Identified key issue with resveratrol, poor bioavailability, and investigated possible solutions.	Q3 2015	Completed
Worldwide exclusive agreement with Aquanova AG, Germany, for patented micellar technology.	Q3 2016	Completed
Patent applications submitted in 2016 and patents have subsequently been issued in USA, in certain European countries, Japan and China.	Q2 2016	Completed
Pre-clinical studies comparing JOTROL™ with conventional resveratrol, see section “Description of Business”.	Q1 2017	Completed
Technology and data transfer agreement with Murdoch Children’s Research Institute, Melbourne, Australia regarding research results and information related to Friedreich’s Ataxia	Q3 2015	Completed
Technology transfer from Aquanova, CMC documentation, and clinical trial supplies manufactured (Catalent)	Q1 2017	Completed
Orphan Drug Designations (“ODD”) submitted to FDA and ODD received for Friedreich’s ataxia	Q3 2016	Completed
Resveratrol toxicity study received from major pharmaceutical company	Q3 2017	Completed
Human bioavailability POC study with JOTROL™	Q3 2017	Completed
NIA grant application for Phase I study submitted and scientific review triggered full financing, $1.76 million.	Q3 2019	Completed
Phase I study in healthy volunteers initiated in December 2020 and in-man phase concluded in March 2021	Q3 2020	Completed
NIA grant application submitted, $18.3 Million, for Phase II study for Mild Cognitive Impairment	Q2 2021	Completed
TBI/Concussion projected pre-clinical study start	Q1 2022	Q3/2022
MPS I Phase II study	Q2 2022	Q4 2023
MCI/early AD Phase II study	Q4 2022	Q2 2025
Out-licensing of JOTROL™ to Asian partner	Q1 2022	Q4 2022
MELAS Phase II study	Q4 2022	Q2 2024
Friedreich’s ataxia Phase II/III study	Q3 2022	Q3 2024

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For further information on our business and product detail, see “Description of Business” section.

Risks Related to Our Business

Our ability to execute on our business strategy is subject to a number of risks, which are discussed more fully in the section titled “Risk Factors” beginning on page 16. You should carefully consider these risks before making an investment in our common stock. These risks include, among others, the following:

●	We are early in our development efforts, with a limited operating history, and have no products approved for commercial sale.

●	We have not generated any revenue from product sales to date, have incurred significant net losses since our inception, and expect to continue to incur significant net losses for the foreseeable future.

●	Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve several objectives relating to the discovery, development and commercialization of our product candidate.

●	Even if this offering is successful, we will require substantial additional capital to finance our operations.

●	Our operations and financial results could be adversely impacted by the novel coronavirus disease (COVID-19) pandemic in the United States and the rest of the world.

●	We are substantially dependent on the success of our product candidate, JOTROLTM. If we are unable to complete development of, obtain approval for and commercialize JOTROLTM for one or more indications in a timely manner, our business will be harmed.

●	Our prospects depend upon developing product candidate JOTROLTM for particular indications and possibly discovering, developing other product candidates in future programs.

●	Clinical drug development involves a lengthy and expensive process with an uncertain outcome. The clinical trials of our product candidate JOTROLTM may not demonstrate safety and efficacy to the satisfaction of the U.S. Food and Drug Administration (FDA), European Medicines Agency (EMA) or other comparable foreign regulatory authorities or otherwise produce positive results and the results of preclinical studies and early clinical trials may not be predictive of future results.

●	We have limited resources and are currently focusing the majority of our efforts on developing JOTROLTM for particular indications. As a result, we may fail to capitalize on other indications or product candidates that may ultimately have proven to be more profitable.

●	We face significant competition, and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted. In particular, we face competition for patients with MPS-I, Friedreich’s ataxia, MELAS, Mild Cognitive Impairment, and early Alzheimer’s disease from companies that produce drugs to treat such diseases. For more information regarding competition we face, see the section titled “Business — Competition.

●	We rely on third parties to conduct our preclinical studies, clinical trials, and manufacturing and these third parties may not perform satisfactorily.

●	If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

●	We rely on our management team and other key employees, and the loss of one or more key employees could harm our business.

●	The failure to attract and retain additional qualified personnel could prevent us from executing our business strategy.

●	Once our common stock and warrants are listed on Nasdaq Capital Market, there can be no assurance that we will be able to comply with Nasdaq Capital Market’s continued listing standards.

Our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on securing private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit reports for the fiscal years ended December 31, 2020 and 2019.

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Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.07 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by The JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Corporate Information

We are currently incorporated and in good standing in the State of Delaware. Our principal executive offices are located at 1001 North US Hwy 1, Suite 504, Jupiter, Florida 33477, and our telephone number is (561) 406-6154. Our website address is www.jupiterneurosciences.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common shares.

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The Offering

Issuer:	Jupiter Neurosciences, Inc.

Securities offered by us:	3,333,333 Units, each unit consists of one share of our Common Stock and one (1) warrant to purchase one (1) share of common stock (or 3,833,333 Units if the Representatives exercise their over-allotment option in full). The Units will not be certificated and the shares of our common stock and the warrants are immediately separable at closing and will be issued and tradeable separately, but will be purchased together as a unit in this offering.

Public Offering Price:	$6.00 per Unit (based on an assumed public offering price per unit of $6.00, which is the midpoint of the price range set forth on the cover page of this prospectus). The actual offering price per unit will be as determined between the Underwriters and us based on market conditions at the time of pricing. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Description of warrants included in units offered by us:	The exercise price of the warrants is $6.00 per share (100% of the assumed public offering price of one Unit). Each warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. A holder may not exercise any portion of a warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. Each warrant will be exercisable immediately upon issuance and will expire five-years after the initial issuance date. The terms of the warrants will be governed by a Warrant Agent Agreement, dated as of the effective date of this offering, between us and Equiniti Trust Company, as the warrant agent (the “Warrant Agent”). This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. For more information regarding the warrants, you should carefully read the section titled “Description of Securities—Warrants” in this prospectus.

Over-allotment option:	We have granted the Representatives an option to purchase up to an additional 500,000 shares of common stock and/or warrants to purchase up to 500,000 shares of common stock (equal to 15% of the number of shares of common stock and warrants underlying the Units sold in the offering), from us in any combination thereof, at the public offering price less the underwriting discount and commissions solely to cover over-allotments, if any. The Representatives may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Common stock outstanding before this offering:	13,076,602 shares of common stock (1)

Common stock to be outstanding after this offering:	16,409,935 shares (assuming that none of the warrants are exercised) and 19,743,268 if the warrants offered hereby are exercised in full. If the Representative’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 16,909,935 (assuming that none of the warrants are exercised) and 20,243,268 if the warrants offered hereby are exercised in full.

Capital stock	Our common stock is common equity and contains no preferences as to other classes of our capital stock. Each share of our common stock entitles the holder to one vote on all matters submitted to the vote of the stockholders, including the election of directors. Our preferred stock is “blank check” preferred stock whereby the Board of Directors has authority to determine the powers, preferences, rights, qualifications, limitations and restrictions without separate shareholder approval.

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Representatives’ Unit Purchase Option:	The registration statement of which this prospectus is a part also registers for sale a unit purchase option (the “Representatives’ Unit Purchase Option”) to purchase 153,333 units (4% of the units sold in this offering) to the underwriters (assuming the exercise of the over-allotment option by the Representatives in full), as a portion of the underwriting compensation payable in connection with this offering. Each unit underlying Representatives’ Unit Purchase Option consists of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, par value $0.0001 per share. The registration statement of which this prospectus is a part also registers the units underlying the Representatives’ Unit Purchase Option, common stock and warrants forming part of the units underlying the Representatives’ Unit Purchase Option, as well as the common stock underlying the warrants forming part of the units underlying the Representatives’ Unit Purchase Option.

The Representatives’ Unit Purchase Option, and the warrants included in the units underlying the Representatives’ Unit Purchase Option, will be exercisable at any time, and from time to time, in whole or in part, 180 days following the commencement date of sales in this offering and expiring five-years following the commencement date of sales in this offering at an exercise price of $7.50 per unit underlying the Representatives Warrants and $7.50 per share underlying the warrants included in the units underlying the Representatives Warrants (125% of the public offering price of the Units). Please see “Underwriting—Representatives’ Unit Purchase Option” for a description of these warrants.

Use of proceeds:	We expect to receive net proceeds from this offering of approximately $17,981,934 (or approximately $20,741,934 if the Representatives exercise in full their over-allotment option) after deducting estimated underwriting discounts and commissions (8.00% of the gross proceeds of the offering) and after our offering expenses, estimated at $418,066. We intend to use the net proceeds from this offering to fund (i) IND submissions for Friedreich’s ataxia, MELAS and MCI/early Alzheimer’s Disease, (ii) pay the upcoming annual license fee to Aquanova A, (iii) manufacturing of clinical trial supplies of JOTROLTM, (iv) Phases II clinical trials of our product candidate JOTROLTM in patients with MPS I, Friedreich’s ataxia and MELAS, (v) R&D for TBI/Concussion and ALS, (vi) general research and development activities, and (vii) working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	See “Risk Factors” beginning on page 16 of this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

Listing Application; Separation:

We intend to apply to list our common stock and the warrants comprising the Units on the Nasdaq Capital Market under the symbols “JUNS,” and “JUNSW,” respectively. The approval of our listing on the Nasdaq Capital Market is a condition of closing this offering.

We will not be issuing physical units in this offering. At closing, we will issue to investors only the shares of common stock and warrants underlying the units offered hereby.

Lock-Ups:	We and our directors, officers and certain principal shareholders have agreed with the Representatives not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. See “Underwriting—Lock-Up Agreements.”

Dividend policy:	We do not anticipate declaring or paying any cash dividends on our common stock following our public offering.

(1)	Unless we indicate otherwise, all information in this prospectus:

●	is based on 13,076,602 shares of common stock issued and outstanding as of January 5, 2022;

●	assumes no exercise by the Representatives of their option to purchase up to an additional 500,000 shares of common stock and/or warrants to purchase 500,000 shares of common stock to cover over-allotments, if any;

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●	excludes 3,800,000 shares of common stock issuable upon the full exercise of the warrants (included as part of the units and over-allotment option) offered hereby;

●	excludes 3,672,031 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.80 per share as of January 5, 2022;

●	excludes 725,000 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.50 per share as of January 5, 2022; and

●	excludes 153,333 shares of common stock included in units issuable upon exercise of the Representatives’ Unit Purchase Option, and 153,333 shares of common stock issuable upon exercise of warrants included in units issuable upon exercise of the Representatives’ Unit Purchase Option, granted to the Representatives in connection with this offering.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical financial data for the periods indicated. The selected historical financial data for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019 are derived from the audited financial statements. The summary historical financial data for the nine months ended September 30, 2021 and 2020 and the balance sheet data as of September 30, 2021 are derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended		Nine Months Ended
	December 31, 2020	December 31, 2019	September 30, 2021	September 30, 2020
			(unaudited)
Statement of Operations Data
Grant and other revenue	$1,126,233	$-	$638,037	$101,000
Operating expenses
Research and development	1,641,338	685,741	1,075,495	761,472
General and administrative	1,336,489	1,490,915	1,782,909	730,409
Total operating expenses	2,977,827	2,176,656	2,858,404	1,491,881
Loss from operations	(1,851,594)	(2,176,656)	(2,220,367)	(1,390,881)
Total other income (expense)	196,895	(870,063)	(73,389)	200,552
Income (loss) before provision for taxes	(1,654,699)	(3,046,719)	(2,293,756)	(1,190,329)
Income tax provisions	-	-	-	-
Net income (loss)	$(1,654,699)	$(3,046,719)	$(2,293,756)	$(1,190,329)
Basic and diluted net loss per share	$(0.13)	$(0.28)	$(0.18)	$(0.10)

Balance Sheet Data (at period end)
Cash	$207,998	$1,276	$1,187,412
Working capital (deficit) (1)	(3,710,978)	(5,017,265)	(4,026,836)
Total assets	549,983	6,177	1,571,452
Total liabilities	4,260,961	5,022,233	5,551,253
Stockholders’ equity (deficit)	(3,710,978)	(5,016,056)	(3,979,801)

(1)	Working capital represents total current assets less total current liabilities.

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RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares and warrants. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We are early in our development efforts, with a limited operating history, and have no products approved for commercial sale.

●	We have not generated any revenue from product sales to date, have incurred significant net losses since our inception, and expect to continue to incur significant net losses for the foreseeable future.

●	Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve several objectives relating to the discovery, development and commercialization of our product candidate.

●	Even if this offering is successful, we will require substantial additional capital to finance our operations.

●	Our operations and financial results could be adversely impacted by the novel coronavirus disease (COVID-19) pandemic in the United States and the rest of the world.

●	We are substantially dependent on the success of our product candidate, JOTROLTM. If we are unable to complete development of, obtain approval for and commercialize JOTROLTM for one or more indications in a timely manner, our business will be harmed.

●	Our prospects depend upon developing product candidate JOTROLTM for particular indications and possibly discovering, developing other product candidates in future programs.

●	Clinical drug development involves a lengthy and expensive process with an uncertain outcome. The clinical trials of our product candidate JOTROLTM may not demonstrate safety and efficacy to the satisfaction of the U.S. Food and Drug Administration (FDA), European Medicines Agency (EMA) or other comparable foreign regulatory authorities or otherwise produce positive results and the results of preclinical studies and early clinical trials may not be predictive of future results.

●	We have limited resources and are currently focusing the majority of our efforts on developing JOTROLTM for particular indications. As a result, we may fail to capitalize on other indications or product candidates that may ultimately have proven to be more profitable.

●	We face significant competition, and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted. In particular, we face competition for patients with MPS-I, Friedreich’s ataxia, MELAS, Mild Cognitive Impairment, and early Alzheimer’s disease from companies that produce drugs to treat such diseases. For more information regarding competition we face, see the section titled “Business — Competition.

●	We rely on third parties to conduct our preclinical studies, clinical trials, and manufacturing and these third parties may not perform satisfactorily.

●	If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

●	We rely on our management team and other key employees, and the loss of one or more key employees could harm our business.

●	The failure to attract and retain additional qualified personnel could prevent us from executing our business strategy.

●	Once our common stock and warrants are listed on Nasdaq Capital Market, there can be no assurance that we will be able to comply with Nasdaq Capital Market’s continued listing standards.

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Risks Related to Our Financial Position, Need for Additional Capital and Limited Operating History

We are early in our development efforts, with a limited operating history, and we have no products approved for commercial sale, which may make it difficult for you to evaluate our current business and likelihood of success and future viability.

We are an early clinical stage pharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. We are developing one medication to treat rare diseases (MPS I, Friedreich’s ataxia, and MELAS) and Mild Cognitive Impairment and early Alzheimer’s disease which is an unproven and highly uncertain undertaking and involves a substantial degree of risk. We commenced operations in January 2016, have no products approved for commercial sale and have not generated any revenue. We initiated and completed our Phase I clinical trial for our sole product candidate, JOTROLTM, in December 2020 and March 2021. Since our inception in 2016, we have devoted substantially all of our focus and financial resources to discovering, identifying and developing our product candidate, JOTROLTM, including advancing our development program, conducting a preclinical study of our product candidate and initiating a clinical trial, organizing and staffing our company, business planning, raising capital and securing related intellectual property rights.

We have not yet demonstrated our ability to successfully complete efficacy clinical trials that can lead to a New Drug Application (“NDA”) submission, obtain marketing approvals, manufacture a commercial-scale product, or obtain a proposal for any out-licensing or distribution agreements. As a result, it may be more difficult for investors to accurately predict our likelihood of success and viability than it could be if we had a longer operating history.

In addition, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by clinical-stage biopharmaceutical companies in rapidly evolving fields. We also may need to transition from a company with a research and development focus to a company capable of supporting commercial activities. We have not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If we do not adequately address these risks and difficulties or successfully make such a transition, our business will suffer.

We have not generated any revenue from product sales to date, have incurred significant net losses since our inception, and expect to continue to incur significant net losses for the foreseeable future.

We do not have any products approved for sale, and consequently we have not generated any revenue. We have incurred significant net losses since our inception and have financed our operations principally through private placements of our common stock. To date, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended December 31, 2020 and 2019, we reported net losses of $1,654,699 and $3,046,719, respectively, and negative cash flow from operating activities of $254,783 and $142,952, respectively. For the nine months ended September 30, 2021, we reported a net loss of $2,293,756 and had negative cash flow from operating activities of $590,736. As of September 30, 2021, we had an aggregate accumulated deficit of $11,934,732. Our sole product candidate, JOTROLTM, just completed Phase I clinical trial that commenced in December 2020. As a result, we expect that it will be several years, if ever, before we receive approval to commercialize our product and generate revenue from product sales. Even if we succeed in receiving marketing approval for and commercializing of our approved product candidate, we expect that we will continue to incur substantial research and development and other expenses in order to discover, develop and market additional potential products.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance, particularly since we expect our expenses to increase if and when our product candidate progresses through clinical development as a product candidate in later stages of clinical development generally have higher development costs than those in earlier stages, primarily due to the increased size and duration of later-stage clinical trials. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to have our product candidates approved for marketing and to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our working capital, our ability to fund the development of our product candidate and our ability to achieve and maintain profitability and the performance of our stock.

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Our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended December 31, 2020 and 2019.

Our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal year ended December 31, 2020 and 2019.

Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve several objectives relating to the discovery, development and commercialization of our product candidates, if approved.

Our business depends entirely on the successful discovery, development, regulatory approval and commercialization of product candidates. We have no products approved for commercial sale and do not anticipate generating any revenue from product sales for the next several years, if ever. Our ability to generate revenue and achieve profitability depends significantly on our ability, or any future collaborator’s ability, to achieve several objectives, including:

●	successful and timely completion of clinical development of JOTROLTM research program, and our other future product candidates and programs;

●	establishing and maintaining relationships with CROs and clinical sites for the clinical development of JOTROLTM and any other future product candidates and programs;

●	the initiation and successful patient enrollment and completion of additional clinical trials on a timely basis;

●	acceptable frequency and severity of adverse events in the clinical trials;

●	the efficacy and safety profiles that are satisfactory to the U.S. Food and Drug Administration (FDA) or any comparable foreign regulatory authority for marketing approval;

●	timely receipt of marketing approvals from applicable regulatory authorities for any product candidates for which we successfully complete clinical development;

●	complying with any required post-marketing approval commitments to applicable regulatory authorities;

●	developing an efficient and scalable manufacturing process for our product candidates;

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●	establishing and maintaining commercially viable supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and meet the market demand for our product candidate, if approved;

●	successful commercial launch following any marketing approval, including the development of a commercial infrastructure, whether in-house or with one or more collaborators;

●	a continued acceptable safety profile following any marketing approval of our product candidate;

●	commercial acceptance of our product candidate by patients, the medical community and third-party payors;

●	satisfying any required post-marketing approval commitments to applicable regulatory authorities;

●	identifying, assessing and developing new product candidates;

●	obtaining, maintaining and expanding patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

●	protecting our rights in our intellectual property portfolio;

●	defending against third-party infringement claims, if any;

●	entering into, on favorable terms, any collaboration, licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize our product candidate;

●	obtaining coverage and adequate reimbursement by third-party payors for our products and patients’ willingness to pay in the absence of such coverage and adequate reimbursement;

●	obtaining additional funding to develop and potentially manufacture and commercialize our product candidates;

●	addressing any competing therapies and technological and market developments;

●	managing costs, including any unforeseen costs, that we may incur as a result of nonclinical study or clinical trial delays due to Covid-19 or other causes; and

●	attracting, hiring and retaining qualified personnel including clinical, scientific, management and administrative personnel.

We may never be successful in achieving our objectives and, even if we do, we may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to maintain or further our research and development efforts, raise additional necessary capital, grow our business and continue our operations.

We may also experience delays in developing a sustainable, reproducible and scalable manufacturing process or transferring that process to commercial partners, which may prevent us from completing our clinical trials or commercializing our product candidates on a timely or profitable basis, if at all. Changes in the manufacturing process or facilities will require further comparability analysis and approval by the FDA before implementation, which could delay our clinical trials and product candidate development, and could require additional clinical trials, including bridging studies, to demonstrate consistent and continued safety and efficacy.

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Even if this offering is successful, we will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs or future commercialization efforts.

As of September 30, 2021, we had $1,187,412 in cash. Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents and grants from NIH, will be sufficient to fund our operations through at least the next 24 months. Our estimate as to how long we expect the net proceeds from this offering, together with our existing cash and cash equivalents, to be able to continue to fund our operations is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase in connection with our ongoing activities, particularly as we conduct clinical trials of, and seek marketing approval for, JOTROLTM as well as develop our proprietary drug delivery platform. Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with sales, marketing, manufacturing and distribution activities. Our expenses could increase beyond expectations if we are required by the FDA, the European Medicines Agency (EMA) or other regulatory agencies to perform clinical trials or preclinical studies in addition to those that we currently anticipate. Other unanticipated costs may also arise. Because the design and outcome of our planned and anticipated preclinical studies and clinical trials are highly uncertain, we cannot reasonably estimate the actual amount of resources and funding that will be necessary to successfully complete the development and commercialization of any product candidate we develop. We are not permitted to market or promote JOTROLTM, or any other product candidate, before we receive marketing approval from the FDA. Following this offering, we also expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in order to continue our operations.

Our future capital requirements will depend on may factors, including, but not limited to:

●	the scope, progress, results and costs of researching and developing our product candidates including conducting preclinical studies and clinical trials;

●	the costs, timing and outcome of regulatory review of our product candidates;

●	the number and characteristics of other product candidates that we pursue;

●	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

●	the costs of manufacturing commercial-grade products and sufficient inventory to support commercial launch;

●	the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

●	the cost and timing of hiring new employees to support our continued growth;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

●	the effect of competing products that may limit market penetration of our products;

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●	the ability to establish and maintain collaborations on favorable terms, if at all;

●	the extent to which we acquire or in-license other product candidates and technologies;

●	the timing, receipt and amount of sales of, or milestone payments related to or royalties on, our current or future product candidates, if any;

●	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

●	the compliance and administrative costs associated with being a public company; and

●	the extent to which we acquire or invest in businesses, products, or technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

A change in the outcome of any of these or other factors with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate.

We currently plan to use the net proceeds from this offering, together with our existing resources to fund the development of our drug candidate, JOTROLTM, through the completion of our planned Phase II clinical trials as to JOTROLTM in patients with MPS I, Friedreich’s ataxia, and MELAS. We will also use the proceeds to make preparations for the MCI and early Alzheimer’s disease Phase II trial by submitting IND application to the FDA and manufacturing of clinical trial supplies to be able to expedite trial starts once the projected NIA funding is received. Remaining will be used for general research and development activities, working capital and other general corporate activities. Advancing the development of JOTROLTM program will require a significant amount of capital. The net proceeds from this offering, together with our cash and cash equivalents and grants, will not be sufficient for us to fund our product candidates through the completion of its development, Phase III clinical trials, entire regulatory approval process and commercialization. We will need to raise additional capital to fund such activities.

We may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop our product candidates. Our failure to raise capital as and when needed or on acceptable terms would have a negative impact on our financial condition and our ability to pursue our business strategy, and we may have to delay, reduce the scope of, suspend or eliminate one or more of our research-stage programs, clinical trials or future commercialization efforts.

Our operations and financial results could be adversely impacted by the COVID-19 pandemic in the United States and the rest of the world.

In March 2020, the World Health Organization declared the novel coronavirus disease (COVID-19) outbreak a global pandemic. To limit the spread of COVID-19, governments have taken various actions including the issuance of stay-at-home orders and physical distancing guidelines. Accordingly, businesses have adjusted, reduced or suspended operating activities. We may experience disruptions as a result of COVID-19 that could severely impact our business and clinical trials, including:

●	further delays or difficulties in enrolling and retaining patients in our clinical trials or those conducted by third parties and further incurrence of additional costs as a result of preclinical study and clinical trial delays and adjustments;

●	challenges related to ongoing and increased operational expenses related to the COVID-19 pandemic;

●	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

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●	delays, difficulties or increased costs to comply with COVID-19 protocols at our leased facilities and clinical sites;

●	diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of clinical trials;

●	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

●	limitations in resources that would otherwise be focused on the conduct of our business or our clinical trials, including because of sickness or the desire to avoid contact with large groups of people or as a result of government-imposed “Stay-at-Home” orders or similar working restrictions;

●	delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;

●	delays in preclinical and clinical sites receiving the supplies and materials needed to conduct our clinical trials;

●	interruption in global shipping that may affect the transport of clinical trial materials, such as investigational drug product used in our clinical trials;

●	changes in regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which our clinical trials are conducted, or to discontinue the clinical trials altogether, or which may result in unexpected costs;

●	delays in necessary interactions with regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel;

●	refusal of the FDA to accept data from clinical trials in affected geographies outside the United States; and

●	increased competition for contract research organizations (CROs), suppliers and vendors.

We will continue to assess the impact that COVID-19 may have on our ability to effectively conduct our business operations as planned and there can be no assurance that we will be able to avoid a material impact on our business from the spread of COVID-19 or its consequences, including disruption to our business and downturns in business sentiment generally or in our industry. For example, Colorado has issued a “Safer at Home” order which requires businesses to implement social distancing protocols. Our primary operations are located in Jupiter, Florida. As a result of such county and state orders, the majority of our employees are currently telecommuting, which may impact certain of our operations over the near term and long term. In addition, JOTROLTM will soon start being evaluated in a Phase II clinical trials at several different sites depending on the indication. While we are permitted to continue to conduct our clinical trials, Florida or other states where the trials might be conducted may once again issue a “Stay Home” order which requires businesses to implement social distancing protocols. Should COVID-19 cases in USA increase, the country or states may institute stricter social distancing protocols.

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Additionally, certain third parties with whom we engage, including our collaborators, contract organizations, third-party manufacturers, suppliers, clinical trial sites, regulators and other third parties with whom we conduct business are similarly adjusting their operations and assessing their capacity in light of the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted. Changing our third-party manufacturer could result in delays in our manufacturing supply chain which could delay or otherwise impact our development of JOTROLTM and result in increased costs related to JOTROLTM. Additionally, certain preclinical studies for our discovery research programs are conducted by CROs, which could be discontinued or delayed as a result of the pandemic. We could also experience delays if our suppliers are delayed in delivering raw materials to our third-party manufacturers. It is likely that the disproportionate impact of COVID-19 on hospitals and clinical sites will have an impact on recruitment and retention for our clinical trials. For example, we experienced delays in enrolling patients for our Phase I clinical trial for JOTROLTM. In addition, our clinical trial site could experience delays in collecting, receiving and analyzing data from patients enrolled in our clinical trial for JOTROLTM due to limited staff at such sites, limitation or suspension of on-site visits by patients, or patients’ reluctance to visit the clinical trial sites during the pandemic. As a result, research and development expenses and general and administrative expenses may vary significantly if there is an increased impact from COVID-19 on the costs and timing associated with the conduct of our clinical trial and other related business activities.

As we continue to actively advance our clinical programs and discovery and research programs, we are assessing the impact of the COVID-19 pandemic on each of our programs, expected timelines and costs on an ongoing basis. In light of ongoing developments relating to the COVID-19 pandemic, the focus of healthcare providers and hospitals on fighting the virus, and consistent with the FDA’s industry guidance for conducting clinical trials issued in March 2020, as updated subsequently. We and our CROs have also made certain adjustments to the operation of such trials in an effort to ensure the monitoring and safety of patients and minimize risks to trial integrity during the pandemic in accordance with the guidance issued by the FDA on June 19, 2020 on good manufacturing practice considerations for responding to COVID-19 infection in employees in biopharmaceutical products manufacturing and generally and may need to make further adjustments in the future. Other COVID-related guidance recently released by FDA that apply to us and our third-party manufacturers include guidance addressing cGMP considerations for responding to COVID-19 infections in employees and statistical considerations for clinical trials during the COVID-19 public health emergency. Many of these adjustments are new and untested, may not be effective, and may have unforeseen effects on the enrollment, progress and completion of these trials and the findings from these trials. While we are currently continuing our clinical trial and seeking to add new clinical trial sites, we may not be successful in adding trial sites, may experience delays in patient enrollment or in the progression of our clinical trial, may need to suspend our clinical trial, and may encounter other negative impacts to our trials, due to the effects of the COVID-19 pandemic.

The global outbreak of COVID-19 continues to rapidly evolve, with particularly significant case increases in the United States. The extent to which the COVID-19 pandemic impacts our business will depend on future developments such as the rate of the spread of the disease, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease and to address its impact, including on financial markets or otherwise. Further, a lack of coordinated response on risk mitigation and vaccination deployment with respect to the COVID-19 pandemic on a local or federal level could result in significant increases to the duration and severity of the pandemic in the United States as compared to the rest of the world and could have a corresponding negative impact on our business. While the extent of the impact of the current COVID-19 pandemic on our business and financial results is uncertain, a continued and prolonged public health crisis such as the COVID-19 pandemic could have a material negative impact on our business, financial condition and operating results.

To the extent the COVID-19 pandemic adversely affects our business, financial condition and operating results, it may also have the effect of heightening many of the risks described in this “Risk Factors” section.

Raising additional capital may cause substantial dilution to our stockholders, including purchasers of our securities in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial revenues, we will be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources, which may dilute our stockholders or restrict our operating activities. We do not have any committed external source of funds. Adequate additional financing may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions, engaging in acquisition, merger or collaboration transactions, selling or licensing our assets, making capital expenditures, redeeming our stock, making certain investments, declaring dividends or encumbering our assets to secure future indebtedness. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan.

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If we raise additional funds through upfront payments or milestone payments pursuant to strategic collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be limited.

Our net operating loss (NOL) carryforwards may be unavailable to offset future taxable income because of restrictions under U.S. tax law. Our NOLs generated in tax years ending on or prior to December 31, 2017 are only permitted to be carried forward for 20 taxable years under applicable U.S. federal tax law, and therefore could expire unused. Under tax legislation commonly referred to as the Tax Cuts and Jobs Act (Tax Act) as amended by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), our federal NOLs generated in tax years beginning after December 31, 2017 may be carried forward indefinitely, but for taxable years beginning after December 31, 2020, the deductibility of federal NOLs generated in tax years beginning after December 31, 2017 is limited to 80% of our current year taxable income. It is uncertain if and to what extent various states will conform to the Tax Act. As of December 31, 2020, we had available NOL carry forwards of approximately $1,973,993, of which $1,277,834 do not expire.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (Code), if a corporation undergoes an “ownership change” (generally defined as a cumulative change in the corporation’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period), the corporation’s ability to use its pre-change NOLs and certain other pre-change tax attributes to offset its post-change taxable income may be limited. Similar rules may apply under state tax laws. We may have experienced such ownership changes in the past, and we may experience ownership changes in the future as a result of this offering or subsequent shifts in our stock ownership, some of which are outside our control. We have not conducted any studies to determine annual limitations, if any, that could result from such changes in the ownership. Our ability to utilize our NOLs and certain other tax attributes could be limited by an “ownership change” as described above and consequently, we may not be able to utilize a material portion of our NOLs and certain other tax attributes, which could have a material adverse effect on our cash flows and results of operations.

Risks Related to the Discovery, Development and Commercialization of Our Product Candidate

We are substantially dependent on the success of our lead product candidate, JOTROLTM, which will be undergoing Phase II clinical trials. If we are unable to complete development of, obtain approval for and commercialize JOTROLTM for one or more indications in a timely manner, our business will be harmed.

Our future success is dependent on our ability to timely and successfully complete clinical trials, obtain marketing approval for and successfully commercialize JOTROLTM, our lead product candidate, through distribution deals with larger pharmaceutical companies. We are investing the majority of our efforts and financial resources in the research and development of JOTROLTM. From December 2020 through March 2021, we completed a Phase I clinical trial to evaluate the safety and tolerability of JOTROLTM in healthy volunteers and will soon be engaging in Phase II clinical trials. This is our first clinical efficacy trial, and JOTROLTM has not previously been tested in humans with a specific disease although we can rely on data that exist for resveratrol. The reason for this is that once JOTROLTM is ingested the formulation excipients will be separated and it is only the active resveratrol that will be circulating in blood plasma. JOTROLTM will require additional clinical development, expansion of manufacturing capabilities, marketing approval from government regulators, substantial investment and significant marketing efforts to obtain established distributors before we can generate any revenues from product sales. We are not permitted to market or promote JOTROLTM, or any other product candidate, before we receive marketing approval from the FDA and comparable foreign regulatory authorities, and we may never receive such marketing approvals.

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The success of JOTROLTM will depend on several factors, including the following:

●	the successful and timely completion of our clinical trials of JOTROLTM;

●	addressing any delays, necessary adjustments and additional costs in preclinical study and clinical trial resulting from factors related to the COVID-19 pandemic;

●	the initiation and successful patient enrollment and completion of additional clinical trials of JOTROLTM on a timely basis;

●	maintaining and establishing relationships with CROs and clinical sites for the clinical development of JOTROLTM;

●	the frequency and severity of adverse events in clinical trials;

●	demonstrating efficacy, safety and tolerability profiles that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;

●	the timely receipt of marketing approvals for JOTROLTM from applicable regulatory authorities;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

●	the maintenance of existing or the establishment of new supply arrangements with third-party drug product suppliers and manufacturers for clinical development and, if approved, commercialization of JOTROLTM;

●	obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

●	protecting our rights in our intellectual property portfolio;

●	our ability to expand JOTROLTM into multiple indications;

●	our ability to find partners handling all aspects of commercialization;

●	the successful launch of commercial sales following any marketing approval;

●	a continued acceptable safety profile following any marketing approval;

●	the actual market-size, ability to identify patients and the demographics of patients eligible for our product candidates, which may be different than expected;

●	commercial acceptance by patients, the medical community and third-party payors, particularly since the product candidates we develop may be novel; and

●	our ability to compete with other therapies.

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We do not have control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any future collaborator. If we are not successful with respect to one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize JOTROLTM, which would materially harm our business. If we do not receive marketing approvals for JOTROLTM, we may not be able to continue our operations.

In addition to JOTROLTM, our prospects depend in part upon discovering, developing and commercializing product candidates in future programs, which may fail or suffer delays that adversely affect their commercial viability.

Our future operating results are dependent on our ability to successfully develop, obtain regulatory approval for and commercialize product candidates from our research programs, in addition to our lead product candidate, JOTROLTM. However, research and development related to novel therapeutics is inherently risky. A product candidate can unexpectedly fail at any stage of preclinical and/or clinical development. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care and other unpredictable variables. The results from preclinical testing or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later stage clinical trials of the product candidate.

The success of other product candidates we may develop will depend on many factors, including the following:

●	generating sufficient data to support the initiation or continuation of clinical trials;

●	addressing any delays in our research programs resulting from factors related to the COVID-19 pandemic;

●	obtaining regulatory permission to initiate clinical trials;

●	contracting with the necessary parties to conduct clinical trials;

●	successful enrollment of patients in, and the completion of, clinical trials on a timely basis;

●	the timely manufacture of sufficient quantities of a product candidate for use in clinical trials; and

●	adverse events in clinical trials.

Even if we successfully discover and advance any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, we cannot assure you that we will ever be able to discover, develop, obtain regulatory approval of, commercialize or generate significant revenue from any product candidates.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome. The clinical trials of our product candidate may not demonstrate safety and efficacy to the satisfaction of the FDA, EMA or other comparable foreign regulatory authorities or otherwise produce positive results and the results of preclinical studies and early clinical trials may not be predictive of future results. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Our lead product candidate, JOTROLTM, is entering into Phase II clinical trials after completing a Phase I clinical trial in March 2021 and its risk of failure is high. It is impossible to predict when or if JOTROLTM or any product candidate that we develop will prove effective or safe in humans or will receive marketing approval. Before obtaining marketing approval from the FDA, EMA or other comparable foreign regulatory authorities for the sale of our product candidates, we must complete preclinical development and extensive clinical trials to demonstrate with substantial evidence the safety and efficacy of such product candidates.

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Clinical testing is expensive, difficult to design and implement, can take many years to complete and its ultimate outcome is uncertain. We cannot guarantee that any of our clinical trials will be conducted as planned or completed on schedule, or at all. Clinical trials can fail at any stage of testing and failure may result from a multitude of factors, including, among other things, flaws in study design, dose selection issues, placebo effects, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. For example, our product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies or having successfully advanced through initial clinical trials. We may also discover that the half-life of our product candidates renders them unsuitable for the therapeutic applications we have chosen. As a result, we cannot assure you that any clinical trials that we conduct will demonstrate consistent or adequate efficacy and safety to support marketing approval.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials, and we cannot be certain that we will not face similar setbacks. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs. Furthermore, the failure of any of our product candidates to demonstrate safety and efficacy in any clinical trial could negatively impact the perception of our other product candidates and/or cause the FDA or other regulatory authorities to require additional testing before approving any of our product candidates.

We have experienced delays in completing our ongoing clinical trial and may experience additional delays in initiating or completing additional clinical trials including delays as a result of COVID-19. We may also experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent receipt of marketing approval or our ability to commercialize our product candidates, including:

●	receipt of feedback from regulatory authorities that requires us to modify the design of our clinical trials;

●	clinical trial observations or results that require us to modify the design of our clinical trials;

●	negative or inconclusive clinical trial results that may require us to conduct additional clinical trials or abandon certain drug development programs;

●	obtaining approval from one or more institutional review boards (IRB);

●	the number of patients required for clinical trials being larger than anticipated, enrollment in these clinical trials being slower than anticipated or participants dropping out of these clinical trials at a higher rate than anticipated;

●	any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	the suspension or termination of our clinical trials for various reasons, including non-compliance with regulatory requirements or a finding that our product candidates have undesirable side effects or other unexpected characteristics or risks;

●	changes to clinical trial protocol;

●	clinical sites deviating from trial protocol or dropping out of a trial;

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●	the cost of clinical trials of our product candidates being greater than anticipated;

●	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates being insufficient or inadequate;

●	subjects experiencing severe or unexpected drug-related adverse selection of clinical end points that require prolonged periods of clinical observation or analysis of the resulting data;

●	a facility manufacturing our product candidates or any of their components being ordered by the FDA or comparable foreign regulatory authorities to temporarily or permanently shut down due to violations of current good manufacturing practice (cGMPs), regulations or other applicable requirements, or infections or cross-contaminations of product candidates in the manufacturing process;

●	any changes to our manufacturing process that may be necessary or desired;

●	third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices (GCP) or other regulatory requirements;

●	third-party contractors not performing data collection or analysis in a timely or accurate manner;

●	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by such contractors in support of our marketing applications; and

●	regulators revising the requirements for approving our product candidates.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing in a timely manner, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may incur unplanned costs, be delayed in seeking and obtaining marketing approval, if we receive such approval at all, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements or have the drug removed from the market after obtaining marketing approval.

Moreover, in the future, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. Moreover, our product development costs will also increase if we experience delays in preclinical studies or clinical trials or in obtaining marketing approvals. We do not know whether any of our preclinical studies or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. We may also determine to change the design or protocol of one or more of our clinical trials, which could result in increased costs and expenses and/or delays. Any delays in completing our clinical trials will increase our costs, slow down our product candidates development and approval process and jeopardize our ability to commence product sales and generate revenues.

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In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidates. Any delays to our clinical trials that occur as a result could shorten any period during which we may have the exclusive right to commercialize our product candidates and our competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition and prospects significantly.

Our product candidates may cause serious adverse events, toxicities or other undesirable side effects when used alone or in combination with other approved products or investigational new drugs that may result in a safety profile that could prevent regulatory approval, prevent market acceptance, limit their commercial potential or result in significant negative consequences.

We are developing a novel biologically active small molecule for neurological disorders. As a result, there is uncertainty as to the safety profile of the product candidates we are developing. In addition, our product candidates may be used in combination with certain other therapies which may have undesirable side effects. If our product candidates are associated with undesirable side effects or have unexpected characteristics in preclinical studies or clinical trials when used alone or in combination with other approved products or investigational new drugs we may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may prevent us from achieving or maintaining market acceptance of the affected product candidates and may harm our business, financial condition and prospects significantly.

Patients in our ongoing and planned clinical trials may in the future suffer other serious adverse events or other side effects not observed in our preclinical studies or previous clinical trials. JOTROLTM or other product candidates may be used in pediatric populations for which safety concerns may be particularly scrutinized by regulatory agencies. In addition, if JOTROLTM is studied in combination with other therapies, it may exacerbate adverse events associated with the therapy. Patients treated with JOTROLTM or our other product candidates may also be undergoing other therapies which can cause side effects or adverse events that are unrelated to our product candidates but may still impact the success of our clinical trials. The inclusion of critically ill patients in our clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using or due to the gravity of such patients’ illnesses. For example, it is expected that some of the patients enrolled in our JOTROLTM clinical trial will die or experience major clinical events either during the course of our clinical trials or after participating in such trials.

If further serious adverse events or other side effects are observed in any of our current or future clinical trials, we may have difficulty recruiting patients to the clinical trials, patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of that product candidate altogether. We, the FDA, EMA, other comparable regulatory authorities or an IRB may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage trials have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the product candidate from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition and prospects. Further, if any of our product candidates obtains marketing approval, toxicities associated with such product candidates previously not seen during clinical testing may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional contraindications, warnings and precautions being added to the drug label, significant restrictions on the use of the product or the withdrawal of the product from the market. We cannot predict whether our product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical trials.

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The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA, EMA or other comparable foreign regulatory authorities.

We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek marketing approvals for their commercial sale. Success in preclinical studies and early-stage clinical trials does not mean that future clinical trials will be successful. For instance, we do not know whether JOTROLTM will perform in current or future clinical trials as JOTROLTM has performed in preclinical studies or earlier clinical trials. Product candidates in clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, EMA and other comparable foreign regulatory authorities despite having progressed through preclinical studies. Regulatory authorities may also limit the scope of later-stage trials until we have demonstrated satisfactory safety, which could delay regulatory approval, limit the size of the patient population to which we may market our product candidates, or prevent regulatory approval.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidates due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dose and dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Patients treated with our product candidates may also be undergoing other therapies and may be using other approved products or investigational new drugs, which can cause side effects or adverse events that are unrelated to our product candidates. As a result, assessments of efficacy can vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes.

We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain approval to market any of our product candidates.

If we experience delays or difficulties in the enrollment and/or maintenance of patients in clinical trials, our regulatory submissions or receipt of necessary marketing approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials to such trial’s conclusion as required by the FDA, EMA or other comparable foreign regulatory authorities. Patient enrollment is a significant factor in the timing of clinical trials. Our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate.

Currently, we are expecting to conduct our Phase II clinical trials of JOTROLTM at multiple clinical trial sites. We may experience delays if our clinical trial sites limits their onsite staff or temporarily closes as a result of the COVID-19 pandemic. In addition, patients may not be able to visit clinical trial sites for dosing or data collection purposes due to limitations on travel and physical distancing imposed or recommended by federal or state governments or patients’ reluctance to visit the clinical trial sites during the pandemic. These factors resulting from the COVID-19 pandemic could delay the anticipated readouts from our JOTROLTM clinical trial and our regulatory submissions.

We may encounter difficulties in identifying and enrolling subjects with a stage of disease appropriate for our planned clinical trials and monitoring such subjects adequately during and after treatment. We may not be able to initiate or continue clinical trials if we are unable to locate a sufficient number of eligible subjects to participate in the clinical trials required by the FDA or comparable foreign regulatory authorities. In addition, the process of finding and diagnosing subjects may prove costly. Further, the treating physicians in our clinical trials may also use their medical discretion in advising patients enrolled in our clinical trials to withdraw from our studies to try alternative therapies.

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We expect patient enrollment to be affected because our competitors have ongoing clinical trials for programs that are under development for the same indications as our product candidates, and patients who would otherwise be eligible for our clinical trials could instead enroll in clinical trials of our competitors’ programs. Patient enrollment for our current or any future clinical trials may be affected by other factors, including:

●	size and nature of the patient population;

●	perceived risks and benefits of novel, unproven approaches;

●	severity of the disease under investigation;

●	availability and efficacy of approved drugs for the disease under investigation;

●	patient eligibility criteria for the trial in question as defined in the protocol;

●	perceived risks and benefits of the product candidates under study;

●	clinicians’ and patients’ perceptions as to the potential advantages of the product candidates being studied in relation to other available therapies, including any new products that may be approved or other product candidates being investigated for the indications we are investigating;

●	patient referral practices of physicians;

●	the ability to monitor patients adequately during and after treatment;

●	the activities of key opinion leaders (KOLs) and patient advocacy groups;

●	proximity and availability of clinical trial sites for prospective patients; and

●	the risk that patients enrolled in clinical trials will drop out of the trials before completion or, because they may have an advanced disease, will not survive the full terms of the clinical trials.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates and jeopardize our ability to obtain marketing approval for the sale of our product candidates. Furthermore, even if we are able to enroll a sufficient number of patients for our clinical trials, we may have difficulty maintaining participation in our clinical trials through the treatment and any follow-up periods.

We have limited resources and are currently focusing the majority of our efforts on developing JOTROLTM for particular indications. As a result, we may fail to capitalize on other indications or product candidates that may ultimately have proven to be more profitable.

We are currently focusing the majority of our resources and efforts on developing JOTROLTM. As a result, because we have limited resources, we may forgo or delay the pursuit of opportunities for other indications or with other product candidates that may have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial drugs or profitable market opportunities. Our spending on current and future research and development activities for JOTROLTM may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target markets for JOTROLTM, we may relinquish valuable rights to our product candidates or programs through collaboration, licensing or other strategic arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidates or program.

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We face significant competition and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the products we develop, our commercial opportunities will be negatively impacted.

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. Our competitors have developed, are developing or may develop products, product candidates and processes competitive with our product candidate. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. We believe that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may attempt to develop product candidates.

We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, emerging and start-up companies, universities and other research institutions. We also compete with other organizations to recruit management, scientists and clinical development personnel, which could negatively affect our level of expertise and our ability to execute our business plan. We will also face competition in establishing clinical trial sites, enrolling subjects for clinical trials and in identifying and in-licensing new product candidates.

We expect to face competition from existing products and products in development for each of our programs. Many of these current and potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies, as well as in acquiring technologies complementary to, or necessary for, our programs. As a result of all of these factors, our competitors may succeed in obtaining approval from the FDA, EMA or other comparable foreign regulatory authorities or in discovering, developing and commercializing products in our field before we do.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects, are more convenient, have a broader label, are marketed more effectively, are more widely reimbursed or are less expensive than any products that we may develop. Our competitors also may obtain marketing approval from the FDA, EMA or other comparable foreign regulatory authorities for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Even if the product candidates we develop achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical. If we are unable to compete effectively, our opportunity to generate revenue from the sale of our products we may develop, if approved, could be adversely affected.

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Interim, topline and preliminary data from our clinical trials that we announce or publish may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary, interim or topline data from our clinical trials, such as the interim data from our Phase I clinical trial of JOTROLTM. These interim updates are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. In addition, we may report interim analyses of only certain endpoints rather than all endpoints. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between interim data and final data could significantly harm our business and prospects. Further, additional disclosure of interim data by us or by our competitors in the future could result in volatility in the price of our securities.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidates or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the preliminary or topline data that we report differ from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, JOTROLTM or any other product candidates may be harmed, which could harm our business, financial condition, results of operations and prospects.

We may not be successful in our efforts to develop our proprietary drug delivery platform to build a pipeline of indications.

A key element of our strategy is to leverage our proprietary drug delivery platform and our ability to expand our pipeline of indications. We are leveraging our proprietary drug delivery platform and capabilities to create precision medicines for neurological disorders with high levels of unmet need. Although our research and development efforts to date have resulted in a pipeline product candidate JOTROLTM, this product candidate may not be safe and effective. In addition, although we expect that our proprietary drug delivery platform will allow us to develop a diverse pipeline across multiple therapeutic areas, we may not prove to be successful at doing so. Furthermore, we may also find that the uses of our proprietary drug delivery platform are limited because alternative uses of our therapeutics prove not to be safe or effective. Even if we are successful in building our pipeline, JOTROLTM may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to receive marketing approval or achieve market acceptance. Further, because our product candidate and development programs are based on our proprietary drug delivery platform, adverse developments with respect to one of our programs may have a significant adverse impact on the actual or perceived likelihood of success and value of our other programs.

In addition, the biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies. Our future success will depend in part on our ability to maintain a competitive position with our approach. If we fail to stay at the forefront of technological change in utilizing our proprietary drug delivery platform to create and develop product candidates, we may be unable to compete effectively. Our competitors may render our approach obsolete or limit the commercial value of our product candidates, by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug delivery process that we believe we derive from our research approach and proprietary technologies. By contrast, adverse developments with respect to other companies that attempt to use a similar approach to our approach may adversely impact the actual or perceived value of our proprietary drug delivery platform and potential of our product candidates. If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations.

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We may develop JOTROLTM and potentially other programs in combination with other therapies, which would expose us to additional risks.

We may develop JOTROLTM and potentially other programs, in combination with one or more currently approved therapies or therapies in development. Patients may not be able to tolerate JOTROLTM or any other product candidates in combination with other therapies or dosing of JOTROLTM in combination with other therapies may have unexpected consequences. Even if any of our product candidates were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA, EMA or other comparable foreign regulatory authorities could revoke approval of the therapy used in combination with any of our product candidates, or safety, efficacy, manufacturing or supply issues could arise with these existing therapies. In addition, it is possible that existing therapies with which our product candidates are approved for use could themselves fall out of favor. This could result in the need to identify other combination therapies for our product candidates or our own products being removed from the market or being less successful commercially.

We may also evaluate our product candidates in combination with one or more other therapies that have not yet been approved for marketing by the FDA, EMA or comparable foreign regulatory authorities. We will not be able to market and sell any product candidates in combination with any such unapproved therapies that do not ultimately obtain marketing approval.

If the FDA, EMA or other comparable foreign regulatory authorities do not approve or revoke their approval of these other therapies, or if safety, efficacy, commercial adoption, manufacturing or supply issues arise with the therapies we may choose to evaluate in combination with JOTROLTM or any other product candidate, we may be unable to obtain approval of or successfully market any one or all of the product candidates we develop.

Additionally, if the third-party providers of therapies or therapies in development used in combination with our product candidates are unable to produce sufficient quantities for clinical trials or for commercialization of our product candidate, or if the cost of combination therapies are prohibitive, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

The manufacture of drugs is complex, and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide adequate supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or prevented.

Manufacturing drugs, especially in large quantities, is complex and may require the use of innovative technologies. Each lot of an approved drug product must undergo thorough testing for identity, strength, quality, purity and potency. Manufacturing drugs requires facilities specifically designed for and validated for this purpose, as well as sophisticated quality assurance and quality control procedures. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures or product recalls. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable quality and efficacy of the products before and after such changes. If our third-party manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization as a result of these challenges, or otherwise, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

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Our product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

Even if our product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, third-party payors and others in the medical community. The degree of market acceptance of any of our approved product candidates will depend on a number of factors, including:

●	the efficacy and safety profile as demonstrated in clinical trials compared to alternative treatments;

●	the timing of market introduction of the product candidates as well as competitive products;

●	the clinical indications for which a product candidate is approved;

●	restrictions on the use of product candidates in the labeling approved by regulatory authorities, such as boxed warnings or contraindications in labeling, or a risk evaluation and mitigation strategy, if any, which may not be required of alternative treatments and competitor products;

●	the potential and perceived advantages of our product candidates over alternative treatments;

●	the cost of treatment in relation to alternative treatments;

●	the availability of an approved product candidate for use as a combination therapy;

●	relative convenience and ease of administration;

●	the willingness of the target patient population or their caregivers to try new therapies and of physicians to prescribe these therapies;

●	the availability of coverage and adequate reimbursement by third-party payors, including government authorities;

●	patients’ willingness to pay for these therapies in the absence of such coverage and adequate reimbursement;

●	the effectiveness of sales and marketing efforts;

●	support from KOLs and patient advocacy groups;

●	unfavorable publicity relating to our product candidates; and

●	the approval of other new therapies for the same indications.

If any of our product candidates are approved but do not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate or derive sufficient revenue from that product candidate and our financial results could be negatively impacted.

The patient population suffering from MPS I, Friedreich’s ataxia, and MELAS is small and has not been established with precision. If the actual number of patients is smaller than we estimate, our revenue and ability to achieve profitability may be adversely affected. Because the target patient populations of our programs are small and the addressable patient population may be even smaller, we must be able to successfully identify patients and capture a significant market share to achieve profitability and growth.

MPS I, Friedreich’s ataxia, and MELAS are rare, genetic neuromuscular disorders. We estimate that MPS I occurs in approximately one in every 100,000 live births and that the patient population is approximately 2,000 to 3,000 in the United States and approximately 4,000 in Europe. Friedreich’s ataxia has a higher incidence of approximately 1 in every 50,000 live births. We estimate there are between 5,000 and 6,000 patients with Friedreich’s ataxia in the United States, with slightly higher patient population estimated in Europe. MELAS is one of the most common mitochondrial diseases, with an estimated incidence of 1 in 4000.We estimate that there is approximately 80,000 patients with MELAS in the United States.

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Our estimates of the size of these patient populations are based on published studies. Given the small number of patients who have the diseases that we are targeting, it is critical to our ability to grow and become profitable that we continue to successfully identify patients with these rare diseases. The effort to identify patients with diseases we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible. Various factors may decrease the market size of our product and product candidates, including the severity of the disease, patient demographics and the response of patients’ immune systems to our product candidates. If the results of these studies or our analysis of them do not accurately reflect the relevant patient population, our assessment of the market may be inaccurate, making it difficult or impossible for us to meet our revenue goals, or to obtain and maintain profitability.

Additionally, the potentially addressable patient population for each of our product candidates may be limited or may not be amenable to treatment with our product candidates, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business. Further, even if we obtain significant market share for our product candidates, because the potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

Any product candidates we develop may become subject to unfavorable third-party coverage and reimbursement practices, as well as pricing regulations.

The availability and extent of coverage and adequate reimbursement by third-party payors including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. The initial targets in our pipeline are indications with small patient populations. For product candidates that are designed to treat smaller patient populations to be commercially viable, the reimbursement for such product candidates must be higher, on a relative basis, to account for the lack of volume. Accordingly, we will need to implement a coverage and reimbursement strategy for any approved product candidate that accounts for the smaller potential market size.

Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of such product candidates will be covered and reimbursed by third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, for example, principal decisions about reimbursement for new products are typically made by the Centers for Medicare & Medicaid Services (CMS), an agency within the U.S. Department of Health and Human Services (HHS). CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate or at the same level of reimbursement. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

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Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical product candidates. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We may need to conduct expensive pharmaco-economic studies to demonstrate the medical necessity and cost effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.

Outside the United States, the commercialization of therapeutics is generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the European Union (EU), medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

If we are unable to establish or sustain coverage and adequate reimbursement for any product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Our business entails a significant risk of product liability and if we are unable to obtain sufficient insurance coverage, such inability could have an adverse effect on our business and financial condition. If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. We currently have product liability insurance that we believe is appropriate for our stage of development and may need to obtain higher levels prior to marketing any of our product candidates, if approved. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business and financial condition. Also, our insurance policies may have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

We may be sued if any of our product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing, or sale post-approval. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, or a breach of warranties. Claims could also be asserted under state consumer protection laws. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit testing and commercialization of our products. Even successful defense would require significant financial and management resources.

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Regardless of the merits or eventual outcome, liability claims may result in:

●	delays in the development of our product candidates;

●	FDA, EMA or other regulatory authority investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs;

●	decreased or interrupted demand for our products;

●	injury to our reputation;

●	withdrawal of clinical trial participants and inability to continue clinical trials;

●	initiation of investigations by regulators;

●	costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients;

●	product recalls, withdrawals or labeling, marketing, or promotional restrictions;

●	loss of revenue;

●	exhaustion of any available insurance and our capital resources; and

●	the inability to commercialize any products.

Risks Related to Regulatory Approval and Other Legal Compliance Matters

The regulatory approval processes of the FDA, EMA and other comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval of our product candidates, we will be unable to generate product revenue and our business will be substantially harmed.

Our product candidates are and will continue to be subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process must be successfully completed in the United States and in many foreign jurisdictions before a new drug can be approved for marketing. Obtaining approval by the FDA, EMA and other comparable foreign regulatory authorities is costly, unpredictable, typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data. Even if we eventually complete clinical testing and receive approval for our product candidates, the FDA, EMA and other comparable foreign regulatory authorities may approve our product candidates for a more limited indication or a narrower patient population than we originally requested or may impose other prescribing limitations or warnings that limit the product’s commercial potential. We have not submitted for, or obtained, regulatory approval for any product candidate, and it is possible that none of our product candidates will ever obtain regulatory approval. Further, development of our product candidates and/or regulatory approval may be delayed for reasons beyond our control. We cannot provide any assurance that any product candidates we may develop will progress through required clinical testing and obtain the regulatory approvals necessary for us to begin selling them.

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We have not conducted, managed or completed large-scale or pivotal clinical trials nor managed the regulatory approval process with the FDA or any other regulatory authority. Applications for our product candidates could fail to receive regulatory approval for many reasons, including the following:

●	the FDA, EMA or other comparable foreign regulatory authorities may disagree with the design, implementation or results of our clinical trials;

●	the FDA, EMA or other comparable foreign regulatory authorities may determine that our product candidates are not safe and effective, are only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use;

●	the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which we seek approval;

●	the FDA, EMA or other comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

●	we may be unable to demonstrate to the FDA, EMA or other comparable foreign regulatory authorities that our product candidate’s risk-benefit ratio for its proposed indication is acceptable;

●	the FDA, EMA or other comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA, EMA or other comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations and prospects. Any delay or failure in seeking or obtaining required approvals would have a material and adverse effect on our ability to generate revenue from any particular product candidates we are developing and for which we are seeking approval. Furthermore, any regulatory approval to market a drug may be subject to significant limitations on the approved uses or indications for which we may market, promote and advertise the drug or the labeling or other restrictions. In addition, the FDA has the authority to require a Risk Evaluation and Mitigation Strategy (REMS) plan as part of approving an NDA, or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug. These requirements or restrictions might include limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry. These limitations and restrictions may significantly limit the size of the market for the drug and affect reimbursement by third-party payors.

We are also subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries, and generally includes all of the risks associated with FDA and EMA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.

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The FDA, EMA and other comparable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction.

Our ongoing clinical trials are being undertaken in the United States. We may choose to conduct additional clinical trials internationally. The acceptance of study data by the FDA, EMA or other comparable foreign regulatory authority from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions. In cases where data from United States clinical trials are intended to serve as the basis for marketing approval in the foreign countries outside the United States, the standards for clinical trials and approval may be different. There can be no assurance that any United States or foreign regulatory authority would accept data from trials conducted outside of its applicable jurisdiction. If the FDA, EMA or any applicable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA or EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion and reimbursement of the product candidate in those countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and establishing and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any future collaborator fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our potential product candidates will be harmed.

The regulatory approval processes for product candidates that target rare diseases, including MPS I, Friedreich’s ataxia, and MELAS are uncertain.

Due to the lack of precedent, broad discretion of regulatory authorities, and a multitude of unique factors that impact the regulatory approval process, the likelihood of the approval of any of our product candidates that target rare diseases, such as MPS I, Friedreich’s ataxia, and MELAS is uncertain, and we may not be able to anticipate, prepare for or satisfy requests or requirements from regulatory authorities, including completing and submitting planned Investigational New Drug (IND) and new drug applications (NDA) for our product candidates, in a timely manner, or at all. For example, MPS I is a rare disease for which there are only one FDA approved therapeutics. In addition, no therapies are currently approved for Friedreich’s ataxia as well as for MELAS in the United States or the EU. Further, the FDA may determine, after evaluation of our data and analyses, that such data and analyses do not support an NDA submission, filing or approval. Due to this lack of predictability, we may not have the resources necessary to meet regulatory requirements and successfully complete a potentially protracted, expensive and wide-ranging approval process for commercialization of product candidates for rare diseases.

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Even if our product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements and oversight.

Any regulatory approvals that we may receive for our product candidates will require the submission of reports to regulatory authorities and on-going surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements and regulatory inspection. For example, the FDA may require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or foreign regulatory authorities approve our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as on-going compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and standards. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with FDA, EMA and other comparable foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including:

●	delays in or the rejection of product approvals;

●	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

●	restrictions on the products, manufacturers or manufacturing process;

●	warning or untitled letters;

●	civil and criminal penalties;

●	injunctions;

●	suspension or withdrawal of regulatory approvals;

●	product seizures, detentions or import bans;

●	voluntary or mandatory product recalls and publicity requirements;

●	total or partial suspension of production; and

●	imposition of restrictions on operations, including costly new manufacturing requirements.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates, if approved, and generate revenue. Furthermore, non-compliance by us or any future collaborator with regulatory requirements, including safety monitoring and with requirements related to the development of products for the pediatric population can also result in significant financial penalties.

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We may not be able to obtain orphan drug designation or obtain or maintain orphan drug exclusivity for our product candidates and, even if we do, that exclusivity may not prevent the FDA, EMA or other comparable foreign regulatory authorities, from approving competing products.

Regulatory authorities in some jurisdictions, including the United States and the EU, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. However, there can be no assurances that we will be able to obtain orphan designations for our product candidates.

In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity in the United States provides that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, except in limited circumstances. The applicable exclusivity period is 10 years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified.

We submitted a request to FDA and received orphan drug designation for Friedreich’s ataxia. We intend to seek orphan drug designation for JOTROLTM in MPS I and may seek orphan drug designation for other product candidates. Even if we obtain orphan drug designation for a product candidate, we may not be able to obtain or maintain orphan drug exclusivity for that product candidate. We may not be the first to obtain marketing approval of any product candidate for which we have obtained orphan drug designation for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to ensure that we will be able to manufacture sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties may be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care or the manufacturer of the product with orphan exclusivity is unable to maintain sufficient product quantity. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the product candidate any advantage in the regulatory review or approval process or entitles the product candidate to priority review.

Where appropriate, we plan to secure approval from the FDA or comparable foreign regulatory authorities through the use of accelerated registration pathways. If we are unable to obtain such approval, we may be required to conduct additional preclinical studies or clinical trials beyond those that we contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals. Even if we receive accelerated approval from the FDA, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA may seek to withdraw accelerated approval.

Where possible, we plan to pursue accelerated development strategies in areas of high unmet need. We may seek an accelerated approval pathway for our one or more of our product candidates. Under the accelerated approval provisions in the Federal Food, Drug, and Cosmetic Act, and the FDA’s implementing regulations, the FDA may grant accelerated approval to a product candidate designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. If such post-approval studies fail to confirm the drug’s clinical benefit, the FDA may withdraw its approval of the drug.

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Prior to seeking such accelerated approval, we will seek feedback from the FDA and will otherwise evaluate our ability to seek and receive such accelerated approval. There can be no assurance that after our evaluation of the feedback and other factors we will decide to pursue or submit an NDA for accelerated approval or any other form of expedited development, review or approval. Similarly, there can be no assurance that after subsequent FDA feedback we will continue to pursue or apply for accelerated approval or any other form of expedited development, review or approval, even if we initially decide to do so. Furthermore, if we decide to submit an application for accelerated approval or under another expedited regulatory designation (e.g., breakthrough therapy designation), there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. The FDA or other comparable foreign regulatory authorities could also require us to conduct further studies prior to considering our application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development, review or approval for our product candidate would result in a longer time period to commercialization of such product candidate, could increase the cost of development of such product candidate and could harm our competitive position in the marketplace.

We may face difficulties from changes to current regulations and future legislation.

Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current U.S. administration may impact our business and industry, which could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how current and future legislation, executive actions, and litigation, including the executive orders referenced below, will be implemented, and the extent to which they will impact our business, our clinical development, and the FDA’s and other agencies’ ability to exercise their regulatory authority, including FDA’s pre-approval inspection and timely review of any regulatory filings or applications we submit to the FDA. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course or constraints on our business operations, including operations of our contractors, our business may be negatively impacted.

For example, in March 2010, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the ACA), was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and continues to significantly impact the U.S. pharmaceutical industry. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court. Although the Supreme Court has not yet ruled on the constitutionality of the ACA, on January 28, 2021, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through May 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. We cannot predict how the Supreme Court will rule on these challenges, how future litigation will impact our business, or what other healthcare measures and regulations will ultimately be implemented at the federal or state level or the effect of any future legislation or regulation may have on our business.

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In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which will remain in effect through 2030, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through June 30, 2021, unless additional congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and accordingly, our financial operations.

Moreover, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, in 2020, HHS and CMS issued various rules that are expected to impact, among others, price reductions from pharmaceutical manufacturers to plan sponsors under Part D, fee arrangements between pharmacy benefit managers and manufacturers, manufacturer price reporting requirements under the Medicaid Drug Rebate Program, including regulations that affect manufacturer-sponsored patient assistance programs subject to pharmacy benefit manager accumulator programs and Best Price reporting related to certain value-based purchasing arrangements. Multiple lawsuits have been brought against the HHS challenging various aspects of the rules. In January 2021, the Biden administration issued a “regulatory freeze” memorandum that directs department and agency heads to review new or pending rules of the prior administration. It is unclear whether these new regulations will be withdrawn or when they will become fully effective under the Biden administration. The impact of these lawsuits as well as legislative, executive, and administrative actions of the Biden administration on us and the pharmaceutical industry as a whole is unclear.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. We are unable to predict the future course of federal or state healthcare legislation in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. These and any further changes in the law or regulatory framework that reduce our revenue or increase our costs could also have a material and adverse effect on our business, financial condition and results of operations.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates. It is also possible that additional governmental action is taken to address the COVID-19 pandemic.

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Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biotechnology products. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

The regulatory framework for privacy and personal information security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. The U.S. federal and various state, local and foreign government bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding, the collection, distribution, use, disclosure, storage, security and other processing of personal information.

Additionally, the collection and use of health data and other personal data is governed in the EU by the General Data Protection Regulation (GDPR), which extends the geographical scope of EU data protection law to entities and operations outside of the EU under certain conditions and imposes substantial obligations upon companies and new rights for individuals, and by certain EU Member State-level legislation. Failure to comply with the GDPR may result in fines up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. The GDPR may increase our responsibility and liability in relation to personal data that we may process, and we may be required to put in place additional measures in an effort to comply with the GDPR and with other laws and regulations in the EU, including those of EU Member States, relating to privacy and data protection. This may be onerous and if our efforts to comply with GDPR or other applicable EU laws and regulations are not successful, or are perceived to be unsuccessful, it could adversely affect our business in the EU. Further, the European Court of Justice (ECJ) invalidated the EU-U.S. Privacy Shield, which had enabled the transfer of personal data from the EU to the U.S. for companies that had self-certified to the Privacy Shield in July 2020. The ECJ decision also raised questions about the continued validity of one of the primary alternatives to the EU-U.S. Privacy Shield, namely the European Commission’s Standard Contractual Clauses, and EU regulators have issued additional guidance regarding considerations and requirements that we and other companies must consider and undertake when using the Standard Contractual Clauses. Although the EU has presented a new draft set of contractual clauses, at present, there are few, if any, viable alternatives to the EU-U.S. Privacy Shield and the Standard Contractual Clauses. To the extent that we were to rely on the EU-U.S. or Swiss-U.S. Privacy Shield programs, we will not be able to do so in the future, and the ECJ’s decision and other regulatory guidance or developments otherwise may impose additional obligations with respect to the transfer of personal data from the EU and Switzerland to the U.S., each of which could restrict our activities in those jurisdictions, limit our ability to provide our products and services in those jurisdictions, or increase our costs and obligations and impose limitations upon our ability to efficiently transfer personal data from the EU and Switzerland to the U.S.

Further, the exit of the United Kingdom (UK) from the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK. Specifically, the UK exited the EU on January 1, 2020, subject to a transition period that ended December 31, 2020. Under the post-Brexit Trade and Cooperation Agreement between the EU and the UK, the UK and EU have agreed that transfers of personal data to the UK from EEA member states will not be treated as ‘restricted transfers’ to a non-EEA country for a period of up to four months from January 1, 2021, plus a potential further two-month extension (the “Extended Adequacy Assessment Period”). Although the current maximum duration of the Extended Adequacy Assessment Period is six months, it may end sooner, for example, in the event that the European Commission adopts an ‘adequacy decision’ in respect of the UK, or the UK amends the UK GDPR and/or makes certain changes regarding data transfers under the UK GDPR/Data Protection Act 2018 without the consent of the EU (unless those amendments or decisions are made simply to keep relevant UK laws aligned with the EU’s data protection regime). If the European Commission does not adopt an ‘adequacy decision’ in respect of the UK prior to the expiry of the Extended Adequacy Assessment Period, from that point onwards the UK will be an ‘inadequate third country’ under the GDPR and transfers of personal data from the EEA to the UK will require a ‘transfer mechanism’ such as the Standard Contractual Clauses. The UK has implemented legislation similar to the GDPR, referred to as the UK GDPR, which provides for fines of up to the greater of £17.5 million or 4% of global turnover. As of January 1, 2021, the UK is a “third country” under the GDPR, and the relationship between the UK and EU in relation to aspects of data protection law in the medium and longer term remains unclear, including with respect to cross-border data transfers and the role of the UK Information Commissioner’s Office with respect to the EU, which exposes us to further compliance risk. We may incur liabilities, expenses, costs, and other operational losses relating to the GDPR, the UK GDPR, and other laws and regulations in the EU and UK relating to privacy and data protection, including those of applicable EU Member States in connection with any measures we take to comply with them. Finally, state and foreign laws may apply generally to the privacy and security of information we maintain, and may differ from each other in significant ways, thus complicating compliance efforts and potentially requiring us to undertake additional measures to comply with them.

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In the United States, there are a broad variety of data protection laws and regulations that may apply to our activities such as state data breach notification laws, state personal data privacy laws (for example, the California Consumer Privacy Act of 2018 (CCPA)), state health information privacy laws, and federal and state consumer protection laws. A range of enforcement agencies exist at both the state and federal levels that can enforce these laws and regulations. For example, the CCPA requires covered businesses that process personal information of California residents to disclose their data collection, use and sharing practices. Further, the CCPA provides California residents with new data privacy rights (including the ability to opt out of certain disclosures of personal data), imposes new operational requirements for covered businesses, provides for civil penalties for violations as well as a private right of action for data breaches and statutory damages (that is expected to increase data breach class action litigation and result in significant exposure to costly legal judgements and settlements). Aspects of the CCPA and its interpretation and enforcement remain uncertain. In addition, it is anticipated that the CCPA will be expanded on January 1, 2023, when the California Privacy Rights Act of 2020 (CPRA) becomes operative. The CPRA will, among other things, give California residents the ability to limit use of certain sensitive personal information, further restrict the use of cross-contextual advertising, establish restrictions on the retention of personal information, expand the types of data breaches subject to the CCPA’s private right of action, provide for increased penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the new legislation. Although there are limited exemptions for clinical trial data under the CCPA, the CCPA and other similar laws could impact our business activities, depending on their interpretation.

With the GDPR, CCPA, CRPA and other laws, regulations and other obligations relating to privacy and data protection imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other obligations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so. Additionally, if third parties we work with, such as vendors or service providers, violate applicable laws or regulations or our policies, such violations may also put our or our customers’ data at risk and could in turn have an adverse effect on our business. Any failure or perceived failure by us or our service providers to comply with our applicable policies or notices relating to privacy or data protection, our contractual or other obligations to third parties, or any of our other legal obligations relating to privacy or data protection, may result in governmental investigations or enforcement actions, litigation, claims and other proceedings, harm our reputation, and could result in significant liability.

Inadequate funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the U.S. Securities and Exchange Commission (SEC) and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

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Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, in recent years, including in 2018 and 2019, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, upon completion of this offering and in our operations as a public company, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Our relationships with healthcare professionals, clinical investigators, CROs and third-party payors in connection with our current and future business activities may be subject to federal and state healthcare fraud and abuse laws, false claims laws, transparency laws, government price reporting, and health information privacy and security laws, which could expose us to significant losses, including, among other things, criminal sanctions, civil penalties, contractual damages, exclusion from governmental healthcare programs, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, clinical investigators, CROs, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research, as well as market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations may include the following:

●	the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

●	the federal false claims laws, including the civil False Claims Act, which can be enforced by private citizens through civil whistleblower or qui tam actions, and civil monetary penalties laws, prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

●	the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), prohibits, among other things, executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH) and their implementing regulations, also imposes obligations, including mandatory contractual terms, on covered entities, which are health plans, healthcare clearinghouses, and certain health care providers, as those terms are defined by HIPAA, and their respective business associates and their subcontractors, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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●	the federal Physician Payments Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to CMS information regarding payments and other transfers of value to physicians, defined to include doctors, dentists, optometrists, podiatrists and chiropractors, and teaching hospitals as well as information regarding ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, reporting obligations with respect to covered recipients will be expanded to include physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants, and certified nurse midwives for payments and transfers of value made during the previous year; and

●	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance regulations promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures, or drug pricing; state and local laws that require the registration of pharmaceutical sales and medical representatives; state laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare and data privacy laws and regulations will involve substantial ongoing costs, and may require us to undertake or implement additional policies or measures. We may face claims and proceedings by private parties, and claims, investigations and other proceedings by governmental authorities, relating to allegations that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, and it is possible that courts or governmental authorities may conclude that we have not complied with them, or that we may find it necessary or appropriate to settle any such claims or other proceedings. In connection with any such claims, proceedings, or settlements, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities. Misconduct by these parties could include failures to comply with FDA regulations, provide accurate information to the FDA, comply with federal and state health care fraud and abuse laws and regulations, accurately report financial information or data or disclose unauthorized activities to us. In particular, research, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We will adopt a code of conduct, which will become effective as of the date of the effectiveness of the registration statement of which this prospectus forms a part, but it is not always possible to identify and deter misconduct by these parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations.

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If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of hazardous and flammable materials, including chemicals and biological materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Our business activities may be subject to the U.S. Foreign Corrupt Practices Act and similar anti-bribery and anti-corruption laws of other countries in which we operate, as well as U.S. and certain foreign export controls, trade sanctions, and import laws and regulations. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.

Our business activities are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. These laws generally prohibit companies and their employees, agents, representatives, business partners, and third-party intermediaries from, directly or indirectly, offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to recipients in the public or private sector in order to influence official action or otherwise obtain or retain business. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals are owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. Recently, the SEC and DOJ have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies.

We sometimes leverage third parties to assist with the conduct of our business abroad. We, our employees, agents, representatives, business partners and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. We cannot assure you that all of our employees, agents, representatives, business partners and third-party intermediaries will not take actions in violation of applicable law for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

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These laws also require that we make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls and compliance procedures designed to prevent violations of anti-corruption laws. There is no certainty that all of our employees, agents, representatives, business partners and third-party intermediaries, or those of our affiliates, will comply with applicable laws and regulations, for which we may be ultimately held responsible.

Violations of these laws and regulations could result in whistleblower complaints, fines, severe civil or criminal sanctions, settlements, prosecution, enforcement actions, damages, adverse media coverage, investigations, loss of export privileges, disgorgement, and other remedial measures and prohibitions on the conduct of our business including our ability to offer our products in one or more countries. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. As a general matter, investigations, enforcement actions and sanctions could damage our reputation, our brand, our international activities, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

In addition, our products may be subject to U.S. and foreign export controls, trade sanctions and import laws and regulations. Governmental regulation of the import or export of our products, or our failure to obtain any required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or products targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business.

Risks Related to Employee Matters, Managing Our Growth and Other Risks Related to Our Business

Our success is highly dependent on our ability to attract and retain highly skilled executive officers and employees.

To succeed, we must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. We are highly dependent on the principal members of our management and scientific and medical staff, particularly Alan Russell, our Co-Founder and Chief Scientific Officer. Additionally, the COVID-19 pandemic may interfere with our ability to hire or retain personnel. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of our executive officers could be detrimental to us if we cannot recruit suitable replacements in a timely manner. We do not maintain “key person” insurance for any of our executives or other employees. We could in the future have difficulty attracting and retaining experienced personnel and may be required to expend significant financial resources in our employee recruitment and retention efforts.

Many of the other biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide higher compensation, more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover, develop and commercialize our product candidates will be limited and the potential for successfully growing our business will be harmed.

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Additionally, we rely on our scientific founders and other scientific and clinical advisors and consultants to assist us in formulating our research, development and clinical strategies. These advisors and consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, these advisors and consultants typically will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. Furthermore, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours. In particular, if we are unable to maintain consulting relationships with our scientific founders or if they provide services to our competitors, our development and commercialization efforts will be impaired and our business will be significantly harmed.

If we are unable to establish sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates, we may not be able to successfully sell or market our product candidates that obtain regulatory approval.

We currently do not have and have never had a marketing or sales team. In order to commercialize any product candidates, if approved, we must build marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services for each of the territories in which we may have approval to sell or market our product candidates. We may not be successful in accomplishing these required tasks.

Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates will be expensive and time-consuming and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could adversely impact the commercialization of any of our product candidates that we obtain approval to market, if we do not have arrangements in place with third parties to provide such services, which is our preferred marketing and sales strategy, on our behalf. Alternatively, if we choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration and such arrangements may prove to be less profitable than commercializing the product on our own. If we are unable to enter into such arrangements when needed, on acceptable terms, or at all, we may not be able to successfully commercialize any of our product candidates that receive regulatory approval, or any such commercialization may experience delays or limitations. If we are unable to successfully commercialize our approved product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer, and we may incur significant additional losses.

In order to successfully implement our plans and strategies, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of January 5, 2022, we had a total of 5 full-time employees and 5 part-time consultants plus our 6 Scientific Advisory Board members. Of these, 10 were primarily engaged in research or product development and clinical activities. In order to successfully implement our development and commercialization plans and strategies, and as we transition into operating as a public company, we expect to hire additional managerial, operational, sales, marketing, financial and other personnel, as reflected in our organization chart represented above in our Operation and Organization section. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating additional employees;

●	managing our internal development efforts effectively, including the clinical, FDA, EMA and other comparable foreign regulatory agencies’ review process for JOTROLTM and any other product candidates, while complying with any contractual obligations to contractors and other third parties we may have; and

●	improving our operational, financial and management controls, reporting systems and procedures.

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Our future financial performance and our ability to successfully develop and, if approved, commercialize JOTROLTM and other product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including key aspects of our research and development, clinical development and manufacturing. We cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third-party service providers is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval of JOTROLTM and any other product candidates or otherwise advance our business. We cannot assure you that we will be able to manage our existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and/or engaging additional third-party service providers, we may not be able to successfully implement the tasks necessary to further develop and commercialize JOTROLTM and other product candidates and, accordingly, may not achieve our research, development and commercialization goals.

Our computer systems, or those of any of our CROs, manufacturers, other contractors or consultants or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures in an effort to protect systems that store our information, given their size and complexity and the increasing amounts of information maintained on our internal information technology systems, and those of our third-party CROs, other contractors (including sites performing our clinical trials) and consultants, these systems are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including supply chain cyber attacks or the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure or lead to the loss, destruction, alteration, prevention of access to, disclosure, or dissemination of, or damage or unauthorized access to, our data (including trade secrets or other confidential information, intellectual property, proprietary business information, and personal information) or data that is processed or maintained on our behalf, or other assets, which could result in financial, legal, business and reputational harm to us. For example, in 2019, one our CROs experienced a cybersecurity breach which resulted in unauthorized access to certain of our preclinical data. We have received phishing attacks, and companies have, in general, experienced an increase in phishing and social engineering attacks from third parties in connection with the COVID-19 pandemic, and the increase in remote working further increases security threats. To the extent that any disruption or security incident were to result in any loss, destruction, unavailability, alteration, disclosure, or dissemination of, or damage or unauthorized access to, our applications, any other data processed or maintained on our behalf or other assets, or for it to be believed or reported that any of these occurred, we could incur liability, financial harm and reputational damage and the development and commercialization of our product candidates could be delayed. We cannot assure you that our data protection efforts and our investment in information technology, or the efforts or investments of CROs, consultants or other third parties, will prevent significant breakdowns or breaches in systems or other cyber incidents that cause loss, destruction, unavailability, alteration or dissemination of, or damage or unauthorized access to, our data and other data processed or maintained on our behalf or other assets that could have a material adverse effect upon our reputation, business, operations or financial condition. For example, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs and the development of our product candidates could be delayed. In addition, the loss of clinical trial data for our product candidates could result in delays in our marketing approval efforts and significantly increase our costs to recover or reproduce the data. Further, any such event that leads to loss, damage, or unauthorized access to, or use, alteration, or disclosure or dissemination of, personal information, including personal information regarding our clinical trial subjects or employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

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Notifications and follow-up actions related to a security incident could impact our reputation and cause us to incur significant costs, including legal expenses and remediation costs. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the lost data. We expect to incur significant costs in an effort to detect and prevent security incidents, and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived security incident. We also rely on third parties to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security incident were to result in any loss, destruction, or alteration of, or damage or unauthorized access to, our data or other information that is processed or maintained on our behalf, or inappropriate disclosure of or dissemination of any such information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption in or, failure or security breach of our systems or third-party systems where information important to our business operations or commercial development is stored. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

Our operations are vulnerable to interruption by fire, earthquakes, power loss, telecommunications failure, terrorist activity, pandemics and other events beyond our control, which could harm our business.

Our facilities are located in Jupiter, Florida. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major flood, blizzard, fire, earthquake, power loss, terrorist activity, pandemics or other disasters and do not have a recovery plan for such disasters. In addition, we do not carry sufficient insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could harm our business. Also, our contract development and manufacturing organizations’ (CDMOs) and suppliers’ facilities are located in multiple locations where other natural disasters or similar events which could severely disrupt our operations, could expose us to liability and could have a material adverse effect on our business. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

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A variety of risks associated with marketing our product candidates internationally could materially adversely affect our business.

We may seek regulatory approval of our product candidates outside of the United States and, accordingly, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including:

●	differing regulatory requirements and reimbursement regimes in foreign countries;

●	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	foreign taxes, including withholding of payroll taxes;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

●	difficulties staffing and managing foreign operations;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	potential liability under the FCPA or comparable foreign regulations;

●	challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

The certificate of incorporation, as amended, and amended and restated bylaws provides that state or federal court located within the state of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Section IX of our certificate of incorporation, as amended, and Section 7.4 of our amended and restated bylaws provides that “[u]nless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located in the county in which the principal office of the corporation in the State of Delaware is established, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.” Therefore, the exclusive forum provision in our certificate of incorporation, as amended, and our amended and restated bylaws will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

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This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The state or federal court of the State of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in our certificate of incorporation, as amended, and our amended and restated bylaws to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

By purchasing common stock in this offering, you are bound by the fee-shifting provision contained in our amended and restated bylaws, which may discourage you to pursue actions against us and could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

Section 7.4 of our amended and restated bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.”

Our amended and restated bylaws provide that for this section, the term “attorneys’ fees” or “attorneys’ fees and costs” means the fees and expenses of counsel to the Company and any other parties asserting a claim subject to Section 7.4 of the amended and restated bylaws, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.

We adopted the fee-shifting provision to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all actions except for claims brought under the Exchange Act and Securities Act.

There is no set level of recovery required to be met by a plaintiff to avoid payment under this provision. Instead, whoever is the prevailing party is entitled to recover the reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. Any party who brings an action, and the party against whom such action is brought under Section 7.4 of our amended and restated bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, are subject to this provision. Additionally, any party who brings an action, and the party against whom such action is brought under Section 7.4 of our amended and restated bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, would be able to recover fees under this provision.

In the event you initiate or assert a claims against us, in accordance with the dispute resolution provisions contained in our amended and restated Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Additionally, this provision in Section 7.4 of our amended and restated bylaws could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

THE FEE SHIFTING PROVISION CONTAINED IN THE AMENDED AND RESTATED BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMMON STOCK OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE AMENDED AND RESTATED BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Risks Related to Our Intellectual Property

Our success depends on our ability to protect our intellectual property and our proprietary technologies.

Our commercial success depends in part on our ability to obtain and maintain patent protection and trade secret protection for our product candidates, proprietary technologies and their uses as well as our ability to operate without infringing upon the proprietary rights of others. We generally seek to protect our proprietary position by filing patent applications in the United States and abroad related to our product candidates, proprietary technologies and their uses that are important to our business. We also seek to protect our proprietary position by acquiring or in-licensing relevant issued patents or pending applications from third parties.

Pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents issue from such applications, and then only to the extent the issued claims cover the technology. There can be no assurance that our patent applications or the patent applications of our licensor will result in additional patents being issued or that issued patents will afford sufficient protection against competitors with similar technology, nor can there be any assurance that the patents issued will not be infringed, designed around or invalidated by third parties.

Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for our and our licensor’s proprietary rights is uncertain. Only limited protection may be available and may not adequately protect our rights or permit us to gain or keep any competitive advantage. These uncertainties and/or limitations in our ability to properly protect the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operations.

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Presently, we have a worldwide license for use of JOTROL™ from Aquanova AG, the patent holder of micellar technologies. Aquanova AG, a German company, filed an international patent on January 29, 2017 entitled “Resveratrol solubilization product for pharmaceutical purposes” (PCT/EP2017/O51659). The priority date is June 16, 2016 with expiration in 2036. The patent has been examined by the International Preliminary Examining Authority of the Patent Cooperation Treaty (PCT), and 15 claims of this patent are deemed Novel, have an Inventive Step, and have Industrial Applicability. In accordance with the Patent Cooperation Treaty’s procedures and with this favorable examination report, this patent has been granted in USA, specific EU countries, Japan and China.

Our license agreement with Aquanova AG is our most important agreement and critical to maintain as long as JOTROL remains our main and only product. A loss of this agreement will cause the Company a delay in its plans and would cause the Company to seek out other similar licensing agreements. Accordingly, the loss of this agreement will have a material adverse effect on our business.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our potential future collaborators will be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

●	the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

●	patent applications may not result in any patents being issued;

●	patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

●	our competitors, many of whom have substantially greater resources than we do and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate our ability to make, use and sell our potential product candidates;

●	there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

●	countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

The patent prosecution process is also expensive and time-consuming, and we and our licensor may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that we or our licensor will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

In addition, although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

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If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent protection, our ability to prevent our competitors from commercializing similar or identical product candidates would be adversely affected.

The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications and those of our licensor may not result in patents being issued which protect our product candidates or which effectively prevent others from commercializing competitive product candidates.

Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications we own or in-license currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we own or in-license may be challenged or circumvented by third parties or may be narrowed or invalidated as a result of challenges by third parties. Consequently, we do not know whether our product candidates will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents or the patents of our licensors by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect our business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents or the patents of our licensor may be challenged in the courts or patent offices in the United States and abroad. We may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant review (PGR) and inter partes review (IPR), or other similar proceedings challenging our owned patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize our product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, our patents or the patents of our licensor may become subject to post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our priority of invention or other features of patentability with respect to our patents and patent applications and those of our licensor. Such challenges may result in loss of patent rights, loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our product candidates. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. In addition, if the breadth or strength of protection provided by our patents and patent applications or the patents and patent applications of our licensor is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

●	others may be able to develop products that are similar to our product candidates but that are not covered by the claims of the patents that we own or license;

●	we or our licensor or collaborators might not have been the first to make the inventions covered by the patent applications that we own or license;

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●	we or our licensor or collaborators might not have been the first to file patent applications covering certain of our inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	it is possible that the pending patent applications we own or license will not lead to issued patents;

●	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable;

●	the patents of others may have an adverse effect on our business; and

●	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third-party may subsequently file a patent covering such intellectual property.

Should any of these events occur, it could significantly harm our business, results of operations and prospects.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our developmental and commercialization efforts.

Our commercial success depends in part on avoiding infringement of the patents and proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Other entities may have or obtain patents or proprietary rights that could limit our ability to make, use, sell, offer for sale or import our product candidates and products that may be approved in the future, or impair our competitive position. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biopharmaceutical industry, including patent infringement lawsuits, oppositions, reexaminations, IPR proceedings and PGR proceedings before the USPTO and/or corresponding foreign patent offices. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which we are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates.

As the biopharmaceutical industry expands and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties. Because patent applications are maintained as confidential for a certain period of time, until the relevant application is published, we may be unaware of third-party patents that may be infringed by commercialization of any of our product candidates, and we cannot be certain that we were the first to file a patent application related to a product candidate or technology. Moreover, because patent applications can take many years to issue, there may be currently-pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. There is also no assurance that there is not prior art of which we are aware, but which we do not believe is relevant to our business, which may, nonetheless, ultimately be found to limit our ability to make, use, sell, offer for sale or import our products that may be approved in the future, or impair our competitive position. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Any claims of patent infringement asserted by third parties would be time consuming and could:

●	result in costly litigation that may cause negative publicity;

●	divert the time and attention of our technical personnel and management;

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●	cause development delays;

●	prevent us from commercializing any of our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

●	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

●	subject us to significant liability to third parties; or

●	require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in our competitors gaining access to the same technology.

Although no third-party has asserted a claim of patent infringement against us as of the date of this prospectus, others may hold proprietary rights that could prevent our product candidates from being marketed. These claims could be alleged to cover JOTROLTM in certain treatment indications. While we believe that these patents are difficult to enforce and that we would have valid defenses to these claims of patent infringement, we cannot be certain that we would prevail in any dispute and we cannot be certain how an adverse determination would affect our business.

It is possible that a third party may assert a claim of patent infringement directed at any of our product candidates. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to our products, treatment indications, or processes could subject us to significant liability for damages, including treble damages if we were determined to willfully infringe, and require us to obtain a license to manufacture or market our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Moreover, even if we or our future strategic partners were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we cannot be certain that we could redesign our product candidates, treatment indications, or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing our product candidates, which could harm our business, financial condition and operating results. In addition, intellectual property litigation, regardless of its outcome, may cause negative publicity and could prohibit us from marketing or otherwise commercializing our product candidates and technology.

Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

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We may in the future pursue invalidity proceedings with respect to third-party patents. The outcome following legal assertions of invalidity is unpredictable. Even if resolved in our favor, these legal proceedings may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such proceedings adequately. Some of these third parties may be able to sustain the costs of such proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent proceedings could compromise our ability to compete in the marketplace. If we do not prevail in the patent proceedings the third parties may assert a claim of patent infringement directed at our product candidates.

We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.

Many pharmaceutical companies, biotechnology companies, and academic institutions may have patents and patent applications potentially relevant to our business. We may find it necessary or prudent to obtain licenses to such patents from such third-party intellectual property holders, for example, in order to avoid infringing these third-party patents. We may also require licenses from third parties for certain technologies for use with future product candidates. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may be involved in lawsuits to protect or enforce our patents or our licensor’s patents, which could be expensive, time consuming and unsuccessful. Further, our issued patents or our licensor’s patents could be found invalid or unenforceable if challenged in court.

Competitors may infringe our intellectual property rights. To prevent infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in a patent infringement proceeding, a court may decide that a patent we own or in-license is not valid, is unenforceable and/or is not infringed. If we or any of our potential future collaborators were to initiate legal proceedings against a third-party to enforce a patent directed at one of our product candidates, the defendant could counterclaim that our patent or the patent of our licensor is invalid and/or unenforceable in whole or in part. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of sufficient written description, non-enablement, or obviousness-type double patenting. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution.

Third parties may also raise similar invalidity claims before the USPTO or patent offices abroad, even outside the context of litigation. Such mechanisms include re-examination, PGR, IPR, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). The outcome following legal assertions of invalidity and/or unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our licensor, and the patent examiners are unaware during prosecution. There is also no assurance that there is not prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim in our patents and patent applications or the patents and patent applications of our licensor, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. If a third-party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our technology or proprietary drug delivery platform, or any product candidates that we may develop. Such a loss of patent protection would have a material adverse impact on our business, financial condition, results of operations and prospects.

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In addition, if the breadth or strength of protection provided by our patents and patent applications or the patents and patent applications of our licensor is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if resolved in our favor, litigation or other legal proceedings relating to our intellectual property rights may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to our intellectual property rights, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings.

In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing our own patented product and practicing our own patented technology.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

Derivation proceedings may be necessary to determine priority of inventions, and an unfavorable outcome may require us to cease using the related technology or to attempt to license rights from the prevailing party.

Derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensor. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of derivation proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with such proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties or enter into development or manufacturing partnerships that would help us bring our product candidates to market.

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Changes in U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involve a high degree of technological and legal complexity. Therefore, obtaining and enforcing pharmaceutical patents is costly, time consuming and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. In addition, Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us.

For example, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the U.S. federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patent and the patents we might obtain or license in the future.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may also be subject to claims that former employees or other third parties have an ownership interest in our patents or other intellectual property. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If we do not obtain patent term extension for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one or more of our U.S. patents or those of our licensor may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984 (Hatch-Waxman Amendments). The Hatch- Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A maximum of one patent may be extended per FDA approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain foreign countries upon regulatory approval of our product candidates. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

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We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our patents, the patents of our licensors, or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many foreign countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or our licensor’s patents or marketing of competing products in violation of our proprietary rights. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents or the patents of our licensors at risk of being invalidated or interpreted narrowly and our patent applications or the patent applications of our licensor at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by regulations and governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of our patents and/or applications and those of our licensors. We have systems in place to remind us to pay these fees, and we rely on our outside patent annuity service to pay these fees when due. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business.

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If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We intend to use registered or unregistered trademarks or trade names to brand and market ourselves and our products. Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our financial condition or results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition, we rely on the protection of our trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, we cannot provide any assurances that all such agreements have been duly executed, and any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

Moreover, third parties may still obtain this information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced, and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets.

We have entered into and may enter in the future into non-disclosure and confidentiality agreements to protect the proprietary positions of third parties, such as outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors, potential partners, lessees of shared multi-company property and other third parties. We may become subject to litigation where a third-party asserts that we or our employees inadvertently or otherwise breached the agreements and used or disclosed trade secrets or other information proprietary to the third parties. Defense of such matters, regardless of their merit, could involve substantial litigation expense and be a substantial diversion of employee resources from our business. We cannot predict whether we would prevail in any such actions. Moreover, intellectual property litigation, regardless of its outcome, may cause negative publicity and could prohibit us from marketing or otherwise commercializing our product candidates and technology. Failure to defend against any such claim could subject us to significant liability for monetary damages or prevent or delay our developmental and commercialization efforts, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

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Parties making claims against us may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, operating results, financial condition and prospects.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is common in the pharmaceutical industry, in addition to our employees, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other pharmaceutical companies including our competitors or potential competitors. We may become subject to claims that we, our employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

Our rights to develop and commercialize our technology and product candidates may be subject, in part, to the terms and conditions of licenses granted to us by others.

We have entered into a license agreement with Aquanova AG, a German company, pursuant to which we have acquired the exclusive right to certain patents and patent applications in micellar technologies that revolutionizes the bioavailability profile of resveratrol to treat certain rare diseases and Alzheimer’s disease by eliminating the severe gastro-intestinal side effects experienced at effective dose levels of resveratrol. We may enter into additional license agreements in the future with others to advance our research or allow commercialization of product candidates. These and other licenses may not provide exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and products in the future.

In addition, subject to the terms of any such license agreements, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement, and defense of patents and patent applications covering the technology that we license from third parties. In such an event, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, enforced, and defended in a manner consistent with the best interests of our business. If our licensor fails to prosecute, maintain, enforce, and defend such patents, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our products that are subject of such licensed rights could be adversely affected.

Our licensor may have relied on third-party consultants or collaborators or on funds from third parties such that our licensor are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

It is possible that we may be unable to obtain additional licenses at a reasonable cost or on reasonable terms, if at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to redesign our technology, product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could harm our business, financial condition, results of operations, and prospects significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our current technology, manufacturing methods, product candidates, or future methods or products resulting in either an injunction prohibiting our manufacture or future sales, or, with respect to our future sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.

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If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

Disputes may arise between us and our licensor or potential licensors regarding intellectual property subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	our right to sublicense patents and other rights to third parties;

●	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

●	our right to transfer or assign the license;

●	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

●	the priority of invention of patented technology.

In addition, the agreements under which we license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

In spite of our best efforts, our licensor or potential licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize products and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, products identical to ours. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

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The patent protection and patent prosecution for some of our product candidates may be dependent on third parties.

While we normally seek to obtain the right to control prosecution, maintenance and enforcement of the patents relating to our product candidates, there may be times when the filing and prosecution activities for patents relating to our product candidates are controlled by our licensor, potential licensors or collaboration partners. If any of our licensor, potential licensors or collaboration partners fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering our product candidates, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products. In addition, even where we have the right to control patent prosecution of patents and patent applications we have licensed to and from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.

Intellectual property discovered through government funded programs may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights and limit our ability to contract with non-U.S. manufacturers.

We have patent applications, in addition to the in-licensed patent from Aquanova AG, that were generated through the use of U.S. government funding or grants, and may acquire or license in the future intellectual property rights that have been generated through the use of U.S. government funding or grants. Pursuant to the Bayh-Dole Act of 1980, the U.S. government has certain rights in inventions developed with government funding. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third-party if it determines that: (1) adequate steps have not been taken to commercialize the invention; (2) government action is necessary to meet public health or safety needs; or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). If the U.S. government exercised its march-in rights in our future intellectual property rights that are generated through the use of U.S. government funding or grants, we could be forced to license or sublicense intellectual property developed by us or that we license on terms unfavorable to us, and there can be no assurance that we would receive compensation from the U.S. government for the exercise of such rights. The U.S. government also has the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. industry may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property.

Risks Related to Our Dependence on Third Parties

We rely, and expect to continue to rely, on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies, which may harm our business.

We do not have the ability to independently conduct our clinical trials. We currently rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct our current and planned clinical trials of JOTROLTM and we expect to continue to rely upon third parties to conduct additional clinical trials for JOTROLTM and other product candidates. Third parties have a significant role in the conduct of our clinical trials and the subsequent collection and analysis of data. These third parties are not our employees, and except for remedies available to us under our agreements with such third parties, we have limited ability to control the amount or timing of resources that any such third-party will devote to our clinical trials. Furthermore, the competition for third parties has increased as a result of COVID-19. The third parties we rely on for these services may also have relationships with other entities, some of which may be our competitors. Some of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements with a third-party, it would delay our drug development activities.

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Our reliance on these third parties for such drug development activities will reduce our control over these activities but will not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. The EMA also requires us to comply with similar standards. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under current cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the marketing approval process.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

We also expect to rely on third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of our products, producing additional losses and depriving us of potential product revenue.

We contract with third parties for the production of our product candidates for preclinical studies and, in the case of JOTROLTM, our ongoing clinical trial, and expect to continue to do so for additional clinical trials and ultimately for commercialization. This reliance on third parties increases the risk that we will not have sufficient quality and quantities of our product candidates or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not currently have the infrastructure or internal capability to manufacture supplies of our product candidates for use in development and commercialization. We rely, and expect to continue to rely, on third-party manufacturers for the production of our product candidates for preclinical studies and clinical trials under the guidance of members of our organization. We are presently relying on a single third-party manufacturer and are presently evaluating a second source alternative manufacturer. Changing our third-party manufacturer could result in delays in our manufacturing supply chain which could delay or otherwise impact our development of JOTROLTM and result in increased costs related to JOTROLTM. We do not have long-term supply agreements, and we purchase our required drug product on a purchase order basis, which means that aside from any binding purchase orders we have from time to time, our supplier could cease supplying to us or change the terms on which it is willing to continue supplying to us at any time. If we were to experience an unexpected loss of supply of JOTROLTM or any other product candidates for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials.

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We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. We may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

●	the failure of the third-party to manufacture our product candidates according to our schedule and specifications, or at all, including if our third-party contractors give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between us and them;

●	the termination or nonrenewal of arrangements or agreements by our third-party contractors at a time that is costly or inconvenient for us;

●	the breach by the third-party contractors of our agreements with them;

●	the failure of third-party contractors to comply with applicable regulatory requirements, including cGMPs;

●	the failure of the third-party to manufacture our product candidates according to our specifications;

●	the mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;

●	clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions, or of drug supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and

●	the misappropriation of our proprietary information, including our trade secrets and know-how.

We do not have complete control over all aspects of the manufacturing process of our CDMOs and are dependent on these CDMOs for compliance with cGMP regulations for manufacturing both active pharmaceutical ingredients (API) and finished drug products. We are in the process of developing our supply chain for each of our product candidates and intend to put in place framework agreements under which CDMOs will generally provide us with necessary quantities of API and drug product on a project-by-project basis based on our development needs. As we advance our product candidates through development, we will consider our lack of redundant supply for the API and drug product for each of our product candidates to protect against any potential supply disruptions. However, we may be unsuccessful in putting in place such framework agreements or protecting against potential supply disruptions.

Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If our CDMOs cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, EMA or others, they will not be able to secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our CDMOs to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we will need to find alternative manufacturing facilities, and those new facilities would need to be inspected and approved by FDA, EMA or comparable regulatory authority prior to commencing manufacturing, which would significantly impact our ability to develop, obtain marketing approval for or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates or drugs and harm our business and results of operations.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any product candidates that receive marketing approval on a timely and competitive basis.

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Our reliance on third parties may require us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we currently rely on third parties in the course of our business, we may share our proprietary technology and confidential information, including trade secrets, with them. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements, and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are intentionally or inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets and despite our efforts to protect our trade secrets, a competitor’s discovery of our proprietary technology and confidential information or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business, financial condition, results of operations and prospects.

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

From time to time, we may evaluate various acquisition opportunities and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

●	increased operating expenses and cash requirements;

●	the assumption of additional indebtedness or contingent liabilities;

●	the issuance of our equity securities;

●	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

●	the diversion of our management’s attention from our existing programs and initiatives in pursuing such a strategic merger or acquisition;

●	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

●	our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions or pursue partnerships in the future, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense.

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If we decide to establish collaborations, but are not able to establish those collaborations on commercially reasonable terms, we may have to alter our development and commercialization plans.

Our drug development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. We may seek to selectively form collaborations to expand our capabilities, potentially accelerate research and development activities and provide for commercialization activities by third parties. In addition, we intend to explore strategic partnering and collaboration opportunities to out-license rights to our research programs and drug candidates for indications in which we are unlikely to pursue development and commercialization. In parallel, we will also evaluate select external opportunities to strategically expand our portfolio. Any of these relationships may require us to incur non-recurring and other charges, increase our near- and long-term expenditures, issue securities that dilute our existing stockholders, or disrupt our management and business.

We would face significant competition in seeking appropriate collaborators and the negotiation process is time-consuming and complex. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, EMA or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to our ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with us for our product candidate. Further, we may not be successful in our efforts to establish a collaboration or other alternative arrangements for product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view them as having the requisite potential to demonstrate safety and efficacy.

In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if we are successful in entering into a collaboration, the terms and conditions of that collaboration may restrict us from entering into future agreements on certain terms with potential collaborators.

If and when we seek to enter into collaborations, we may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

We may enter into collaborations with third parties for the development and commercialization of product candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

If we enter into any collaboration arrangements with any third parties, we will likely have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements. Collaborations involving our product candidates would pose numerous risks to us, including the following:

●	collaborators have significant discretion in determining the efforts and resources that they will apply to, and the manner in which they perform their obligations under, these collaborations and may not perform their obligations as expected;

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●	collaborators may deemphasize or not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a business combination or sale or disposition of a business unit or development function, or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

●	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of our product relative to other products;

●	we may grant exclusive rights to our collaborators that would prevent us from collaborating with others;

●	collaborators may not properly obtain, maintain, defend or enforce our intellectual property rights or may use our proprietary information and intellectual property in such a way as to invite litigation or other intellectual property related proceedings that could jeopardize or invalidate our proprietary information and intellectual property or expose us to potential litigation or other intellectual property related proceedings;

●	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management attention and resources;

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates;

●	collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all;

●	collaborators may not provide us with timely and accurate information regarding development progress and activities under the collaboration or may limit our ability to share such information, which could adversely impact our ability to report progress to our investors and otherwise plan our own development of our product candidates;

●	collaborators may own or co-own intellectual property covering our products that results from our collaborating with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property; and

●	a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

We also collaborate with a network of experts who advise and support our development efforts. In the future, such experts may not collaborate with us which could affect our ability to develop our product candidates and proprietary delivery platform as such experts potentially provide us with access to ideas to address the needs of muscle diseases.

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Risks Related to This Offering and Ownership of Our Common Stock

Once our common stock and warrants are listed on the Nasdaq Capital Market, there can be no assurance that we will be able to comply with Nasdaq Capital Market’s continued listing standards.

Prior to this offering, there has been no public market for shares of our common stock. As a condition to consummating this offering, our common stock and warrants offered in this prospectus must be listed on the Nasdaq Capital Market or another national securities exchange. Accordingly, in connection with the filing of the registration statement of which this prospectus forms a part, we intend to apply to list our common stock and warrants (forming part of the units offered hereby) on the Nasdaq Capital Market under the symbols “JUNS” and “JUNSW.” Assuming that our common stock and warrants are listed and after the consummation of this offering, there can be no assurance any broker will be interested in trading our stock and warrants. Therefore, it may be difficult to sell your shares of common stock or warrants if you desire or need to sell them. Our underwriters are not obligated to make a market in our common stock or warrants, and even if it makes a market, it can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that such market will continue.

Once our common stock and warrants (forming part of the units offered hereby) are approved for listing on the Nasdaq Capital Market, there is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying Nasdaq Capital Market’s continued listing requirements. Our failure to continue to meet these requirements may result in our common stock being delisted from Nasdaq Capital Market.

The market price of our common stock and warrants (forming part of the units offered hereby) may be volatile, and you could lose all or part of your investment.

We cannot predict the prices at which our common stock and warrants (forming part of the units offered hereby) will trade. The initial public offering price of our common stock and warrants (forming part of the units offered hereby) will be determined by negotiations between us and the underwriters and may not bear any relationship to the market price at which our common stock and warrants will trade after this offering or to any other established criteria of the value of our business and prospects, and the market price of our common stock and warrants following this offering may fluctuate substantially and may be lower than the initial public offering price. The market price of our common stock and warrants following this offering will depend on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. In addition, the limited public float of our common stock and warrants following this offering will tend to increase the volatility of the trading price of our common stock and warrants. The stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations could cause you to lose all or part of your investment in our common stock and/or warrants, since you might not be able to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the market price of our common stock and/or warrants include, but are not limited to, the following:

●	the timing and results of preclinical studies and clinical trials of our product candidates, those conducted by third parties or those of our competitors;

●	the success of competitive products or announcements by potential competitors of their product development efforts;

●	regulatory actions with respect to our products or our competitors’ products;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	regulatory or legal developments in the United States and other countries;

●	developments or disputes concerning patent applications, issued patents or other proprietary rights;

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●	the recruitment or departure of key personnel;

●	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	market conditions in the pharmaceutical and biotechnology sector;

●	changes in the structure of healthcare payment systems;

●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	announcement or expectation of additional financing efforts;

●	sales of our common stock by us, our insiders or our other stockholders;

●	expiration of market stand-off or lock-up agreements;

●	the impact of any natural disasters or public health emergencies, such as the COVID-19 pandemic;

●	the availability of fiscal and monetary stimulus measures to counteract the impact of the COVID-19 pandemic; and

●	general economic, political, industry and market conditions.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our common stock.

If securities or industry analysts do not publish research or reports, or if they publish adverse or misleading research or reports, regarding us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us, our business or our market. We do not currently have and may never obtain research coverage by securities or industry analysts. If no or few securities or industry analysts commence coverage of us, the stock price would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue adverse or misleading research or reports regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or our guidance.

Our quarterly and annual operating results may fluctuate significantly in the future, which makes it difficult for us to predict our future operating results. From time to time, we may enter into license or collaboration agreements or strategic partnerships with other companies that include development funding and significant upfront and milestone payments and/or royalties, which may become an important source of our revenue. These upfront and milestone payments may vary significantly from period to period and any such variance could cause a significant fluctuation in our operating results from one period to the next.

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In addition, we measure compensation cost for stock-based awards made to employees at the grant date of the award, based on the fair value of the award as determined by our board of directors, and recognize the cost as an expense over the employee’s requisite service period. As the variables that we use as a basis for valuing these awards change over time, including, after the closing of this offering, our underlying stock price and stock price volatility, the magnitude of the expense that we must recognize may vary significantly.

Furthermore, our operating results may fluctuate due to a variety of other factors, many of which are outside of our control and may be difficult to predict, including the following:

●	the timing and cost of, and level of investment in, research and development activities relating to our current product candidates and any future product candidates and research-stage programs, which will change from time to time;

●	our ability to enroll patients in clinical trials and the timing of enrollment;

●	the cost of manufacturing our current product candidates and any future product candidates, which may vary depending on FDA, EMA or other comparable foreign regulatory authority guidelines and requirements, the quantity of production and the terms of our agreements with manufacturers;

●	expenditures that we will or may incur to acquire or develop additional product candidates and technologies or other assets;

●	the timing and outcomes of clinical trials for JOTROLTM and any of our other possible future product candidates, or competing product candidates;

●	the need to conduct unanticipated clinical trials or trials that are larger or more complex than anticipated;

●	competition from existing and potential future products that compete with JOTROLTM and any of our other future product candidates or programs, and changes in the competitive landscape of our industry, including consolidation among our competitors or partners;

●	any delays in regulatory review or approval of JOTROLTM or any of our other product candidates;

●	the level of demand for JOTROLTM and any of our other product candidates, if approved, which may fluctuate significantly and be difficult to predict;

●	the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future products that compete with JOTROLTM and any of our other product candidates;

●	our ability to commercialize JOTROLTM and any of our other product candidates, if approved, inside and outside of the United States, either independently or working with third parties;

●	our ability to establish and maintain collaborations, licensing or other arrangements;

●	our ability to adequately support future growth;

●	potential unforeseen business disruptions that increase our costs or expenses;

●	future accounting pronouncements or changes in our accounting policies;\

●	the changing and volatile global economic and political environment; and

●	increased impact from COVID-19 on the costs and timing associated with the conduct of our clinical trial and other related business activities.

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The cumulative effect of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of January 5, 2022, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 80% of our common stock and, upon the closing of this offering, that same group will beneficially own approximately 65% of our outstanding common stock (based on the number of shares of common stock outstanding as of January 5, 2022 assuming no exercise of the underwriters’ option to purchase additional shares, no exercise of outstanding options and no purchases of shares in this offering by any of this group), in each case assuming the exercise of all outstanding options and warrants into shares of our common stock immediately prior to the closing of this offering. These stockholders, acting together, may be able to control matters requiring stockholder approval. For example, they may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transactions. This concentration of ownership control may delay, discourage or prevent a change of control, including unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders, entrench our management and board of directors or delay or prevent a merger, consolidation, takeover or other business combination involving us that other stockholders may desire. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

Our common stock and our warrants (forming part of the units offered) may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our common stock and warrants (forming part of the units offered hereby) will not be considered “penny stock” following this offering since they will be listed on the Nasdaq Capital Market, if we are unable to maintain that listing and our common stock and warrants are no longer listed on the Nasdaq Capital Market, unless we maintain a per-share price above $5.00, our common stock and warrants will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

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Legal remedies available to an investor in “penny stocks” may include the following:

● If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

● If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock or our warrants and may affect your ability to resell our common stock and our warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or our warrants will not be classified as a “penny stock” in the future.

If the benefits of any proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our Common Stock may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our Common Stock prior to the closing of the proposed acquisition may decline. The market values of our Common Stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our Common Stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

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As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (ii) the end of the fiscal year in which the market value of our common shares that are held by non-affiliates is at least $700.0 million as of the last business day of our most recently completed second fiscal quarter; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (iv) the end of the fiscal year during which the fifth anniversary of this offering occurs.

Until such time, however, we cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and have an adverse effect on the value of our securities.

As a public company, we would be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Further, we will be required to report any changes in internal controls on a quarterly basis. In addition, we would be required to furnish a report by management on the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We will design, implement, and test the internal controls over financial reporting required to comply with these obligations. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the value of our securities could be negatively affected. We also could become subject to investigations by the Commission or other regulatory authorities, which could require additional financial and management resources.

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As an emerging growth company, our auditor will not be required to attest to the effectiveness of our internal controls.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting and we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm’s review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company and cease to be a smaller reporting company (as described below), we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

We believe we will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our Common Stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our Common Stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

Upon becoming a public company, we will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

Upon becoming a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act has imposed various requirements on public companies including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

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The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting the later of our second annual report on Form 10-K or the first annual report on Form 10-K following the date on which we are no longer an emerging growth company or a smaller reporting company. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the value of our securities could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on value of our securities, and could adversely affect our ability to access the capital markets.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

The net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering to fund (i) IND submissions for Friedreich’s ataxia, MELAS and MCI/early Alzheimer’s Disease, (ii) manufacturing of clinical trial supplies of JOTROLTM, (iii) Phases II clinical trials of our product candidate JOTROLTM in patients with MPS I, Friedreich’s ataxia and MELAS, (iv) R&D for TBI/Concussion and ALS, (v) general research and development activities, and (vi) working capital and other general corporate purposes. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 3,333,333 in units (of which our common stock forms a part) offered in this offering, at a public offering price of $6.00 per unit, and after deducting the underwriters’ discounts and commissions and other estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $5.15 per share, or 85.8%, at the assumed public offering price.

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Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 13,076,602 shares of our common stock outstanding as of September 30, 2021, approximately 2,497,406 shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

Anti-takeover provisions contained in our certificate of incorporation, as amended, and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation, as amended, and amended and restated bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	providing that a special meeting of the stockholders may only be called by a majority of the board of directors;

●	providing that directors may be removed prior to the expiration of their terms by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

Any provision of our certificate of incorporation, as amended, or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. This risk is especially relevant for us because biotechnology companies have experienced significant stock price volatility in recent years and we may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

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If an active, liquid trading market for our warrants (forming part of the units offered hereby) does not develop, you may not be able to sell your warrants quickly or at a desirable price.

The warrants forming a part of the units issued in this offering will be immediately exercisable and expire on the fifth anniversary of the date of issuance. The warrants will have an initial exercise price per share equal to $6.00. In the event that the stock price of our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

There is no established trading market for the warrants sold in this offering, and the market for the warrants may be highly volatile or may decline regardless of our operating performance. We intend to apply to list the warrants offered in this offering the Nasdaq Capital Market under the symbol “JUNSW”. However, an active public market for our warrants may not develop or be sustained. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our warrants or how liquid that market might become. If a market does not develop or is not sustained, it may be difficult for you to sell your warrants at the time you wish to sell them, at a price that is attractive to you, or at all.

Holders of our warrants (forming part of the units offered hereby) will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Delaware law.

Our certificate of incorporation provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Delaware law. If we were called upon to perform under our indemnification obligations, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the units in this offering will be approximately $17,981,934, or approximately $20,741,934 if the underwriters exercise their option to purchase additional shares in full, based upon an assumed initial public offering price of $6.00 per unit, which is the midpoint of the estimated offering price range between $5.00 and $7.00 per unit, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share would increase (decrease) the net proceeds to us from this offering by $3.07 million, assuming the number of shares of 3,333,333 offered by us remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $5.52 million, assuming the assumed initial public offering price of $6.00 per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the initial public offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.

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The principal purposes of this offering are to obtain additional capital to support our operations, establish a public market for our common stock and warrants (each forming a part of the units) and facilitate our future access to the public capital markets. We currently anticipate that we will use the net proceeds from this offering, together with our existing resources, as follows:

●	approximately $350,000 to fund IND submissions for Friedreich’s ataxia, MELAS and MCI/early Alzheimer’s Disease;

●	approximately $75,000 to pay the upcoming annual license fee to Aquanova AG;

●	approximately $1,200,000 to fund manufacturing of clinical trial supplies of JOTROLTM;

●	approximately $9,000,000 to fund Phases II clinical trials of our product candidate JOTROLTM in patients with MPS I, Friedreich’s ataxia and MELAS;

●	approximately $2,000,000 to fund R&D for TBI/Concussion and ALS; and

●	the remainder to fund general research and development activities, working capital and other general corporate activities.

Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. We believe opportunities may exist from time to time to expand our current business through licenses or acquisitions of, or investments in, complementary businesses, products or technologies. While we have no current agreements, commitments or understandings for any specific licenses, acquisitions or investments at this time, we may use a portion of the net proceeds for these purposes, subject to applicable regulatory restrictions.

Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operations through at least the next 24 months. However, the net proceeds from this offering, together with our cash and cash equivalents, will not be sufficient for us to fund our product candidate through the completion of its development, Phase III clinical trials, entire regulatory approval process and commercialization. We will need to raise additional capital to fund such activities. It is difficult to predict the cost and timing required to complete development and obtain regulatory approval of, and commercialize, our product candidates due to, among other factors, uncertainty regarding the scope and design of clinical trials required to obtain regulatory approval for our product candidates, the rate of subject enrollment in our clinical trials, filing requirements with various regulatory agencies, clinical trial results, the actual costs of manufacturing, supplying and commercializing our product candidates and other factors outside of our control.

Our management will have broad discretion over the use of the net proceeds from this offering. The amounts and timing of our expenditures will depend upon numerous factors including the results of our research and development efforts, the timing, cost and success of preclinical studies and any ongoing clinical trials or clinical trials we may commence in the future, the timing of regulatory submissions, our ability to obtain additional financing, the amount of cash obtained through future collaborations, if any, and any unforeseen cash needs.

Pending their uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, subject to applicable regulatory restrictions.

The intended use of proceeds in this section takes into account the potential impacts of COVID-19.

If our NIA grant application is successful, we would have the funding to conduct the Phase II trial in MCI/early Alzheimer’s Disease. However, the cost for initial IND and securing regulatory approvals to conduct a Phase II study will be funded from proceeds from this offering.

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DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We currently intend to retain future earnings, if any, and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table shows:

●	Our capitalization as of September 30, 2021; and

●	On a pro forma basis, our unaudited capitalization as of September 30, 2021, as adjusted to reflect the receipt of the net proceeds from the sale by us in this offering of units, after deducting $2,018,066 in estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, our historical and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Selected Historical Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2021
	Actual	As Adjusted (1)
	(unaudited)
Cash	$1,187,412	$19,169,346

Stockholders’ equity:
Common stock, $0.0001 par value; 45,000,000 shares authorized and 13,076,602 shares issued and outstanding on an actual basis, and 45,000,000 shares authorized and 16,909,935 shares issued and outstanding on an adjusted basis, and	1,310	1,693
Preferred stock, $0.0001 par value 5,000,000 shares authorized and 0 shares issued and outstanding, respectively	-	-
Additional paid-in capital	8,141,121	26,122,672
Stock subscription receivable	(187,500)	(187,500)
Accumulated income (deficit)	(11,934,732)	(11,934,732)
Total stockholders’ equity (deficit)	(3,979,801)	14,002,133
Total capitalization	$(3,802,520)	$14,179,414

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share would increase (decrease) the net proceeds to us from this offering by $3.07 million, assuming the number of shares of 3,333,333 offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $5.52 million, assuming the assumed initial public offering price of $6.00 per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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The number of shares of common stock to be outstanding after the offering is based on 13,076,602, which is the number of shares outstanding on September 30, 2021, assumes no exercise by the underwriters of their option to purchase up to an additional 500,000 shares of common stock and/or warrants to purchase an additional 500,000 shares of common stock to cover over-allotments, if any, and excludes:

●	3,467,031 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.66 per share as of September 30, 2021;

●	725,000 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.50 per share as of September 30, 2021;

●	3,833,333 shares of common stock issuable upon the full exercise of the warrants (forming part of the units) offered hereby; and

●	153,333 shares of common stock included in units issuable upon exercise of the Representatives’ Unit Purchase Option granted to the Representatives in connection with this offering and 153,333 shares of common stock underlying warrants issuable upon exercise of the warrants included in units issuable upon exercise of the Representatives’ Unit Purchase Option granted to the Representatives in connection with this offering.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not currently listed on any national securities exchange market or quoted on the OTC Markets. We intend to apply to list our common stock and warrants (forming part of the units) on the Nasdaq Capital Market under the symbol “JUNS” and “JUNSW,” respectively. There is no assurance that our listing application will be approved by the Nasdaq Capital Market. The approval of our listing on the Nasdaq Capital Market is a condition of closing this offering.

Holders of Common Stock

As of January 5, 2022, there were approximately 20 record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

Historical Common Equity Transactions

On January 1, 2016, the Company issued 6,000,000 shares of Common Stock to Christer Rosén, our Chief Executive Officer, for $200.

On January 1, 2016, the Company granted an incentive stock option to purchase 120,000 shares of Common Stock to Christer Rosén, our Chief Executive Officer, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted an incentive stock option to purchase 30,000 shares of Common Stock to Alexander Rosén, our Chief Administrative Officer, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted a non-qualified stock option to purchase 120,000 shares of Common Stock to Dr. Claes Wahlestedt, MD, Ph.D., a member of our Science Advisory Board, at an exercise price of $0.01667 per share

On January 1, 2016, the Company granted a non-qualified stock option to purchase 30,000 shares of Common Stock to Claude Volmar, a consultant, at an exercise price of $0.01667 per share.

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On January 1, 2016, the Company granted a non-qualified stock option to purchase 90,000 shares of Common Stock to Ian Baker-Finch., a consultant, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted an incentive stock option to purchase 120,000 shares of Common Stock to Jacob Uittenbogaard, our former Chief Financial Officer, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted an incentive stock option to purchase 120,000 shares of Common Stock to Marshall Hayward, Ph.D., our Chief Scientific Officer, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted a non-qualified stock option to purchase 60,000 shares of Common Stock to Peter Colabuono, a consultant, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted a non-qualified stock option to purchase 60,000 shares of Common Stock to Thomas Liquard, a consultant, at an exercise price of $0.01667 per share. The shares were subsequently forfeited on January 1, 2016.

On January 4, 2016, the Company issued 1,470,588 shares of Common Stock to Dr. Claes Wahlestedt, MD, Ph.D., a member of our Science Advisory Board, for approximately $49.

On January 4, 2016, the Company issued 294,117 shares of Common Stock to Jacob Uittenbogaard, our former Chief Financial Officer, for approximately $10.

On January 4, 2016, the Company issued 1,176,471 shares of Common Stock to Marshall Hayward, Ph.D., our Chief Scientific Officer, for approximately $39.

On January 4, 2016, the Company issued 882,354 shares of Common Stock to Shaun P. Brothers, Ph.D., a member of our Science Advisory Board, for approximately $29.

On April 6, 2016, the Company granted a non-qualified stock option to purchase 120,000 shares of Common Stock to David Sinclair, an advisor, at an exercise price of $0.01667 per share.

On June 1, 2016, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Li-Huei Tsai, a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On June 30, 2016, the Company issued 166,668 shares of Common Stock to Gene Spotlight, Inc. at a price of $1.50 per share, for an aggregate of approximately $250,000.

On August 1, 2016, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Raymond Scott Turner, MD, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On October 17, 2016, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Peter Elliott, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On October 17, 2016, the Company issued 66,668 shares of Common Stock to Gene Spotlight, Inc. at a price of $1.50 per share, for an aggregate of approximately $100,000.

On December 19, 2016, the Company granted a non-qualified stock option to purchase 120,000 shares of Common Stock to Natalie McNamee, a consultant, at an exercise price of $1.50 per share.

On January 25, 2017, the Company issued 100,000 shares of Common Stock to Gene Spotlight, Inc. at a price of $1.50 per share, for an aggregate of approximately $150,000.

On January 27, 2017, the Company issued 100,000 shares of Common Stock to Ulf Wiinberg at a price of $1.50 per share, for an aggregate of approximately $100,000.

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On January 31, 2017, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Ulf Wiinberg, an advisor, at an exercise price of $1.50 per share.

On November 17, 2017, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Robert Roath, an advisor, at an exercise price of $1.50 per share.

On December 21, 2017, the Company issued 60,000 shares of Common Stock to Gene Spotlight, Inc. at a price of $1.50 per share, for an aggregate of approximately $90,000.

On February 14, 2018, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Gino Cortopassi, an advisor, at an exercise price of $1.50 per share.

On May 8, 2018, the Company issued 120,000 shares of Common Stock to Christer Rosén, our Chief Executive Officer, upon an exercise of an incentive stock option at an exercise price of $0.01667 per share, for an aggregate of approximately $2,000.

On May 8, 2018, the Company issued 30,000 shares of Common Stock to Alexander Rosén, our Chief Administrative Officer, upon an exercise of an incentive stock option at an exercise price of $0.01667 per share, for an aggregate of approximately $500.

On May 9, 2018, the Company issued 120,000 shares of Common Stock to Jacob Uittenbogaard, our former Chief Financial Officer, upon an exercise of an incentive stock option at an exercise price of $0.01667 per share, for an aggregate of approximately $2,000.

On June 1, 2018, the Company issued 83,778 shares of Common Stock to Robert Roath upon his conversion of a promissory note at a conversion price of $1.20 per share, for an aggregate of approximately $100,500.

On June 20, 2018, the Company issued 72,000 shares of Common Stock to Robert Roath upon an exercise of a non-qualified stock option at an exercise price of $1.50 per share, for an aggregate of approximately $108,000.

On October 1, 2018, the Company granted a non-qualified stock option to purchase 45,000 shares of Common Stock to Frank Behnam, an advisor, at an exercise price of $1.50 per share.

On October 1, 2018, the Company granted a non-qualified stock option to purchase 45,000 shares of Common Stock to Michio Harano, an advisor, at an exercise price of $1.50 per share.

On October 1, 2018, the Company granted a non-qualified stock option to purchase 45,000 shares of Common Stock to Robert Roath, an advisor, at an exercise price of $1.50 per share.

On October 1, 2018, the Company granted a non-qualified stock option to purchase 45,000 shares of Common Stock to Ulf Wiinberg, an advisor, at an exercise price of $1.50 per share.

On December 13, 2018, the Company granted an incentive stock option to purchase 120,000 shares of Common Stock to Alison Silva, our President and Chief Business Officer, at an exercise price of $1.50 per share.

On December 13, 2018, the Company granted an incentive stock option to purchase 72,000 shares of Common Stock to John Ditton, an advisor, at an exercise price of $1.50 per share.

On January 24, 2019, the Company granted an incentive stock option to purchase 303,879 shares of Common Stock to Alexander Rosén, our Chief Administrative Officer, at an exercise price of $1.387 per share.

On January 24, 2019, the Company granted an incentive stock option to purchase 432,966 shares of Common Stock to Christer Rosén, our Chief Executive Officer, at an exercise price of $1.387 per share.

On January 24, 2019, the Company granted a non-qualified stock option to purchase 45,300 shares of Common Stock to Dr. Claes Wahlestedt, MD, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.387 per share.

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On January 24, 2019, the Company granted an incentive stock option to purchase 60,585 shares of Common Stock to Jacob Uittenbogaard, our former Chief Financial Officer, at an exercise price of $1.387 per share.

On January 24, 2019, the Company granted a non-qualified stock option to purchase 41,301 shares of Common Stock to Shaun Brothers, a member of our Science Advisory Board, at an exercise price of $1.387 per share.

On May 15, 2019, David Sinclair, an advisor, forfeited the non-qualified stock option to purchase 120,000 shares of Common Stock at an exercise price of $0.01667 per share.

On September 9, 2019, Peter Colabuono, a consultant, forfeited the non-qualified stock option to purchase 60,000 shares of Common Stock to at an exercise price of $0.01667 per share.

On October 1, 2018, Michio Harano, an advisor, forfeited a non-qualified stock option to purchase 45,000 shares of Common Stock at an exercise price of $1.50 per share.

On October 17, 2019, Gino Cortopassi, an advisor, forfeited a non-qualified stock option to purchase 72,000 shares of Common Stock at an exercise price of $1.50 per share.

On October 24, 2019, Natalie McNamee, a consultant, forfeited a non-qualified stock option to purchase 120,000 shares of Common Stock at an exercise price of $1.50 per share.

On November 6, 2019, the Company granted a non-qualified stock option to purchase 120,000 shares of Common Stock to Dr. Rudolph Tanzi, a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On December 19, 2019, the Company granted a warrant to purchase 666,666 shares of Common Stock to Alalia Pty Ltd ATF McNamee Family Trust at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted an incentive stock option to purchase 90,000 shares of Common Stock to Alexander Rosén, our Chief Administrative Officer, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted an incentive stock option to purchase 270,000 shares of Common Stock to Christer Rosén, our Chief Executive Officer, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Dr. Claes Wahlestedt, MD, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted a non-qualified stock option to purchase 36,000 shares of Common Stock to Claude Volmar, a consultant, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted a non-qualified stock option to purchase 90,000 shares of Common Stock to Jacob Uittenbogaard, our former Chief Financial Officer, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted a non-qualified stock option to purchase 36,000 shares of Common Stock to Li-Huei Tsai, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted an incentive stock option to purchase 210,000 shares of Common Stock to Marshall Hayward, Ph.D., our Chief Scientific Officer, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Raymond Scott Turner, MD, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On April 21, 2020, the Company granted a non-qualified stock option to purchase 48,000 shares of Common Stock to Charbel Moussa, MBBS, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

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On April 21, 2020, the Company granted a non-qualified stock option to purchase 48,000 shares of Common Stock to Mark Dant, an advisor, at an exercise price of $1.50 per share.

On May 19, 2020, the Company issued 67,334 shares of Common Stock to Robert Roath upon his conversion of a promissory note at a conversion price of $1.50 per share, for an aggregate of approximately $101,000.

On June 23, 2020, the Company issued 83,334 shares of Common Stock to Joel Norman Goldberg Trust #1, Dated 04/15/2003 at a price of $1.50 per share, for an aggregate of approximately $125,000.

On June 23, 2020, the Company granted a warrant to purchase 125,000 shares of Common Stock to Joel Norman Goldberg Trust #1, Dated 04/15/2003 at an exercise price of $1.50 per share.

On June 23, 2020, the Company issued 83,334 shares of Common Stock to Andrew C. Matthiesen Trust, Dated 12/03/1998 at a price of $1.50 per share, for an aggregate of approximately $125,000.

On June 23, 2020, the Company granted a warrant to purchase 125,000 shares of Common Stock to Andrew C. Matthiesen Trust, Dated 12/03/1998 at an exercise price of $1.50 per share.

On June 23, 2020, the Company issued 41,666 shares of Common Stock to Joel Norman Goldberg Trust #1, Dated 04/15/2003 for services rendered by Joel Norman Goldberg to the Company at a value of $1.50 per share, for an aggregate value of approximately $62,500.

On June 23, 2020, the Company issued 41,666 shares of Common Stock to Andrew C. Matthiesen Trust, Dated 12/03/1998 for services rendered by Andrew C. Matthiesen to the Company, at a value of $1.50 per share, for an aggregate value of approximately $62,500.

On June 29, 2020, the Company issued 83,334 shares of Common Stock to Dencam Living Trust at a price of $1.50 per share, for an aggregate of approximately $125,000.

On June 29, 2020, the Company granted a warrant to purchase 125,000 shares of Common Stock to Dencam Living Trust at an exercise price of $1.50 per share.

On June 29, 2020, the Company issued 41,666 shares of Common Stock to Dencam Living Trust for services rendered by Robert Faerber to the Company, at a value of $1.50 per share, for an aggregate value of approximately $62,500.

On July 15, 2020, the Company issued 83,334 shares of Common Stock to WKJP, LLC at a price of $1.50 per share, for an aggregate of approximately $125,000.

On July 15, 2020, the Company granted a warrant to purchase 125,000 shares of Common Stock to WKJP, LLC at an exercise price of $1.50 per share.

On July 15, 2020, the Company issued 41,666 shares of Common Stock to WKJP, LLC for services rendered by Jeffery W. Krol to the Company, at a value of $1.50 per share, for an aggregate value of approximately $62,500.

On August 20, 2020, the Company issued 357,143 shares of Common Stock to Joel Norman Goldberg Trust #1, Dated 04/15/2003 at a price of $0.28 per share, for an aggregate of approximately $100,000.

On August 20, 2020, the Company issued 89,286 shares of Common Stock to Dencam Living Trust at a price of $0.28 per share, for an aggregate of approximately $25,000.

On August 20, 2020, the Company issued 267,857 shares of Common Stock to WKJP, LLC at a price of $0.28 per share, for an aggregate of approximately $75,000.

On October 1, 2020, the Company granted a non-qualified stock option to purchase 80,000 shares of Common Stock to Arthur Kirsch, a consultant, at an exercise price of $2.50 per share.

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On December 29, 2020, the Company issued 200,000 shares of Common Stock to Gene Spotlight, Inc. at a price of $2.50 per share, for an aggregate of approximately $500,000.

On December 29, 2020, the Company granted a warrant to purchase 40,000 shares of Common Stock to Gene Spotlight, Inc. at an exercise price of $2.50 per share.

On February 19, 2021, the Company issued 67,334 shares of Common Stock to Robert S. Roath Revocable Trust upon his conversion of a promissory note at a conversion price of $2.50 per share, for an aggregate of approximately $15,162.

On March 1, 2021, the Company granted an incentive stock option to purchase 72,000 shares of Common Stock to Dana Eschenburg Perez, our Chief Financial Officer, at an exercise price of $2.50 per share.

On March 5, 2021, the Company issued 45,000 shares of Common Stock to Robert S. Roath upon an exercise of a non-qualified stock option at an exercise price of $1.50 per share, for an aggregate of approximately $67,500.

On June 1, 2021, the Company granted an incentive stock option to purchase 90,000 shares of Common Stock to Alexander Rosén, our Chief Administrative Officer, at an exercise price of $4.05 per share.

On June 1, 2021, the Company granted an incentive stock option to purchase 103,000 shares of Common Stock to Dana Eschenburg Perez, our Chief Financial Officer, at an exercise price of $4.05 per share.

On June 15, 2021, the Company granted a non-qualified stock option to purchase 30,000 shares of Common Stock to Tiberend Strategic Advisors, a consultant, at an exercise price of $4.05 per share.

On June 22, 2021, the Company granted a non-qualified stock option to purchase 36,000 shares of Common Stock to W. Dalton Deitrich III, an advisor, at an exercise price of $4.05 per share.

On August 30, 2021, the Company issued 125,000 shares of Common Stock to Dencam Living Trust. upon the exercise of a warrant at an exercise price of $1.50 per share, for an aggregate of approximately $187,500.

On September 1, 2021, the Company granted an incentive stock option to purchase 150,000 shares of Common Stock to Alison Silva, our President and Chief Business Officer, at an exercise price of $4.05 per share.

On September 9, 2021, the Company issued 40,000 shares of Common Stock to Gene Spotlight, Inc. upon the exercise of a warrant at an exercise price of $2.50 per share, for an aggregate of approximately $100,000.

On September 28, 2021, the Company issued 125,000 shares of Common Stock to Joel Norman Goldberg Trust #1 Dated 4/15/2003 upon the exercise of a warrant at an exercise price of $1.50 per share, for an aggregate of approximately $187,500.

On September 29, 2021, the Company issued 125,000 shares of Common Stock to WKJP, LLC upon the exercise of a warrant at an exercise price of $1.50 per share, for an aggregate of approximately $187,500.

On September 30, 2021, the Company issued 125,000 shares of Common Stock to Andrew C. Matthiesen Trust Dated December 3, 1998 upon the exercise of a warrant at an exercise price of $1.50 per share, for an aggregate of approximately $187,500.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to Nicholas Hemmerly, a member of our Board of Directors, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to Allison W. Brady, a member of our Board of Directors, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to Julie Kampf, a member of our Board of Directors, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to John Ditton, an advisor, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to Holger Weis, a member of our Board of Directors, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to Nicholas Hemmerly, a member of our Board of Directors, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 25,000 shares of Common Stock to Arthur Kirsch, a consultant, at an exercise price of $4.05 per share.

On December 1, 2021, the Company cancelled the non-qualified stock option to purchase 45,000 shares of Common Stock which was issued on October 2018 to Frank Behnam, CEO of Aquanova AG, at an exercise price of $1.50 per share.

On December 1, 2021, the Company issued a non-qualified stock option to purchase 45,000 shares of Common Stock to Aquanova AG, pursuant to the terms of the Debt Forgiveness and Exchange Agreement, at an exercise price of $4.05 per share, subject to vesting terms set forth in the non-qualified stock option.

The above issuances/sales were made pursuant to an exemption from registration as set forth in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

DILUTION

If you invest in our units (comprised of our common stock and warrants) in this offering, your interest will be diluted to the extent of the difference between the assumed public offering price per share of common stock (which forms a part of a unit) and the pro forma net tangible book value per share of our common stock immediately after this offering.

The net tangible book value of our common stock as of September 30, 2021 was ($3,979,801) or approximately ($0.30) per share. Net tangible book value per share represents our total tangible assets of $1,571,452 less our total liabilities of $5,551,253, for a tangible book value ($3,979,801), divided by the number of issued and outstanding shares of common stock, 13,076,602.

Net tangible book value dilution per share of common stock in each unit to new investors represents the difference between the amount per share of common stock in each unit paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to our issuance and sale of units in this offering at the assumed public offering price of $6.00 per unit (the midpoint of the range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30, 2021 would have been $14,002,133 or approximately $0.85 per share. This represents an immediate increase in net tangible book value of $0.85 per share to existing stockholders and an immediate dilution in net tangible book value of $5.15 per share to purchasers of units in this offering, as illustrated in the following table:

Assumed public offering price per unit		$6.00
Net tangible book value per share as of September 30, 2021	$(0.30)
Increase in net tangible book value per share attributable to new investors	$1.15
Less: pro forma net tangible book value per share after giving effect to the offering		$0.85
Immediate dilution in net tangible book value per share to new investors		$5.15

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The foregoing illustration also does not reflect the dilution that would result from the exercise of any of the warrants sold in the offering.

The following table sets forth, as of September 30, 2021, the assumed number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing units (of which shares of common stock form a part) in this offering, after giving pro forma effect to the new investors in this offering at the public offering price of $6.00 per unit, together with the total consideration paid an average price per share paid by each of these groups, before deducting underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders	13,076,602	79.7%	$8,142,431	28.9%	$0.62
New investors	3,333,333	20.3%	$20,000,000	71.1%	$6.00
Total	16,409,935	100.0%	$28,142,431	100.0%	$1.71

If the Representative’s over-allotment option is exercised in full for shares of common stock at the assumed offering price, the number of shares held by new investors will increase to 3,833,333 (assuming no exercise of the warrants), or approximately 22.7% of the total number of shares of common stock outstanding after this offering and the shares held by existing stockholders will be 13,076,602 shares of common stock but the percentage of shares held by existing stockholders will decrease to 77.3% of the total shares outstanding.

To the extent that the Representative’s over-allotment option is exercised or any warrants or options are exercised, there will be further dilution to new investors.

The foregoing discussion and tables above do not give effect to the dilution that would result from (i) 725,000 shares of our common stock issuable upon the exercise of our issued and outstanding warrants at an average exercise price of $1.53 per share, (ii) 3,467,031 shares of our common stock issuable upon the exercise of our issued and outstanding options at an average exercise price of $1.66 per share, (iii) 101,908 shares of our common stock issuable upon the conversion of our issued and outstanding convertible notes at an average conversion price of $6.00 and (iv) 153,333 shares of common stock included in units issuable upon exercise of the Representatives’ Unit Purchase Option granted to the Underwriters upon the completion of this offering and 153,333 shares of common stock underlying warrants issuable upon exercise of the warrants included in units issuable upon exercise of the Representatives’ Unit Purchase Option granted to the Representatives upon the completion of this offering, including the exercise of any over-allotment in full.

DESCRIPTION OF BUSINESS

Unless the context otherwise requires, “JNS,” “we,” “us,” “our,” or “the Company” refers to Jupiter Neurosciences, Inc., a Delaware corporation.

Business Overview

Jupiter Neurosciences, Inc. (the “Company”) is a clinical stage research and development pharmaceutical company located in Jupiter, Florida. The Company incorporated in Delaware in January 2016. The Company has developed a unique resveratrol platform product targeting treatment of neuro-inflammation. The product, called JOTROL™, has many potential indications of use for rare diseases, which of we primarily are targeting Mucopolysaccharidoses Type 1, Friedreich’s Ataxia, and MELAS and with ALS in an earlier development stage. In the larger disease areas, we are primarily targeting Mild Cognitive Impairment/early Alzheimer’s disease with an early development program in TBI/concussions.

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We believe that a high dose of resveratrol is needed for therapeutic effects. Currently available resveratrol products are associated with severe gastrointestinal (GI) side effects at the dose levels we believe are needed. Our belief is based on available scientific literature, preclinical trial results conducted in mice and rats, and previously conducted human trials with resveratrol. We believe that JOTROL™, based on the results from our Phase I trial, see section “Description of Business”, has the potential to deliver a therapeutically effective dose of resveratrol in the blood stream without causing gastrointestinal (GI) side effects. Based on our pre-clinical and Phase I study results, we expect that JOTROLTM will resolve “the major obstacle of resveratrol’s poor bioavailability” as discussed in AY Berman’s summary article in the Journal of Precision Oncology (AY Berman, 2017). Based on our own preclinical studies we believe that resveratrol has the ability to cross the blood-brain. In studies conducted in Friedreich’s ataxia (FA) and Alzheimer’s disease (AD) patients, resulted in positive effects on oxidative stress, inflammation, and mitochondrial function. The FA study was concluded in Australia by Murdoch Children’s Research Institute in 2015 (Yiu et al.). The AD study was conducted in 2015 by the Alzheimer’s Disease Cooperative Study with Professor Raymond Turner, MD, Ph.D., Georgetown, as principal investigator (Turner et al.). Both studies have been published in scientific journals and further described in the section “Description of Business”.

In 2020, we received approval for full funding, $1.76 million, for our Phase I study from the National Institute on Aging (“NIA”). We plan to continue pursuing grant funding opportunities in all areas where they are available, such as Phase II and Phase III trials in Alzheimer’s disease as well as any funding available for our rare disease projects. In the NIA scientific review summary statement of our Phase I study application, it is stated that NIA is looking forward to a Phase II study with an enhanced resveratrol product, based on the earlier study results from the well published Turner et al. Alzheimer’s study. We recently submitted a grant application to NIA for full funding, including corporate overhead for a total of $18.3 million, for the duration of the study, of a Phase II trial in Mild Cognitive Impairment (MCI) and early Alzheimer’s disease. There is however no guarantee that this and future grant applications will be successful and therefore the rejection of our future grant application may significantly delay the Company’s plans in connection with MCI and Alzheimer’s and may have a significant impact on the Company’s financial performance. Further, the Company may never receive any future grants or costs savings.

Since inception, we have operated with limited human capital, utilizing agreements with academia to get pre-clinical work executed at no cost, negotiating favorable deals for data already produced for resveratrol (e.g. toxicity studies and Phase II clinical study data), obtaining a full grant from NIA for our first clinical trial and building a management and scientific consulting team (consisting of the Scientific Advisory Board and business advisors) primarily compensated with equity securities of the company. We believe that this compensation method aligns the management, Scientific Advisory Board members and business advisors interests with the shareholders. We believe that our structure with a core management team that has experience in the utilization of outside resources makes it possible for us to efficiently execute several programs simultaneously in a cost-effective way.

Resveratrol

Resveratrol has been studied for over 50 years by academic institutions as well as by small and large pharmaceutical companies. The multi-functional mechanisms of resveratrol are well documented in over 9,000 scientific publications. Several of these publications, including a summary paper by AY Berman.et al, published in Precision Oncology 2017, point to the issue of the poor bioavailability that has stopped medical utilization of regular resveratrol and never received regulatory approval for any indication. We believe the Phase I study we have conducted indicates that we have resolved the poor bioavailability issue with JOTROL™. Resveratrol (3,4′,5- trihydroxystilbene) is a nutraceutical that has recently attracted a lot of research attention due to its exciting pharmacological potential. It is a phytoalexin found in many plants including grapes, peanuts, and berries. Resveratrol was first isolated in Veratrum grandiflorum, or white hellebore plant, in the 1940’s. Stilbene compounds are known for their ability to provide plants with resistance to microbial and fungal infection. Early research showed that resveratrol was present in large quantities in injured, infected, and ultraviolet-treated leaves. Processed plant products also contain a significant amount of resveratrol.

Based upon available scientific literature, it appears that resveratrol is an activator of SIRT1, one of the mammalian forms of the sirtuin family of proteins. SIRT1 deacetylates histones and nonhistone proteins including transcription factors. The SIRT1-regulated pathway affects metabolism, stress resistance, cell survival, cellular senescence, inflammation/immune function, endothelial functions, and circadian rhythms. Resveratrol has been documented in scientific literature to activate SIRT1, NrF2, NLR3P inflammasomes and have an epigenetic mechanism and therefore is predicted to benefit diseases affected by abnormal metabolic control, inflammation, and cell cycle defects. Nonetheless, resveratrol application is a major challenge for the pharmaceutical industry, due to its poor solubility and bioavailability, as well as adverse effects, such as severe gastro-intestinal side effects when taken at effective dose levels (over 2,000 mg daily). In this context, studies have proposed that structural changes in the resveratrol molecule, including glycosylation, alkylation, halogenation, hydroxylation, methylation, and prenylation could lead to the development of derivatives with enhanced bioavailability and pharmacological activity. Resveratrol has never been developed with all the necessary steps to achieve an approval as a pharmaceutical product since the existing natural supplements cannot provide high enough levels of resveratrol in blood plasma to be able to provide a therapeutically effective dose without generating severe gastro-intestinal side effects. This means that we need to take JOTROL™ through the full regulatory NDA (New Drug Application) requirement to obtain a marketing approval.

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JOTROL™

JOTROL™ was developed together with our technology partner Aquanova AG, Darmstadt, Germany. JOTROL™ is formulated with a unique patented micellar technology that is projected to increase the bioavailability profile of resveratrol. Manufacturing technology transfers were completed in 2017 and manufacturing procedures and clinical trial supply manufacturing has been completed at Catalent Pharmaceutical Services, Inc., St Petersburg, Florida.

JOTROL™ is a micellar non-aqueous solution of resveratrol delivered in a softgel capsule. Each capsule includes 100mg of resveratrol. Pre-clinical trials in mice and rats were conducted comparing JOTROL™ to micronized resveratrol, labeled to have the highest bioavailability in the nutritional market, to demonstrate that we could achieve a significantly higher bioavailability. Summary details of these studies are included in the section “Description of Business”. A Phase I dose finding pharmacokinetic (“PK”) study in healthy volunteers was completed during the first half of 2021. The study results met our targeted goals. The results from this study will be used as a cross-reference for all indications where JOTROL™ will be used in Phase II and Phase III clinical trials. The Phase I results and the FDA guidance of cross-referencing is further described in the section “Description of Business”. The Company has not discussed the use of cross-referencing in this manner with the FDA or other comparable regulatory authorities.

The FDA cross-reference guidance states:

Investigational New Drug Applications (INDs)

The information below is Excerpted from page 4 of the guidance document.

E. Cross References to other INDs

At times, IND submissions are supported by a cross-reference to another IND [21 CFR 312.23(b)]. The utility of the electronic IND submission will be further increased if all reference materials are supplied with the IND submission. You should handle these files in the same manner as other electronic files submitted to the IND. For example, you should generate the files from electronic source files rather than from scanned paper documents if at all possible. If the electronic source file is not available, we will accept a scanned copy. You should describe the file format and organization of these files as described in this guidance.

If an electronic IND or other form of documentation already exists in CBER, and the appropriate letters of authorization are supplied, the IND review team will be granted access to those documents. If the files you choose to reference have been provided in electronic format, you should include the main folder name in which the document resides in place of the volume number required under 21 CFR 312.23(b). You should provide copies of the appropriate letters of authorization in the admin folder of the submission.

There is however no guarantee that FDA will approve our planned use of cross-referencing.

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JOTROL™ Intellectual Property

We have a worldwide license, from Aquanova AG, the patent holder of micellar technologies, to develop, manufacture, distribute and sell JOTROL™. Accordingly we do not own the patent as it is owned by Aquanova AG and have the right to use the patent under our license agreement with Aquanova AG.

●	Our CSO, Marshall Hayward and the lead scientist at Aquanova AG, Darius Benham, are the inventors of JOTROL™. The patent application and later approved patent were assigned to Aquanova AG from the inventors. Subsequent to such time, we entered into our agreement with Aquanova AG which gives us the right to use the patent.
●	Aquanova AG, a German company, filed an international patent application in Germany on January 29, 2017 entitled “Resveratrol solubilization product for pharmaceutical purposes” (PCT/EP2017/O51659).
●	The priority date is June 16, 2016 with expiration in 2036 which expiration date applies to all territories.

This patent has been granted in USA, specific European countries, Japan and China.

The specific European countries are: France, UK, Switzerland, Italy, Belgium, Netherlands, Ireland, Spain, Sweden, Turkey, Poland, Denmark, Greece, Hungary and Germany.

The approved claims of the patents, formulation and method of use, are as stated in issued US patent #10,780,056:

1. A solubilization product consisting of: resveratrol; an emulsifying agent mixture of polysorbate 80 and polysorbate 20; at least one medium-chain triglyceride (MCT); and tocopherol or mixed tocopherols, wherein the solubilization product is for use as a pharmaceutical product.

2. The solubilization product according to claim 1, characterized in that: the fractional amount of the resveratrol is in the range of 3% by weight to 15% by weight, or in the range of 5% by weight to 10% by weight, or is 10% by weight.

3. The solubilization product according to claim 1, characterized in that: the fractional amount of the emulsifying agent mixture of polysorbate 20 and polysorbate 80 is in the range of approximately 65% by weight to approximately 95% by weight, or in the range of approximately 70% by weight to approximately 92% by weight, or is approximately 71.8% by weight.

4. The solubilization product according to claim 1, characterized in that: the fractional amount of the at least one medium-chain triglyceride is in the range of at least approximately 2% by weight to approximately 8% by weight, or in the range of approximately 3% by weight to approximately 5% by weight, or is approximately 4.5% by weight.

5. The solubilization product according to claim 1, characterized in that: the fractional amount of the tocopherol or the mixed tocopherols is in the range of approximately 3% by weight to approximately 6% by weight, or is approximately 5.25% by weight.

6. The solubilization product according to claim 1, characterized in that: the solubilization product has micelles wherein a distribution of diameters of the micelles ranges from approximately 1 nm to approximately 25 nm.

7. The solubilization product according to claim 1, characterized in that: a turbidity of the solubilization product is less than 50 FNU, measured by scattered light measurement with infrared light according to the provisions of the ISO 7027 standard at a 1:50 dilution of the solubilization product in water.

8. The solubilization product according to claim 1, characterized in that: a turbidity of the solubilization product after 24 hours of storage at room temperature and pH 7 is less than 50 FNU, measured by scattered light measurement with infrared light according to the provisions of the ISO 7027 standard at a 1:50 dilution of the solubilization product in water.

9. The solubilization product according to claim 1, characterized in that: a turbidity of the solubilization product after 1 hour of storage at 37.degree. C. and pH 1.1 is less than 50 FNU, measured by scattered light measurement with infrared light according to the provisions of the ISO 7027 standard at a 1:50 dilution of the solubilization product in water.

10. The solubilization product according to claim 1, wherein the solubilization product is for use in the treatment of Alzheimer’s disease, Friedreich’s ataxia and other Ataxia related diseases, lysosomal diseases, cancer, diabetes, atherosclerosis, heart diseases, arthritis or autoimmune diseases.

11. The solubilisation product according to claim 1, wherein the solubilization product is for use in a method for the treatment of Alzheimer’s disease, Friedreich’s ataxia and other Ataxia related diseases, lysosomal diseases, cancer, diabetes, atherosclerosis, heart diseases, arthritis or autoimmune diseases, characterized in that: the solubilization product is administered orally, in an amount corresponding to at least 200 mg resveratrol per day.

12. A capsule filled with the solubilisation product according to claim 1, characterized in that: the capsule is provided as a soft gelatin capsule, a hard gelatin capsule, a soft gelatin-free capsule, or a hard gelatin-free capsule.

13. A method for the treatment of Alzheimer’s disease, Friedreich’s ataxia and other Ataxia related diseases, lysosomal diseases, cancer, diabetes, atherosclerosis, heart diseases, arthritis or autoimmune diseases, comprising: providing a solubilization product consisting of resveratrol, an emulsifying agent mixture of polysorbate 80 and polysorbate 20, at least one medium-chain triglyceride (MCT), and tocopherol or mixed tocopherols; and orally administering the solubilization product to a patient.

14. The method according to claim 13, characterized in that: the solubilization product is contained in a capsule; and the capsule is provided as a soft gelatin capsule, a hard gelatin capsule, a soft gelatin-free capsule, or a hard gelatin-free capsule.

An additional patent application, based on results from our Phase I trial as well as covering additional indications and method of use, has recently been submitted to the USPTO. Our CSO, Dr. Marshall Hayward, is the named inventor together with Christopher Kemper, Ph.D., a consultant to JNS. Both inventors have assigned the invention to the Company. If granted the patent will expire in 20 years from such grant.

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License Agreement with Aquanova AG

Our license agreement with Aquanova AG is our most important agreement and critical to maintain as long as JOTROL remains our main and only product. A loss of this agreement will cause the Company a delay in its plans and would cause the Company to seek out other similar licensing agreements. Accordingly, the loss of this agreement will have a material adverse effect on our business. The agreement provides us with a worldwide exclusivity for utilization of the patents granted and pending. The following are the material terms of the agreement a including the fees we agreed to pay in consideration for this exclusivity:

●	Type of agreement: Exclusive Global Development and Licensing agreement
●	Execution and termination: Executed September 15, 2016 to be terminated upon the latter or the patent expiration or ten years subsequent to the first commercial sale of product in each territory.
●	Upfront fee of $20,000.
●	Annual license fee of $75,000 until first product approval in a territory.
●	There are three territories defined, USA, Europe and Asia.
●	$200,000 in milestone payment upon first regulatory approval in a territory.
●	$200,000 in milestone payment upon first regulatory approval in the second territory.
●	$200,000 in milestone payment upon first regulatory approval in the third territory.
●	The annual $75,000 license fee is replaced with a 5% royalty fee, based on net sales in each territory, upon first regulatory approval in any of the 3 areas.
●	Each party can decide to instead of the 5% royalty fee have the Company pay Aquanova AG $3 million within 180 days of the first regulatory approval leading to a reduced royalty payment to 1.5% for the life of the agreement.

The termination provisions under our license agreement with Aquanova AG are as follows:

●	Termination provisions and penalties.

o	Termination for Material Uncured Breach:

■	Either party shall have the right to terminate the agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations thereunder, and if such breach or default is not corrected or within sixty (60) days after the breaching party receives written notice identifying such breach, or if a cure (other than any payment) is not possible in such sixty (60) day period, such longer period (not exceeding 120 days) during which the breaching party is diligently pursuing a cure. If the parties cannot agree on a product schedule for three products in a row either party shall have the right to terminate the agreement. For the avoidance of doubt, a party’s decision to terminate a clinical trial pursuant to Section 3.04(c) of the agreement will not be deemed to be a material breach of its obligations thereunder.

o	Termination for Insolvency; Retention of License:

■	If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver of custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within ninety (90) days thereafter, the other party may immediately terminate the agreement effective upon notice of such termination. Notwithstanding the bankruptcy of a party, or the impairment of performance by a party of its obligations under the agreement as a result of bankruptcy or insolvency of such party, and subject to such other party’s rights to terminate the agreement for reasons other than bankruptcy or insolvency as expressly provided in the agreement, the other party shall be entitled to retain the licenses under the terms and conditions granted therein, and otherwise in accordance with Section 365(n) of the United States Bankruptcy Code.

o	General Effect of Termination:

■	Accrued Obligations:
●	Termination of the agreement or for any reason shall not release and party thereto from any liability which, at the time of such termination, nor preclude either party from pursuing any rights and remedies it may have thereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.
■	Return of Materials:
●	Upon any termination of the agreement, each party shall promptly return to the other party all materials, know-how and other tangible confidential information received from the other party (except one copy of which may be retained by legal counsel for archival purposes); except that if the agreement is terminated with respect to a product only, each party shall so return confidential information relating exclusively to the product.
■	Reversion of Rights
●	Upon any ending of the agreement, all licenses granted by a party to the other party shall be terminated and the rights therein shall revert to the licensor party.

The description of the foregoing agreement as set forth above is qualified in its entirety to the full agreement as attached as Exhibit 10.16 to the registration statement of which this prospectus forms a part.

Upon signing the licensing agreement on September 15, 2016, the Company paid the upfront fee of $20,000 and one year of the annual $75,000 licensing fee.

As of the nine months ended September 30, 2021, there were $281,250 of accumulated annual licensing fees included in accrued liabilities.

On December 1, 2021, the Company and Aquanova AG entered into a Debt Forgiveness and Exchange Agreement, dated as of December 1, 2021, pursuant to which $225,000 of the $281,250 of indebtedness under the licensing agreement with Aquanova was forgiven in exchange for (i) the payment by the Company to Aquanova of $125,000 in cash, (ii) the issuance by the Company of a convertible promissory note in the amount of $100,000 to Aquanova, and (iii) the issuance by the Company of an option to purchase 45,000 shares of common stock of the Company at an exercise price of $4.05 per share, subject to vesting of 11,250 shares on December 1, 2021, 938 shares per month thereafter for 35 months and 920 shares on the month thereafter (36th month). In light of the foregoing transactions, as of January 5, 2022, there were $56,250 of accumulated annual licensing fees included in accrued liabilities.

The Company intends to pay the upcoming annual licensing fee of $75,000 with proceeds from this offering.

Other Material Agreements

Agreement with Murdoch Children’s Research Institute (MCRI). The material terms of this agreement are as follows:

●	Type of agreement: Global Development and Licensing agreement
●	Executed September 1, 2015.
●	Payment schedule:
●	No upfront payment.
●	$100,000 per territory (US, European Union and Japan are the defined territories) upon first received marketing approval.
●	Royalty: 1.5% of net product sales.
●	Termination Date

o	Unless agreement is terminated earlier the term of the agreement shall commence on the effective date and shall continue until the expiration of the Royalty Term in each country in the Territory with respect to the Product

●	Termination provisions & penalties

o	Termination for material uncured breach

■	120 day cure period

o	Termination for insolvency; retention of license
o	Effects of termination

■	Accrued obligations not released
■	Return of materials
■	If Murdoch terminates the agreement, the license granted to Jupiter Neurosciences by Murdoch will immediately terminate
■	Royalties will not terminate unless Jupiter terminates the agreement and will have no obligation to pay any amount to Murdoch which accrues after the effective date of termination (termination for material uncured breach).

The description of the foregoing agreement as set forth above is qualified in its entirety to the full agreement as attached as Exhibit 10.18 to the registration statement of which this prospectus forms a part.

There have been no payments made by the Company to date under this agreement.

Agreement with major pharmaceutical company (restricted by confidentiality agreement):

●	Type of agreement: Data access to resveratrol toxicology studies by a letter of reference.
●	Execution and termination: May 2nd, 2017, can only be terminated due to a material breach of the contract.
●	Access to resveratrol toxicology studies performed at Charles River Laboratories.
●	No payments associated with this agreement.

Agreement with the National Institute on Aging (NIA). The material terms of this agreement are as follows:

●	Type of Agreement: Federal Grant # 1R44AG067907-01A1
●	Term: September 30, 2020 through February 28, 2022.
●	Title: Safety and Pharmacokinetics of JOTROL for Alzheimer’s Disease.
●	Amount of grant award: $1,764,270, fully paid to the company.
●	The Company’s obligation was to perform a Phase I pharmacokinetics study and subsequently report the findings of the study. This is further described in the JOTROL™ Phase I Pharmacokinetic (“PK”) and Safety Study section in this document.
●	The Company has a few obligations left to be executed such as publishing a scientific paper describing the findings and upload the final study report on clinicaltrials.gov. These items are expected to be concluded in the very near term.

There are no termination or penalty provisions under this agreement, the agreement terminates by its terms on February 28, 2022. The description of the grant agreement with NIA as set forth above is qualified in their entirety to the full grant agreement as attached as Exhibit 10.17 to the registration statement of which this prospectus forms a part.

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Product Development

Our management, Scientific Board of Advisors and business advisors have extensive experience in regulatory affairs and clinical development of product candidates for the treatment of rare diseases and Alzheimer’s disease. The overall regulatory approval process for product candidates for the treatment of rare diseases are generally conducted with a smaller number of patients in clinical trials and over a shorter amount of time than more prevalent diseases. There is a documented pathway to get accelerated FDA approval for a rare disease indication if there is no existing treatment for the indication, if a product shows efficacy and has a good safety profile. There is also a possibility of receiving a Priority Review Voucher (PRV) from the FDA upon an approval in pediatric population in a rare disease. One or more of our programs, such as MPS-I, will be targeting pediatric patients. The voucher entitles the bearer to regulatory review in about six months rather than the standard ten months. The Food and Drug Administration (FDA) awards a voucher following approval of a treatment for a neglected disease, rare pediatric disease, or medical countermeasure. Two drugs can receive priority review for each voucher: the drug winning a voucher for a neglected or rare pediatric disease, and the drug using a voucher for another indication. The voucher may be sold. For example, a small company might win a voucher for developing a drug for a neglected disease and sell the voucher to a large company for use on a commercial disease.

There are four specific approval pathways applicable for rare disease indication. We will be evaluating and most likely applying for one or more of these when we get closer in the FDA approval process. These include the following pathways for the indications that it is targeting: (1)Priority Review (2) Fast Track (3) Accelerated Approval Pathway and (4) Breakthrough therapy.

Priority Review

Priority Review was authorized in 1992 by the Prescription Drug User Fee Act (PDUFA) which created the two-tiered FDA drug review system (standard v. priority). This pathway shortens application review from 10 months (standard) to 6 months (priority). The FDA determines if a drug receives a standard or priority review, although sponsors may request a priority review. Priority review is granted if a new drug would result in a significant improvement in safety and effectiveness compared to existing therapies.

Fast Track

Drugs for the treatment of serious conditions that address an unmet medical need receive an expedited review. The purpose of this pathway is to get important new drugs to patent earlier, for conditions such as Alzheimer’s disease, epilepsy, depression, and multiple sclerosis. Any drug being developed to treat or prevent a condition with no current therapy is prioritized. If there are available therapies, the new drug must:

1.	Show superior efficacy;
2.	Avoid serious side effects of the available therapy;
3.	Decrease clinically significant toxicity of an available therapy; and
4.	Address an emerging or anticipated public health need

Fast Track designation should come at the time of submission and be requested by the manufacturer, although it can be requested at any time in the approval process. Once in the Fast Track pathway, there are more frequent meetings with the FDA to discuss the development plan and appropriate data needed to support drug approval. Drugs in the Fast Track pathway are also eligible for accelerated approval and priority review if relevant criteria are met.

Accelerated Approval Pathway

Authorized in 1992 and updated in 2012, this pathway is applied to new therapies that treat serious or life- threatening conditions for which there is an unmet medical need and have a “clinically meaningful” outcome. Drugs that are eligible for this pathway must be reasonably likely to improve a surrogate endpoint if a standard endpoint would require long-term evaluation. If given conditional approval, the sponsor must conduct post-marketing clinical trials to ensure endpoints are met. If the standard endpoints are not met, the FDA can withdraw approval.

Breakthrough Therapy

This designation is designed to expedite the development and review of drugs that are intended to treat serious conditions and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over available therapies on clinically significant endpoints.

There is however no guarantee that an accelerated pathway will lead to an accelerated FDA review and that a pediatric approval leads to a PRV. Additionally there can be no guarantee that the Company can be successful in its plans under any FDA pathway.

We have received quotes from clinical research organizations (“CROs”) for Phase II trials in MPS I and Friedreich’s ataxia ranging from $2 Million - $5 Million per study. Alzheimer’s disease trials are larger and more complex with higher associated costs, we have received quotes ranging between ~$7 million to ~$10 million for our planned study. We believe that with positive Phase II results we may be able to garner strategic partnering interest for financing of larger Phase III trials. We also intend to seek collaborations with future licensees and marketing partners, especially in markets outside the United States.

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The table below provides our current estimate of our timeline:

Product Development and Commercialization Timelines

Milestone	Target Start Date	Target Completion Date
Identified key issue with resveratrol, poor bioavailability, and investigated possible solutions.	Q3 2015	Completed
Worldwide exclusive agreement with Aquanova AG, Germany, for patented micellar technology.	Q3 2016	Completed
Patent applications submitted in 2016 and patents have subsequently been issued in USA, Certain European countries, Japan and China.	Q2 2016	Completed
Pre-clinical studies comparing JOTROL™ with conventional resveratrol, see section “Description of Business”.	Q1 2017	Completed
Technology and data transfer agreement with Murdoch Children’s Research Institute, Melbourne, Australia regarding research results and information related to Friedreich’s Ataxia	Q3 2015	Completed
Technology transfer from Aquanova, CMC documentation, and clinical trial supplies manufactured (Catalent)	Q1 2017	Completed
Orphan Drug Designations (“ODD”) submitted to FDA and ODD received for Friedreich’s ataxia	Q3 2016	Completed
Resveratrol toxicity study received from major pharmaceutical company	Q3 2017	Completed
Human bioavailability POC study with JOTROL™	Q3 2017	Completed
NIA grant application for Phase I study submitted and scientific review triggered full financing, $1.76 million.	Q3 2019	Completed
Phase I study in healthy volunteers initiated in December 2020 and in-man phase concluded in March 2021	Q3 2020	Completed
NIA grant application submitted, $18.3 Million, for Phase II study for Mild Cognitive Impairment	Q2 2021	Completed
TBI/Concussion projected pre-clinical study start	Q1 2022	Q3/2022
MPS I Phase II study	Q2 2022	Q4 2023
MCI/early AD Phase II study	Q4 2022	Q2 2025
Out-licensing of JOTROL™ to Asian partner	Q1 2022	Q4 2022
MELAS Phase II study	Q4 2022	Q2 2024
Friedreich’s ataxia Phase II/III study	Q3 2022	Q3 2024

JOTROL™ Pre-clinical studies

The company initially conducted pre-clinical studies in mice and rats to demonstrate JOTROL’s difference in bioavailability compared with resveratrol. These studies were the basis for our MPS I IND application to the FDA for approval to conduct a Phase I trial. IND, #132145, approval for the study was received by the FDA in Q1 of 2018. The Company conducted two such pre-clinical studies, one conducted in mice, containing 48 subjects and one conducted in rats, containing 18 subjects.

Summary of the results:

Trial in Mice

Jupiter Neurosciences, Inc. conducted study 2015-3021-007 (AMP429) where mice (N=12 per group) were administered 4 treatments: micronized (commercial) resveratrol as an aqueous suspension at 50 mg/kg; the API (resveratrol is the Active Pharmaceutical Ingredient) used to prepare the JOTROLTM formula as an aqueous suspension at 50 mg/kg; and JOTROLTM, marked as JOT-101, (micelles loaded at 5% resveratrol) at 50 mg/kg and 25 mg/kg resveratrol (data on file). The different formulations acted as internal comparison controls. Blood was drawn, plasma prepared, and tissue samples were collected for further tests. Blood samples were collected at 0.25, 0.5, 1, and 4 hr post dose. Pharmacokinetic parameters were determined and shown in the table below. The JOTROLTM micellar form is a predecessor/prototype formula in a series, and while it is not the final JOTROLTM formulation, it does show proof of concept.

Table 1. PK Summary of Study 2015-3021-007 (AMP429) where Mice Were Administered 4 Resveratrol Treatments.

	dose	Tmax	Cmax	Gr1/Grx	AUClast	Tlast	Clast	t1/2	Vz_obs/F	Cl_obs/F
Group_ID	mg/kg	hr	ng/mL	Ratio	hr*ng/mL	hr	ng/mL	hr	mL/kg	mL/hr/kg
Gr1	50	0.25	1423	1	762	4.0	122	NC	NC	NC
Gr2	50	0.25	84.4	16.9	175	4.0	4.37	0.84	337069	277678
Gr3	50	0.25	137	10	201	4.0	49.0	NC	NC	NC
Gr4	25	0.25	350	4	155	4.0	30.0	NC	NC	NC
NC: not calculated due to the lack of terminal slope

Gr1	JOTROL micellar form
Gr2	JOTROL Raw API
Gr3	Mega Resveratrol (micronized solid form)
Gr4	Diluted JOT-101 micellar form

The headings in the above Table 1, have the following meanings:

●	Group ID: this heading contains the name of each of the 4 treatment groups.
●	Dose mg/kg: this heading denotes the applicable dose of resveratrol administered to each of the treatment groups.
●	Tmax hr: this heading denotes the time at which the maximal concentration of resveratrol was measured in the plasma.
●	Cmax ng/mL: this heading contains the concentration of resveratrol in plasma at a given Tmax.
●	Gr1/Grx Ratio: this heading denotes the ratio of the other treatment groups compared to Group 1.
●	AUClast hr*ng/mL: this heading denotes the area under the curve metric in the terminal phase.
●	Tlast hr: this heading denotes the last timepoint used.
●	Clast ng/ML: this heading sets forth the concentration at final timepoint.
●	t1/2 hr: this heading sets fort the time measured while the resveratrol is in the body.
●	Vz_obs/F ml/kg: this heading sets forth the apparent volume of distribution.
●	Cl_obs/F mL/hr/kg: this heading sets forth when the resveratrol totally leaves the body.

The units for each measurement are listed below the metric name. Cmax comparisons are shown in the figure below. Ratios based on Cmax for Gr2, Gr3, and Gr4 ranged from 4 to 16.9 and, when based on AUC, ranged from 4 to 5, indicating at least a 4 fold increase in bioavailability with the JOT-101 (JOTROL) micellar form. Cmax values are plotted below:

Figure 1. Cmax comparisons in mouse study 2015-3021-007 (AMP429).

Comparison to the human data below suggests that mice absorb resveratrol faster than humans; and although this data is limited, the actual Cmax value may not have been captured, as 15 minutes may, in fact, be past the concentration peak in mice. This possibility is supported by the observation that the “half dose” of JOT101 (JOTROL) showed a higher Cmax at 15 minutes than megaresveratrol, although the 4 hour AUC for the half dose is a bit lower than megaresveratrol – suggesting that absorption between the two formulations poorly correlates.

Trial in Rats

Jupiter Neurosciences, Inc. conducted a PK study in rats: Study 2016-3021-008 (AMP446). After acclimatization in the animal facility for at least 5 days, male CD rats with an average body weight of ~200g received 50 mg/kg resveratrol as JOTROLTM, marked as JOT-101, a form of fully synthetic resveratrol (NovaSol RSV) (data on file). This is the formula described in the patent. The control article, Megaresveratrol, is a commercially available micronized form of resveratrol. The compound was handled in the dark.

Drug was administered by gavage (N=9 per group). Blood was removed from the jugular vein at 10, 20, 30 minutes, then 1, 2, 4, 6, 8, and 12 hr post dose. At 24 hr, trunk blood, heart, sc fat, and brain was collected. Plasma was separated and analyzed for resveratrol by LC-MS/MS using (Resveratrol-C6) as an internal standard.

Table 2. PK Summary of study 2015-3021-008 (AMP446) where rats were administered 2 resveratrol treatments.

	dose	Tmax	Cmax	Gr3A/GrxA	AUCall	t1/2	Vz_obs/F	Cl_obs/F
Group_ID	mg/kg	hr	ng/mL	ratio	hr*ng/mL	hr	mL/kg	mL/hr/kg
Gr2A	50	1.389	340	7.1	1062	1.37	93209	47731
Gr3A	50	0.167	2423	1.0	2543	1.19	36642	23053

Gr2A	Mega Resveratrol
Gr3A	JOTROL micellar form

The headings in the above Table 2, have the following meanings:

●	Group ID: this heading contains the name of each of the 4 treatment groups.
●	Dose mg/kg: this heading denotes the applicable dose of resveratrol administered to each of the treatment groups.
●	Tmax hr: this heading denotes the time at which the maximal concentration of resveratrol was measured in the plasma.
●	Cmax ng/mL: this heading contains the concentration of resveratrol in plasma at a given Tmax.
●	Gr3A/GrxA ratio: this heading denotes the ratio of the other treatment groups compared to Group 3.
●	AUCall hr*ng/mL: this heading denotes the area under the curve metric using all data points.
●	t1/2 hr: this heading sets fort the time measure when the resveratrol is in the body.
●	Vz_obs/F mL/kg: this heading sets forth the apparent volume of distribution.
●	Cl_obs/F mL/hr/kg: this heading sets forth when the resveratrol totally leaves the body.

The units for each measurement are listed below the metric name. A 7 fold increase in Cmax and a 2.4 fold increase in AUC were observed.

Figure 2: Cmax comparisons in rats, and drug concentration in plasma over time (AMP446)

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Resveratrol has demonstrated promise as a potent SIRT1 activator acting on various anti-Alzheimer’s disease (“AD”) related pathways

We partnered with the University of Miami, by executing a Material Transfer Agreement (MTA) attached to this document as Exhibit 10.21, that conducted several studies in 3xTd-mice that targeted various Alzheimer’s biomarkers, including mitochondrial biogenesis that is useful for mitochondrial targeted diseases. Results of those studies are in the illustrations below. The studies have recently been presented at several Alzheimer’s Disease conference events.

Resveratrol regulates neuro-inflammation and induces adaptive immunity in Alzheimer’s disease. We hypothesize that equimolar concentrations of JOTROL™, compared to non-formulated resveratrol, will result in greater brain exposure to resveratrol and more efficacious responses on Alzheimer’s disease biomarkers, allowing for a reduction in dose regimen.

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Acute treatment shows a positive effect of JOTROL™ on AD-related pathology in aged AD mice

A p-value of less than .05 is generally accepted as statistically significant by regulatory authorities, such as the FDA.

These results led to a grant application to NIA for funding of a Phase I PK trial. The grant, in the amount of $1.76 Million, was approved on September 30, 2020. The Phase I trial started in late December 2020 and was completed in the first half of 2021. The final study report has been completed and will shortly be published on clinicaltrials.gov.

JOTROL™ Phase I Pharmacokinetic (“PK”) and Safety Study

●	DESIGN / EXECUTION – Single Ascending Dose (“SAD”) with Food Effect
●	3- arm ascending dose (@200, 500, 700 mg), 24 subjects up to 75 years of age; food effect arm of 16 subjects)
●	Safety; blood plasma and urine collection out to 32 hours post dose
●	At 200 mg = A; at 500 mg = B; at 700 mg = C; at 500 mg with food = D (these are the different arms of the PK study)
●	Measure resveratrol and 3 key metabolites (2 glucuronides and one sulfate)
●	Completed 21 subjects first arm A, 16 subjects second arm B, 18 subjects dosed 3rd arm C. Food effect arm 14 subjects D
●	Covid-19 reduced enrollment.
●	PK observations (blood plasma) consistent with expectations; Target of an average C-Max level above 300ng/ml was achieved without causing any severe treatment adverse events.
●	No treatment emergent serious adverse events, see Phase 1 Safety Conclusions per final report
●	High variability in bioavailability that can be adjusted patient by patient; will continue evaluation with Population PK in indication specific trials
●	Plasma Cmax targets can be achieved without approaching the FDA stipulated AUC limit (2100 ng*hr/ml)

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Study results

Earlier performed clinical studies in patient populations that we have used to set a targeted C-Max level, 300ng/ml, of resveratrol in blood plasma are the MCRI, Friedreich’s Ataxia study (2 X 1 g and 2 X 2.5 g daily dose of resveratrol) published by Yiu et al. and Turner et al. Alzheimer disease study (dose escalation with 500mg – 2g daily). In both trials it was shown that only the highest doses generated any positive therapeutic effect. The associated PK results shows that at the highest dose in the Alzheimer’s study there was an average of ~ 200ng/ml at Cmax of resveratrol in the blood plasma and in the Friedreich’s ataxia there was an average of ~ 260 ng/ml at Cmax of resveratrol in the blood plasma. Our conclusions are that a result of ~ 300 ng/ml at Cmax, without generating any severe adverse events, is most likely a therapeutically effective dose and the targeted level of resveratrol in blood plasma for all applications that we have identified. Our Phase I PK study shows JOTROL™ (500mg) had a mean C-Max level of 454 ng/ml without generating any serious Treatment Emergent Adverse Events (TEAEs) and therefore we achieved our own target results.

Phase 1 Safety Conclusions per final report:

There were no deaths, serious, or severe treatment emergent adverse events (“TEAEs”) reported. One (1) subject was withdrawn from the study due to TEAE: Subject No. 07 was withdrawn due to TEAE of Sars-Cov-2 Test Positive and the study drug was interrupted for 2 subjects due to TEAEs: Subject Nos. 02 and 03 due to TEAE of Covid-19. Subject No. 04 was withdrawn due to non-TEAE back pain, which commenced prior to study drug administration.

A total of 25 TEAEs were reported by 15 of the 24 subjects who received any amount of study drug. Nine (9) TEAEs were reported by 7 of the 21 subjects who received Treatment A, 4 TEAEs were reported by 4 of the 16 subjects who received Treatment B, 6 TEAEs were reported by 6 of the 18 subjects who received Treatment C, and 6 TEAEs were reported by 6 of the 15 subjects who received Treatment D. The number of subjects who reported TEAEs was not notably different between the Treatments A, B, and C. No clear trend was observed with number of TEAEs reported with increasing doses of resveratrol. Although the number of TEAEs were not notably different between Treatment B (fasting) and Treatment D (fed), there was a slight difference in the proportion of subjects who reported TEAEs.

The most commonly reported TEAEs during this study were in the System Organ Class (“SOC”) of nervous system disorders, with somnolence reported by 7 (29.2%) subjects, and headache reported by 5 (20.8%) subjects. Three (3) subjects contracted Covid-19 during the course of the study.

Of the 25 TEAEs reported, 23 were graded as mild and 2 were graded as moderate. None were graded as severe. Moderate TEAEs were reported by 1 subject (Subject No. 02) after receiving Treatment A (Covid-19) and 1 subject (Subject No. 15) after receiving Treatment C (syncope).

Of the 25 TEAEs reported, the relationship of 13 TEAEs was judged as possibly related, 8 as remotely related, and 4 as unrelated. Somnolence (6 [25%] subjects; 8 events) and headache (4 [16.7%] subjects; 4 events) were the most frequent events judged to be possibly related.

Three (3) subjects reported CS laboratory abnormalities that led to TEAEs. The TEAEs “White Blood Cells Urine” reported by Subject No. 03, “Alanine Aminotransferase Increased” reported by Subject No. 05, and “Haemoglobin Decreased” reported by Subject No. 20 were mild in severity and were remotely related to the study drug.

One (1) subject reported CS vital sign abnormality that led to a TEAE. Subject No. 21 reported “Blood Pressure Increased” which was mild in severity and remotely related to the study drug.

There were no clinically significant changes in ECG and no TEAEs related to ECG was reported during the study.

After obtaining the results from the Phase I study, showing that we achieved a Cmax level of over 300 ng/ml of resveratrol without generating any severe adverse events, we applied for additional funding from NIA for a Phase II trial in MCI/early AD as well as moving forward with preparations of protocols and IND submissions for Friedreich’s ataxia and MCI/early AD.

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MARKET OVERVIEW

Rare (Orphan) Diseases

The Orphan Drug Act defines an orphan disease as a disease which affects less than 200,000 people in the United States. Other countries in the world have similar laws to recognize diseases which affect small populations. There are only treatments for about 600 out of 7000 rare diseases. Many of these rare diseases are very serious and life threatening, generating a large economic burden as illustrated in the pie chart below. Under the Orphan Drug Act there are incentives and benefits available to companies that develop an orphan disease product. This may include certain R&D tax benefits, reduced or waiver of FDA filing fees, 7 – 10 years of exclusivity, an accelerated approval process, the possible receipt of a transferable Priority Revue Voucher (present value ~ $50 M) and favorable product price reimbursement.

Pricing structure is very different between approved treatments for orphan diseases vs. non-orphan. The average price for a product treating an orphan disease is over $150,000 per year/per patient (source: Evaluate Pharma).

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Our Relevant Market Size

Our relevant market size is the annual revenue that we could attain if we owned 100% market share of the diseases treated by our product, if approved. The global Alzheimer’s disease market is very large, as evidenced by the Alzheimer’s Association’s 2020 annual report stating Alzheimer’s disease has impacted 5.7 million Americans. However, we believe it is premature for us to calculate a relevant market size for Alzheimer’s disease.

Our assumed relevant market size in the rare disease indications is calculated as follows:

1.	Number of patients, in countries with drug reimbursement plans, who are affected with our three leading rare disease pipeline products: Approximately 200,000 patients

2.	The amount these patients might be willing to spend on an annual basis on our products, if reimbursed (price projected to be 50% of the average $150,804 US orphan drug price according to Evaluate Pharma market report 2019): $75,000.

3.	With these assumptions, our relevant market size in rare diseases: $15 billion

The market size in United States for our 3 leading rare disease applications is as follows for each indication:, price source: Evaluate Pharma 2020:

Friedreich’s ataxia:

■	~ 5000 patients in USA
■	Average price for presently sold rare disease medications: ~$150 K per year/per patient
■	Assumed JOTROL price: ~$75 K per year/per patient
■	Relative market size: $375M

MPS I:

■	~ 2000 patients in the USA
■	Average price for rare disease medication: ~$150 K per year/per patient
■	JOTROL price: ~$75 K per year/per patient
■	Relative market size: $150 M

MELAS:

■	~ 50,000 patients in USA
■	Average price for rare disease medication: $150 K per year/per patient
■	JOTROL price: ~$75 K per year/per patient
■	Relative market size: ~$3.75 B

Our source for the pricing information above is Evaluate Pharma 2020.

Alzheimer’s Disease

Alzheimer’s is a progressive, neurodegenerative disease and the most common cause of dementia. Alzheimer’s disease is not a normal part of aging.

The National Institutes of Health (NIH) defines dementia as “a loss of thinking, remembering, and reasoning skills that interferes with a person’s daily life and activities.” Other forms include frontotemporal degeneration, dementia with Lewy bodies, and vascular and mixed dementias.

According to Alzheimer’s Association’s 2020 annual report Alzheimer’s disease has impacted 5.7 million Americans and that it costs the US $277 billion each year, excluding the cost of “unpaid time and effort of the people, mostly women, who are caring for spouses, parents, siblings, and friends with dementia.” The Association explained, “In 2017, 16 million Americans provided an estimated 18.4 billion hours of unpaid care in the form of physical, emotional and financial support – a contribution to the nation valued at $232.1 billion.” Any product that delays the onset of severe Alzheimer’s disease will represent a significant savings to society.

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Product Pipeline

The product pipeline represented above assume drawing upon previous preclinical and clinical data conducted by third parties. This data is available either via public domain or under agreements with our key partner which are further described in the section titled “Description of Business”. The Company has not discussed with the FDA its ability to rely on and reference the Phase II trial in MCI/early Alzheimer’s disease, conducted by Georgetown University.

Note: The Company has designated the different indications with project numbers, JNS101 – JNS110. The same JOTROL™ product is planned to be used in all indications although the number of capsules might vary and be indication specific.

JNS101 Friedreich’s ataxia direct to Phase II

JNS101 is a project utilizing JOTROL™, specifically designed to treat Friedreich’s Ataxia.

Friedreich’s Ataxia (FA) is a rare inherited disease that causes damage to the nervous system as well as mobility dysfunctions. FA usually begins in childhood and leads to impaired muscle coordination (ataxia) which worsens over time. It is caused by a defect (mutation) in a gene labeled FXN. Friedreich’s ataxia is recessive, meaning it only occurs in someone who inherits two defective copies of the gene, one from each parent. Although rare, FA is the most common form of hereditary ataxia, affecting about 1 in 50,000 people in the United States. EU5 (5 largest European countries) alone has approximately the same amount of FA patients as there are in USA. As of 2020 there are still no approved treatments available.

Murdoch Children’s Research Institute (MCRI), which we have a licensing agreement with, conducted a clinical trial in 27 human subjects where 24 completed the study, resulting in that a high daily dose (5 grams) of nutritional grade trans-resveratrol (RSV) had statistically different positive results, see p-values for 5 g daily dosing in the table below, on established Friedreich’s Ataxia measurements. Key markers, such as FARS Score and measurements of hearing and speech parameters were included in these positive results. The results indicate that an effective dose of resveratrol is expected to be a meaningful treatment for patients with Friedreich’s Ataxia. The data from the MCRI study was used in pre-IND meetings with the FDA discussing our Phase II study and was also referenced in our application for orphan drug designation (ODD). The ODD, request #17-5978, was granted to us by the FDA on August 16, 2017.

The MCRI study is widely published, Eppie M. Yiu et al., and below is a summary table of the results including the demonstrated issue with gastro-intestinal side effects at a higher dose.

The p-value (or probability value) is used to determine if the outcome of an experiment is statistically significant. A low p-value means that there is a very low likelihood that this outcome was a result of luck or is a random occurrence.  A high p-value means that assuming the null hypothesis is true, this outcome was very likely.  Generally, a p value less than 0.05 (or 5% odds of the event being random) is regarded as statistically significant.  The lower the P value, the less chance that the comparison is a random outcome.  The FDA follows these accepted measures of statistical probability in the evaluation of significant results in preclinical experimental outcomes and for clinical trials.  In general, if a primary endpoint in a Phase III/Pivotal trial gets a p-value below 0.05 there is a good possibility, unless there are simultaneous safety issues, that a product may receive approval from the FDA.

The below graph representing results of two different doses of resveratrol in the same patient population. Comparisons are made from the patients baseline and was not placebo controlled. There is a clear difference between the 1gram daily dosing vs the 5gram daily dosing in p-values in all areas measured. There is also a clear difference in adverse events, primarily GI related between the 2 doses. Our target is to replicate the results of the 5 gram results in a placebo controlled study with the low side effect results from the 1 gram dosing.

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JNS102 Phase II trial for MPS I

JNS102 is utilizing JOTROL™ for treatment of Lysosomal Storage disease areas whereas MPS Type I is the first target.

Mucopolysaccharidosis Type 1 (MPS I)

MPS I is divided into three subtypes based on severity of symptoms. All three types result from an absence of, or insufficient levels of, the enzyme alpha-L-iduronidase. Children who have parents with MPS I will carry the defective gene.

MPS I patients are presently treated with an Enzyme Replacement Therapy (ERT) named Aldurazyme. This requires a weekly infusion of 4 hours per event and cost over $500,000 per year per patient. The ERT is effective in significantly prolonging life however since the ERT does not penetrate the Blood Brain Barrier, Ears, Eyes and Joints, it leaves the patients with a gradually worsening quality of life including loss of hearing, blindness and severe arthritis.

JNS is targeting the specific areas that ERT cannot treat, with JOTROL™ treatment.

JNS102 Phase II Clinical Trial

1.	Preclinical studies conducted at University of Miami in MPS I mice results showed that a high dose of resveratrol increased the alpha-L-iduronidase which is the critical enzyme that is too low in these patients.
2.	IND application for Phase I study was approved by the FDA and the clinical trial is completed. Results documented in the section JOTROL™ Phase I Pharmacokinetic (“PK”) and Safety Study.

3.	Estimate start of clinical trial is early 2022 with results possible within 12 - 18 months from study start.
4.	Final study details and start to be determined by consultation with the FDA.

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6.	Primary endpoint:

Safety, tolerability and PK/PD values

7.	Secondary endpoints to include

	i.	Improvement in 6-minute walk distance
	ii.	Forced vital capacity
	iii.	Biomarkers, such as alpha-L-iduronidase levels
	iv.	MPS I validated pain survey

JNS107 Phase II trial for MELAS Syndrome

JNS107 is utilizing JOTROL™ as the product to treat MELAS Syndrome.

MELAS (Mitochondrial Encephalopathy, Lactic Acidosis, and Stroke-like episodes) syndrome is a rare disorder that begins in childhood, usually between two and fifteen years of age, and mostly affects the nervous system and muscles. The most common early symptoms are seizures, recurrent headaches, loss of appetite, and recurrent vomiting. Stroke-like episodes with temporary muscle weakness on one side of the body (hemiparesis) may also occur and this can lead to altered consciousness, vision and hearing loss, loss of motor skills, and intellectual disability. MELAS is caused by mutations in mitochondrial DNA. Pre-clinical trials performed with mice at University of Miami showed that JOTROL™ increased mitochondrial biogenesis in the liver with 70% and in the brain with 30%, which is expected to lead to an increase in the mitochondria levels in MELAS patients and thereby show positive patient outcomes.

Signs & Symptoms

Symptoms of MELAS syndrome usually begin between the ages of two and fifteen years, but delayed onset cases have also been reported in people aged fifteen to forty years and older. In approximately 75 percent of cases, onset of the disorder occurs before the age of 20 years. Symptoms and physical findings associated with MELAS syndrome vary greatly among affected individuals. The distinguishing feature in MELAS syndrome is the recurrence of stroke-like episodes. It is currently thought that the deficiency of a compound called nitric oxide in the small blood vessels of the brain may be responsible for the stroke-like episodes. Short stature and hearing loss may be present and fatigue and difficulty tolerating exercise may be early symptoms.

Affected Populations

MELAS syndrome is a rare disorder that affects males and females in equal numbers. Although rare, MELAS syndrome is probably the most common type of mitochondrial myopathy caused by mutations in mtDNA. Some researchers believe that mitochondrial myopathies may go unrecognized and underdiagnosed in the general population, making it difficult to determine the true frequency of disorders like MELAS syndrome.

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Opportunity for JNS107

Approximately 80,000 patients in the USA

Assumptions:

●	Projected treatment cost per patient in USA: ~ $75,000 per year
●	50,000 patients treated with JOTROL = ~ $3.75 B per year product
●	in addition, positive clinical trial results might be applicable for other Mitochondrial diseases

JNS108 Mild Cognitive Impairment/early Alzheimer’s Disease

We will be utilizing JOTROLTM in our applications for investigating treatment of various segments of Alzheimer’s disease of which MCI/early AD is the initial target. If our NIA grant application is successful, we will have the funding to conduct the Phase II trial in MCI/early Alzheimer’s Disease. Our failure to obtain that grant will most likely result in delays of this project and the need to raise additional capital.

Early-stage Alzheimer’s (mild)

Later stages of Alzheimer’s are very difficult to reverse and therefore it is important to start treatment of Alzheimer’s in the earliest possible stage so the individuals can continue living normal lives and maintain their independence.

In the early stage of Alzheimer’s, a person may function independently. He or she may still drive, work and be participate in social activities. Despite this, the person may feel as if he or she is having memory lapses, such as forgetting familiar words or the location of everyday objects.

Symptoms may not be widely apparent at this stage, but family and close friends may take notice and a doctor would be able to identify symptoms using certain diagnostic tools.

Common difficulties include:

●	Coming up with the right word or name.
●	Remembering names when introduced to new people.
●	Having difficulty performing tasks in social or work settings.
●	Forgetting material that was just read.
●	Losing or misplacing a valuable object.
●	Experiencing increased trouble with planning or organizing.

This is the Alzheimer’s disease patient category that we will include in our proposed Phase II clinical trial with the final objective of showing that JOTROL™ has the potential of slowing and/or possibly stopping the progression of this disease. The effect of JOTROLTM treatment, in the Phase II trial, will primarily be measured through several biomarkers.

Economic burden of Alzheimer’s disease on society in USA is generating a very large opportunity

According to Alzheimer’s Association’s 2020 annual report Alzheimer’s disease has impacted 5.7 million Americans and that it costs the US $277 billion each year, excluding the cost of “unpaid time and effort of the people, mostly women, who are caring for spouses, parents, siblings, and friends with dementia.” The Association explained, “In 2017, 16 million Americans provided an estimated 18.4 billion hours of unpaid care in the form of physical, emotional and financial support – a contribution to the nation valued at $232.1 billion.” Any product that delays the onset of severe Alzheimer’s disease will represent a significant savings to society.

JNS108 Phase II Clinical Trial for MCI/early Alzheimer’s Disease

National Institute on Aging (“NIA”) financed our Phase I study with $1.76 million through grant 1R44AG067907-01A1. We have recently submitted, as a continuation of the Phase I funding, a grant request to NIA for full funding of the Phase II trial at a cost of $18.3 million including corporate overhead. We expect to receive a decision on such funding in Q3 of 2022. A delay or rejection of this funding will cause a delay in this program and most likely requiring additional financing.

Our proposed Phase II trial is utilizing published information from the earlier Turner et al Phase II trial, completed in 2015 with 119 patients with early Alzheimer’s disease who were treated with 4 different doses of resveratrol. The study was conducted by Professor Raymond Turner, MD. at Georgetown University, a member of our Scientific Advisory Board, as the Principal Investigator. Dr. Turner is the Principal Investigator of our proposed Phase II trial. The study tried 500mg, 1000mg, 1500mg and 2000mg daily doses with each dose taken by the patients over 13 weeks. Only the highest dose of 2000mg (2 X 1g per day) showed positive results on biomarkers which lead to the conclusion that this study was most likely underdosed for achieving the best therapeutic effect. PK analysis showed that the average C-Max of resveratrol in the blood on the highest dose was 181 ng/ml, which is far from the target of 300ng/ml that we believe is needed for reaching therapeutic effect.

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Our team of scientists in the Alzheimer’s field, Professors Raymond Turner, MD, Ph.D. and Charbel Moussa, Ph.D. from Georgetown University, Rudolph Tanzi, Ph.D. Harvard and Li-Huei Tsai, Ph.D. MIT have designed our study to address and explore several biomarkers and areas where the trial results can guide us to a follow-on Phase III trial, if approved to do so by the FDA, that might generate meaningful outcomes for MCI/early AD patients. We expect to submit our IND application to the FDA before the end of 2021 which response will ultimately guide us in the study design. The Company has not discussed its ability to rely on and reference the Phase II trial conducted by Georgetown with the FDA.

Protocol for Phase IIB Mild Cognitive Impairment/early Alzheimer’s Disease trial

The targets are to evaluate reduction of brain inflammation, improvement of oxidative stress and increased mitochondrial biogenesis by evaluating effect on a multitude of biomarkers both through CSF and blood assays as well as PET scans. The final protocol is subject to FDA approval.

The proposed endpoints in the Phase II study are:

Primary: Safety and tolerability together with PK/PD values.

Secondary: CSF MMP9, sTREM2, volumetric MRI, amyloid PET, PACC (preclinical Alzheimer’s cognitive composite), MMSE, ADAS-cog, CDR-SOB, ADCS-ADL, NPI. Tertiary: CSF tau, ptau181, ptau217, NFL, ptau181, ptau217, tau PET and CSF Abeta42/Abeta40 with possible additions and/or deletions based on FDA’s response to our IND application.

Additional pipeline projects that are in an earlier stage.

We have decided to include two early-stage projects due to the documented effect brain inflammation has in these indications. We have set aside $2 million in the use of proceeds to conduct proof of concept studies.

JNS109 Amyotrophic Lateral Sclerosis (ALS)

ALS is a nervous system disease that weakens muscles and impacts physical function. In this disease, nerve cells break down, which reduces functionality in the muscles they supply. The cause is unknown. The main symptom is muscle weakness. Medication and therapy can slow ALS progression and reduce discomfort but there is no known cure. It is scientifically documented that inflammation of the brain is a triggering factor of ALS. There are recent findings and documentation about thew role of inflammation in the brain as a triggering event of the disease, see report below, which has led us to decide to use a smaller portion of the IPO proceeds to conduct a Proof of Concept study evaluating JOTROLTM for treating this indication.

Heidi Cartwright, Prince of Wales Medical Research Institute, Sydney Australia

Overview Summary

Several places in the inflammatory events that appear to accompany ALS might be amenable to drug action that could help in the disease. Research in the field is continuing to find new approaches to implement an anti-inflammatory strategy in treating ALS. Targets of this strategy include the immune system messengers such as TNFα and other signal molecules involved in the cascade of inflammation. What is the Role of Inflammation in ALS?

Inflammation is part of the immune system’s protective reaction to tissue damage or invasion by microbes. It is a process that should help heal. But sometimes the inflammation that accompanies illness or injury is counterproductive. Inflammation can turn into an unnecessary attack on the body’s own tissues, as in arthritis or autoimmune disease. There is increasing evidence that inflammation accompanies the death of motor neurons in ALS. However, evidence so far does not support that ALS is an autoimmune disease. The inflammatory process apparently is a reaction to the death of the cells, and not the instigator.

The glia cells that usually support and nourish their neighboring neurons in the nervous system can become overactive in certain diseases. Researchers think the glia act as part of the immune system. But if the glia become too activated, they can produce unwanted effects and perhaps add to the damage.

Signals of Inflammation

Cytokines are small proteins released by white blood cells to signal to other parts of the immune system. In the brain and other nervous tissues, the cytokines communicate between neurons, astrocytes (one of the major types of glia) and microglia (a second type of glial cell). An important mediator of inflammation, even in the brain, is the cytokine called tumor necrosis factor alpha (TNFα). This cytokine is meanwhile regulated by other metabolic pathways involved in inflammation.

Aspirin and other anti-inflammatory drugs interrupt the process of inflammation by inhibiting the enzyme known as cyclooxygenase. Some drugs are now available that are specific for a particular cyclooxygenase, called COX2. Animal experiments have suggested that COX2 inhibitors might be of use in ALS, but a clinical trial of a direct inhibitor of COX2 has failed to give a definitive answer. Other places in the inflammatory cascade of events might be interrupted by drug action that could help in ALS. Research in the field seeks new ways to implement an anti-inflammatory strategy in treating ALS.

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JNS110 Traumatic Brain Injury (TBI)/Concussion

The JNS110 is a project utilizing JOTROLTM in a planned collaboration with The Miami Project to Cure Paralysis at the University of Miami School of Medicine and Mass General Hospital, Boston, Massachusetts. A significant proportion of spinal cord injured people also have a traumatic brain injury. Researchers study the pathological changes in the brain after injury because many mechanisms of injury are common to both traumatic brain injury and spinal cord injury. An active area of investigation is directed at understanding the inflammatory changes that occur in the early stages after traumatic brain injury and how this develops into a chronic neuronal loss.

Traumatic Brain Injury (TBI) is a major cause of death and disability and mild TBI represents as much as 95% of all TBI. While severe forms of TBI include foreign body penetration (e.g. gunshot) for example, mild TBI (mTBI; used nearly synonymously with “concussion”) most often results from a forceful blow to the head. Such traumas are often seen in automobile and motorcycle accidents, falls, especially in toddlers and the elderly, and in competitive athletics. It is estimated that mTBI is highly prevalent with over 200 in 100,000 people per year, and that a much higher estimated prevalence of over 700 in 100,000 is likely since most trauma goes unreported. Thus, over 1 million people in the USA experience brain trauma per year and possibly as high as 3 million people per year. Worldwide, there are estimates of >60 million new cases of TBI each year. In addition, individuals who experience TBI are at greater risk for other neurological disorders, such as Parkinson’s and Alzheimer’s disease.

Resveratrol, based on its anti-inflammatory effect, is a candidate for the treatment of TBI and clinical trial protocols are currently being developed by the Company in partnership with Drs. Dalton Dietrich and Michael Hoffer at The Miami Project to Cure Paralysis, the University of Miami School of Medicine and our Co-Chairman of our SAB, Dr. Rudolph Tanzi, Harvard Professor and Neurologist for the New England Patriots with a team at Mass General Hospital, Boston, MA to evaluate the potential for JOTROLTM to positively impact TBI disease pathophysiology.

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Competitive Analysis

The following is an overview of JNS’s competitors.

Many companies, including the largest pharma companies in the world, are competitors in some of the disease areas for which we are developing treatments for through our various projects. We will compete with both small and large companies in each indication we are pursuing.

There are a multiple of companies, both smaller biotech’s as well as large pharmaceutical companies, that are working on solutions for the same indications that we are pursuing. There is no assurance that we are able to compete with these companies even if our product gets approved in an indication.

Competition in Rare Diseases

There are several companies that are targeting the same rare diseases as us. Below is description of a selection of those companies that we see as our closest competitors. However, it is possible that another company, that is not listed below, can potentially have a successful product approved before us and have a more effective treatment.

MPS -1

1.	Sanofi Genzyme: Aldurazyme is an Enzyme Replacement Therapy that has been in the market for nearly 20 years and is the standard of care.
2.	RegenexBio: RGX-111 is a gene therapy which is intended to deliver a functional copy of the α-L-iduronidase (IDUA) gene to the central nervous system.
3.	Sigilon Therapeutics, Inc.: SIG-005 contains a human cell line genetically modified with a non-viral vector designed to express human a-L-iduronidase (IDUA), an enzyme which is missing or defective in patients with MPS-1. IND application to start Phase I is submitted to the FDA.
4.	There are other companies, such as Sangamo Therapeutics, Inc., that has sought to produce gene editing products.

Friedreich’s ataxia, there is no existing approved treatment for the disease

1.	Reata Pharmaceuticals, Inc.: Omaveloxolone has gone through a Phase II and a Pivotal trial. Reata is planning to submit an NDA to the FDA in Q1 of 2022 that may lead to an approval towards the end of 2022. We see this as the most serious competition for us in being the first company to find an effective treatment for Friedreich’s ataxia. However, based on the MCRI study results we believe that we have the possibility of showing that JOTROL can be more effective than Omaveloxolone regarding several areas, such as oxidative stress, hearing and speech.
2.	Minoryx Therapeutics: MIN-102, Leriglitazone selective PPAR gamma agonist, Phase II (Proof of Concept) trial completed.
3.	Larimar Therapeutics, Inc.: CTI-1601 is a recombinant fusion protein intended to deliver human frataxin into the mitochondria of patients with Friedreich’s ataxia. Phase I trial in process.

MELAS, there is no existing approved treatment for the disease

1.	Cyclerion Therapeutics, Inc.: CY643 is in Phase 1B. In addition to safety, the study will assess the impact of short-term CY6463 treatment on biomarkers of mitochondrial dysfunction, brain perfusion, neurodegeneration, and cognition.
2.	Abliva AB: KL1333 has been evaluated in both healthy volunteers and in patients and has been granted orphan drug designation in both the United States and Europe. Abliva plans to recruit the first patient in a registrational Phase 2/3 study in 2022.

ALS

ALS treatment with riluzole or edaravone has demonstrated some prolonged survival and/or function. However, additional pharmacologic therapies are needed and several compounds are in clinical trials to evaluate disease-modifying and/or functional benefits.

1.	Amylyx: AMX0035 is an oral fixed-dose co-formulation of two active compounds, sodium phenylbutyrate (PB) and taurursodiol (TURSO) for which Amylyx has submitted an NDA (New Drug Application).
2.	Eledon Pharmaceuticals: AT-1501(antiCD40L) is an antibody therapeutic with comprehensive and promising preclinical data. AT-1501 is now in Phase II.

Competition in Alzheimer’s Disease

There are several companies that are targeting treatment for Alzheimer’s disease. Below is a selection of those companies that we see as our closest competitors. However, it is possible that another company, that is not listed below, can potentially have a successful product approved before us and have a more effective treatment.

1.	Biogen: Aduhelm is a drug that you get once a month through a needle in the vein (IV) as an infusion. You may need to take it for the rest of your life. Aduhelm targets a key sign of Alzheimer’s disease: plaques of a protein called amyloid-beta, which builds up in the brain and can lead to the death of neurons.
2.	Eli Lilly: Donanemab, an investigational antibody that targets a modified form of beta amyloid called N3pG has received an FDA Breakthrough Therapy designation. Lilly’s Phase 2 trial, TRAILBLAZER-ALZ, studied the efficacy and safety of donanemab in patients with early, symptomatic AD. Lilly intends to submit a biologics license application (BLA) for donanemab under the accelerated approval pathway later this year based on data from TRAILBLAZER-ALZ. The safety, tolerability and efficacy of donanemab are also being evaluated in the ongoing randomized, placebo-controlled, double-blind, multi-center Phase 3 study.
3.	Cognition Therapeutics: CT1812 is a first-in-class, orally dosed and highly brain penetrant small molecule that is being assessed as a treatment for mild-to-moderate Alzheimer’s disease. Received approximately $164 million in grants from the NIA for their development of CT1812. CT1812 is presently in Phase II.
4.	Anavex Life Sciences: SIGMACEPTOR™ Discovery Platform produces therapeutic candidates designed to activate SIGMAR1, a novel pathway designed to target chronic central nervous system (CNS) conditions with genomic precision. Anavex 2-73 is presently in Phase III.

Competition in TBI/Concussion

There is no approved medication for TBI/Concussion and very little in the development pipeline.

1.	Symbinas Pharmaceuticals: SMB-603 is Mitochondrial enhancement and stem cell stimulation (infusion) and SMB-701 is an oral Fixed-dose combination of two FDA-approved ingredients inhibiting inflammation
2.	American CryoStem Announces: ATCell, a proprietary expanded autologous adipose-derived mesenchymal stem cell therapy for the treatment of Post-Concussion Syndrome (PCS).

Competitive Advantages

We believe that we are positioned to outperform competitors for the following reasons:

We believe that the focus on a new product based on resveratrol with higher bioavailability, JOTROL™, will enable us to utilize the same product for several indications, subject to FDA’s approval. We believe that this enables us to have several opportunities to obtain a regulatory approval in case we are able to show efficacy and safety acceptable to regulatory agencies for one or more of our targeted indications.

JOTROLTM is an oral product based on a natural compound. Oral delivery of medications is a physician and patient preferred treatment compared with injections and infusions and.

We are building a close relationship with Key Opinion Leaders (KOL’s) and patient organizations to facilitate a better understanding of patient needs and thereby design trials targeting solutions to those needs as long as these targets are acceptable to the FDA.

The natural product resveratrol is well studied with over 9,000 scientific publications to date. Published scientific papers, such as AY Berman.et al, indicate that a highly bioavailable product generating less GI side effects may have application in a number of indications.

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Based upon available scientific literature, it appears that resveratrol is an activator of SIRT1, one of the mammalian forms of the sirtuin family of proteins. SIRT1 deacetylates histones and nonhistone proteins including transcription factors. The SIRT1-regulated pathway affects metabolism, stress resistance, cell survival, cellular senescence, inflammation/immune function, endothelial functions, and circadian rhythms. Resveratrol has been documented in scientific literature to activate SIRT1, NrF2, NLR3P inflammasomes and have an epigenetic mechanism and therefore is predicted to benefit diseases affected by abnormal metabolic control, inflammation, and cell cycle defects. Nonetheless, resveratrol application is a major challenge for the pharmaceutical industry, due to its poor solubility and bioavailability, as well as adverse effects, such as severe gastro-intestinal side effects when taken at effective dose levels (over 2,000 mg daily). In this context, studies have proposed that structural changes in the resveratrol molecule, including glycosylation, alkylation, halogenation, hydroxylation, methylation, and prenylation could lead to the development of derivatives with enhanced bioavailability and pharmacological activity. Resveratrol has never been developed with all the necessary steps to achieve an approval as a pharmaceutical product since the existing natural supplements cannot provide high enough levels of resveratrol in blood plasma to be able to provide a therapeutically effective dose without generating severe gastro-intestinal side effects. This means that we need to take JOTROL™ through the full regulatory NDA (New Drug Application) requirement to obtain a marketing approval. We were able to receive, through a confidential agreement from a major pharmaceutical company, a chronic toxicology study performed with resveratrol, in two different species, that was referenced in our approved Phase I IND application submitted to the FDA. The study was conducted by Charles River Laboratories.

Possible out-licensing for Asian markets is being considered as it may reduce risk and cost of product development in those markets that requires confirming trials in an Asian population, while generating income through milestones and royalty agreements.

Marketing and Commercialization Plan

We currently have no plans to implement the commercialization of our product JOTROL™ but expect to either out-license JOTROL™ to one or more companies that has such commercialization capability in place. We may consider at any time a complete exit through any proposed acquisition of our company. In case no acceptable M&A offer is presented we might consider marketing and distributing JOTROLTM in the USA for the rare disease market only and have companies with large sales organizations distribute our product for the larger indications. All international distributions will most likely be out licensed.

The marketing and sales of orphan drugs can be relatively fast and effective. We believe, based on discussions with organizations such as the EveryLife Foundation and FARA (Friedreich’s Ataxia Research Alliance) an approval of a drug for a rare disease is efficiently communicated through social media to Key Opinion Leaders (KOL), patient advocacy groups and directly to patients, which may reduce marketing costs.

We are already using information regarding our development progress through KOL’s and the respective patient organizations that exist for each indication. As an example, we have engaged Professor Delatycki at Murdoch Children’s Research Institute, Melbourne, Australia. Professor Delatycki is a renowned KOL in the Friedreich’s Ataxia community. We have also initiated a collaboration with several patient organizations such as the FARA organization, www.curefa.org, the National MPS Society, UMDF, www.umdf.org, and the EveryLife Foundation in USA. Although we do not have any formal written or verbal agreement with FARA, FARA as the patient organization for Friedreich’s Ataxia, has in the past been willing to provide input to clinical trial protocols, KOL and patient connections.

We have been approached by several large and mid-size pharmaceutical companies discussing future collaborations once we have more clinical data available. We will try to utilize this interest by out-licensing primarily the Asian territories while waiting to conduct out-licensing in USA and Europe until after Phase II results are obtained.

We have participated in several industry trade shows, such as Biotech Showcase, BIO USA, LSX World, World Orphan Congress, World Symposium for LSD and many others. We plan to continue to participate in those conferences as well as, post IPO, conferences targeting presentations by publicly traded companies.

Operation and Organization

We are, and plan to stay, primarily a virtual organization utilizing partnership arrangements for certain functions including but not limited to our R&D, clinical trial work, regulatory affairs and product manufacturing. A core organization is in place and will be expanded handling Strategy, Project Management, Clinical trial Management, Regulatory Affairs, Finance and Business Development. We believe that our core management team structure has proven experience in utilizing outside resources which allows us to efficiently execute several programs simultaneously in what we believe to be a very cost-effective way.

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Below is an organization chart representing the key staff and planned additions to be employed in the near term (* mark part-time consultants).

Recent Developments

Office Lease

On October 1, 2021, the Company entered into a month-to-month lease for office space in Charlestown, MA.

Stock Options

On October 1, 2021, the Company issued a total of 180,000 stock options to five independent board members. On November 10, 2021 the Board of Directors approved issuance of 25,000 stock options to an advisor

Authorized Shares

On November 19, 2021, the Company amended its Articles of Incorporation to authorize 45,000,000 shares of common stock, par value of $0.0001 per share and 5,000,000 shares of preferred stock, par value of $0.0001 per share.

Debt Forgiveness and Exchange

On December 1, 2021, the Company executed a Debt Forgiveness and Exchange agreement with Aquanova AG to settle $225,000 of indebtedness owed to Aquanova AG for three years of annual license fee. The Company paid $125,000 to Aquanova AG, issued a $100,000 convertible note to Aquanova with the same terms as noted in Note 5 of the unaudited financial statements for the nine months ended September 30, 2021 to the registration statement of which this prospectus forms a part and issued 45,000 stock options to Aquanova AG.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Facilities

Our corporate headquarters are located at 1001 North US Hwy 1, Suite 504, Jupiter, Florida 33477, where we lease approximately 1,206 rentable square feet of office space. This lease expires on May 31, 2026. Terms of the office lease provide for a base rent payment of $3,783 per month and a share of the buildings operating expenses such as taxes and maintenance of $476 per month. In September 2021, we added an additional office located at 127 Main Street, Boston, Massachusetts, 02129, for 120 rentable square feet of office space for our Boston based employees and scientist to utilize as necessary.

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We believe that these facilities are adequate for our current and near-term future needs.

Employees

As of January 5, 2022, we had a total of 5 full-time employees and 5 part-time consultants plus our 6 Scientific Advisory Board members. Of these, 10 were primarily engaged in research or product development and clinical activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this prospectus to “we,” “us” or the “Company” refer to Jupiter Neurosciences, Inc. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this prospectus.

Business Overview

Jupiter Neurosciences, Inc. (the “Company”) is a clinical stage research and development pharmaceutical company located in Jupiter, Florida. The Company incorporated in Delaware in January 2016. The Company has developed a unique resveratrol platform product primarily targeting treatment of neuro-inflammation. The product, called JOTROL™, has many potential indications of use for rare diseases, which of we primarily are targeting Mucopolysaccharidoses Type 1, Friedreich’s Ataxia, and MELAS and with ALS an earlier development stage. In the larger disease areas, we are primarily targeting Mild Cognitive Impairment/early Alzheimer’s disease with an early development program in TBI/concussions.

We believe that a high dose of resveratrol is needed for therapeutic effects. Currently available resveratrol products are associated with severe gastrointestinal (GI) side effects at the dose levels we believe are needed. Our belief is based on available scientific literature, preclinical trial results conducted in mice and rats, and previously conducted human trials with resveratrol. We believe that JOTROL™, based on the results from our Phase I trial, see section “Description of Business”, has the potential to deliver a therapeutically effective dose of resveratrol in the blood stream without causing gastrointestinal (GI) side effects. Based on our pre-clinical and Phase I study results, we expect that JOTROLTM will resolve “the major obstacle of resveratrol’s poor bioavailability” as discussed in AY Berman’s summary article in the Journal of Precision Oncology (AY Berman, 2017). Based on our own preclinical studies we believe that resveratrol has the ability to cross the blood-brain. In studies conducted in Friedreich’s ataxia (FA) and Alzheimer’s disease (AD) patients, resulted in positive effects on oxidative stress, inflammation, and mitochondrial function. The FA study was concluded in Australia by Murdoch Children’s Research Institute in 2015 (Yiu et al.). The AD study was conducted in 2015 by the Alzheimer’s Disease Cooperative Study with Professor Raymond Turner, MD, Ph.D., Georgetown, as principal investigator (Turner et al.). Both studies have been published in scientific journals and further described in the section “Description of Business”.

In 2020, we received approval for full funding, $1.76 million, for our Phase I study from the National Institute on Aging (“NIA”). We plan to continue pursuing grant funding opportunities in all areas where they are available, such as Phase II and Phase III trials in Alzheimer’s disease as well as any funding available for our rare disease projects. In the NIA scientific review summary statement of our Phase I study application, it is stated that NIA is looking forward to a Phase II study with an enhanced resveratrol product, based on the earlier study results from the well published Turner et al. Alzheimer’s study. We recently submitted a grant application to NIA for full funding, including corporate overhead for a total of $18.3 million, for the duration of the study, of a Phase II trial in Mild Cognitive Impairment (MCI) and early Alzheimer’s disease. There is however no guarantee that this and future grant applications will be successful and therefore the rejection of our future grant application may significantly delay the Company’s plans in connection with MCI and Alzheimer’s and may have a significant impact on the Company’s financial performance. Further, the Company may never receive any future grants or costs savings.

Since inception, we have operated with limited human capital, utilizing agreements with academia to get pre-clinical work executed at no cost, negotiating favorable deals for data already produced for resveratrol (e.g. toxicity studies and Phase II clinical study data), obtaining a full grant from NIA for our first clinical trial and building a management and scientific consulting team (consisting of the Scientific Advisory Board and business advisors) primarily compensated with equity securities of the company. We believe that this compensation method aligns the management, Scientific Advisory Board members and business advisors’ interests with the shareholders. We believe that our structure with a core management team that has experience in the utilization of outside resources makes it possible for us to efficiently execute several programs simultaneously in a cost-effective way.

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Resveratrol

Resveratrol has been studied for over 50 years by academic institutions as well as by small and large pharmaceutical companies. The multi-functional mechanisms of resveratrol are well documented in over 9,000 scientific publications. Several of these publications, including a summary paper by AY Berman.et al, published in Precision Oncology 2017, point to the issue of the poor bioavailability that has stopped medical utilization of regular resveratrol and never received regulatory approval for any indication. We believe that the Phase I study we have conducted indicates that we have resolved the poor bioavailability issue with JOTROL™. Resveratrol (3,4′,5- trihydroxystilbene) is a nutraceutical that has recently attracted a lot of research attention due to its pharmacological potential. It is a phytoalexin found in many plants including grapes, peanuts, and berries. Resveratrol was first isolated in Veratrum grandiflorum, or white hellebore plant, in the 1940’s. Stilbene compounds are known for their ability to provide plants with resistance to microbial and fungal infection. Early research showed that resveratrol was present in large quantities in injured, infected, and ultraviolet-treated leaves. Processed plant products also contain a significant amount of resveratrol.

Based upon available scientific literature, it appears that resveratrol is an activator of SIRT1, one of the mammalian forms of the sirtuin family of proteins. SIRT1 deacetylates histones and nonhistone proteins including transcription factors. The SIRT1-regulated pathway affects metabolism, stress resistance, cell survival, cellular senescence, inflammation/immune function, endothelial functions, and circadian rhythms. Resveratrol has been documented in scientific literature to activate SIRT1, NrF2, NLR3P inflammasomes and have an epigenetic mechanism and therefore is predicted to benefit diseases affected by abnormal metabolic control, inflammation, and cell cycle defects. Nonetheless, resveratrol application is a major challenge for the pharmaceutical industry, due to its poor solubility and bioavailability, as well as adverse effects, such as severe gastro-intestinal side effects when taken at effective dose levels (over 2,000 mg daily). In this context, studies have proposed that structural changes in the resveratrol molecule, including glycosylation, alkylation, halogenation, hydroxylation, methylation, and prenylation could lead to the development of derivatives with enhanced bioavailability and pharmacological activity. Resveratrol has never been developed with all the necessary steps to achieve an approval as a pharmaceutical product since the existing natural supplements cannot provide high enough levels of resveratrol in blood plasma to be able to provide a therapeutically effective dose without generating severe gastro-intestinal side effects. This means that we need to take JOTROL™ through the full regulatory NDA (New Drug Application) requirement to obtain a marketing approval.

JOTROL™

JOTROL™ was developed together with our technology partner Aquanova AG, Darmstadt, Germany. JOTROL™ is formulated with a unique patented micellar technology that is projected to increase the bioavailability profile of resveratrol. Manufacturing technology transfers were completed in 2017 and manufacturing procedures and clinical trial supply manufacturing has been completed at Catalent Pharmaceutical Services, Inc., St Petersburg, Florida.

JOTROL™ is a micellar non-aqueous solution of resveratrol delivered in a softgel capsule. Each capsule includes 100mg of resveratrol. Pre-clinical trials in mice and rats were conducted comparing JOTROL™ to micronized resveratrol, labeled to have the highest bioavailability in the nutritional market, to demonstrate that we could achieve a significantly higher bioavailability. Summary details of these studies are included in the section “Description of Business”. A Phase I dose finding pharmacokinetic (“PK”) study in healthy volunteers was completed during the first half of 2021. The study results met our targeted goals. The results from this study will be used as a cross-reference for all indications where JOTROL™ will be used in Phase II and Phase III clinical trials. The Phase I results and the FDA guidance of cross-referencing is further described in the section “Description of Business”. The Company has not discussed the use of cross-referencing in this manner with the FDA or other comparable regulatory authorities.

Financial Position

For the fiscal years ended December 31, 2020 and 2019, we generated no revenues from product sales and reported net losses of $1,654,699 and $3,046,719, respectively, and negative cash flow from operating activities of $254,783 and $142,952, respectively. For the nine months ended September 30, 2021 and 2020, we generated no revenues from product sales and reported net losses of $2,293,756 and $1,190,329, respectively, and negative cash flow from operating activities of $590,736 and $413,226, respectively. As noted in our financial statements, as of September 30, 2021, we had an accumulated deficit of $11,934,732. There is substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors—We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal year ended December 31, 2020 and 2019.”

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Results of Operations

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

Revenue and Federal Awards

There was no revenue from product sales during the nine months ended September 30, 2021 or 2020 as we are focused on research and development. The revenue for the nine months ended September 30, 2021 and 2020 consisted of federal grant income of $638,037 and $101,000, respectively for award number R44AG067907-01A1 for a Phase I dose finding pharmacokinetics (“PK”) study. The study will be foundational for all indications where our product candidate will be used for Phase II and Phase III clinical trials.

We intend to apply for additional federal grants through the Small Business Innovation and Research programs through the National Institute of Health (“NIH”). As of the date of this filing, we have submitted a Phase II grant to the NIH for Safety and Efficacy in Alzheimer’s disease and Mild Cognitive Impairment for $18,302,264 over three years. We intend to apply for Phase IIB for clinical trial related to Orphan diseases. Phase IIB grants may fund 50% of clinical trial expenses over three years, not to exceed approximately $2,500,000 per year for a maximum of three years. However, those limits may be adjusted annually at the discretion of the Small Business Administration. We recognize there is no guarantee of future federal grant funding and that might have an impact on our possibility to conclude our planned MCI/early Alzheimer’s disease project.

Research and Development Expenses

Research and development (“R&D”) expenses were $1,075,495 for the nine months ended September 30, 2021 compared to $761,472 for the nine months ended September 30, 2020. The increase is attributable to the R&D expenses in the federally funded grant award for the Phase 1 does finding PK study that began September 2020, which included clinical trial supplies manufacturing, stability studies, Syneos Health costs of conducting the study, costs for study participants, bioanalytical services and biostatistics. $313,000 of the increase in such expenses were due to clinical and $1,000 of the increase in such expenses were due to non-clinical.

R&D expenses related to the federal grant were segregated in the chart of accounts from non-federal award costs. At this time, we are not tracking R&D expenses per indication as all of the R&D expenses incurred to date related to JOTROLTM, which is the platform product used in each indication defined in our product pipeline. Costs will be segregated amongst the different indications beginning next fiscal year.

In addition, the probability of success for JOTROL™ will depend on numerous factors, including manufacturing capability, satisfactory results in follow on clinical trials, regulatory approvals and commercial viability. See “Risk Factors”.

General and Administrative Expenses

General and administrative expenses were $1,782,909 for the nine months ended September 30, 2021 compared to $730,409 for the nine months ended September 30, 2020. Approximately $346,000 relates to increased costs for general consulting, accountancy, legal and public relation services related to preparing the Company for the public offering. $510,000 relate to an increase in stock compensation expense for options issued and/or accelerated during the nine month period end. Approximately $140,000 of the increase relates to increase in compensation expense for the hiring of a full time CFO and full time Chief Administrative Officer and an increase in annual salary, as of October 2020, for the Chief Executive Officer.

Interest Expense

Interest expense is primarily attributable to interest expense associated with our previously outstanding notes payable, convertible notes payable, notes payable to Chief Executive Officer, Christer Rosén, and interest expense on our corporate credit card.

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Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenue and Federal Awards

There was no revenue from product sales during 2020 or 2019 as we are focused on research and development. The revenue for the year ended 2020 consisted of federal grant income of $1,012,126 for award number R44AG067907-01A1 for a Phase 1 dose finding pharmacokinetics (“PK”) study. The study will be homogeneous for all indications where our product will be used for Phase II and Phase III clinical trials. There was no federal grant income for the year ended December 31, 2019 as the project began September 2020.

Research and development

Research and development expenses were $1,641,338 for the year ended December 31, 2020 compared to $685,741 for the year ended December 31, 2019. The increase is attributable to the R&D expenses in the federally funded grant award for the Phase 1 dose finding PK study that began September 2020, which included clinical trial supplies, stability studies, gel cap manufacturing, bioanalytical services and biostatistics. R&D expenses for the year ended December 31, 2019 are primarily related to payroll expenses, scientific consulting expenses, patent fees and license fees attributable to the drafting and submittal of the federal grant award.

R&D expenses related to the federal grant were segregated in the chart of accounts from non-federal award costs. At this time, we are not tracking R&D expenses per indication as all of the R&D expenses incurred to date related to JOTROLTM, which is the platform product used in each indication defined in our product pipeline. Costs will be segregated amongst the different indications beginning next fiscal year.

In addition, the probability of success for JOTROL™ will depend on numerous factors, including manufacturing capability, satisfactory results in follow on clinical trials, regulatory approvals and commercial viability. See “Risk Factors”.

General and Administrative Expenses

General and administrative expenses were $1,336,489 for the year ended December 31, 2020 compared to $1,490,915 for the year ended December 31, 2019. Approximately $570,000 relates to a decrease in stock compensation expense for 2020 compared to 2019 due to fully vested options issued during 2019. The decrease in stock compensation expense is offset by approximately $350,000 increase in compensation expense for the year ended December 31, 2020 due to increase in annual bonus for executive personnel compared to the December 31, 2019 annual bonus plus an increase in salaries effective October 2020. In addition, during the year ended December 31, 2020, we incurred $85,000 in additional consulting fees over 2019 as we onboarded additional advisors to assist with strategic planning.

Gain on Change in Fair Value of Derivative Liability

Our warrants to purchase our common stock were classified as warrant liability and recorded at fair value. This warrant liability is subject to re-measurement at each balance sheet date and we recognized any change in fair value in our statements of operations as a change in fair value of the derivative liability.

Interest and Other Income

Interest and other income consist principally of gain on settlement of accounts payable, rental income on sublease of office space, and interest income earned on cash and cash equivalent balances.

Interest Expense

Interest expense is primarily attributable to interest expense associated with our previously outstanding convertible notes, notes payable, notes payable to Chief Executive Officer, Christer Rosén, and interest expense on our corporate credit card.

Loss on Extinguishment of Debt

In December 2019, one of our convertible notes was amended to extend the due date and increase the number of warrants issued with the convertible note. As a result of the material modification, the incremental fair value of the modified warrants was classified as a debt extinguishment. Due to the extension of the maturity date of the convertible note, the fair value of the derivative liability increased. This increase was also reflected as a loss on extinguishment of debt.

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Liquidity and Capital Resources; Plan of Operations

As of September 30, 2021, we had cash and cash equivalents of $1,187,412. Our cash equivalents are held in high yield savings account. Since inception, we have incurred net losses and negative cash flows from operations. On September 30, 2021, we had an accumulated deficit of $11,934,732.

We have historically financed our operations primarily through the sale of common stock and convertible debt. We believe that our existing cash and cash equivalents will be sufficient to fund our planned operations for the next 12 months from the date of this prospectus without the proceeds from this offering. Management expects operating losses to continue for the foreseeable future. As we continue to incur losses, a transition to profitability is dependent upon the successful development, approval and commercialization of our drug candidate and the achievement of a level of revenues adequate to support our cost structure. We will continue to require additional capital to develop our drug candidate and fund operations for the foreseeable future. We may seek to raise capital through private or public equity or debt financings, collaborative or other arrangements with other companies, or through other sources of financing. Adequate additional funding may not be available to us on acceptable terms, or at all.

Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategies. We anticipate that we will need to raise substantial additional capital, the requirements of which will depend on many factors, including:

●	the scope, rate of progress and costs of our drug delivery, preclinical development activities, laboratory testing and clinical trials for our drug candidate;

●	the number and scope of clinical programs we decide to pursue;

●	the scope and costs of manufacturing development and commercial manufacturing activities;

●	the extent to which we acquire or in-license other drug candidate and technologies;

●	the cost, timing and outcome of regulatory review of our drug candidate;

●	the cost and timing of establishing sales and marketing capabilities, if of our drug candidate receives marketing approval;

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

●	our ability to establish and maintain collaborations on favorable terms, if at all;

●	our efforts to enhance operational systems and our ability to attract, hire and retain qualified personnel, including personnel to support the development of our drug candidate;

●	the costs associated with being a public company; and

●	the cost associated with commercializing our drug candidate, if it receives marketing approval.

If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Any future debt financing into which we enter may impose upon us additional covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. If we are unable to raise additional funds when needed, we may be required to delay, reduce, or terminate some or all of our development programs and clinical trials. We may also be required to sell or license to other parties rights to develop or commercialize our drug candidate that we would prefer to retain.

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See “Risk Factors” for additional risks associated with our capital requirements.

Cash Flows for the Years Ended December 31, 2020 and 2019

The following table shows a summary of our cash flows for the years ended December 31, 2020 and 2019.

	Fiscal Years Ended December 31,
	2020	2019
Net cash from operating activities	$(254,783)	$(142,952)
Net cash used in investing activities	-	-
Net cash provided by financing activities	$461,505	$107,791
Net increase (decrease) in cash	$206,722	$(35,161)
Cash - beginning of the period	$1,276	$36,437
Cash - end of the period	$207,998	$1,276

Net Cash from Operating Activities:

Cash used in operating activities during the year ended December 31, 2020 increased $112,000 from December 31, 2019 mainly attributable to a $126,000 increase in the grant receivable.

Net Cash Provided by Financing Activities:

Cash flows provided by financing activities for the year ended December 31, 2020 increased $354,000 from the year ended December 31, 2019. The change was mainly attributable to proceeds from sale of common stock and warrants amounting to $700,000 netted against payment on convertible note payable of $240,000 compared to activity for the year ended December 31, 2019 which only had proceeds of $108,000 from note payable, related party.

Cash Flows for the Nine Months Ended September 30, 2021 and 2020

The following table shows a summary of our cash flows for the nine months ended September 30, 2021 and 2020.

	Nine Months Ended September 30,
	2021	2020
Net cash from operating activities	$(590,736)	$(413,226)
Net cash used in investing activities	-	-
Net cash provided by financing activities	$1,570,150	$461,505
Net increase (decrease) in cash	$979,414	$48,279
Cash - beginning of the period	$207,998	$1,276
Cash - end of the period	$1,187,412	$49,555

Net Cash From Operating Activities:

Cash used in operating activities during the nine month period ended September 30, 2021 increased $177,510 from September 30, 2020 mainly attributable the $1,103,000 increase in the net loss, netted against an increase of $690,000 in non-cash charges and net changes of $235,000 in net assets and liabilities.

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Net Cash Provided by (Used in) Financing Activities:

Cash flows provided by financing activities for the nine month period ended September 30, 2021 increased $1,109,000 from September 30, 2020. The change was mainly attributable to an increase in proceeds from issuance of convertible debt agreements of $427,650, exercise of stock options and warrants from prior period of $642,500 and receipt of stock subscription receivable of $500,000.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

COVID-19

In March 2020, the World Health Organization declared the novel coronavirus disease (COVID-19) outbreak a global pandemic. To limit the spread of COVID-19, governments have taken various actions including the issuance of stay-at-home orders and physical distancing guidelines. Accordingly, businesses have adjusted, reduced or suspended operating activities. We may experience disruptions as a result of COVID-19 that could severely impact our business and clinical trials, including:

●	further delays or difficulties in enrolling and retaining patients in our clinical trials or those conducted by third parties and further incurrence of additional costs as a result of preclinical study and clinical trial delays and adjustments;

●	challenges related to ongoing and increased operational expenses related to the COVID-19 pandemic;

●	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

●	delays, difficulties or increased costs to comply with COVID-19 protocols at our leased facilities and clinical sites;

●	diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of clinical trials;

●	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

●	limitations in resources that would otherwise be focused on the conduct of our business or our clinical trials, including because of sickness or the desire to avoid contact with large groups of people or as a result of government-imposed “Stay-at-Home” orders or similar working restrictions;

●	delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;

●	delays in preclinical and clinical sites receiving the supplies and materials needed to conduct our clinical trials;

●	interruption in global shipping that may affect the transport of clinical trial materials, such as investigational drug product used in our clinical trials;

●	changes in regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which our clinical trials are conducted, or to discontinue the clinical trials altogether, or which may result in unexpected costs;

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●	delays in necessary interactions with regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel;

●	refusal of the FDA to accept data from clinical trials in affected geographies outside the United States; and

●	increased competition for contract research organizations (CROs), suppliers and vendors.

We will continue to assess the impact that COVID-19 may have on our ability to effectively conduct our business operations as planned and there can be no assurance that we will be able to avoid a material impact on our business from the spread of COVID-19 or its consequences, including disruption to our business and downturns in business sentiment generally or in our industry. For example, Colorado has issued a “Safer at Home” order which requires businesses to implement social distancing protocols. Our primary operations are located in Jupiter, Florida. As a result of such county and state orders, the majority of our employees are currently telecommuting, which may impact certain of our operations over the near term and long term. In addition, JOTROLTM will soon start being evaluated in a Phase II clinical trials at several different sites depending on the indication. While we are permitted to continue to conduct our clinical trials, Florida or other states where the trials might be conducted may once again issue a “Stay Home” order which requires businesses to implement social distancing protocols. Should COVID-19 cases in USA increase, the country or states may institute stricter social distancing protocols.

Additionally, certain third parties with whom we engage, including our collaborators, contract organizations, third-party manufacturers, suppliers, clinical trial sites, regulators and other third parties with whom we conduct business are similarly adjusting their operations and assessing their capacity in light of the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted. Changing our third-party manufacturer could result in delays in our manufacturing supply chain which could delay or otherwise impact our development of JOTROLTM and result in increased costs related to JOTROLTM. Additionally, certain preclinical studies for our discovery research programs are conducted by CROs, which could be discontinued or delayed as a result of the pandemic. We could also experience delays if our suppliers are delayed in delivering raw materials to our third-party manufacturers. It is likely that the disproportionate impact of COVID-19 on hospitals and clinical sites will have an impact on recruitment and retention for our clinical trials. For example, we experienced no delays in enrolling patients for our Phase I clinical trial for JOTROLTM. However, we had to complete this study with 22% less participants than original target at a higher cost than originally quoted, due to Covid-10 safety testing procedures. In addition, our clinical trial site could experience delays in collecting, receiving and analyzing data from patients enrolled in our clinical trial for JOTROLTM due to limited staff at such sites, limitation or suspension of on-site visits by patients, or patients’ reluctance to visit the clinical trial sites during the pandemic. As a result, research and development expenses and general and administrative expenses may vary significantly if there is an increased impact from COVID-19 on the costs and timing associated with the conduct of our clinical trial and other related business activities.

As we continue to actively advance our clinical programs and discovery and research programs, we are assessing the impact of the COVID-19 pandemic on each of our programs, expected timelines and costs on an ongoing basis. In light of ongoing developments relating to the COVID-19 pandemic, the focus of healthcare providers and hospitals on fighting the virus, and consistent with the FDA’s industry guidance for conducting clinical trials issued in March 2020, as updated subsequently. We and our CROs have also made certain adjustments to the operation of such trials in an effort to ensure the monitoring and safety of patients and minimize risks to trial integrity during the pandemic in accordance with the guidance issued by the FDA on June 19, 2020 on good manufacturing practice considerations for responding to COVID-19 infection in employees in biopharmaceutical products manufacturing and generally and may need to make further adjustments in the future. Other COVID-related guidance recently released by FDA that apply to us and our third-party manufacturers include guidance addressing cGMP considerations for responding to COVID-19 infections in employees and statistical considerations for clinical trials during the COVID-19 public health emergency. Many of these adjustments are new and untested, may not be effective, and may have unforeseen effects on the enrollment, progress and completion of these trials and the findings from these trials. While we are currently continuing our clinical trial and seeking to add new clinical trial sites, we may not be successful in adding trial sites, may experience delays in patient enrollment or in the progression of our clinical trial, may need to suspend our clinical trial, and may encounter other negative impacts to our trials, due to the effects of the COVID-19 pandemic.

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The global outbreak of COVID-19 continues to rapidly evolve, with particularly significant case increases in the United States. The extent to which the COVID-19 pandemic impacts our business will depend on future developments such as the rate of the spread of the disease, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease and to address its impact, including on financial markets or otherwise. Further, a lack of coordinated response on risk mitigation and vaccination deployment with respect to the COVID-19 pandemic on a local or federal level could result in significant increases to the duration and severity of the pandemic in the United States as compared to the rest of the world and could have a corresponding negative impact on our business. While the extent of the impact of the current COVID-19 pandemic on our business and financial results is uncertain, a continued and prolonged public health crisis such as the COVID-19 pandemic could have a material negative impact on our business, financial condition and operating results.

To the extent the COVID-19 pandemic adversely affects our business, financial condition and operating results, it may also have the effect of heightening many of the risks described in this “Risk Factors” section.

Contractual obligations

We do not have any long-term capital lease obligations, operating lease obligations or long-term liabilities, except as follows:

On April 30, 2021, the Company executed a lease agreement for office space in Jupiter, Florida. The term of the lease is sixty-one months commencing May 1, 2021 rent free until June 1, 2021. Fixed annual rent amounts are as follows:

Lease Period	Annual Fixed Rent
6/1/2021-5/31/2022	$45,396
6/1/2022-5/31/2023	$46,758
6/1/2023-5/31/2024	$48,158
6/1/2024-5/31/2025	$49,608
6/ l/2025-5/31/2026	$51,096

Notes Payable, related party

The Company’s Chief Executive Officer (CEO) has loaned the Company working capital since inception. The balance of the loan as of December 31, 2020 and December 31, 2019 was $93,479 and $207,979, respectively. The loan is due on demand and accrues interest at 1% per year. Accrued interest relating to the loan was $4,135 and $4,160 as of December 31, 2020 and December 31, 2019, respectively, and is included in accrued interest. During 2020, $100,000 of principal plus accrued interest of $1,001 was converted to 67,334 shares of common at $1.50 per share which was the estimated fair value of the common stock based on recent sales.

Other Related Party Transactions

During 2020, the CEO forgave $536,314 of accrued compensation which has been reflected as additional paid in capital on the statement of stockholders’ deficit due to the related party nature of the transaction.

Accrued compensation includes partially accrued salaries to executives since inception. Since inception, executive salaries have been paid in cash when the Company’s cash flow has permitted such payment. During 2020, the Company began paying salaries at 50% of the respective employment agreements. We intend to pay out approximately $376,000 of accrued salaries relating to 2021 earned compensation from our cash balance, which was $1,087,412 as of September 30, 2021. We project to payout the remaining accrued salaries from proceeds received from planned out licensing deals in Asian territories.

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Critical Accounting Policies

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Federal Contract Revenue

The Company recognizes federal contract revenue from the NIH Award in the period in which the allowable research and development expenses are incurred, and receivables associated with this revenue are included within federal contract revenue receivable on our balance sheets. This revenue is not within the scope of Accounting Standards Codification (ASC) 606 – Revenue from contracts with customers.

Research and Development

Research and development costs are expensed as incurred. Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, monitoring visits, clinical site activations, or information provided to us by our vendors with respect to their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development expense, as the case may be. Total research and development costs for the fiscal years ended December 31, 2020 and 2019 were $1,641,338 and $685,741 respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation, or ASC 718, which requires the recognition of expense related to the fair value of stock-based awards in the statements of operations. For stock options issued to employees, non-employees and members of our board of directors for their services on our board of directors, the Company estimates the grant-date fair value of options using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates, and, for grants prior to our initial public offering, the value of the common stock. For awards subject to time-based vesting, the Company recognized stock-based compensation expense, on a straight-line basis over the requisite service period, which is generally the vesting term of the award. As of September 30, 2021 and 2020, stock-based compensation expense totaled $181,010 and $211,639 included in research and development expenses and $686,261 and $176,434 included in general and administrative expenses, respectively, on the statement of operations.

Clinical Trial Expenses

As part of the process of preparing our financial statements, the Company is required to estimate expenses resulting from obligations under contracts with vendors, clinical research organizations and consultants and under clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. The Company’s objective is to reflect the appropriate trial expenses in the financial statements by matching those expenses with the period in which services are performed and efforts are expended. The Company accounts for these expenses according to the progress of the trial as measured by patient progression and the timing of various aspects of the trial. The Company determines accrual estimates based on estimates of services received and efforts expended that take into account discussion with applicable personnel and outside service providers as to the progress or state of consummation of trials. During the course of a clinical trial, the Company adjusts the clinical expense recognition if actual results differ from its estimates. The Company makes estimates of the accrued expenses as of each balance sheet date based on the facts and circumstances known at that time. The clinical trial accruals are dependent upon the timely and accurate reporting of contract research organizations and other third-party vendors. Although the Company does not expect the estimates to be materially different from amounts actually incurred, understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low for any particular period.

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Convertible Notes with Embedded Derivative Liabilities

The Company has entered into convertible notes, some of which contain variable conversion options, whereby the outstanding principal and accrued interest may be converted, by the holder, into common shares at a fixed discount to the price of the common stock at or around the time of conversion upon certain trigger events. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 – Derivative and Hedging – Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

MANAGEMENT

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each. Our Board of Directors elects our executive officers annually by majority vote. Each director’s term continues until his or her successor is elected or qualified at the next annual meeting, unless such director earlier resigns or is removed. In addition, the following table sets forth the names and ages of the members of our Science Advisory Board.

Name	Age	Positions Held	Initial Term of Office
Executive Officers and Directors

Christer Rosén	69	Chairman of Board, Chief Executive Officer and Director	January 1, 2016

Dana Eschenburg Perez	44	Chief Financial Officer, Secretary, and Treasurer	June 1, 2021

Marshall Hayward, Ph.D.	66	Chief Scientific Officer and Director	January 1, 2016

Alexander Rosén	30	Chief Administrative Officer	January 1, 2016

Alison D. Silva	43	President, Chief Business Officer, and Director	November 30, 2018

Nicholas H. Hemmerly	38	Independent Director	September 8, 2021

Julie Kampf	60	Independent Director	September 8, 2021

Allison W. Brady	50	Independent Director	September 8, 2021

Holger Weis	58	Independent Director	September 8, 2021

Scientific Advisory Board

Dr. Claes Wahlestedt, MD, Ph.D.	63	Member of Science Advisory Board	January 1, 2016

Shaun P. Brothers, Ph.D.	43	Member of Science Advisory Board	January 1, 2016

Rudolph Tanzi Ph.D.	63	Member of Science Advisory Board	November 1, 2019

Li-Huei Tsai, Ph.D.	61	Member of Science Advisory Board	June 1, 2016

Raymond Scott Turner, MD, Ph.D.	62	Member of Science Advisory Board	August 1, 2016

Charbel Moussa, MBBS, Ph.D.	49	Member of Science Advisory Board	April 21, 2020

Peter Elliott, Ph.D.	63	Member of Science Advisory Board	October 17, 2016

Dalton Dietrich, Ph.D	69	Member of Science Advisory Board	June 22, 2021

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Biographical information concerning our directors and executive officers listed above is set forth below.

Executive Officers

Christer Rosén. Mr. Rosén is our Co-Founder and has served as our Chief Executive Officer and Chairman of our Board of Directors since January 1, 2016. From 1997 through May 2015, Mr. Rosén founded and served as the Chief Executive Officer and Chairman of EffRx Pharmaceuticals. Mr. Rosén together with Marshall Hayward, our Chief Scientific Officer, held the same position at EffRx, invented, developed and received FDA and EU approvals of a drug treating osteoporosis, Binosto®. Binosto® is distributed in several parts of the world and gave Mr. Rosén a full insight in all the aspects of pharmaceutical development, regulatory paths and distribution. Mr. Rosén is a graduate of Malmo Trade Schools/Lund University, Sweden, with a degree in Computer Sciences in 1971.

Dana Eschenburg Perez, CPA.

Dana Eschenburg Perez joined the executive team of Jupiter Neurosciences, Inc. on June 1, 2021 as Chief Financial Officer, Secretary and Treasurer. Mrs. Perez is a Florida licensed CPA with over 20 years of experience in accounting spanning various industries. From October 2020 to present, Mrs. Perez led a consulting company for outsourced controller and CFO duties. From May 2013 to June 2019 Mrs. Perez served as CFO and from June 2019 to April 2021 as CFO and COO of Adopt-A-Family of the Palm Beaches, Inc., a nonprofit focused on strengthening families with children to achieve stability and self-sufficiency. From September 2003 to May 2013 Mrs. Perez was an auditor with RSM US LLP serving clients in the commercial, governmental contracting, manufacturing and software development industries. Dana earned her master’s and bachelor’s degree, both in accountancy, from the University of North Carolina at Wilmington. Mrs. Perez is a member of the American Institute of Certified Public Accountants. Mrs. Perez does not hold, and has not previously held, any directorships in any reporting companies.

Marshall Hayward, Ph.D. Dr. Hayward is one of our Co-Founders, serves as our Chief Scientific Officer, and is a member of our Board of Directors since January 1, 2016. Since May 2013, Dr. Hayward has served as the managing member of Marshall Hayward Associates LLC. From September 2003 to May 2013, Dr. Hayward served as the Chief Scientific Officer of EffRx Pharmaceuticals where he was instrumental in all aspects of the development and approvals of the Binosto® product. Dr. Hayward received a Ph.D. in Biochemistry from the University of Illinois at Urbana-Champaign in 1982 and did postdoctoral work there in molecular biology. Dr. Hayward received a B.S. degree (in Biochemistry with High Honor) from the Honors College of Michigan State University in 1977. Dr. Hayward does not hold, and has not previously held, any directorships in any reporting companies.

Alexander Rosén. Mr. Rosén is a Co-Founder and our Chief Administrative Officer and has been with Jupiter Neurosciences, Inc. since its inception. Previously, Mr. Rosén held the position of Head of Administration at X-Vax Technology, Inc. from November 2020 to June 2021. From February 2019 to November 2020, Mr. Rosén served as the Controller at X-Vax Technology, Inc. Mr. Rosén attended Halmstad University, Sweden from 2009 - 2012. Mr. Rosén does not hold, and has not previously held, any directorships in any reporting companies.

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Alison D. Silva. Alison Silva, who has been a member of our Board of Directors since 2018, has now expanding her role to include President and Chief Business Officer since September 1, 2021. Previously, Ms. Silva was the Chief Executive Officer of Cotinga Pharmaceuticals, formerly Critical Outcome Technologies, from July 2016 through August 2021. She continues to serve on the Board of Directors of Cotinga Pharmaceuticals since 2015, and management consultant to several organizations, including EMA Wellness and The Orphan Group. Before joining Cotinga, Alison co-founded The Microbiome Company in 2013, later rebranded to Synlogic Therapeutics, where she served as Executive Vice President and Chief Operating Officer until June 2016. Other relevant positions include co-founder and Vice President, Development at Marina Biotech; co-founder and Director at The Orphan Group; Director, Drug Development at Cequent Pharmaceuticals; COO at SLA Pharma; and various other positions in biotech and pharma. Ms. Silva obtained her undergraduate degree in Biologyfrom Clark University in 2001 and her graduate degree from the University of Massachusetts Medical Center in 2002.

Independent Director

Allison W. Brady. Ms. Brady has served as an independent director at Jupiter Neurosciences, Inc. since September 8, 2021. She serves on the board of Gene Spotlight, Inc., where she is co-founder, a non-profit dedicated to raising money to sponsor medical research for rare diseases, since April 2011. Since 2016, Ms. Brady has served on the Board of Advisors at University of Pennsylvania’s school of Social Policy & Practice and is currently the Fundraising Chair of its Power of Penn campaign. Ms. Brady received a BAS from University of Pennsylvania in 1993. She also received a PR Strategy Certificate in 2021 from Cornell University. Ms. Brady does not hold, and has not previously held, any directorships in any reporting companies. Gene Spotlight is presently the largest outside investor in the Company. Ms. Brady does not hold, and has not previously held, any directorships in any reporting companies.

Nicholas H. Hemmerly. Mr. Hemmerly has served as an independent director at Jupiter Neurosciences, Inc. since September 8, 2021. Mr. Hemmerly has been a Managing Partner and Head of Investment Banking for Bridgeway Capital Partners LLC since February 2020. Mr. Hemmerly has over 18 years of investment banking experience with broad transactional experience having completed approximately $25 billion of debt and equity transactions. Prior to joining Bridgeway, from March 2016 to February 2020 Mr. Hemmerly was the Director, Head of Life Sciences at PricewaterhouseCoopers LLC where he led U.S. M&A and capital raising in the life sciences space with a focus on specialty and generic pharmaceuticals as well as healthcare consumer products and contract manufacturing. Prior to PwC from June 2014 to March 2016, Mr. Hemmerly was a Vice President at Jefferies LLC with a focus on executing M&A and financing transactions within the pharmaceutical and life sciences sectors. Prior experience includes investment banking roles in JPMorgan Chase & Co.’s Healthcare Group as well as JMP Securities LLC’s Healthcare Group. Mr. Hemmerly began his investment banking career as an analyst with Wachovia Securities. Mr. Hemmerly does not hold, and has not previously held, any directorships in any reporting companies.

Julie Kampf. Ms. Kampf has served as an independent director at Jupiter Neurosciences, Inc. since September 8, 2021. Ms. Kampf is currently a Director and CEO of JBK Associates International an Executive Search firm focused on the Life Science Industry, which she founded in 2003. Ms. Kampf is also currently a Director at Marizyme, Inc. a Florida-based Biotech Company. Ms. Kampf has significant not-for-profit board and advisory committee experience having served on Howard University’s School of Communications Board of Visitors, where she helped launch an entrepreneurial incubator and established an award for student entrepreneurs. Deeply committed to enhancing the careers and well-being of other women, Ms. Kampf was president of the 1,750-member HBA (Healthcare Businesswomen’s Association) Metro Chapter, where she co-founded a successful mentoring program. Ms. Kampf has received numerous awards, including having been recognized as one of New Jersey’s Best 50 Women in Business, an Enterprising Woman of The Year, an Ernst & Young Entrepreneurial Winning Woman and a Brava Smart CEO Winner. In 2013 and 2009, Julie was recognized as one of the PharmaVoice 100 ‘most inspiring people in the Life Science Industry’. Ms. Kampf received a B.A. in Political Science from the University of Rhode Island in 1983. Ms. Kampf does not hold, and has not previously held, any directorships in any reporting companies.

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Holger Weis. Mr. Weis has served as an independent director at Jupiter Neurosciences, Inc. since September 8, 2021. Since December 2020, he has served as a Director, member of Audit and Compensation Committees as Ziopharm Oncology, Inc. He is the principal of Weis Advisors, Inc., a company that provides consulting services to life science companies, since founding the company in April 2018. Between December 2011 and April 2018, Mr. Weis served many roles at DemeRx, Inc. including COO, CFO, President as well as a Consultant. From August 2010 to November 2011 Mr. Weis served as CFO for EnSA Holdings, LLC. Prior to his time at EnSA Holdings, LLC. Mr. Weis served as Vice President & CFO, Secretary and Treasurer at NovaVision, Inc. from January 2006 to August 2010. Prior to that, he served as the Chief Financial Officer & Treasurer of GMP Companies, Inc., a company that develops and commercializes pharmaceutical, medical device and diagnostic technologies, from 2000 to 2005. Earlier in his career, Mr. Weis served as a Senior Manager at Ernst & Young, a multinational professional services company, from 1986 to 2000. Mr. Weis received a Bachelor of Business Administration in Accounting from the University of Georgia in 1985 and is a Certified Public Accountant.

Scientific Advisory Board

We want to emphasize that our SAB members and Business Advisors take a very active role in our company and specific projects. This is one important reason how a company with our small staff can execute so many different pipeline projects effectively.

Shaun P. Brothers, Ph.D. Dr. Brothers has served as a member of our Scientific Advisory Board and our Consulting VP of Scientific Research since January 1, 2016. Dr. Brothers is an expert reviewer for molecular probes and drug discovery in neuroscience NIH study sections. Since June 2017, Dr. Brothers has served as an Associate Professor at the University of Miami, Miller School of Medicine. Since June 2016, Dr. Brothers has served as Director at Sylvester Cancer Center Molecular Therapeutics Shares Resource at University of Miami, Miller School of Medicine. From March 2011 through May 2017, Dr. Brothers served as an Assistant Professor at the University of Miami, Miller School of Medicine. Since September 2012, Dr. Brothers has served as Director of Pharmacology at Epigenetix Inc. From 2016 through 2018, Dr. Brothers served as Director Preclinical Research at DemeRx, Inc. From October 2006 to March 2011, Dr. Brothers served as a researcher at Scripps Research Institute in Jupiter, Florida. Dr. Brothers has also co-founded 2 biotech companies. Dr. Brothers received an MBA from West Texas A&M University in 2019, Ph.D. in physiology and pharmacology from Oregon Health and Science University in 2006, and Bachelor of Science degree in Microbiology from Oregon State University in 2000.

Dalton Dietrich, Ph.D. Dr. Dietrich has served as a member of our Scientific Advisory Board since June 22, 2021. Dr. Dietrich currently is the Scientific Director at The Miami Project to Cure Paralysis and the Kinetic Concepts Distinguished Chair in Neurosurgery at the University of Miami Miller School of Medicine which is where he has been since 1997. Dr. Dietrich also currently serves as the Senior Associate Dean for Discovery Science at the University of Miami Miller School of Medicine and Co-Director of the Institute for Neural Engineering at the University of Miami. Between 1995 to 1997 Dr. Dietrich served as Vice-Chairman for Basic Science in the Department of Neurology at the University of Miami. He attained the rank of Professor in 1993. In 1981, Dr. Dietrich joined the Department of Neurology at the University of Miami with a joint appointment in Cell Biology and Anatomy. Dr Dietrich has published over 375 refereed journal articles, 75 book chapters and 4 books. His published work has been cited over 38,000 times. He has been listed by the Institute of Scientific Information as a “Highly Cited Researcher”, placing him in the top 0.5% of all scientists based on the impact his research has made on other scientists. Dr. Dietrich received his Ph.D. in Anatomy from the Medical College of Virginia in 1979 and completed a postdoctoral fellowship in the Department of Pharmacology at Washington University, St. Louis, MO in 1981.

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Peter Elliott, Ph.D. Dr. Elliott has served as a member of our Scientific Advisory Board since October, 2016. Since 2009, Dr. Elliott has served as a consultant to the pharmaceuticals industry. From 2005 to 2009, Dr. Elliott served as Senior Vice President of R&D at Sirtris Pharmaceuticals. As part of work from his teams at Sirtris, three SIRT1 activators entered clinical development, SRT501, SRT2104 and SRT2379. He was also an integral part of the road-show to take Sirtris public with a successful IPO in 2007, leading to it being purchased by GSK in 2008 for $720 million. From 2001 to 2005, Dr. Elliott served as Executive Vice President of Product Development at CominatoRx leading efforts in 8 Phase II programs in inflammation and oncology. From 1996 to 2001, Dr. Elliott served as Vice President of Pharmacology and Development at ProScript which was acquired by LeukoSite, and ultimately Millennium where he co-developed the multiple myeloma drug, Velcade© and PS-519 for stroke. From 1993 to 1996, Dr. Elliott served as Associate Director of Pharmacology at Alkermes. From 1988 to 1993, Dr. Elliott served as Group & Research Leader at Glaxo Group Research where he led a number of CNS programs focusing on movement disorders, neurodegeneration as well as pain. Dr. Elliott received a B.Sc. in Pharmacology from London University and a Ph.D. in Psychopharmacology from Cambridge University.

Charbel Moussa, MBBS, Ph.D. Dr. Moussa has served as a member of our Scientific Advisory Board since April, 2020. Since July 2017, Dr. Moussa has served as an Associate Professor of Neurology at Georgetown University Medical Center. Since March 2015, Dr. Moussa has served as the director of Translational Neurotherapeutics Program at Georgetown University Medical Center. Since January 2018, Dr. Moussa has served as the Principal Investigator of the Lewy Body Disease Association (LBDA) Research Center of Excellence at Georgetown University Medical Center. Since March 2015, Dr. Moussa has served as Clinical Research Director at the Parkinson’s Foundation Center of Excellence. Since August 2016, Dr. Moussa has served as Director of Neurosciences Grand Rounds at Georgetown University Medical Center. Dr. Moussa received a Bachelor of Medicine, Bachelor of Surgery (MBBS), and Doctor of Philosophy (Ph.D) in Biomedical Sciences from the University of Sydney Australia in 1996 and 2002, respectively. Dr. Moussa has expertise in geriatric neurology with a special focus on movement and memory disorders.

Rudolph Tanzi Ph.D. Dr. Tanzi has served as the Co-Chairman of our Scientific Advisory Board since November, 2019. Since 2013, Dr. Tanzi has served as the Vice-Chair of Neurology and Director of the Genetics and Aging Research Unit at Massachusetts General Hospital. Since 2008, Dr. Tanzi has also served as the Joseph P. and Rose F. Kennedy Professor of Neurology at Harvard Medical School. Dr. Tanzi received his B.S. (microbiology) and B.A. (history) at the University of Rochester in 1980 and his Ph.D. (neurobiology) at Harvard Medical School in 1990. In his research achievements, Dr. Tanzi served on the team that was the first to find a disease gene ((Huntington’s disease) using human genetic markers, helping to launch the field of neurogenetics. He later co-discovered all three early-onset familial Alzheimer’s disease genes and identified several others as leader of the Cure Alzheimer’s Fund Alzheimer’s Genome Project. He also co-discovered the Wilson’s disease gene and several other neurological disease genes. Most recently, he and his team used Alzheimer’s genes and human stem cells to create what the New York Times coined, “Alzheimer’s-in-a-Dish”. This is a three-dimensional human stem cell-derived neural culture system that is considered to be the first true model of Alzheimer’s disease, recapitulating both pathological hallmarks of Alzheimer’s disease: plaques and tangles. The model has made drug screening for Alzheimer’s disease 10 times cheaper and 10 times faster. Dr. Tanzi has developed novel therapeutics for Alzheimer’s disease including gamma secretase modulators and metal chaperones (PBT; Prana) aimed at lowering plaque and tangle pathology. Both have been entered into clinical trials for Alzheimer’s patients. Dr. Tanzi is also very active in the areas of integrative medicine and applications to brain health. In this regard, along with Dr. Deepak Chopra, Dr. Tanzi co-directs the Self-Directed Biological Transformation Initiative (SBTI) aimed at exploring and quantifying the effects of lifestyle interventions on neuroplasticity and epigenetics.

Dr. Tanzi has published over 500 research papers and has received the highest awards in his field, including the Metropolitan Life Foundation Award, Potamkin Prize, Ronald Reagan Award, Silver Innovator Award, and many others. He was named to TIME magazine’s 2015 list of TIME100 Most Influential People in the World, and received the Smithsonian American Ingenuity Award, the top national award for invention and innovation. He co-authored the popular trade books “Decoding Darkness”, New York Times best seller, “Super Brain”, and international best seller “Super Genes” with Dr. Deepak Chopra. He was named by GQ magazine as a Rock Star of Science, and in his spare time, has played keyboards with the band Aerosmith. With singer, Chris Mann, he also composed the beautiful ballad, “Remember Me”, which honors Alzheimer’s patients, and is being used to raise funds for Alzheimer’s research at the Cure Alzheimer’s Fund, for which, Dr. Tanzi serves as Chair of the Cure Alzheimer’s Fund Research Consortium.

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Li-Huei Tsai, Ph.D. Dr. Tsai has served as a member of our Scientific Advisory Board since June, 2016. Since May 2006, Dr. Tsai has served as the Director of the Picower Institute for Learning and Memory at the Massachusetts Institute of Technology, a Picower Professor of Neuroscience, and an Associate Member of the Broad Institute. From 1994 to May 2006, Dr. Tsai served as an Assistant Professor of Pathology at Harvard Medical School and was promoted to tenure Professor at Harvard in 2002. From 1997 to 2013, Dr. Tsai served as an Investigator of the Howard Hughes Medical Institute from 1997 to 2013. Dr. Tsai is also a Fellow of the American Association for the Advancement of Science, a member of the National Academy of Medicine, and an Academician of the Academia Sinica in Taiwan. Dr. Tsai obtained a Ph.D. from University of Texas Southwestern Medical Centre in Dallas, Texas in 1990 and postdoctoral training at Cold Spring Harbor Laboratories and Massachusetts General Hospital from 1990 to 1994.

Raymond Scott Turner, MD, Ph.D. Dr. Turner has served as a member of our Scientific Advisory Board since August, 2016. Since April 2020, Dr. Turner has served as the Vice Chair for Clinical Research, Department of Neurology at Georgetown University Medical Center. Since July 2008, Dr. Turner has served as a Professor at the Department of Neurology and the Director of the Memory Disorders Program, Department of Neurology at Georgetown University Medical Center. From March 2007 to July 2008, Dr. Turner served as the Associate Chair in the Department of Neurology, University of Michigan at Ann Arbor, Michigan. From October 2003 to July 2008, Dr. Turner served as Associate Professor in the Department of Neurology, University of Michigan. From July 1995 to October 2003, Dr. Turner served as Assistant Professor in the Department of Neurology, University of Michigan. From September 2002 to July 2008, Dr. Turner served as Chief of Neurology Service at VA Ann Arbor Healthcare System in Ann Arbor, Michigan. From July 1995 to July 2008, Dr. Turner served as Attending Neurologist and Research Scientist, Geriatric Research Education and Clinical Center at VA Ann Arbor Healthcare System in Ann Arbor, Michigan. Dr. Turner received a Bachelor of Science degree in microbiology/molecular biology from Clemson University in 1979. Dr. Turner obtained a Ph.D. in pharmacology and an MD from Emory University in 1984 and 1988, respectively, and completed his internship, residency, and fellowship at the University of Pennsylvania, Philadelphia in 1992. Dr. Turner has received numerous prestigious awards, including a fellowship from the Howard Hughes Medical Institute and a Paul Beeson Scholarship. Dr. Turner serves as a reviewer for granting agencies and biomedical journals, has published more than seventy peer-reviewed paper, editorials, and book chapters, as well as lectures widely. He became board-certified in Psychiatry and Neurology in 1993.

Dr. Claes Wahlestedt, MD, Ph.D. Dr. Wahlestedt has served as the Co-Chairman of our Scientific Advisory Board and our Consulting Chief Medical Officer since January 1, 2016. From January 1, 2016 through October 1, 2021, he previously served as a member of our Board of Directors. Dr. Wahlestedt is a renowned scientist throughout the pharmaceutical industry. Since March 2011, Dr. Wahlestedt has served as the Leonard M. Miller Professor & Associate Dean for Therapeutic Innovation at the University of Miami Miller School of Medicine. From 2005 to March 2011, Dr. Wahlestedt was the founding Professor and Director of Neuroscience at The Scripps Research Institute in Florida. From 1997 to 2005, Dr. Wahlestedt was the Professor and Department Chair at Karolinska Institute in Stockholm, Sweden. Dr. Wahlestedt was the Director of Worldwide Genomics for Pharmacia between 1997 to 2004. From 1994 to 1997, Dr. Wahlestedt was a faculty member at McGill University. From 1993 to 1997, Dr. Wahlestedt directed the research and development team for Astra-Zeneca Research Centre in Montreal, Canada. From 1989 to 1993, Dr. Wahlestedt was the Assistant Professor of the Department of Neurology and Neurosciences at Cornell University Medical College in New York, NY. Dr. Wahlestedt has also co-founded 2 other biotech companies, including CuRNA, Inc. and Epigenetix, Inc. Dr. Wahlestedt is a graduate of Lund University, Sweden with a M.D. in Medicine and Ph.D. in Pharmacology in 1986 and 1987, respectively.

Business Advisors

Jacob Uittenbogaard. Mr. Uittenbogaard is a financial advisor to the Company. He served as Jupiter Neurosciences, Inc.’s Chief Financial Officer, Secretary, Treasurer from January 1, 2016 to May 31, 2021. Mr. Uittenbogaard also served on Jupiter Neurosciences, Inc.’s Board of Directors between January 1, 2016 to August 27, 2021. From 2004 to 2015. Mr. Uittenbogaard served as the Chief Financial Officer of EffRx Pharmaceuticals. Mr. Uittenbogaard served as the Executive Vice President and Chief Financial Officer of RJ Reynolds International from 1973 to 2000. Mr. Uittenbogaard has more than 40 years of worldwide financing and operational experience. He has also been a Board Member at several smaller companies in various industries. Mr. Uittenbogaard has a J.D. in Bachelor of Science in Accounting and an MBA in Finance and Accounting.

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Ulf Wiinberg. Mr. Wiinberg is an experienced healthcare industry professional who has served on the boards of several healthcare industry associations. Since April 2017, Mr. Wiinberg has had the position of Chief Executive Officer at X-VAX Technology, Inc. From June 2008 to December 2014, Mr. Wiinberg served as the Chief Executive Officer at Lundbeck, a pharmaceutical company specialized in psychiatric and neurological disorders. Mr. Wiinberg served as President of the European pharma business at Wyeth from June 2005 to May 2008. At Wyeth, Mr. Wiinberg also served as President of the global consumer health care business from 2002 to 2005. From 1997 to 2002, Mr. Wiinberg served as Managing Director at Wyeth UK and Ireland. Ulf is presently a non-executive member of the board of Alfa Laval AB, Agenus Inc and at the Belgian pharmaceutical company UCB. He is also chairman of the board of Sigrid Therapeutics AB, Chairman of the Board at Hansa Biopharma as well as CEO and chairman of the board of Ulf Wiinberg Consulting & Invest AB.

Arthur Kirsch. Mr. Kirsch has advised the Company since June 2020 on a variety of financial and strategic initiatives. Previously he was a Senior Advisor and Head of Global Healthcare at GCA Global from 2005 to 2019, an investment bank providing strategic M&A and capital markets advice for growth companies. From 1994 to 2004 he was Head of Research for Vector Securities with over 200 companies under coverage and later became Head of Capital Markets that acquired by Prudential Securities. From 1990 to 1993 Mr. Kirsch was CEO OF Natwest Markets the investment banking division of Natwest Bank in the U.K. He began his career at Drexel Burnham where he was an Executive Vice President running the global equity division as well as being on the Executive Committee. Mr. Kirsch has served on the Board of Kadmon since 2019, a publicly traded bio pharmaceutical company where he serves on the Audit Committee. He also serves on the board of Liquidia Technologies a public nano technology healthcare company as well as being the Chairman of the Audit Committee. Mr. Kirsch received his B.A. in Finance from the University of Rhode Island and an M.B.A. from Bernard M. Baruch College.

Mark Dant. Mr. Dant, EveryLife Foundation for Rare Diseases Board Chair, is a parent advocate and retired Carrolton, Texas Police Department Chief of Police. Mark and his wife Jeanne are the parents of Ryan, who is 33 years old and the longest treated person in the world with MPS I. Mark and Jeanne spearheaded the funding for the first MPS Enzyme Replacement Therapy, Aldurazyme, through their Foundation, the Ryan Foundation. In partnership with Dr. Emil Kakkis, Mr. Dant and his family were also key advocates speaking to the FDA about the importance and significant impact of ERT for the treatment of mucopolysaccharidoses. In 2009, Mr. Dant and his family successfully championed Congress to pass the Ryan Dant Health Care Opportunity Act, H.R. 1441-111.

Collaborating Partners

Our philosophy and strategy are to utilize strong established outside partners. These strategic partnerships have enabled the Company to operate with a relatively small management team resulting in a low fixed overhead cost. This strategy enables us to utilize resveratrol’s multi-functional effects quickly and effectively by adding new partners for each project we want to pursue. Below are our present key partners as well as supporting organizations.

Catalent is the world’s #1 drug development, delivery and supply partner. Catalent has helped thousands of innovators by optimizing and manufacturing thousands of pharmaceutical, biologic, consumer health and beauty products utilizing their superior innovative drug delivery technologies to improve their value to patients and consumers. Catalent is our JOTROL™ product manufacturer. The material terms of our agreement with Catalent are as follows:

●	Signing Date

o	September 16, 2020

●	Termination Date

o	Upon completion of project

●	Termination Provisions & Penalties

o	Either party may terminate project or any portion at any time by providing 30 days written notice.
o	Catalent reserves the right to project cancellation fees

●	Fees Payable Under the Agreement

o	Prepayment 1 - $33,000
o	Prepayment 2 - $58,000
o	Prepayment 3 - $64,100
o	Project completed and fully paid by the Company

A copy of this agreement is attached as Exhibit 10.19 to the registration statement of which this prospectus forms a part.

Evolva discovers and provides innovative, high-value, sustainable ingredients, with an emphasis on health, wellness and nutrition. Evolva is our API supplier. We deal with Evolva on a basis of purchase orders for resveratrol needed for JOTROL™ manufacturing.

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Murdoch Children’s Research Institute (MCRI) is the largest child research institute in Australia. We have a worldwide exclusive license on all its research and know-how in Friedreich’s ataxia. A description of the terms of this agreement is included on page 93 hereof. A copy of this agreement is attached as Exhibit 10.18 to the registration statement of which this prospectus forms a part.

The Friedreich’s Ataxia Research Alliance (FARA) is a national, public, 501(c)(3), non-profit, tax-exempt organization dedicated to the pursuit of scientific research leading to treatments and a cure for Friedreich’s Ataxia. We work closely with FARA in a supporting role in all aspects of upcoming clinical trial for FA. Although we do not have any formal written or verbal agreement with FARA, FARA as the patient organization for Friedreich’s Ataxia, has in the past been willing to provide input to clinical trial protocols, KOL and patient connections.

Syneos Health has helped to develop of commercialize a large amount of all new drugs approved by the FDA and by the EMA over the last five years. Syneos conducted our Phase I PK study at their Miami clinical site. Syneos has completed, signed and issued the final Clinical Study Report. The material terms of our agreement with Syneos are as follows:

●	Signing Date

o	October 15, 2020

●	Termination Date

o	Upon receipt of Phase I final study report

●	Termination provisions & penalties

o	Agreement may be terminated or postponed by either party, without cause upon a 30 day prior termination or postponement notice.
o	Either party may terminate if the authorization and approval to perform the Study is withdrawn by the applicable regulatory agency having jurisdiction over the Study
o	The emergence of any unanticipated significant safety issues with the study design
o	Termination for breach
o	Termination for bankruptcy
o	Effects on termination or postponement
o	Cooperation
o	No rights affected
o	Accounting

●	Fees Payable Under Agreement

o	Total Budget of $815,866
o	Final cost of $858,289 which has been fully paid

A copy of this agreement is attached as Exhibit 10.20 to the registration statement of which this prospectus forms a part.

Our company was started based on resveratrol research at University of Miami. Two of our Co-Founders, Professor Claes Wahlestedt, MD, Ph.D. & Associate Professor Shaun Brothers, Ph.D., MBA, were conducting those studies and are actively involved in all our R&D activities. Several pre-clinical projects with our product have been conducted at UM under a material transfer agreement.

The material terms of our material transfer agreement with the University of Miami are as follows:

●	Type of agreement: Material Transfer Agreement
●	UM is using JOTROL in pre-clinical studies that can be grant financed. UM obtains and keep the grants while the Company has the exclusive rights to all data and results from such studies. No payments are due to any of the parties.
●	Effective Date

o	April 5, 2017

●	Termination Date

o	April 4, 2019

●	Termination provisions & penalties

o	Either party may terminate the agreement upon 30 days written notice. Upon termination, recipient and recipient organization agree to return or destroy the material, at the providing organization’s request.

A copy of this agreement is attached as Exhibit 10.21 to the registration statement of which this prospectus forms a part.

Technical Resources International, Inc. (TRI) is experienced in the successful design and implementation of regulatory strategies to optimize product development pathways. By employing highly qualified staff, some of whom were previously at the FDA, TRI is able to deliver a portfolio of regulatory and medical writing services to address the needs of every clinical research project. The material terms of our agreement with TRI, as amended, are as follows:

●	Signing Date

o	March 24, 2021

●	Termination Date

o	No end term designated

●	Termination provisions & penalties

o	Either party may terminate the agreement without cause at any time during the term of the agreement upon 30 days prior written notice to the other party. Either party may terminate this agreement for material breach upon 10 days written notice specifying the nature of the breach, if such breach has not been substantially cured within the 10 day period. Either party may terminate this agreement immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy.

●	Fees

o	$216.32/hour which may increase up to 4% per year

o	$250 Publishing fee for each submission

o	$20K retainer

■	Once 75% of retainer is fulfilled, invoice for replenishment of retainer will be due

A copy of this agreement is attached as Exhibit 10.22 to the registration statement of which this prospectus forms a part. Additionally, a copy of the amendment to this agreement is attached as Exhibit 10.23 to the registration statement of which this prospectus forms a part.

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Family Relationships

There are no family relationships among any of our directors or executive officers, except that Christer Rosén, our Chief Executive Officer, is the father of Alexander Rosén, our Chief Administrative Officer.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Board Committees and Director Independence

Prior to this offering, there has been no public market for our common stock. Our common stock is not currently listed on any national securities exchange market or quoted on the OTC Markets. We intend to apply to list our common stock on the Nasdaq Capital Market. In order to list our common stock on the Nasdaq Capital Market, we are required to comply with the Nasdaq Capital Market standards relating to corporate governance, requiring, among other things, that:

●	A majority of our Board of Directors to consist of “independent directors” as defined by the applicable rules and regulations of the Nasdaq Capital Market;

●	The compensation of our executive officers to be determined, or recommended to the Board of Directors for determination, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a Compensation Committee comprised of at least two independent directors as well as composed entirely of independent directors;

●	That director nominees to be selected, or recommended to the Board of Directors for selection, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a nomination committee comprised of at least two independent directors as well as composed entirely of independent directors; and

●	Establishment of an audit committee with at least three independent directors as well as composed entirely of independent directors, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rules.

Under applicable rules of the Nasdaq Capital Market, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. For purposes of the audit committee composition requirements, we must have at least one independent director on our audit committee at the time of listing on the Nasdaq Capital Market, at least two independent directors within 90 days of listing on the Nasdaq Capital Market and at least three independent directors within one year of listing on the Nasdaq Capital Market, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rule. In accordance with Rule 5615(b)(1), since we are listing in connection with our initial public offering, we are permitted to phase in our compliance with the independent committee requirements set forth in Rules 5605(d)(2) (for purposes of the compensation committee) and Rules 5605(e)(1)(B) (for purposes of the nominating committee) on the same schedule as we are permitted to phase in our compliance with the independent audit committee requirement pursuant to Rule 10A-3(b)(1)(iv)(A) under the Act. Accordingly, we are permitted to phase in the compensation committee and nominating committee composition requirements as follows: (1) one member must satisfy the independence requirement at the time of listing; (2) a majority of members must satisfy the independence requirement within 90 days of listing; and (3) all members must satisfy the independence requirement within one year of listing. Furthermore, a Company listing in connection with its initial public offering shall have twelve months from the date of listing to comply with the majority independent board requirement in Rule 5605(b). The foregoing is referred to herein as the “Independence Composition Requirements.”

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The Company’s Board of Directors has affirmatively determined that currently three of its seven directors, including, Christer Rosén, Marshall Hayward, Ph.D., and Alison D. Silva, are non-independent directors of the Company and four of its seven directors, namely Nicholas H. Hemmerly, Julie Kampf, Allison W. Brady, and Holger Weis, are independent directors of the Company. Therefore, a majority of the members of our Board of Directors are independent. Currently, the Company’s audit committee consists of three independent directors, namely Holger Weis, Allison W. Brady and Nicholas Hemmerly. Currently, the Company’s compensation committee consists of three independent directors, namely Nicholas H. Hemmerly, Julie Kampf and Allison W. Brady. Currently, the Company’s nominating committee consists of three independent director, namely Julie Kampf, Holger Weis and Nicholas H. Hemmerly. Mr. Weis qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rules.

Board Leadership Structure and Board’s Role in Risk Oversight

We have not separated the positions of Chairman of the Board and Chief Executive Officer. Christer Rosén has served as our Chairman of the Board of Directors and Chief Executive Officer since January 1, 2016. We believe that combining the positions of Chairman and Chief Executive Officer allows for focused leadership of our organization which benefits us in our relationships with investors, customers, suppliers, employees and other constituencies. We believe that consolidating the leadership of the Company under Mr. Rosén is the appropriate leadership structure for our Company and that any risks inherent in that structure are balanced by the oversight of our other independent directors on our Board. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, following the completion of the offering, the Board will hold executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories, financial and product commercialization. The audit committee oversees management of financial risks; our Board regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our business. The Board is also expected to oversee risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

Committees of the Board of Directors

Audit Committee

We have established an audit committee (“Audit Committee”), which consists of three independent directors, Holger Weis, Allison W. Brady and Nicholas Hemmerly. Mr. Weis is the chair of the Audit Committee. Mr. Weis qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rules. Our Audit Committee adopted a written charter, a copy of which is posted on the Corporate Governance section of our website, at www.jupiterneurosciences.com.

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Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;
●	review the proposed scope and results of the audit;
●	review and pre-approve audit and non-audit fees and services;
●	review accounting and financial controls with the independent auditors and our financial and accounting staff;
●	review and approve transactions between us and our directors, officers and affiliates;
●	recognize and prevent prohibited non-audit services;
●	establish procedures for complaints received by us regarding accounting matters; and
●	oversee internal audit functions, if any.

Compensation Committee

We have established a compensation committee (“Compensation Committee”), which consists of three independent directors, Nicholas H. Hemmerly, Julie Kampf and Allison Brady. Mr. Hemmerly is the chair of the Compensation Committee. Our Compensation Committee adopted a written charter, a copy of which is posted on the Corporate Governance section of our website, at www.jupiterneurosciences.com.

This Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;
●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
●	administer our incentive compensation and benefit plans and purchase plans;
●	oversee the evaluation of the Board of Directors and management; and
●	review the independence of any compensation advisers.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee (“Nominating and Corporate Governance Committee”), which consists of three independent directors, Julie Kampf, Holger Weis and Nicholas H. Hemmerly. Ms. Kampf is the chair of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee adopted a written charter, a copy of which is posted on the Nominating and Corporate Governance Committee section of our website, at www.jupiterneurosciences.com.

The functions of the Nominating and Corporate Governance Committee, among other things, include:

●	identifying individuals qualified to become board members and recommending director;
●	nominees and board members for committee membership;
●	developing and recommending to our board corporate governance guidelines;
●	review and determine the compensation arrangements for directors; and
●	overseeing the evaluation of our board of directors and its committees and management.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions”.

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Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct that applies to all of its directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, and any person performing similar functions) and employees. The Code of Ethics and Business Conduct is available on our website at www.jupiterneurosciences.com.

Limitation on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law (“DGCL”).

Our certificate of incorporation also permits us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the insurance are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation we paid during fiscal years ended December 31, 2021 and 2020 to our chief executive officer (principal executive officer), chief scientific officer, and chief financial officer. We refer to these individuals as our “named executive officers.”

Name and Position	Year	Salary(6) ($)		Bonus(6) ($)		Stock Awards ($)	Option Awards ($) (4)	Non- Equity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Christer Rosén	2021	$420,000	(1)	$210,000	(1)	$-	$65,400	$-	$-	$2,227	$697,627
Chief Executive Officer	2020	$327,000	(1)	$210,000	(1)	$-	$54,500	$-	$-	$2,304	$593,804

Marshall Hayward	2021	$336,000	(2)	$100,800	(2)	$-	$65,400	$-	$-	$4,945	$507,145
Chief Scientific Officer	2020	$367,500	(2)	$100,800	(2)	$-	$54,500	$-	$-	$8,597	$531,397

Dana Eschenburg Perez	2021	$157,500	(3)	$81,000	(3)	$-	$151,260	$-	$-	$9,917	$399,677
Former Chief Financial Officer	2020	$-		$-		$-	$-	$-	$-	$-	$-

(1)	Christer Rosén has served as our Chief Executive Officer since January 1, 2016. During 2020, Mr. Rosén agreed to defer receipt of $179,000 of salary and $105,000 of bonus. The collective total of $284,500 in deferred compensation was recorded in accrued compensation as of December 31, 2020. No interest was accrued or due on the deferred compensation for 2020. During 2021, Mr. Rosén agreed to defer receipt of $140,000 of salary. The deferred compensation of $140,000 is recorded in accrued compensation as of September 30, 2021. No interest was accrued or due on the deferred compensation for 2021.

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(2)	Marshall Hayward has served as our Chief Scientific Officer since January 1, 2016. During 2020, Mr. Hayward agreed to defer receipt of $210,000 of salary and $50,400 of bonus. The collective total of $260,400 in deferred compensation was recorded in accrued compensation as of December 31, 2020. No interest was accrued or due on the deferred compensation for 2020. During 2021, Mr. Hayward agreed to defer receipt of $112,000 of salary. The deferred compensation of $112,000 is recorded in accrued compensation as of September 30, 2021. No interest was accrued or due on the deferred compensation for 2021.

(3)	Dana Eschenburg Perez has served as our Chief Financial Officer since June 1, 2021. During 2021, Ms. Perez agreed to defer receipt of $33,750 of salary. The deferred compensation was recorded in accrued compensation as of September 30, 2021. No interest was accrued or due on the deferred compensation for 2021.

(4)	This amount reflects the aggregate grant-date fair value of stock awards computed in accordance with FASB ASC Topic 718. See Note 9 – Stockholders’ Deficit – Stock Options, of the audited December 31, 2020 financial statements, page F-5.

(5)	This amount represents health insurance premiums and medical reimbursements paid by the Company.

(6)	There is no amount of salary or bonus earned in a given fiscal year in the table that is not calculable through the latest practicable date.

Employment Agreements

The Company has entered into employment agreements with certain of its officers and employees. These employment agreements are as follows:

Employment Agreement with Christer Rosen, dated as of September 1, 2021.

Mr. C. Rosen’s agreement provides that he will serve as the Chief Executive Officer of the Company and provides that he will be paid an annual base salary of $420,000. Commencing with the Company’s 2021 fiscal year, Mr. C. Rosen is eligible to receive an annual cash bonus, with the target amount of the bonus equal to 50% of the base salary in the year to which the bonus relates, and the actual amount of the bonus may be greater or less than the target amount, and will ultimately be determined by the Board.

Employment Agreement with Alexander Rosen, dated as of June 1, 2021.

Mr. A. Rosen’s agreement provides that he will serve as the Chief Administrative Officer of the Company, that he will be paid an annual base salary of $240,000 and that he will be issued an option to acquire 90,000 shares of Common Stock, pursuant to a separate option agreement. 25% of the options are vested upon issuance, with the balance to vest in equal monthly installments over the following 36 months, and the option has a 10 year term. The exercise price for the shares of common stock is $4.05 per share.

Commencing with the Company’s 2021 fiscal year, Mr. A. Rosen is eligible to receive an annual cash bonus, with the target amount of the bonus equal to 30% of the base salary in the year to which the bonus relates, and the actual amount of the bonus may be greater or less than the target amount, and will ultimately be determined by the Board.

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Employment Agreement with Alison Silva, dated as of September 1, 2021.

Ms. Silva’s agreement provides that she will serve as the President and Chief Business Officer of the Company and that she will be paid an annual base salary of $300,000, provided that, for the first 6 months that the agreement is in effect, Ms. Silva will work on a part time basis at a maximum of 25 hours per week and her salary will be 50% of the amount above (i.e., based on a $150,000 annual salary). After this 6 month period, Ms. Silva will work full time for the Company. The agreement also provides that Ms. Silva will be issued an option to acquire 150,000 shares of Common Stock, pursuant to a separate option agreement. 25% of the options are vested upon issuance, with the balance to vest in equal monthly installments over the following 36 months, and the option has a 10 year term. The exercise price for the shares of common stock is $4.05 per share.

Commencing with the Company’s 2021 fiscal year, Ms. Silva is eligible to receive an annual cash bonus, with the target amount of the bonus equal to 30% of the base salary in the year to which the bonus relates, and the actual amount of the bonus may be greater or less than such target amount, and will ultimately be determined by the Board.

Employment Agreement with Dana Eschenburg Perez, dated as of June 1, 2021.

Ms. Perez’s agreement provides that she will serve as the Chief Financial Officer of the Company, that she will be paid an annual base salary of $270,000 and that she will be issued an option to acquire 103,000 shares of Common Stock, pursuant to a separate option agreement. 25% of the options are vested upon issuance, with the balance to vest in equal monthly installments over the following 36 months, and the option has a 10 year term. The exercise price for the shares of common stock is $4.05 per share.

Commencing with the Company’s 2021 fiscal year, Ms. Perez is eligible to receive an annual cash bonus, with the target amount of such bonus equal to 30% of the base salary in the year to which the bonus relates, and the actual amount of the bonus may be greater or less than such target amount, and will ultimately be determined by the Board.

Employment Agreement with Marshall Hayward, dated as of September 1, 2021.

Mr. Hayward’s agreement provides that he will serve as the Chief Scientific Officer of the Company and that he will be paid an annual base salary of $336,000. Commencing with the Company’s 2021 fiscal year, Mr. Hayward is eligible to receive an annual cash bonus, with the target amount of the bonus equal to 30% of the base salary in the year to which the bonus relates, and the actual amount of the bonus may be greater or less than such target amount, and will ultimately be determined by the Board.

Provisions applicable to all of the employment agreements.

Each of the employment agreements described above has a term of 3 years, which will be automatically extended for one or more additional terms of 1 year each unless either party provides notice to the other party of their desire to not so renew the term at least 30 days prior to the expiration of the then-current term. Each of the agreements is “at will,” meaning that either party may terminate the employment at any time and for any reason, subject to the provisions of the applicable agreement.

Each executive is entitled to fringe benefits consistent with the practices of the Company, and to the extent the Company provides similar benefits to the Company’s executive officers, and is entitled to be reimbursed for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of their duties.

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Each agreement may be terminated by the Company at any time, either with or without “Cause”, and by the applicable executive any time, either with or without “Good Reason”. For all of the executives other than Ms. Silva, “Cause” is defined as (i) violation of any material written rule or policy of the Company for which violation any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee; (ii) misconduct by the applicable executive to the material detriment of the Company; (iii) the applicable executive conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony; (iv) the applicable executive’s gross negligence in the performance of their duties and responsibilities to the Company as described in the agreement; or the applicable executive’s material failure to perform their duties and responsibilities to the Company as described in the agreement (other than any such failure resulting from their incapacity due to physical or mental illness or any such failure subsequent to the applicable executive delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to the applicable executive of the specific nature of such material failure and such executive’s failure to cure such material failure within 10 days following receipt of such notice

For Ms. Silva, “Cause” is defined as (i) a material violation of any material written rule or policy of the Company for which a material violation by any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee, after written notice from the Board to Ms. Silva of the specific nature of such material violation and Ms. Silva’s failure to cure such material violation within 30 days following receipt of such notice (ii) Ms. Silva’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony involving fraud, dishonesty or other moral turpitude; (iii) Ms. Silva’s gross negligence in the performance of her material duties and responsibilities to the Company as described in the agreement after written notice from the Board to Ms. Silva of the specific nature of such gross negligence and Ms. Silva’s failure to cure such gross negligence within 30 days following receipt of such notice; or (iv) Ms. Silva’s material failure to perform her duties and responsibilities to the Company as described in the agreement (other than any such failure resulting from the her incapacity due to physical or mental illness or any such failure subsequent Ms. Silva being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to Ms. Silva of the specific nature of such material failure and Ms. Silva’s failure to cure such material failure within 30 days following receipt of such notice.

For all of the executives other than Ms. Silva, “Good Reason” is defined as (i) at any time following a Change of Control (as defined below), a material diminution by the Company of compensation and benefits (taken as a whole) provided to the applicable executive immediately prior to a Change of Control; (ii) reduction in base salary or target or maximum bonus, other than as part of an across-the-board reduction in salaries of management personnel; (iii) the relocation of the applicable executive’s principal executive office to a location more than 50 miles further from their principal executive office immediately prior to such relocation; or (iv) a material breach by the Company of any of the terms and conditions of the agreement which the Company fails to correct within 10 days after the Company receives written notice from the applicable executive of such violation.

For Ms. Silva, “Good Reason” is defined as (i) at any time following a Change of Control, a material diminution by the Company of title, authority, responsibility, compensation and/or benefits provided to Ms. Silva immediately prior to a Change of Control; (ii) any reduction in base salary or target or maximum bonus, other than as part of an across-the-board reduction in salaries of management personnel; (iii) the relocation of the Ms. Silva’s principal executive office to a location more than 25 miles further from the her principal executive office immediately prior to such relocation; (iv) a material breach by the Company of any of the terms and conditions of the agreement which the Company fails to correct within 10 days after the Company receives written notice from Ms. Silva of such violation; or (iv) a material diminution, at any time, in Ms. Silva’s title, role, authority and/or responsibilities.

A “Change of Control” will be deemed to have occurred if, after the effective date of the applicable agreement, (i) the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

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If the Company terminates any executive’s employment for “Cause”, or the applicable executive terminates their employment without “Good Reason”, then the Company will pay to the applicable executive any unpaid base salary and benefits then owed or accrued, and any unreimbursed expenses, any unvested portion of any equity granted to the applicable executive under the agreement or any other agreements with the Company will immediately be forfeited as of the termination date without any further action of the parties; and all of the parties’ rights and obligations under the applicable agreement cease, other than such rights or obligations which arose prior to the termination date or in connection with such termination, and subject to those provisions which survive the termination.

If the Company terminates the applicable executive’s employment without “Cause”, or the applicable executive terminates their employment with “Good Reason”, the Company will pay to the applicable executive any base salary and benefits then owed or accrued and any unreimbursed expenses; the Company will pay to the applicable executive an amount in cash equal to the target annual performance bonus for which they would have been eligible with respect to the year in which termination of their employment occurs multiplied by a portion of the year for which the agreement was in place; the Company will continue to pay to the applicable executive the base salary that would have been paid to them for the following 12 month period, assuming that the agreement and the term had remained in effect; any equity grant already made to the applicable executive will, to the extent not already vested, be deemed automatically vested; and all of the parties’ rights and obligations under the agreement cease, other than such rights or obligations which arose prior to the termination date or in connection with such termination, and subject to those provisions which survive the termination.

Each of the agreements also provides for certain “gross-up payments” being payable to the applicable executive if it is determined that any payment or benefit provided to the executive under the agreement or otherwise, whether or not in connection with a Change of Control would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such that the payment would be subject to an excise tax under section 4999 of the Code.

Each of the agreements contains customary confidentiality provisions, and customary provisions relating to intellectual property created by the executive (i.e., a “work-made-for-hire” provision.

Each of the agreements also contains a customary non-solicitation provision, wherein the executive agrees that they shall not, directly or indirectly solicit or discuss with any employee of Company the employment of such Company employee by any other commercial enterprise other than Company, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee on behalf of any commercial enterprise other than Company, provided that this provision does not prohibit the executive from undertaking a general recruitment advertisement provided that the foregoing is not targeted towards any person identified above, or from hiring, employing or engaging any such person who responds to such general recruitment advertisement. This provision applies for 1 year for Ms. Silva and for 3 years for all of the other executives under their respective agreements.

Each of the agreements also contains a customary non-compete provision, wherein the executive agrees that they will not, directly or indirectly: (i) engage in any other business, association or relationship of any kind with any business which provides, in whole or in part, the same or similar services and/or products offered by Company as part of its existing or developing businesses which directly or indirectly competes with Company; nor (ii) solicit or accept, or induce any person to reduce goods or services to Company, or in any manner assist others in the solicitation, acceptance, or inducement of, any business transactions with Company’s existing and prospective clients, accounts, suppliers and/or other persons or entities with whom Company has had business relationships (or whom Company had specifically identified for a prospective business relationship). This provision applies for 6 months for Ms. Silva and for 9 months for all of the other executives under their respective agreements.

Each of the agreements contains a “Blue Pencil” provision, wherein if a court of competent jurisdiction determines that any of the non-solicit or non-compete provisions are unenforceable, the court may substitute an enforceable restriction in place of any restriction deemed unenforceable.

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Each of the agreements is governed by Florida law, and contains customary representations and warranties and other miscellaneous provisions. Each of the employment agreements were amended on September 29, 2021, to cure certain typographical errors in the agreements.

The descriptions of the employment agreements as set forth above are qualified in their entirety to the full employment agreements as attached as Exhibits 10.2 through 10.11 to the registration statement of which this prospectus forms a part.

Director Agreements

On September 8, 2021, the Company entered into Independent Director Agreements with each of Allison Brady, Holger Weis, Julie Kampf and Nick Hemmerly (each, a “Director”) relating to their service as independent directors of the Company.

Pursuant to each of the agreements, the Director agreed to serve as an independent director of the Company and to perform the duties consistent with such position. In addition, pursuant to their respective agreements, Ms. Brady agreed to serve as a member of the Compensation Committee and Audit Committee; Mr. Weis agreed to serve as a member of the Nomination Committee and the Chairman of the Audit Committee; Ms. Kampf agreed to serve as a member of the Compensation Committee and as Chairman of the Nomination Committee of the Board; and Mr. Hemmerly agreed to serve as Chairman of the Compensation Committee as well as a member of the Audit Committee and Nominating Committee.

Each of the Directors confirmed that the Director is independent (as such term has been construed under Delaware law with respect to directors of Delaware corporations and the OTC Markets, the NASDAQ Stock Exchange and the New York Stock Exchange). Each Director also confirmed that, to their knowledge, (a) that Director does not possess material business, close personal relationships or other affiliations, or any history of any such material business, close personal relationships or other affiliations, with the Company’s significant equity or debt holders or any of their respective corporate affiliates that would cause that Director to be unable to (i) exercise independent judgment based on the best interests of the Company or (ii) make decisions and carry out that Director’s responsibilities as a director of the Company, in each case in accordance with the terms of the Company’s governing documents and applicable law, and (b) that they have no existing relationship or affiliation of any kind with any entity that the applicable Director knows to be a competitor of the Company.

Each of the agreements continues until the earliest of (a) such time as the Director resigns or is removed in accordance with the Company’s governing documents, and (b) the death of the Director.

The Directors are compensated as follows under their respective agreements:

Each of the Directors will be paid $30,000 annually for their service as directors, to be paid $7,500 each calendar quarter, with the amount for any partial calendar quarter being appropriately prorated. In addition, the Company agreed that, on October 1, 2021, the Company will issue to each Director an option to acquire up to 36,000 shares of the Common Stock at an exercise price of $4.05 per share, which options will vest ratably over 36 months subject to the applicable Director continuing to serve as a director of the Company during such period. The option grants were made pursuant to an Option Award Agreement as attached to each of their respective agreements.

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In addition, the applicable agreements provide that the Directors will be compensated as follows in connection with their service on Committees of the Board.

●	Ms. Brady: For as long as Ms. Brady serves as a member of the Compensation Committee, Ms. Brady will be paid $5,000 annually to be paid $1,250 each calendar quarter, with the amount for any partial calendar quarter being appropriately prorated.

●	For as long as Ms. Brady serves as a member of the Audit Committee, Ms. Brady will be paid $5,000 annually to be paid $1,250 each calendar quarter, with the amount for any partial calendar quarter being appropriately prorated.

●	Mr. Weis:

○ For as long as Mr. Weis serves as Chairman of the Audit Committee, Mr. Weis will be paid $10,000 annually to be paid $2,500 each calendar quarter, with the amount for any partial calendar quarter being appropriately prorated.
○ For as long as Mr. Weis serves as a member of the Nominating Committee, Mr. Weis will be paid $4,000 annually to be paid $1,000 each calendar quarter, with the amount for any partial calendar quarter being appropriately prorated.

●	Ms. Kampf:

	○	For as long as Ms. Kampf serves as a member of the Compensation Committee, Ms. Kampf will be paid $5,000 annually to be paid $1,250 each calendar quarter, with the amount for any partial calendar quarter being appropriately prorated.
	○	For as long as Ms. Kampf serves as Chairman of the Nominating Committee, Ms. Kampf will be $7,500 annually to be paid $1,875 each calendar quarter, with the amount for any partial calendar quarter being appropriately prorated.

●	Mr. Hemmerly:

	○	For as long as Mr. Hemmerly serves as a member of the Audit Committee, Mr. Hemmerly will be paid $5,000 annually to be paid $1,250 each calendar quarter, with the amount for any partial calendar quarter being appropriately prorated.
	○	For as long as Mr. Hemmerly serves as Chairman of the Compensation Committee, Mr. Hemmerly will be $10,000 annually to be paid $2,500 each calendar quarter, with the amount for any partial calendar quarter being appropriately prorated.
	○	For as long as Mr. Hemmerly serves as a member of the Nominating Committee, Mr. Hemmerly will be paid $4,000 annually to be paid $1,000 each calendar quarter, with the amount for any partial calendar quarter being appropriately prorated.

Each of the agreements contains customary confidentiality provisions, and customary provisions relating to intellectual property created by the executive (i.e., a “work-made-for-hire” provision. Each of the agreements is governed by Delaware law, and contains customary representations and warranties and other miscellaneous provisions.

The descriptions of the agreements with the Directors as set forth above are qualified in their entirety to the full agreements as attached as Exhibits 10.12 through 10.15 to the registration statement of which this prospectus forms a part.

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Elements of Compensation

Christer Rosén, Marshall Hayward, and Dana Eschenburg Perez were provided with the following primary elements of compensation in 2021 and 2020:

Base Salary

Christer Rosén, Marshall Hayward, and Dana Eschenburg Perez received a fixed base salary in an amount determined by the Board of Directors based on a number of factors, including:

●	The nature, responsibilities and duties of the officer’s position;

●	The officer’s expertise, demonstrated leadership ability and prior performance;

●	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and

●	The competitiveness of the market for the officer’s services.

Christer Rosén, Marshall Hayward, and Dana Eschenburg Perez base salary for 2021 and 2020 is listed in “Summary Compensation Table.”

Stock Awards

We did not grant any stock awards to our directors or executive officers in fiscal years 2021 and 2020.

Stock Option Grants

In 2021, we granted stock options to (i) purchase a total of 72,000 shares of our common stock to Dana Eschenburg Perez at an exercise price of $2.50 per share that vests 1/36 monthly, (ii) purchase a total of 103,000 shares of our common stock to Dana Eschenburg Perez at an exercise price of $4.05 per share that vests 1/36 monthly with 25% immediately vested, (iii) purchase a total of 90,000 shares of our common stock to Alexander Rosén at an exercise price of $4.05 per share that vests 1/36 monthly with 25% immediately vested, (iv) purchase a total of 150,000 shares of our common stock to Alison Silva at an exercise price of $4.05 per share that vests 1/36 monthly with 25% immediately vested.

In 2020, we granted stock options to (i) purchase a total of 270,000 shares of our common stock to Christer Rosén at an exercise price of $1.65 per share that vests 1/54 monthly, (ii) purchase a total of 210,000 shares of our common stock to Marshall Hayward at an exercise price of $1.65 per share that vests 1/42 monthly and (iii) purchase a total of 90,000 shares of our common stock to Jacob Uittenbogaard at an exercise price of $1.50 per share that vests 1/36 monthly, (iv) purchase a total of 90,000 shares of our common stock to Alexander Rosén at an exercise price of $1.50 per share that vests 1/36 monthly.

Other Benefits

In fiscal year 2021 and 2020, Christer Rosén, Marshall Hayward, and Dana Eschenburg Perez were reimbursed healthcare expenses. The amounts paid to Christer Rosén, Marshall Hayward, and Dana Eschenburg Perez in 2021 and 2020 in respect of these benefits is reflected above in the “Summary Compensation Table” section under the “All Other Compensation” heading.

Compensation Discussion and Analysis

Securities Authorized for Issuance Under Equity Compensation Plan

The following table sets forth information, as of December 31, 2021, with respect to our compensation plans under which common stock is authorized for issuance.

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Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A) (C)
Equity compensation plans approved by stockholders 2016 Equity Incentive Plan (1)	3,401,031	$1.32	1,098,969
2021 Equity Incentive Plan (2)	145,000	$4.05	455,000
Equity compensation plans not approved by stockholders	-	$-	-

(1)	Represents options to purchase an aggregate of 4,500,000 shares of common stock issued to officers and employees and consultants for services provided to the Company at exercise price not less than 100% of the fair market value of the Company’s common stock on the date the stock award is granted.
(2)	Represents options to purchase an aggregate of 600,000 shares of common stock issued to officers and employees and consultants for services provided to the Company at exercise price not less than 100% of the fair market value of the Company’s common stock on the date the stock award is granted.

The Company’s stockholders approved the 2016 Equity Incentive Plan (“2016 Plan”) on January 4, 2016. Under the 2016 Plan, as modified, 4,500,000 shares of common stock are authorized for issuance to employees, officers, directors, consultants. The 2016 Plan authorizes the grant of nonqualified stock options and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, other stock bonus awards, and performance compensation awards. There were 1,098,969 shares available for award as of December 31, 2021 under the 2016 Plan. The Company does not intend to make any grants under the 2016 Plan as the Company has adopted the 2021 Equity Incentive Plan (“2021 Plan”) referred to herein.

The Board of Directors and stockholders of the Company approved the 2021 Plan on September 17, 2021. Under the 2021 Plan, 600,000 shares of common stock are authorized for issuance to employees, directors and independent contractors (except those performing services in connection with the offer or sale of the Company’s securities in a capital raising transaction, or promoting or maintaining a market for the Company’s securities) of the Company or its subsidiaries. The 2021 Plan authorizes equity-based and cash-based incentives for participants. There were 455,000 shares available for award as of January 5, 2022 under the 2021 Plan.

2021 Equity Incentive Plan

Overview

The Board of Directors and shareholders holding a majority of the Company’s voting capital approved and adopted the 2021 Equity Incentive Plan (the “2021 Plan”) on September 17, 2021, respectively. The 2021 Plan authorizes the issuance of up to an aggregate maximum of 600,000 shares of the common stock, subject to adjustment as described in the 2021 Plan. The 2021 Plan shall be administered by the Board or one or more committees appointed by the Board or another committee (“Administrator”). The Administrator, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. The 2021 Plan authorizes the Company to grant stock options, stock appreciation rights, restricted shares, restricted share unit, cash awards, other awards, and performance-based awards. Awards may be granted to the Company’s officers, employees, directors and consultants.

The purpose of 2021 Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this 2021 Plan, in whole or in part. To the extent then required by applicable law or any applicable stock exchange or required under the Internal Revenue Code to preserve the intended tax consequences of the 2021 Plan, or deemed necessary or advisable by the Board, the 2021 Plan and any amendment to the 2021 Plan shall be subject to stockholder approval. Unless earlier terminated by the Board, the 2021 Plan will terminate ten years from the date of adoption.

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Authorized Shares

A total of 600,000 shares of the Company’s common stock are authorized for issuance pursuant to the 2021 Plan. Subject to adjustment as provided in the 2021 Plan, the maximum aggregate number of shares that may be issued under the 2021 Plan will be cumulatively increased on January 1, 2022 and on each subsequent January 1, by a number of shares equal to the smaller of (i) 3% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by the Board.

Additionally, if any award issued pursuant to the 2021 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, as provided in the 2021 Plan, or, with respect to restricted stock, restricted stock units (“RSUs”), performance units or performance shares, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2021 Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). Shares that have actually been issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future distribution under the 2021 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholdings related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award under the 2021 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2021 Plan.

Notwithstanding the foregoing and, subject to adjustment as provided in the 2021 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated above, plus, to the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, any shares that become available for issuance under the 2021 Plan in accordance with the foregoing.

Plan Administration

The Board or one or more committees appointed by the Board will administer the 2021 Plan. In addition, if the Company determines it is desirable to qualify transactions under the 2021 Plan as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2021 Plan, the administrator has the power to administer the 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including the power to determine the fair market value of the Company’s common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2021 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2021 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2021 Plan, including creating sub-plans and modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants.

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Eligibility

Awards under the 2021 Plan, other than incentive stock options, may be granted to employees (including officers) of the Company or a subsidiary, members of the Company’s Board, or consultants engaged to render bona fide services to the Company or a subsidiary. Incentive stock options may be granted only to employees of the Company or a subsidiary.

Stock Options

Stock options may be granted under the 2021 Plan. The exercise price of options granted under the 2021 Plan generally must at least be equal to the fair market value of the Company’s common stock on the date of grant. The term of each option will be as stated in the applicable award agreement; provided, however, that the term may be no more than 10 years from the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, they may exercise their option for the period of time stated in their option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director or consultant, they may exercise their stock appreciation right for the period of time stated in their stock appreciation right agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the Company’s common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares of the Company’s common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2021 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to the Company’s right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the 2021 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of the Company’s common stock. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of the Company’s common stock or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied.

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Performance Units and Performance Shares

Performance units and performance shares may be granted under the 2021 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of the Company’s common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Non-Employee Directors

The 2021 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2021 Plan. The 2021 Plan includes a maximum limit of $750,000 of equity awards that may be granted to a non-employee director in any fiscal year, increased to $1,500,000 in connection with his or her initial service. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with accounting principles generally accepted in the United States). Any equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to the Company’s non-employee directors.

Non-transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during their lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in the Company’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2021 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2021 Plan or the number, and price of shares covered by each outstanding award and the numerical share limits set forth in the 2021 Plan.

Dissolution or Liquidation

In the event of the Company’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

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Merger or Change in Control

The 2021 Plan provides that in the event of the Company’s merger with or into another corporation or entity or a “change in control” (as defined in the 2021 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the Company without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly. In the event that awards (or portion thereof) are not assumed or substituted for in the event of a merger or change in control, the participant will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and RSUs will lapse and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of the Company’s subsidiaries or parents, as applicable. If an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the vested option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to an outside director, the outside director will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, all restrictions on restricted stock and RSUs will lapse and, for awards with performance-based vesting, unless specifically provided for in the award agreement, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback

Awards will be subject to any Company clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. The Board may require a participant to forfeit, return or reimburse the Company all or a portion of the award or shares issued under the award, any amounts paid under the award and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination

The administrator has the authority to amend, suspend or terminate the 2021 Plan provided such action does not impair the existing rights of any participant. The 2021 Plan automatically will terminate on September 17, 2031, unless it is terminated sooner.

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Director Compensation

Other than as set forth in the table and described more fully below, we did not pay any compensation or make any equity awards or non-equity awards to any of our non-employee directors during fiscal years 2021 and 2020. Directors may be reimbursed for travel and other expenses directly related to their activities as directors. Directors who also serve as employees receive no additional compensation for their service as directors. During fiscal years 2021 and 2020, Christer Rosén, our Chief Executive Officer, Marshall Hayward, our Chief Sciences Officer, and Jacob Uittenbogaard, our former Chief Financial Officer, and Alison Silva, our President and Chief Business Officer, were each a member of our board of directors, as well as an employee, and received no additional compensation for their services as a director. See the section titled “Executive Compensation” for more information about the compensation for Christer Rosén, Marshall Hayward, Jacob Uittenbogaard and Alison Silva for fiscal years 2021 and 2020. The following table presents the total compensation for each person who served as a non-employee director during fiscal years 2021 and 2020.

Name	Year	Compensation ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Dr. Claes Wahlestedt, MD, Ph.D. (2)	2021	$-	$-	$-	$-
	2020	$-	$-	$78,480	$78,480

Nicholas H. Hemmerly (3)	2021	$15,313	$-	$9,030	$141,094
	2020	$-	$-	$-	$-

Julie Kampf (3)	2021	$13,281	$-	$9,030	$22,311
	2020	$-	$-	$-	$-

Holger Weis (3)	2021	$13,750	$-	$9,030	$22,780
	2020	$-	$-	$-	$-

Alison W. Brady (3)	2021	$12,500	$-	$9,030	$21,530
	2020	$-	$-	$-	$-

(1)

The amounts reported represent the aggregate grant date fair value of the restricted shares or restricted stock units awarded to the non-employee directors during fiscal years 2021 and 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our consolidated financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these awards and does not correspond to the actual economic value that may be received by the director upon the sale of any of the underlying shares of common stock. See Note 9 – Stockholders’ Deficit – Stock Options, of the audited December 31, 2020 financial statements, page F-5.

(2)

Dr. Claes Wahlestedt, MD, Ph.D. resigned as a member of the Board of Directors on October 1, 2021. Dr. Claes Wahlestedt has 237,300 stock options outstanding as of the year ended December, 31, 2020. We did not grant any stock awards to our directors or executive officers in fiscal years in 2021 and 2020.

(3)

As designated, these directors joined our Board of Directors on September 8, 2021. Each member received compensation as defined in their Director Agreement and denoted below. We granted stock options to each director to purchase a total of 36,000 shares of our common stock at an exercise price of $4.05 per share that vests 1/36 monthly, for a total of 144,000 shares granted. We did not grant any stock awards to our directors or executive officers in fiscal years in 2021 and 2020.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we did not have a formal policy to compensate our non-employee directors. Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, we intend to implement a formal policy pursuant to which our non-employee directors will be eligible to receive the following cash retainers and equity awards. The retainers will be payable in four equal installments in each calendar quarter and will payable within 5 business days of the end of each calendar quarter, and with such amount for any partial calendar quarter being appropriately prorated. The foregoing compensation arrangement will be set forth in independent director agreements entered into or to be entered into which each independent director.

Annual Retainer for Board Membership
Annual service on the board of directors	$30,000
Additional Annual Retainer for Committee Membership
Annual service as member of the audit committee (other than chair)	$5,000
Annual service as chair of the audit committee	$10,000
Annual service as member of the compensation committee (other than chair)	$5,000
Annual service as chair of the compensation committee	$10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$4,000
Annual service as chair of the nominating and corporate governance committee	$7,500

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Our policy will provide (as codified in the independent director agreements) that each non-employee director elected to our board of directors after the effectiveness of this registration statement of which this prospectus forms a part, upon initial election to our board of directors, will be granted an option to acquire up to 36,000 shares of the Common Stock at an exercise price of $4.05 per share (subject to customary adjustments), which options shall vest ratably over 36 months subject to the director continuing to serve as a director of the Company during such period, pursuant to the Option Award Agreement. During the term of the independent director agreements, the Company shall reimburse each director for all reasonable out-of-pocket expenses incurred by the director in attending any in-person meetings, provided that the director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the director in excess of $500.00) must be approved in advance by the Company.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executives or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-Term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of and percent of the Company’s common stock beneficially owned as of January 5, 2022, by all directors, our named executive officers, our directors and executive officers as a group, and persons or groups known by us to own beneficially 5% or more of our common stock, immediately prior to this Offering, and immediately after the closing of this offering, as adjusted to reflect the assumed sale of 3,833,333 units (which includes shares of our common stock and immediately exercisable warrants to purchase shares of our common stock) in this Offering and the exercise of the Representative’s over-allotment option in full to purchase additional shares of common stock and warrants to purchase shares of common stock, but assumes the warrants forming part of the units and over-allotment option are not exercised.

The business address of each of the beneficial owners listed below is c/o Jupiter Neurosciences, Inc., 1001 North US Hwy 1, Jupiter, Florida 33477.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Pre- Closing Percentage of Class (1)	Post- Closing Amount and Nature of Beneficial Ownership	Post- Closing Percentage of Class (1)
Directors and Executive Officers
Christer Rosén (2)	6,375,300	46.7%	6,375,300	36.5%
Marshall Hayward, Ph.D. (3)	1,301,471	9.7%	1,301,471	7.5%
Dana Eschenburg Perez (4)	69,062	* %	69,062	* %
Alison D. Silva (5)	176,250	1.3%	176,250	1.0%
Nicholas H. Hemmerly (6)	6,000	* %	6,000	* %
Julie Kampf (7)	6,000	* %	6,000	* %
Allison W. Brady (8)	639,336	4.9%	639,336	3.8%
Alexander Rosén (9)	595,754	4.4%	595,754	2.8%
Holger Weis (10)	6,000	* %	6,000	* %

All directors and officers as a group (9 persons) (11)	9,175,173	63.0%	9,175,173	49.9%
Principal Shareholders (more than 5%):
Dr. Claes Wahlestedt, M.D., Ph.D. (12)	1,685,888	12.6%	1,685,888	9.8%
Shaun Brothers (13)	923,655	7.0%	923,655	5.4%

*	less than 1%.

(1)

The pre-closing percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on January 5, 2022. The post-closing percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on January 5, 2022, plus the assumed sale of 3,833,333 units (which includes shares of our common stock and immediately exercisable warrants to purchase shares of our common stock) in this Offering and the exercise of the Representative’s over-allotment option in full to purchase shares of common stock and warrants to purchase shares of common stock, but assumes the warrants forming part of the units and over-allotment option are not exercised. On January 5, 2022, there were 13,076,602 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding warrants and other derivative securities owned by that person which are exercisable within 60 days of January 5, 2022. Common stock warrants and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)	Includes shares issuable upon options to acquire 557,966 shares of common stock exercisable within 60 days of January 5, 2022.

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(3)	Includes shares issuable upon options to acquire 245,000 shares of common stock exercisable within 60 days of January 5, 2022.

(4)	Includes shares issuable upon options to acquire 69,062 shares of common stock exercisable within 60 days of January 5, 2022.

(5)	Includes shares issuable upon options to acquire 176,250 shares of common stock exercisable within 60 days of January 5, 2022.

(6)	Includes shares issuable upon options to acquire 6,000 shares of common stock exercisable within 60 days of January 5, 2022.

(7)	Includes shares issuable upon options to acquire 6,000 shares of common stock exercisable within 60 days of January 5, 2022.

(8)	Includes shares issuable upon options to acquire 6,000 shares of common stock exercisable within 60 days of January 5, 2022.

(9)	Includes shares issuable upon options to acquire 405,757 shares of common stock exercisable within 60 days of January 5, 2022.

(10)	Includes shares issuable upon options to acquire 6,000 shares of common stock exercisable within 60 days of January 5, 2022.

(11)	Includes Christer Rosén, Marshall Hayward, Ph.D., Dana Eschenburg Perez, Alison D. Silva, Nicholas H. Hemmerly, Julie Kampf, Allison W. Brady, Alexander Rosén, and Holger Weis.

(12)	Includes shares issuable upon options to acquire 215,300 shares of common stock exercisable within 60 days of January 5, 2022.

(13)	Includes shares issuable upon options to acquire 41,301 shares of common stock exercisable within 60 days of January 5, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities (a “significant shareholder”), or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

We recognize that transactions between us and any of our directors or executives or with a third party in which one of our officers, directors or significant shareholders has an interest can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our Company and stockholders.

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The Audit Committee of the Board of Directors is charged with responsibility for reviewing, approving and overseeing any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K), including the propriety and ethical implications of any such transactions, as reported or disclosed to the Audit Committee by the independent auditors, employees, officers, members of the Board of Directors or otherwise, and to determine whether the terms of the transaction are not less favorable to us than could be obtained from an unaffiliated party.

From time to time we engage in transactions with related parties. The following is a summary of the related party transactions during the nine months ended September 30, 2021 and the fiscal years ended December 31, 2020 and 2019 requiring disclosure pursuant to Item 404 of Regulation S-K.

Notes Payable, related party

Our Chief Executive Officer, Christer Rosén, has loaned the Company working capital since inception. The balance of the loan as of December 31, 2020 and December 31, 2019 was $93,479 and $207,979 respectively. The loan is due on demand and accrues interest at 1% per year. Accrued interest relating to the loan was $4,135 and $4,160 as of December 31, 2020 and December 31, 2019, respectively, and is included in accrued interest on the balance sheets. During 2020, $100,000 of principle plus accrued interest of $1,001 was converted to 67,334 shares of common at $1.50 per share which was the estimated fair value of the common stock based on recent sales.

Other Related Party transactions

During 2020, the CEO forgave $536,314 of accrued compensation which has been reflected as additional paid in capital on the statement of stockholders’ deficit due to the related party nature of the transaction.

Accrued compensation includes partially accrued salaries to executives since inception. Since inception, executive salaries have been paid in cash when the Company’s cash flow has permitted such payment. During 2020, the Company began consistently paying salaries at 50% of the respective employment agreements. We intend to pay out approximately $376,000 of accrued salaries relating to 2021 earned compensation from our cash balance, which was $1,087,412 as of September 30, 2021. We project to payout the remaining accrued salaries from proceeds received from planned out licensing deals in Asian territories.

Accrued License Fee

We intend to pay a portion of the outstanding license fee due to Aquanova AG with our cash balance as of the date of this filing. We project to payout the remaining accrued license fee with proceeds from this offering.

Director Independence

We intend to apply to list our common stock on the Nasdaq Capital Market. In order to list our common stock on the Nasdaq Capital Market, we are required to comply with the Nasdaq Capital Market standards relating to corporate governance, requiring, among other things, that:

●	A majority of our Board of Directors to consist of “independent directors” as defined by the applicable rules and regulations of the Nasdaq Capital Market;

●	The compensation of our executive officers to be determined, or recommended to the Board of Directors for determination, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a Compensation Committee comprised of at least two independent directors as well as composed entirely of independent directors;

●	That director nominees to be selected, or recommended to the Board of Directors for selection, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a nomination committee comprised of at least two independent directors as well as composed entirely of independent directors; and

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●	Establishment of an audit committee with at least three independent directors as well as composed entirely of independent directors, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rules.

Under applicable rules of the Nasdaq Capital Market, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. For purposes of the audit committee composition requirements, we must have at least one independent director on our audit committee at the time of listing on the Nasdaq Capital Market, at least two independent directors within 90 days of listing on the Nasdaq Capital Market and at least three independent directors within one year of listing on the Nasdaq Capital Market, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rule. In accordance with Rule 5615(b)(1), since we are listing in connection with our initial public offering, we are permitted to phase in our compliance with the independent committee requirements set forth in Rules 5605(d)(2) (for purposes of the compensation committee) and Rules 5605(e)(1)(B) (for purposes of the nominating committee) on the same schedule as we are permitted to phase in our compliance with the independent audit committee requirement pursuant to Rule 10A-3(b)(1)(iv)(A) under the Act. Accordingly, we are permitted to phase in the compensation committee and nominating committee composition requirements as follows: (1) one member must satisfy the independence requirement at the time of listing; (2) a majority of members must satisfy the independence requirement within 90 days of listing; and (3) all members must satisfy the independence requirement within one year of listing. Furthermore, a Company listing in connection with its initial public offering shall have twelve months from the date of listing to comply with the majority independent board requirement in Rule 5605(b). The foregoing is referred to herein as the “Independence Composition Requirements.”

The Company’s Board of Directors has affirmatively determined that currently three of its seven directors, including, Christer Rosén, Marshall Hayward, Ph.D., and Alison D. Silva, are non-independent directors of the Company and four of its seven directors, namely Nicholas H. Hemmerly, Julie Kampf, Allison W. Brady, and Holger Weis, are independent directors of the Company. Therefore, a majority of the members of our Board of Directors are independent. Currently, the Company’s audit committee consists of three independent directors, namely Holger Weis, Allison W. Brady and Nicholas Hemmerly. Currently, the Company’s compensation committee consists of three independent directors, namely Nicholas H. Hemmerly, Julie Kampf and Allison W. Brady. Currently, the Company’s nominating committee consists of three independent director, namely Julie Kampf, Holger Weis and Nicholas H. Hemmerly. Mr. Weis qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rules.

UNDERWRITING

Roth Capital Partners, LLC and Dawson James Securities, Inc. (the “Representatives”) are acting as the joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the number of Units, consisting of shares of common stock and warrants set forth opposite the underwriter’s name.

Underwriter	Number of Units
Roth Capital Partners, LLC	[●]

Dawson James Securities, Inc.	[●]

Total	[●]

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The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock and warrants included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of common stock and warrants (other than those covered by the over-allotment option described below) if they purchase any of the shares of common stock and warrants.

We have granted to the Representatives an option, exercisable no later than 45 calendar days after the closing of this offering, to purchase up to an additional 500,000 shares of common stock and/or additional warrants to purchase up to 500,000 shares of common stock, in any combination thereof, from us to cover over-allotments, if any. If the Representatives exercise all or any part of this option, they will purchase shares and/or warrants covered by the option at the public offering price per share and the public offering price per warrant, respectively, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $23,000,000 and the total net proceeds, before expenses, to us will be $21,160,000. We will pay the expenses associated with the exercise of the over-allotment option.

Discounts, Commissions and Expenses

Shares of common stock and warrants sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of common stock and warrants sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[●] per share and warrant. If all the shares of common stock and warrants are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the Representatives.

	Per Unit		Total Without Over-Allotment Option		Total With Full Over-Allotment Option
Public offering price	$	[●]	$	[●]	$	[●]
Underwriting discount	$	[●]	$	[●]	$	[●]
Proceeds, before expenses, to us	$	[●]	$	[●]	$	[●]

We have agreed to reimburse the Representatives for reasonable out-of-pocket expenses incurred relating to the offering, regardless of whether the offering is consummated, including: (i) payment of up to $125,000 for reimbursement of the Representatives’ legal counsel fees; (ii) payment of up to $25,000 for Representative’s legal counsel “blue sky” fees and expenses; (iii) payment of up to $12,500 for actual and accountable “road show” expenses for the offering; and (iv) payment of $15,000 for background checks. We have paid $50,000 to the Representatives as a refundable advance, which shall be applied against actual out-of-pocket accountable expenses and such advance shall be reimbursed to us to the extent any portion of the advance is not actually incurred, in compliance with FINRA Rule 5110(g)(4)(A) in the event of the termination of the offering. Out of pocket and legal expenses exceeding $35,000 require prior approval by the Company, however such approval shall not be unreasonably withheld.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-up Agreements

We, our executive officers and directors, and holders of at 5% or more of our common stock have agreed to enter into lock-up agreements with the Representatives in connection with this offering. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of the Representatives, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions remain in effect and will generally terminate on the six-month anniversary after the closing date (“lock-up period”).

In connection with this offering, we agreed that we will not: (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company other than in a transaction pursuant to which such securities will be restricted under Rule 144 of the Securities Act and that no registration statement shall be filed as to such securities to remove such restriction prior to a six month holding period or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company. Notwithstanding anything to the contrary, the Company may issue shares of its capital stock or any securities convertible into or exercisable or exchangeable for shares of its capital stock during the lock-up period so long as the capital stock or securities exercisable or exchangeable for shares of its capital stock are subject to the lock-up period.

Right of First Refusal

Provided this offering is completed resulting in a successful listing on Nasdaq Capital Market, for a period of twelve months from the date such offering is completed, the Representatives have a right of first refusal to act as lead managing underwriters or book runners, or as lead placement agents, for any and all future equity and equity-linked offerings during such period, of the Company, or any successor to or any subsidiary of the Company.

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Representatives’ Unit Purchase Option

We have also agreed to issue to the Representatives a unit purchase option to purchase units equal to 4% of the units sold in this offering (including units purchased upon exercise of the over-allotment option). Each unit underlying Representatives’ Unit Purchase Option consists of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, par value $0.0001 per share. The Representatives’ Unit Purchase Option is not redeemable by us. This prospectus also covers the sale of the shares of common stock issuable included in the units issuable upon the exercise of the Representatives’ Unit Purchase Option and the sale of the shares of common stock issuable upon exercise of warrants included in the units issuable upon the exercise of Representatives’ Unit Purchase Option. The Representatives’ Unit Purchase Option and the warrants included in the units underlying the Representatives’ Unit Purchase Option will be exercisable at any time, and from time to time, in whole or in part, 180 days following the commencement date of sales in this offering and expiring five-years following the commencement date of sales in this offering and will have an exercise price equal to 125% of the public offering price of the combination of shares and warrants set forth on the cover of this prospectus (or $[●] per share and accompanying warrant) and may be exercised on a cashless basis as long as there is not an effective registration statement. The Representatives’ Unit Purchase Option and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the Representatives’ Unit Purchase Option nor any securities issued upon exercise of the Representatives’ Unit Purchase Option may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of commencement of sales in this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of our company; (ii) to any FINRA member firm participating in this offering and its officers or partners, its registered persons or affiliates, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (iii) if the aggregate amount of our securities held by either a Representatives or a related person do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Offering Price Determination

Prior to this offering, there has been no public market for our common stock or warrants (forming part of the units). In determining the initial public offering price, we and the underwriters have considered a number of factors including:

●	the information set forth in this prospectus and otherwise available to the underwriters;

●	our prospects and the history and prospects for the industry in which we compete;

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●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock or warrants (forming part of the units), or that the shares will trade in the public market at or above the initial public offering price.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Stabilization, Short Positions and Penalty Bids

The Representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

●	Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the Representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the Representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on The Nasdaq Capital Market

Our common stock is not currently listed on any national securities exchange market or quoted on the OTC Markets. We intend to apply to list our common stock and warrants (forming part of the units offered hereby) on the Nasdaq Capital Market under the symbols “JUNS” and “JUNSW.” There is no assurance that our listing application will be approved by the Nasdaq Capital Market. The approval of our listing on the Nasdaq Capital Market is a condition of closing this offering.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Offer Restrictions Outside the United States

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

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European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1, et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

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Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

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New Zealand

The securities offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

●	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;

●	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

●	to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

●	in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by our Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

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United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

DESCRIPTION OF SECURITIES

The following description of our capital stock is based upon our amended and restated certificate of incorporation, as amended, our amended and restated bylaws, as amended, and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

As of January 5, 2022, our authorized capital stock consists of (i) 45,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). At January 5, 2022, we had 13,076,602 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

As of January 5, 2022, there were 20 holders of record of our Common Stock and no holders of record of our Preferred Stock.

Units Offered Hereby

We are offering 3,333,333 Units at a fixed price of $6.00 per Unit. Each Unit shall consist of (a) one share of our common stock, and (b) one warrant to purchase one share of our common stock, with an exercise price of $6.00 per share.

Common Stock

Voting

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

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Dividends

The holders of shares of our common stock are entitled to dividends when and as declared by the Board from funds legally available therefor if, as and when determined by the Board of Directors of the Company in their sole discretion, subject to provisions of law, and any provision of the Company’s Certificate of Incorporation, as amended from time to time. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Warrants Offered Hereby

The warrants entitle the registered holder to purchase one share of our common stock at a price equal to $6.00 per share (100% of the assumed public offering price), subject to adjustment as discussed below, at any time commencing on the date that is six-months from the consummation of this offering and terminating at 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance (the “Issuance Date”).

The warrants will be issued in registered form under a warrant agent agreement (the “Warrant Agent Agreement”) between us and our warrant agent, Equiniti Trust Company (the “Warrant Agent”). The material provisions of the warrants are set forth herein and a copy of the Warrant Agent Agreement has been filed as an exhibit to the Registration Statement on Form S-1, of which this prospectus forms a part. The Company and the Warrant Agent may amend or supplement the Warrant Agent Agreement without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agent Agreement as the parties thereto may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the holders. All other amendments and supplements shall require the vote or written consent of holders of at least 50.1%

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of the exercise a prospectus or prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If we are unable to maintain the qualification or effectiveness of such registration statement until the expiration of the warrants, and therefore are unable to deliver registered shares of common stock, the warrants may become worthless. Such expiration would result in each holder paying the full Unit purchase price solely for the shares of common stock underlying the Units. Additionally, the market for the warrants may be limited if the prospectus or prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such warrants reside. In no event will the registered holders of a Warrant be entitled to receive a net-cash settlement, stock or other consideration in lieu of physical settlement in shares of our common stock.

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No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. If multiple warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the warrants.

The price of the warrants has been arbitrarily established by us and the Underwriters after giving consideration to numerous factors, including but not limited to, the pricing of the Units in this offering. No particular weighting was given to any one aspect of those factors considered. We have not performed any method of valuation of the warrants.

Preferred Stock

The board of directors shall have the authority to authorize the issuance of the preferred stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a)	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)	the voting powers, if any, and whether such voting powers are full or limited in such series;

(c)	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)	whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e)	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(f)	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g)	the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h)	the provisions, if any, of a sinking fund applicable to such series; and

(i)	any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof.

The shares of each class or series of the preferred stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the preferred stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the preferred stock not designated for any existing class or series of the preferred stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the preferred stock.

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Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, as Amended, and Our Amended and Restated Bylaws, as Amended

Provisions of our certificate of incorporation, as amended, and our amended and restated bylaws, as amended (“bylaws”), could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Removal of Directors. Our amended and restated bylaws provide that directors may be removed prior to the expiration of their terms by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote.

Vacancies. Our amended and restated bylaws provide the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors

Preferred Stock. Our certificate of incorporation, as amended, authorizes the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Amendment of Bylaws. The certificate of incorporation, as amended, and amended and restated bylaws provide that the bylaws may be altered, amended or repealed by the Board of Directors by an affirmative vote of a majority of the Board of Directors at any regular meeting of the Board of Directors.

Limitation of Liability. The certificate of incorporation provides for the limitation of liability of, and providing indemnification to, our directors and officers;

Special Stockholders Meeting. The amended and restated bylaws provide that a special meeting of the stockholders may only be called by a majority of the board of directors.

Nominations of Directors. The amended and restated bylaws provide for advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Exclusive Forum Provision

Section IX of our certificate of incorporation, as amended, and Section 7.4 of our amended and restated bylaws provide that “[u]nless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located in the county in which the principal office of the corporation in the State of Delaware is established, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.”

163

This choice of forum provision may limit a bondholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our certificate of incorporation, as amended, and our amended and restated bylaws to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Fee Shifting Provision

Section 7.4 of our amended and restated bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.”

Our amended and restated bylaws provide that for this section, the term “attorneys’ fees” or “attorneys’ fees and costs” means the fees and expenses of counsel to the Company and any other parties asserting a claim subject to Section 7.4 of the amended and restated bylaws, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.

We adopted the fee-shifting provision to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all actions except for claims brought under the Exchange Act and Securities Act.

There is no set level of recovery required to be met by a plaintiff to avoid payment under this provision. Instead, whoever is the prevailing party is entitled to recover the reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. Any party who brings an action, and the party against whom such action is brought under Section 7.4 of our amended and restated bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, are subject to this provision. Additionally, any party who brings an action, and the party against whom such action is brought under Section 7.4 of our amended and restated bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, would be able to recover fees under this provision.

In the event you initiate or assert a claims against us, in accordance with the dispute resolution provisions contained in our amended and restated bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Additionally, this provision in Section 7.4 of our amended and restated bylaws could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

THE FEE SHIFTING PROVISION CONTAINED IN THE AMENDED AND RESTATED BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMMON STOCK OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE AMENDED AND RESTATED BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Our Transfer Agent and Warrant Agent

The transfer agent and registrar for our Common Stock and warrant agent for our Warrants is Equiniti Trust Company. The transfer agent and registrar’s address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. The transfer agent’s telephone (800) 401-1957.

We have agreed to indemnify Equiniti Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anthony L.G., PLLC, 625 N. Flagler Drive, Suite 600, West Palm Beach, Florida 33401. Schiff Hardin, LLP, Washington, District of Columbia, is acting as counsel to the underwriters.

EXPERTS

Our balance sheets as of December 31, 2020 and 2019 and the related statement of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and 2019 included in this registration statement and prospectus have been audited by Assurance Dimensions, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

APPOINTMENT OF AUDITOR

On May 10, 2021, we appointed Assurance Dimensions as our independent registered public accounting firm. Assurance Dimensions audited our financial statements for the years ended December 31, 2020 and 2019 which have been included in this prospectus and registration statement and Assurance Dimensions has been engaged as our independent registered public accounting firm for our fiscal year ended December 31, 2021. Prior to engaging Assurance Dimensions as our independent registered public accounting firm, we did not have an independent registered public accounting firm to audit our financial statements.

164

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Delaware law, our certificate of incorporation, as amended, and our amended and restated bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

The registration statement on Form S-1, of which this prospectus forms a part, including exhibits, is available at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with, or furnish to, the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

165

JUPITER NEUROSCIENCES, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Jupiter Orphan Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the balance sheets of Jupiter Orphan Therapeutics, Inc. (the Company) as of December 31, 2020, and 2019, and the related statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph- Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had recurring losses including the year ended December 31, 2020. The Company had a net loss of $1,654,699 and an accumulated deficit of $9,640,976, net cash used in operating activities of $254,783 and had negative working capital of $3,710,968. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Certified Public Accountants
We have served as the Company’s auditor since 2021.
Margate, Florida
September 2, 2021

ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES

also d/b/a McNAMARA and ASSOCIATES, PLLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

F-2

JUPITER ORPHAN THERAPEUTICS, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

	2020	2019

Assets
Current Assets:
Cash	$207,998	$1,276
Grant receivable	126,233	-
Other current assets	215,752	3,692
Total current assets	549,983	4,968

Other asset	-	1,209
Total assets	$549,983	$6,177

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$810,987	$625,028
Accrued compensation	3,337,360	2,951,735
Accrued interest	4,135	34,491
Convertible note payable	-	1,001,000
Note payable	15,000	-
Note payable, related party	93,479	207,979
Derivative liability	-	202,000
Total current liabilities	4,260,961	5,022,233
Total liabilities	4,260,961	5,022,233

Commitments and Contingencies (Note 12)

Stockholders’ Deficit:
Common stock, par value $0.0001; 25,000,000 shares authorized; 12,543,871 and 11,062,251 issued and outstanding, respectively	1,254	1,106
Additional paid in capital	6,428,744	2,969,115
Stock subscription receivable	(500,000)	-
Accumulated deficit	(9,640,976)	(7,986,277)
Total stockholders’ deficit	(3,710,978)	(5,016,056)
Total liabilities and stockholders’ deficit	$549,983	$6,177

The accompanying notes are an integral part of these financial statements

F-3

JUPITER ORPHAN THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

Federal contract revenue	$1,126,233	$-

Expenses:
Research and development	1,641,338	685,741
General and administrative	1,336,489	1,490,915
Total operating expenses	2,977,827	2,176,656

Operating loss	(1,851,594)	(2,176,656)

Other Income (Expenses):
Other income	82,650	15,370
Interest income	38	4
Gain on change in fair value of derivative liability	202,000	280,000
Interest expense	(13,535)	(317,104)
Loss on extinguishment of debt	(74,258)	(848,333)
Total other income (expenses), net	196,895	(870,063)

Net loss	(1,654,699)	(3,046,719)

Net loss per common share:
Basic and diluted	$(0.13)	$(0.28)

Weighted average number of common shares outstanding:
Basic and diluted	11,616,999	11,062,251

The accompanying notes are an integral part of these financial statements

F-4

JUPITER ORPHAN THERAPEUTICS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

			Additional		Stock	Total
	Common Stock		Paid	Accumulated	Subscription	Stockholders’
	Shares	Amount	in Capital	Deficit	Receivable	Deficit
January 1, 2019	11,062,251	$1,106	$1,378,205	$(4,939,558)	-	$(3,560,247)
Stock-based compensation	-	-	944,577	-	-	944,577
Fair value of warrants issued with debt extinguishment	-	-	646,333	-	-	646,333
Net loss	-	-	-	(3,046,719)	-	(3,046,719)
December 31, 2019	11,062,251	1,106	2,969,115	(7,986,277)	-	(5,016,056)
Stock-based compensation	-	-	501,031	-	-	501,031
Fair value of common stock issued for debt extinguishment	714,286	71	1,071,360	-	-	1,071,431
Issuance of common stock for services	166,664	17	249,979	-	-	249,996
Issuance of common stock and warrants for cash	533,336	53	999,951	-	(500,000)	500,004
Forgiveness of accrued executive compensation	-	-	536,314	-	-	536,314
Conversion of notes payable, related party to common stock	67,334	7	100,994	-	-	101,001
Net loss	-	-	-	(1,654,699)	-	(1,654,699)
December 31, 2020	12,543,871	$1,254	$6,428,744	$(9,640,976)	$(500,000)	$(3,710,978)

The accompanying notes are an integral part of these financial statements

F-5

JUPITER ORPHAN THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

Cash Flows from Operating Activities:
Net Loss	$(1,654,699)	$(3,046,719)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on change in fair value of derivative liability	(202,000)	(280,000)
Amortization of debt discounts	-	297,294
Stock based compensation	501,031	944,577
Loss on extinguishment of debt	74,258	848,333
Changes in operating assets and liabilities:
Increase (decrease) in accounts receivable	(126,233)	-
Increase in other current assets	37,936	(3,692)
Increase in accounts payable and accrued expenses	185,959	162,734
Increase in accrued compensation	921,939	915,102
Increase in accrued interest	5,815	14,169
Decrease in other assets	1,211	5,250
Net cash used in operating activities	(254,783)	(142,952)

Cash Flows from Financing Activites:
Proceeds from note payable	15,000	-
Proceeds on notes payable, related party	-	107,791
Payment on notes payable, related party	(13,499)	-
Proceeds from sale of common stock to to repay convertible note payable	200,000	-
Payment on convertible note payable	(240,000)	-
Proceeds from sale of common stock and warrants	500,004	-
Net cash provided by financing activites	461,505	107,791

Net Increase in Cash	206,722	(35,161)

Beginning of year	1,276	36,437
End of year	$207,998	$1,276

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Schedule of Non-Cash Investing and Financing Activities:
Conversion of note payable, related party	$101,001	$-
Loss on extinguishment of debt	$797,171	$-
Forgiveness of accrued executive compensation	$536,314	$-
Common stock and warrant purchased with stock subscription receivable	$500,000	$-
Common stock issued for future services	$249,996	$-

The accompanying notes are an integral part of these financial statements

F-6

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Note 1 – Organization and Description of Business

Jupiter Orphan Therapeutics, Inc. (the “Company”) is a clinical stage research and development pharmaceutical company located in Jupiter, Florida. The Company incorporated in June of 2015 as a Florida corporation and transferred to Delaware in January 2016. The Company has developed a resveratrol platform product targeting treatment of neuro-inflammation. The product, called JOTROL™, has many potential indications of use for rare diseases, concussions, and Alzheimer’s disease treatment by targeting neuro-inflammation.

JOTROL™ generates high levels of resveratrol in blood plasma using a unique patented micellar formulation, resulting in the potential for beneficial treatment effects with low resveratrol doses and eliminates side effects commonly attributed to resveratrol.

The Company’s activities and operations include an eleven-month project funded by the U.S. National Institute on Aging, an institute of the U.S. National Institutes of Health (“NIH”): Safety and Pharmacokinetics of JOTROL™ for Alzheimer’s Disease, Federal Award Identification Number R44AG067907-01A1 (the “Award”). The project encompasses a Phase 1 dose finding pharmacokinetics (“PK”) study which is slated to be completed on or before the award end date of August 31, 2021. This Phase 1 PK study will be homogeneous for all indications where JOTROL™ will be used in Phase II and Phase III clinical trials.

On January 9, 2020, the Company effected a three-for-one (3:1) forward stock split whereby the Company (i) increased the number of authorized shares of common stock, $0.0001 par value per share, to 25,000,000 from 5,000,000 and (ii) increased by a ratio of three-for-one (3:1) the number of retroactively issued and outstanding shares of common stock. Proportional adjustments for the forward stock split were made to the Company’s outstanding stock options, warrants and equity incentive plans. All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the consolidated financial statements to reflect the reverse stock split.

Note 2 – Significant Accounting Policies

Basis of Accounting and Going Concern

The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). US GAAP contemplates continuation of the Company as a going concern. For the fiscal year ended December 31, 2020 and 2019, the Company had no revenues from product sales and incurred a net loss of $1,654,699 and $3,046,719 respectively. Net cash used in operations for years ended 2020 and 2019 was $254,783 and $142,952, respectively. As of December 31, 2020, the Company had a working capital deficit and accumulated deficit of $3,710,978 and $9,640,976, respectively. While the Company recorded grant income from the NIH Award of $1,126,233 during 2020 with an additional $638,037 of income received during 2021, the funding covers a Phase I Pharmacokinetics study in healthy volunteers that is applicable for all future indications where the JOTROL™ product is used. The Company plans to finance future operations with proceeds from equity securities, grant awards and collaborations. However, there is no assurance the Company will be successful. It is management’s opinion that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of at least twelve months from the date of this report.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

F-7

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Federal Contract Revenue

The Company recognizes federal contract revenue from the NIH Award in the period in which the allowable research and development expenses are incurred, and receivables associated with this revenue are included within federal contract revenue receivable on our balance sheets. This revenue is not within the scope of Accounting Standards Codification (ASC) 606 – Revenue from contracts with customers.

Federal Contract Receivable

Federal contract receivable represents amounts due to us under the NIH Award for valid expenditures expected to be reimbursed to us under the terms of the NIH contract.

Cash and Cash Equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents. The Company had no cash equivalents as of December 31, 2020 and 2019. As of December 31, 2020 and 2019, the Company invested a portion of our cash balances in a high yield savings account, which are included as cash equivalents on the balance sheets. The cash balances do not exceed the FDIC limit of $250,000 as of December 31, 2020 or 2019.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets generally represent payments made for goods or services to be received within one year and are expensed as the related benefit is received.

Research and Development

Research and development costs are expensed as incurred. Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, monitoring visits, clinical site activations, or information provided to us by our vendors with respect to their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development expense, as the case may be. Total research and development costs for the fiscal years ended December 31, 2020 and 2019 were $1,641,338 and $685,741 respectively.

Income Taxes

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and the expected benefits of net operating loss carryforwards. The impact of changes in tax rates and laws on deferred taxes, if any, applied during the years in which temporary differences are expected to be settled, is reflected in the financial statements in the period of enactment. The measurement of deferred tax assets is reduced, if necessary, if, based on weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. At December 31, 2020 and 2019, the Company concluded that a full valuation allowance is necessary for the net deferred tax assets. The Company had no material amounts recorded for uncertain tax positions, interest or penalties in the accompanying financial statements.

F-8

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Loss Per Share of Common Stock

Basic loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, convertible notes payable, warrants, stock options, and unvested restricted stock, which would result in the issuance of incremental shares of common stock. In computing the basic and diluted net loss per share applicable to common stockholders, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation. As of December 31, 2020, there were 1,206,666 warrants outstanding and 3,031,031 stock options. As of December 31, 2019, there were 666,666 warrants outstanding, 1,979,031 stock options and 1 convertible note payable, which is convertible into shares of the Company’s common stock at a conversion price equal to the lessor of (i) 80% of the price paid for the equity securities in the Qualified Financing or (ii) the quotient resulting from dividing $14,120,000 by the number of outstanding shares of common stock immediately prior to the Qualified Financing. Such securities are considered dilutive securities which were excluded from the computation since the effect is anti-dilutive.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation, or ASC 718, which requires the recognition of expense related to the fair value of stock-based awards in the statements of operations. For stock options issued to employees, non-employees and members of our board of directors for their services on our board of directors, the Company estimates the grant-date fair value of options using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates, and, for grants prior to our initial public offering, the value of the common stock. For awards subject to time-based vesting, the Company recognized stock-based compensation expense, on a straight-line basis over the requisite service period, which is generally the vesting term of the award.

Clinical Trial Expenses

As part of the process of preparing our financial statements, the Company is required to estimate expenses resulting from obligations under contracts with vendors, clinical research organizations and consultants and under clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. The Company’s objective is to reflect the appropriate trial expenses in the financial statements by matching those expenses with the period in which services are performed and efforts are expended. The Company accounts for these expenses according to the progress of the trial as measured by patient progression and the timing of various aspects of the trial. The Company determines accrual estimates based on estimates of services received and efforts expended that take into account discussion with applicable personnel and outside service providers as to the progress or state of consummation of trials. During the course of a clinical trial, the Company adjusts the clinical expense recognition if actual results differ from its estimates. The Company makes estimates of the accrued expenses as of each balance sheet date based on the facts and circumstances known at that time. The clinical trial accruals are dependent upon the timely and accurate reporting of contract research organizations and other third-party vendors. Although the Company does not expect the estimates to be materially different from amounts actually incurred, understanding of the status and timing of services performed relative to the actual status and timing of

F-9

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Clinical Trial Expenses, continued

services performed may vary and may result in reporting amounts that are too high or too low for any particular period.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures its financial assets and liabilities in accordance with US GAAP. For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, and loans payable also approximate fair value because current interest rates available for debt with similar terms and maturities are substantially the same.

The Company follows accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The following table represents the Company’s financial instruments that are measured at fair value on a recurring basis at each reporting period for each fair value hierarchy level:

	Derivative Liability 12/31/2020	Derivative Liability 12/31/2019
Level I	$-	$-
Level II	$-	$-
Level III	$-	$202,000
Total	$-	$202,000

Also see Note 6 - Convertible Debt and Derivative Liability.

F-10

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Derivative Instruments

ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings. On the date of conversion or payoff of debt, the Company records the fair value of the conversion shares, removes the fair value of the related derivative liability, removes any discounts and records a net gain or loss on debt extinguishment. On January 1, 2020 the Company adopted ASU 2017-11 under which down-round Features in Financial Instruments will no longer cause derivative treatment. The Company applies the modified prospective method of adoption. There were no cumulative effects on adoption.

Convertible Notes with Embedded Derivative Liabilities

The Company has entered into convertible notes, some of which contain variable conversion options, whereby the outstanding principal and accrued interest may be converted, by the holder, into common shares at a fixed discount to the price of the common stock at or around the time of conversion upon certain trigger events. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 – Derivative and Hedging – Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018.

Operating lease ROU assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the condensed consolidated statements of operations. The Company adopted Topic 842 effective January 1, 2019 and its adoption did not have an impact on the Company’s financial statements as the Company had no leases within the scope of Topic 842.

F-11

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Recent Accounting Pronouncements

The Company has reviewed the FASB issued ASU accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and do not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management.

Note 3 – Subcontract Costs

The Company paid subcontractor costs under the Federal Award amounting to $654,469 during the year ended December 31, 2020 which are included in general and administrative expenses on the statement of operations. No such costs were incurred during the year ended December 31, 2019.

Note 4 – Related Party Transactions

The Company’s Chief Executive Officer (CEO) has loaned the Company working capital since inception. The balance of the loan as of December 31, 2020 and December 31, 2019 was $93,479 and $207,979 respectively. The loan is due on demand and accrues interest at 1% per year. Accrued interest relating to the loan was $4,135 and $4,160 as of December 31, 2020 and December 31, 2019, respectively, and is included in accrued interest on the accompanying balance sheets. During 2020, $100,000 of principle plus accrued interest of $1,001 was converted to 67,334 shares of common at $1.50 per share which was the estimated fair value of the common stock based on recent sales.

During 2020, the CEO forgave $536,314 of accrued compensation which has been reflected as additional paid in capital on the statement of stockholders’ deficit due to the related party nature of the transaction.

Accrued compensation includes partially accrued salaries to executives since inception. Since inception, executive salaries have been paid in cash when the Company’s cash flow has permitted such payment. During 2020, the Company began consistently paying salaries at 50% of the respective employment agreements.

Note 5 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	December 31, 2020	December 31, 2019
Accounts payable	$252,192	$131,051
Consulting fees	280,800	220,800
Board compensation	22,500	17,500
License fee	225,000	225,000
General and administrative expenses	30,495	30,677
Total accounts payable accrued expenses	$810,987	$625,028

F-12

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Note 6 – Convertible Debt and Derivative Liability

Convertible Debt

On December 19, 2016, the Company executed a convertible promissory note (the “Note”) and warrant to purchase 99,999 shares of common stock at an exercise price of $1.50 and three-year exercise period (see Note 9) for $1,001,000 in proceeds with a maturity date of December 19, 2019 and interest rate of 1%. The Note will automatically convert into equity securities in the event the Company issues and sells shares of equity securities on or before the maturity date of the Note resulting in total proceeds of at least $3 million (the “Qualified Financing”). Upon such a Qualified Financing, the outstanding principle of the Note and all unpaid accrued interest will automatically convert into equity securities sold in the Qualified Financing at a conversion price equal to the lessor of (i) 80% of the price paid for the equity securities in the Qualified Financing or (ii) the quotient resulting from dividing $14,120,000 by the number of outstanding shares of common stock immediately prior to the Qualified Financing.

At the time of execution, the Company recorded a debt discount of $7,659 based on the relative fair value of the warrant which was amortized into interest expense over the three-year term of the Note. During the years ended December 31, 2020 and 2019, amortization of debt discount related to the warrant amounted to $0 and $2,340, respectively, and is included in interest expense on the accompanying statements of operations.

On December 19, 2019, the Company amended the Note to extend the maturity date to April 30, 2020 and modified the warrant to increase the warrant shares from 99,999 to 666,666 and extend the expiration date from December 18, 2022 to December 19, 2025 (the “Note Amendment”). The Company accounted for this Note Amendment as a debt extinguishment in accordance with ASC 470-20-30-19 by analogy since the amendment occurred on the maturity date of the Note. The incremental value resulting from the warrant modification of $646,333 and fair value of the derivative liability (see below) on the date of the Note Amendment of $202,000 have been reflected as a loss of $74,258 on debt extinguishment in the accompanying statements of operations.

The estimated fair value of the warrant at Note issuance and modification were determined using the following assumptions:

	December 19, 2016 (Issuance)	December 19, 2019
Dividend Rate	-	-
Underlying common stock	$1.50	$1.50
Term	3	3
Volatility	74.38%	64.26%
Risk - Free interest rate	1.55%	1.55%

On August 20, 2020, the Note was settled and repaid in full for $240,000. The Company recognized a loss on debt extinguishment in the amount of $74,258 which is presented in the accompanying statements of operations. As of December 31, 2020 and 2019, the outstanding principal balance on the Note was $0 and $1,001,000.

F-13

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Note 6 – Convertible Debt and Derivative Liability, continued

Derivative Liability Pursuant to Convertible Notes

In connection with the issuance of the Note, the Company determined that the terms of the Note contain an embedded conversion option to be accounted for as a derivative liability due to the holder having the potential to gain value upon a Qualified Financing. Accordingly, under the provisions of ASC 815-40 –Derivatives and Hedging – Contracts in an Entity’s Own Stock, the embedded conversion option contained in the Note was accounted for as derivative liability and debt discount at the date of issuance and has been adjusted to fair value through earnings at each reporting date. Further, the derivative liability was revalued upon the execution of the amendment to the Note (see above). The fair value of the embedded conversion option was determined using the Monte Carlo valuation model.

On December 19, 2016, in connection with the issuance of the Note, on the initial measurement date, the fair value of the embedded conversion option of $923,000 was recorded as derivative liability and debt discount to be amortized into interest expense over the three-year term of the Note. During the years ended December 31, 2020 and 2019, amortization of debt discount related to the warrant amounted to $0 and $297,294 respectively, and is included in interest expense on the accompanying statements of operations.

Upon the Note’s maturity date of December 19, 2019, and execution of the Note Amendment, the remaining derivative liability of $280,000 was adjusted to zero through other income – change in fair value of derivative liability. In addition, the fair value of the derivative resulting from the extension of the maturity date to April 2020 of $202,000 was recorded on the date of the Note Amendment as derivative liability and loss on extinguishment of debt.

The Note was settled on August 20, 2020 and the derivative liability was revalued and estimated to be $0. At this time, the Company recorded other income – change in the fair value of derivative liability of $202,000 which has been reflected in the accompanying statements of operations for the year ended December 31, 2020.

The fair value of the derivative liability was estimated using the Monte Carlo Valuation Model at issuance, execution of Note Amendment, each reporting period and on August 20, 2020 when the Note was cancelled with the following assumptions:

	December 19, 2016 (Issuance)	December 19, 2019 and December 31, 2019	August 20, 2020
Dividend Rate	-	-	-
Term	3	0.33	0.25
Volatility	74.38%	64.26%	111.52%
Risk - Free interest rate	1.55%	1.55%	0.08%
Quailfied Financing Probability	25%	25%	1%

F-14

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Note 6 – Convertible Debt and Derivative Liability, continued

A summary of activity of the derivative liability is presented below:

Derivative Liability
Balance at January 1, 2019	$280,000
Fair value change	(280,000)
Initial derivative liability - amendment	202,000
Balance at December 31, 2019	202,000
Fair value change	(202,000)
Balance at December 31, 2020	$-

Note 7 – Note Payable, Related Party

Note payable, related party, to the CEO totaled $93,479 and $207,979 as of December 31, 2020 and 2019. $13,499 was repaid during 2020 with net proceeds of $107,791 received in 2019. Note bears interest at 1% per year and is payable upon demand. Also see Note 4.

Note 8 – Note Payable

Note payable due to third party as of December 31, 2020 was $15,000. The Company did not repay any amounts on note payable due to third party during 2020. Note bears interest at 1% per year and is payable upon demand.

Note 9 – Stockholders’ Deficit

Common Stock

On January 9, 2020, the Company effected a three-for-one (3:1) forward stock split whereby the Company (i) increased the number of authorized shares of common stock, $0.0001 par value per share, to 25,000,000 from 5,000,000 and (ii) increased by a ratio of three-for-one (3:1) the number of retroactively issued and outstanding shares of common stock.

The Company is authorized to issue 25,000,000 shares of common stock. The Company had 12,543,871 and 11,062,251 shares of common stock issued and outstanding as of December 31, 2020 and 2019, respectively.

●	During the year ended December 31, 2020, the Company issued approximately 166,664 shares of common stock to third-party advisors for advisory services over a 24 month period, totaling $249,996, beginning July 2020 and ending June 2022.
●	In March 2020, the Company converted $101,001 of the note payable – related party into 67,334 shares of common stock.
●	In August 2020, the Company issued 714,286 shares of common stock for $200,000 in cash with a fair value of 1,071,431 in order to extinguish debt of $1,001,000 with $36,171 of accrued interest. The proceeds were used to settle the convertible note described in Note 6, resulting in a $797,171 non-cash debt conversion.
●	In December 2020, the Company issued 533,336 shares of common stock for $500,004 in cash and a stock subscription receivable of $500,000. The $500,000 was received subsequent to year end, in January 2021.

F-15

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Note 9 – Stockholders’ Deficit, continued

Stock Options

The Company grants stock awards to officers, employees, directors and other key persons pursuant its 2016 Equity Incentive Plan (“the Plan”). During the years ended December 31, 2020 and 2019, the Company granted employees, consultants, board members and advisors, options to acquire 1,052,000 and 1,004,031, respectively, shares of common stock with an exercise prices ranging from $1.39 - $2.50 per share.

Of the stock options granted in 2019, 884,031 vested immediately and 120,000 vest ratably over a three year vesting period, after 25% vested immediately.

Of the stock options granted during 2020, 396,000 vest ratably over a three year vesting period; 210,000 vest ratable over a three and a half year vesting period; 270,000 vest ratable over a four and a half year vesting period; 96,000 vest over a three year vesting period, after 33% vested immediately; 80,000 vest over a two year vesting period, with 25% vested immediately.

During the year ended December 31, 2020 and 2019, the Company recognized stock-based compensation of $501,031 and $944,577 related to vested stock options. There was $1,079,290 of unvested stock options expense as of December 31, 2020 that will be recognized through September 2024.

A summary of activity for the years ended December 31, 2020 and 2019 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)

Outstanding as of January 1, 2019	1,272,000	$1.18	7.88
Granted	1,004,031	$1.40	-
Forfeited	(297,000)	$1.20	-
Outstanding as of December 31, 2019	1,979,031	$1.33	8.18
Granted	1,052,000	$1.58	-
Forfeited	-	-	-
Outstanding as of December 31, 2020	3,031,031	$1.32	7.87
Exercisable as of December 31, 2020	2,078,593	$1.21	7.39

The weighted-average grant date fair value of the options was $0.88 and $0.50 per share in December 31, 2020 and 2019, respectively, and was estimated at the date of the grant using the Black Scholes Method and the following assumptions:

	2020	2019
Expected volatility	91%-95%	83%-88%
Expected term	6	5
Risk-free rate	.37-.41%	1.37%-.41%
Dividend rate	0%	0%

F-16

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Note 9 – Stockholders’ Deficit, continued

Warrants

During the year ended December 31, 2020, the Company issued approximately 540,000 common stock warrants at an exercise price of $1.50 per share. All of the warrants issued in 2020 were issued in connection with sales of common stock. Of the warrants issued in 2020, 415,000 of the warrants have a term of five years. 125,000 have a term of ten years. On December 18, 2019, in connection with the execution of the Note Amendment as disclosed in Note 7, the Company modified a previous warrant issuance. The warrants were increased from 99,999 to 666,666 common stock shares with a term of six years increase from three years. The exercise price remained unchanged at $1.50. The Company recorded the estimated incremental increase in fair value due to this modification of $646,333 as a loss on debt extinguishment in the accompanying statements of operations during the year ended December 31, 2019.

The following is a summary of the Company’s warrant activity for the years ended December 31, 2020 and 2019:

	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Life (Years)
Outstanding as of January 1, 2019	99,999	$1.50	2.64
Granted	666,666	$1.50	-
Expired	(99,999)	$1.50	-
Outstanding as of December 31, 2019	666,666	$1.50	3.98
Granted	540,000	$1.57	-
Expired	-		-
Outstanding as of December 31, 2020	1,206,666	$1.53	3.45

The weighted-average grant date fair value of the 666,666 warrants was $1.10 per share in December 31, 2019 and was estimated at the date of the grant using the Black Scholes Method and the following assumptions:

	2020	2019
Expected volatility	91%-95%	88%
Expected term	6	6
Risk-free rate	.37-.41%	1.80%
Dividend rate	0%	0%

Note 10 – Concentrations

The Company’s grant revenues and grant receivables are from the NIH Award. The Company expects to maintain the relationship with the NIH.

F-17

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Note 11 – Income Taxes

The Company’s net tax provision was zero for the years ended December 31, 2020 and 2019. The components of the Company’s provision for income taxes are as follows:

	2020	2019
Current Tax:
Federal	$-	$-
State	-	-
	$-	$-
Deferred Tax:
Federal	$206,832	$601,001
State	34,687	80,186
Change in valuation allowance	(241,519)	(681,187)
	$-	$-

A reconciliation of the total provision for income taxes after applying the U.S. federal statutory rate of 21% to income before provision for income taxes to the reported provision for income taxes are as follows:

	2020	2019
Federal	21.00%	21.00%
State	2.10%	2.63%
Nondeductible expenses	-8.50%	-1.27%
Change in valuation allowance	-14.60%	-22.36%
Effective tax rate	-	-

	2020	2019
U.S Federal and State net operating loss	$484,059	$397,926
Stock based compensation	429,203	323,783
Accrued salaries	947,989	837,429
Orphan drug credit	710,485	710,485
Derivative liability	-	49,534
Other	(1,096)	9,964
Total net deferred tax assets	2,570,640	2,329,121
Valuation allowance	(2,570,640)	(2,329,121)
Total Deferred Tax Asset	$-	$-

Total net operating loss carry forwards at December 31, 2020 were approximately $1,973,993, of which approximately $696,159, will expire between 2036 and 2037 and $1,277,834 may be carried forward indefinitely.

F-18

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Note 12 – Commitments and Contingencies

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

Office Lease

The Company has entered into operating leases for office space. A lease was in effect beginning October 2016 through June 2020, renewing annually. Beginning January 2019 through June 2020, the Company sub-leased 50% of the office space to another Company, receiving rental income of $7,627 and $15,370 for December 31, 2020 and December 31, 2019, respectively. Rental income is recorded in other income on the accompanying statement of operations. In June 2020, the lessor terminated the lease, with no obligations due from the Company, and provided the Company with a six month virtual office lease through April 2021, plus a concession for three months of rent abatement due to early termination. The Company subsequently terminated the sub-lease agreement and accepted the virtual office lease. Rental expense of $15,477 and $28,028 for December 31, 2020 and December 31, 2019, respectively, is included in general and administrative expenses on the accompanying statement of operations.

Consulting Agreements

The Company utilizes various consultants and advisors for clinical research, scientific advisory services and business strategies. Each consultant has an executed agreement in place defining term, compensation, duties, confidentiality, intellectual property. The majority of the agreements have a 2-year term. Agreements are evaluated for renewal upon expiration. Bonus provisions are at the discretion of the Company’s Board of Directors and are granted on an individual agreement basis.

Executive Employment Agreements

The Company’s standard executive employment agreements have a stated term of three years. Per the agreements, employees are eligible for a discretionary annual performance bonus, determined by the Board of Directors. If the Company terminates an employee without cause, the employee is entitled to a pro-rated pay out of the annual performance bonus based on days worked in the fiscal year, severance of twelve months of the base salary, and automatic vesting of unvested equity grants. If the employee terminates with good reason, as defined in the employment contract, the employee is entitled to automatic vesting of unvested equity grants.

The Company is currently paying salaries at 50% of the agreed upon salary in the executive employment agreements and the other 50% is being accrued and included in accrued compensation.

F-19

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Licensing and Royalty Agreements

Aquanova

On September 15, 2016 the Company entered into a Development, Collaboration and License Agreement (“License Agreement”) with Aquanova AG, a German company in the field of development, manufacturing and selling of colloidal formulas. The License Agreement resulted in the creation of the pharmaceutic product, JOTROL™. The License Agreement is in effect until product launch, which is undeterminable at this time. The Chief Scientific Officer of the Company and the CEO of Aquanova are the joint inventors of JOTROL™. Aquanova is assignee on the patents in the United States, the European Union, and subsequent to year end, the patents issued in China and Japan whereas the Company is obligated to maintain the patents. The agreement grants ownership to the Company for regulatory approvals and the sole and exclusive worldwide right to develop, manufacture and commercialize all products, including JOTROL™. Aquanova is granted the exclusive license to conduct formulation development and manufacturing. The agreement also defines fees owed to Aquanova for product and formulation development and licensing of the products. The Company is required to pay Aquanova an annual license fee of $75,000 upon acceptance of the product formulation by both parties, with the license fee requirement ending in the year of marketing authorization approval (“MMA”) in a single territory. MMA has not yet been received as of the year ended 2020. As of December 31, 2020 and 2019, $225,000 of accrued license fees are included in accrued expenses on the balance sheet. The 2020 annual license fee of $75,000 was paid to Aquanova during 2020. Upon receipt of approval of the MMA in each territory (e.g United States, European Union, Japan), the Company will pay $200,000 to Aquanova per territory an MMA approval is received, up to a max of $600,000. The Company shall pay Aquanova a royalty of 5% of net sales in each territory through the later of ten years after the first commercial sale, the first date there is no valid claim within the Aquanova patent rights, or the date of expiration of the MMA in each territory. Upon mutual agreement, the Company can pay a one-time royalty of $3,000,000 within 180 days of United States marketing approval, with subsequent royalty payments reduced to 1.25%, in accordance with the terms set forth above.

Murdoch Childrens Research Institute

On September 1, 2015 the Company entered into a Global Development and License Agreement (“License Agreement II”) with Murdoch Childrens Research Institute (“MCRI”), an Australian Institute at the Royal Children’s Hospital in Australia, with the know-how in the process of using pharmaceutical grade Resveratrol for the treatment of Freidreich’s ataxia. The License Agreement II is for both parties to work jointly to develop an appropriate delivery system and conduct clinical trials for the purpose of product approval in the treatment of Friedreich’s ataxia and worldwide commercialization by the Company. The License Agreement II grants an exclusive worldwide license to the Company to use the MCRI know-how for developing, manufacturing and commercializing the product for proposed treatment for Friedreich’s ataxia. MCRI is granted an irrevocable, royalty free, worldwide license to use the product inventions and patent rights for internal research and development. Upon receipt of approval of the MMA in each territory (e.g United States, European Union, Japan), the Company will pay $100,000 to MCRI per each territory up to a maximum of $300,000. MMA has not yet been received as of the year ended 2020. The Company shall pay MCRI a royalty of 1.5% of net sales in each territory until the product is no longer sold in the respective territory.

Research and Development Service Providers

In addition to the services received under the licensing agreements noted above, a substantial portion of the research and development (“R&D”) expense included in the statement of operations is incurred pursuant to short term service and consulting agreements with third party providers for research, development, testing and manufacturing services. The agreements generally provide termination, at any time by either party without cause, upon a 30 day written notice, unless otherwise disclosed below. Milestone payments are defined below for the providers with agreements stipulating future commitments.

●	Syneos Health – Third installment of $210,350 to be invoiced upon completion of the study. Last installment of $70,117 due upon issuance of the final report. Both milestones anticipated to be paid in 2021.
●	Catalent Pharma Solutions, LLC – Final milestone of $9,600 to be invoice upon completion of manufacturing, which is anticipated to be paid in 2021.

F-20

Jupiter Orphan Therapeutics, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

Research and Development Service Providers, continued

●	Biorasi, LLC – Final installment of $13,145 due upon completion of contract research services. Final installment was paid subsequent to year end.

Note 13 – Subsequent Events

The Company has performed an evaluation of subsequent events through September 3, 2021, which is the date these financial statements were available to be issued. Subsequent to December 31, 2020, the following events occurred:

Office Lease

On April 30, 2021, the Company executed a lease agreement for office space in Jupiter, Florida. The term of the lease is sixty-one months commencing May 1, 2021 rent free until June 1, 2021. Fixed annual rent amounts are as follows:

Lease Period	Annual Fixed Rent
6/1/2021-5/31/2022	$45,396
6/1/2022-5/31/2023	$46,758
6/1/2023-5/31/2024	$48,158
6/1/2024-5/31/2025	$49,608
6/ l/2025-5/31/2026	$51,096

Subscription Receivable

On January 14, 2021, the Company received $500,000 in cash for payment in full of the stock subscription receivable recorded on the Balance Sheet as of December 31, 2020.

Board Resolutions

On February 15, 2021 the Board of Directors approved a resolution to convert a $15,000 loan payable due to a third party, accruing interest at 1% annually, into 6,065 shares of common stock at a $2.50 purchase price.

On April 1, 2021 the Board of Directors approved a resolution to accelerate the vesting of 47,500 stock options held by a third party consultant in lieu of future cash payments for consulting services.

On June 1, 2021 the Board of Directors approved a resolution for the following actions:

●	Approval for hiring new Chief Financial Officer with compensation package and 103,000 options at a $4.05 exercise price, 25% immediately vested and the remainder vesting over thirty-six months.
●	Approval for promotion of the VP of Administrator & Controller to Chief Administrative Officer with an updated compensation package and 90,000 stock options at a $4.05 exercise price, 25% immediately vested and the remainder vesting over thirty-six months.
●	Approval of an addition to the Scientific Advisory Board with 36,000 options at a $4.05 exercise price, to be vested over a thirty-six month period.

Note 13 – Subsequent Events, continued

Name Change

On August 30, 2021, the Company filed a Certificate of Amendment to the Certificate of Incorporation with the State of Delaware to change its name to Jupiter Neurosciences, Inc.

Exercise of Warrants

On August 30, 2021, 125,000 warrants were exercised at an exercise price of $1.50.

Convertible Note

As of August 31, 2021, the company executed six convertible notes. The notes bear interest at 1% per annum and are payable on July 31, 2022. The notes will automatically convert into shares of common stock, or units of common stock and warrants to purchase units of common stock, upon a change of control or initial public offering.

F-21

JUPITER NEUROSCIENCES, INC.

BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current Assets:
Cash	$1,187,412	$207,998
Grant receivable	-	126,233
Other current assets	159,724	215,752
Total current assets	1,347,136	549,983

Operating lease right of use asset, net	220,533	-
Other asset	3,783	-
Total assets	$1,571,452	$549,983

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$1,050,129	$810,987
Accrued compensation	3,701,681	3,337,360
Accrued interest	5,232	4,135
Current portion of operating lease liability	44,219	-
Convertible notes payable, net of discount of $169,668	257,982	15,000
Note payable, related party	93,479	93,479
Derivative liability	221,250	-
Total current liabilities	5,373,972	4,260,961

Operating lease liability, net of current portion	177,281	-
Total liabilities	5,551,253	4,260,961

Commitments and Contingencies (Note 8)

Stockholders’ Deficit:
Common stock, par value $0.0001; 25,000,000 shares authorized; 13,076,602 and 12,543,871 issued and outstanding, respectively	1,310	1,254
Additional paid in capital	8,141,121	6,428,744
Stock subscription receivable	(187,500)	(500,000)
Accumulated deficit	(11,934,732)	(9,640,976)
Total stockholders’ deficit	(3,979,801)	(3,710,978)
Total liabilities and stockholders’ deficit	$1,571,452	$549,983

The accompanying condensed notes are an integral part of these unaudited financial statements.

F-22

JUPITER NEUROSCIENCES, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Federal contract revenue	$-	$101,000	$638,037	$101,000

Expenses:
Research and development	298,006	370,741	1,075,495	761,472
General and administrative	826,190	341,622	1,782,909	730,409
Total operating expenses	1,124,196	712,363	2,858,404	1,491,881

Operating loss	(1,124,196)	(611,363)	(2,220,367)	(1,390,881)

Other Income (Expenses):
Interest expense	(31,116)	(6,286)	(38,890)	(6,927)
Interest income	35	11	101	11
Other income	-	1,946	-	79,726
Gain (loss) on change in fair value of derivative liability	(34,600)	202,000	(34,600)	202,000
Loss on extinguishment of debt	-	(74,258)	-	(74,258)
Total other income (expenses), net	(65,681)	123,412	(73,389)	200,552

Net loss	(1,189,877)	(487,951)	(2,293,756)	(1,190,329)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.04)	$(0.18)	$(0.10)

Weighted average number of common shares outstanding:
Basic and diluted	12,791,435	11,303,577	12,606,941	11,370,580

The accompanying condensed notes are an integral part of these unaudited financial statements.

F-23

JUPITER NEUROSCIENCES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(Unaudited)

	Common Stock		Additional Paid	Accumulated	Stock Subscription	Total Stockholders’
	Shares	Amount	in Capital	Deficit	Receivable	Deficit
December 31, 2019	11,062,251	$1,106	$2,969,115	$(7,986,277)	$-	$(5,016,056)
Issuance of common stock and warrants for cash	333,336	33	499,971			500,004
Issuance of common stock for services (board comp)	166,664	17	249,979			249,996
Conversion of notes payable, related party to common stock	67,334	7	100,994			101,001
Stock based compensation			388,073			388,073
Net operating and comprehensive loss				(1,190,329)		(1,190,329)
Fair value of common stock purchased for debt extinguishment	714,286	71	1,071,360			1,071,431
September 30, 2020 Balance	12,343,871	1,234	5,279,492	(9,176,606)	-	(3,895,880)

December 31, 2020	12,543,871	1,254	6,428,744	(9,640,976)	(500,000)	(3,710,978)
Cash received for stock subscription receivable					500,000	500,000
Conversion of notes payable to common stock	6,065	1	15,161			15,162
Stock options exercised	45,000	5	67,495			67,500
Warrants exercised	481,666	50	762,450		(187,500)	575,000
Stock based compensation			867,271			867,271
Net operating loss				(2,293,756)		(2,293,756)
September 30, 2021 Balance	13,076,602	$1,310	$8,141,121	$(11,934,732)	$(187,500)	$(3,979,803)

The accompanying condensed notes are an integral part of these unaudited financial statements.

F-24

JUPITER NEUROSCIENCES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THREE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(Unaudited)

	Common Stock		Additional Paid	Accumulated	Stock Subscription	Total Stockholders’
	Shares	Amount	in Capital	Deficit	Receivable	Deficit
December 31, 2019	11,062,251	$1,106	$2,969,115	$(7,986,277)	$-	$(5,016,056)
Issuance of common stock and warrants for cash	250,002	25	374,978			375,003
Issuance of common stock for services (board comp)	166,664	17	249,979			249,996
Conversion of notes payable, related party to common stock	67,334	7	100,994			101,001
Stock based compensation			276,209			276,209
Net operating and comprehensive loss				(702,378)		(702,378)
June 30, 2020 Balance	11,546,251	1,155	3,971,275	(8,688,655)	-	(4,716,225)
Fair value of common stock purchased for debt extinguishment	714,286	71	1,071,360			1,071,431
Issuance of common stock and warrants for cash	83,334	8	124,993			125,001
Stock based compensation			111,864			111,864
Net operating and comprehensive loss				(487,951)		(487,951)
September 30, 2020 Balance	12,343,871	1,234	5,279,492	(9,176,606)	-	(3,895,880)
Issuance of common stock and warrants for cash	200,000	20	499,980		(500,000)	-
Forgiveness of accrued executive compensation			536,314			536,314
Stock based compensation			112,958			112,958
Net operating and comprehensive loss				(464,371)		(464,371)
December 31, 2020	12,543,871	1,254	6,428,744	(9,640,977)	(500,000)	(3,710,979)
Stock based compensation			498,272			498,272
Cash received for stock subscription receivable					500,000	500,000
Conversion of notes payable to common stock	6,065	1	15,161			15,162
Stock options exercised	45,000	5	67,495			67,500
Net operating and comprehensive loss				(1,103,876)		(1,103,876)
June 30, 2021 Balance	12,594,936	1,260	7,009,672	(10,744,857)	-	(3,733,925)
Warrants exercised	481,666	50	762,450		(187,500)	575,000
Stock based compensation			368,999			368,999
Net operating loss				(1,189,877)		(1,189,877)
September 30, 2021 Balance	13,076,602	1,310	$8,141,121	$(11,934,734)	$(187,500)	$(3,979,803)

The accompanying condensed notes are an integral part of these financial statements

F-25

JUPITER NEUROSCIENCES, INC

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(Unaudited)

	2021	2020

Cash Flows from Operating Activities:
Net loss	$(2,293,756)	$(1,190,329)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liability	34,600	(202,000)
Amortization of debt discounts	16,982	-
Stock based compensation	867,271	388,073
Amortization of stock issued for advisor services	31,250	-
Loss on extinguishment of debt	-	74,258
Decrease in operating lease right of use asset	967	-
Changes in operating assets and liabilities:
Decrease (Increase) in grants receivable	126,233	(101,000)
Decrease in other current assets	24,776	13,478
Increase (Decrease) in other assets	(3,783)	1,212
Increase in accounts payable and accrued expenses	239,144	(7,156)
Increase in accrued compensation	364,321	604,667
Increase in accrued interest	1,259	5,571
Net cash used in operating activities	(590,736)	(413,226)

Cash Flows from Financing Activites:
Proceeds from note payable	427,650	15,000
Payment on notes payable, related party	-	(13,499)
Proceeds from stock subscription receivable	500,000	-
Payment on convertible notes payable	-	(240,000)
Proceeds from exercise of stock options and warrants	642,500	-
Proceeds from sale of common stock and warrants	-	700,004
Net cash provided by financing activites	1,570,150	461,505

Net Increase in Cash	979,414	48,279

Beginning of period	207,998	1,276
End of period	$1,187,412	$49,555

Supplemental disclosure of cash flow information:
Cash paid for interest	$623	$-
Cash paid for income taxes	$-	$-

Schedule of Non-Cash Investing and Financing Activities:
Conversion of note payable	$15,162	$101,001
Discount on convertible notes payable	$186,650	$-
Operating lease right-of-use asset and operating lease liability recorded on adoption of ASC 842	$232,140	$-
Common stock purchased with stock subscription receivable	$187,500	$-
Common stock issued for future services	$-	$249,996

The accompanying condensed notes are an integral part of these unaudited financial statements.

F-26

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Note 1 – Organization and Description of Business

Jupiter Neurosciences, Inc. (the “Company”) is a clinical stage research and development pharmaceutical company located in Jupiter, Florida. The Company incorporated in June of 2015 as a Florida corporation and transferred to Delaware in January 2016. The Company has developed a unique resveratrol platform product primarily targeting treatment of neuro-inflammation. The product candidate, called JOTROL™, has many potential indications of use for rare diseases, concussions, and Mild Cognitive Impairment/early Alzheimer’s disease treatment by targeting neuro-inflammation.

JOTROL™ has the potential to deliver a therapeutically effective dose of resveratrol in the blood stream, using a unique patented micellar formulation, without causing gastrointestinal side effects. We expect JOTROLTM will resolve the major obstacle of resveratrol’s poor bioavailability, which has been documented in various scientific articles, previously conducted human trials with resveratrol and preclinical trial results in mice and rats.

The Company’s activities and operations include a project funded by the U.S. National Institute on Aging, an institute of the U.S. National Institutes of Health (“NIH”): Safety and Pharmacokinetics of JOTROL™ for Alzheimer’s Disease, Federal Award Identification Number R44AG067907-01A1 (the “Award”). The project encompasses a Phase 1 dose finding pharmacokinetics (“PK”) study which is slated to be completed before the fiscal year end of December 31, 2021. The award end date has been extended to February 28, 2022.

This Phase 1 PK study will be foundational for all indications where JOTROL™ will be used in Phase II and Phase III clinical trials.

On January 9, 2020, the Company effected a three-for-one (3:1) forward stock split whereby the Company (i) increased the number of authorized shares of common stock, $0.0001 par value per share, to 25,000,000 from 5,000,000 and (ii) increased by a ratio of three-for-one (3:1) the number of retroactively issued and outstanding shares of common stock. Proportional adjustments for the forward stock split were made to the Company’s outstanding stock options, warrants and equity incentive plans. All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the financial statements to reflect the reverse stock split.

Note 2 – Significant Accounting Policies Basis of Accounting

The Company’s interim unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary for a fair statement of our results of operations and cash flows for the nine months ended September 30, 2021 and 2020 and our financial position at September 30, 2021 have been made. The Company’s results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the operating results to be expected for the full fiscal year ending December 31, 2021.

Certain information and disclosures normally included in the notes to the Company’s annual audited financial statements have been condensed or omitted from the Company’s interim unaudited condensed financial statements included in this Quarterly Report. Accordingly, these interim unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2020. The December 31, 2020 balance sheet is derived from those statements.

F-27

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Going Concern

US GAAP contemplates continuation of the Company as a going concern. For the nine months ended September 30, 2021 and 2020, the Company had no revenues from product candidate sales and incurred a net loss of $2,293,756 and $1,190,329 respectively. Net cash used in operations for the nine months ended 2021 and 2020 was $590,736 and $413,226. As of September 30, 2021, the Company had a working capital deficit and accumulated deficit of $4,026,838 and $11,934,734 respectively. While the Company recorded grant income from the NIH Award of $638,037 during the nine months ended September 30, 2021 and $1,126,233 of income received during 2020, the funding covered a Phase I Pharmacokinetics study in healthy volunteers that is applicable for all future indications for which JOTROL™ product candidate is developed. The Company plans to finance future operations with proceeds from equity securities, grant awards and collaborations. However, there is no assurance the Company will be successful. It is management’s opinion that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of at least twelve months from the date of this report.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

Federal Contract Revenue

The Company recognizes federal contract revenue from the NIH Award in the period in which the allowable research and development expenses are incurred, and receivables associated with this revenue are included within federal contract revenue receivable on our balance sheets. This revenue is not within the scope of Accounting Standards Codification (ASC) 606 – Revenue from contracts with customers.

Federal Contract Receivable

Federal contract receivable represents amounts due to us under the NIH Award for valid expenditures expected to be reimbursed to us under the terms of the NIH contract.

Cash and Cash Equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents. The Company had no cash equivalents as of the nine months ended September 30, 2021 or December 31, 2020. As of the nine months ended September 30, 2021 and the year ended December 31, 2020, the Company invested a portion of cash balances in a high yield savings account, which are included as cash equivalents on the balance sheets.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets generally represent payments made for goods or services to be received within one year and are expensed as the related benefit is received.

F-28

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Research and Development

Research and development costs are expensed as incurred. Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, monitoring visits, clinical site activations, or information provided to us by our vendors with respect to their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development expense, as the case may be. Total research and development costs for the nine month period ended September 30, 2021 and 2020 were $1,075,495 and $761,472 respectively.

Loss Per Share of Common Stock

Basic loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, convertible notes payable, warrants, stock options, and unvested restricted stock, which would result in the issuance of incremental shares of common stock. In computing the basic and diluted net loss per share applicable to common stockholders, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation. As of September 30, 2021 there were 725,000 warrants outstanding and 3,467,031 stock options. As of September 30, 2020 there were 1,166,666 warrants outstanding and 2,951,031 stock options.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation, or ASC 718, which requires the recognition of expense related to the fair value of stock-based awards in the statements of operations. For stock options issued to employees, non-employees and members of our board of directors for their services on our board of directors, the Company estimates the grant-date fair value of options using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates, and, for grants prior to our initial public offering, the value of the common stock. For awards subject to time-based vesting, the Company recognized stock-based compensation expense, on a straight-line basis over the requisite service period, which is generally the vesting term of the award. As of September 30, 2021 and 2020, stock-based compensation expense totaled $181,010 and $211,639 included in research and development expenses and $686,261 and $176,434 included in general and administrative expenses, respectively, on the statement of operations.

F-29

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Clinical Trial Expenses

As part of the process of preparing our financial statements, the Company is required to estimate expenses resulting from obligations under contracts with vendors, clinical research organizations and consultants and under clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. The Company’s objective is to reflect the appropriate trial expenses in the financial statements by matching those expenses with the period in which services are performed and efforts are expended. The Company accounts for these expenses according to the progress of the trial as measured by patient progression and the timing of various aspects of the trial. The Company determines accrual estimates based on estimates of services received and efforts expended that take into account discussion with applicable personnel and outside service providers as to the progress or state of consummation of trials. During the course of a clinical trial, the Company adjusts the clinical expense recognition if actual results differ from its estimates. The Company makes estimates of the accrued expenses as of each balance sheet date based on the facts and circumstances known at that time. The clinical trial accruals are dependent upon the timely and accurate reporting of contract research organizations and other third-party vendors. Although the Company does not expect the estimates to be materially different from amounts actually incurred, understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low for any particular period.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures its financial assets and liabilities in accordance with US GAAP. For certain financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable and convertible notes payable, net of discount, also approximate fair value because current interest rates available for debt with similar terms and maturities are substantially the same.

The Company follows accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

F-30

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Derivative Instruments

ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings. On the date of conversion or payoff of debt, the Company records the fair value of the conversion shares, removes the fair value of the related derivative liability, removes any discounts and records a net gain or loss on debt extinguishment. On January 1, 2020 the Company adopted ASU 2017-11 under which down-round Features in Financial Instruments will no longer cause derivative treatment. The Company applies the modified prospective method of adoption. There were no cumulative effects on adoption.

Convertible Notes with Embedded Derivative Liabilities

The Company has entered into convertible notes, some of which contain variable conversion options, whereby the outstanding principal and accrued interest may be converted, by the holder, into common shares at a fixed discount to the price of the common stock at or around the time of conversion upon certain trigger events. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 – Derivative and Hedging – Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018.

Operating lease ROU assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the condensed consolidated statements of operations. The Company adopted Topic 842 effective January 1, 2019.

Recent Accounting Pronouncements

The Company has reviewed the FASB issued ASU accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and do not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management.

F-31

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Recent Accounting Pronouncements, continued

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) – Accounting for Convertible Instruments and Contracts on an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exceptions. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the impact of the adoption of the standard on the consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The new ASU addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. This amendment is effective for all entities, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact this new guidance will have on its financial statements.

All other newly issued accounting pronouncements but not yet effective have been deemed immaterial of nonapplicable.

Note 3 – Related Party Transactions

The Company’s Chief Executive Officer (CEO) has loaned the Company working capital since inception. The balance of the loan as of September 30, 2021, and September 30, 2020 was $93,479. The loan is due on demand and accrues interest at 1% per year. Accrued interest relating to the loan was $4,867 and $3,891 as of September 30, 2021 and September 30, 2020, respectively, and is included in accrued interest on the accompanying balance sheets.

Note 4 – Accounts Payable, Accrued Expenses and Accrued Compensation

Accounts payable and accrued expenses consisted of the following:

	September 30, 2021	December 31, 2020
Accounts payable	$413,364	$252,192
Consulting fees	304,800	280,800
Board compensation	22,500	22,500
License fee	281,250	225,000
General and administrative expenses	28,215	30,495
Total accounts payable accrued expenses	$1,050,129	$810,987

F-32

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Note 4 – Accounts Payable, Accrued Expenses and Accrued Compensation, continued

Accrued compensation of $3,701,681 and $3,337,360 as of September 30, 2021 and September 30, 2020, respectively, includes partially accrued salaries to executives since inception. Since inception, executive salaries have been paid in cash when the Company’s cash flow has permitted such payment. During 2020, the Company began consistently paying salaries at 50% of the respective employment agreements. As of September 1, 2021 the Company began paying full salaries.

Note 5 – Convertible Debt and Derivative Liability

Convertible Debt

From August 2, 2021 through September 15, 2021 the Company executed eleven convertible promissory notes (the “Notes”). Proceeds received totaled $427,650 with a maturity date of July 31, 2022 and interest rate of 1%. The Notes will automatically convert into equity securities on the first business day following effectiveness of an initial public offering of common stock with the Securities and Exchange Commission (“IPO”). Upon such IPO, the outstanding principle of the Notes and all unpaid accrued interest will automatically convert into a number of restricted fully paid and non-assessable shares of Common Stock, or units of Common Stock and warrants to purchase common stock if units are offered to the public in the IPO, equal to the indebtedness divided by 70% of the offering price per share at which the IPO is made.

At the time of execution, the Company recorded a debt discount of $186,650 based on the fair value of the Notes. The debt discount is amortized over the term of the Notes, each with a maturity date of July 31,

2022. In the quarter ended September 30, 2021, $16,982 of the debt discount was amortized and is included in interest expense on the accompanying statements of operations.

Derivative Liability Pursuant to Convertible Notes

In connection with the issuance of the Notes, the Company determined that the terms of the Notes contain an embedded conversion option to be accounted for as a derivative liability due to the holder having the potential to gain value upon an IPO. Accordingly, under the provisions of ASC 815-40 –Derivatives and Hedging – Contracts in an Entity’s Own Stock, the embedded conversion option contained in the Notes was accounted for as derivative liability and debt discount at the date of issuance and has been adjusted to fair value through earnings as of September 30, 2021. The fair value of the embedded conversion option was determined using the Monte Carlo valuation model.

In connection with the issuances of the Notes, on the initial measurement dates, the fair value of the embedded conversion option of $186,650 was recorded as a derivative liability and debt discount to be amortized into interest expense of the term of the Notes. As of September 30, 2021, the derivative liability was revalued and a $34,600 loss was recorded to other expense - loss on change in fair value of derivative liability and increased the fair value of the derivate liability to $221,250.

F-33

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Derivative Liability Pursuant to Convertible Notes, continued

The fair value of the derivative liability was estimated using the Monte Carlo Valuation model at issuance and each reporting period with the following assumptions:

	August 2, 2021 - September 15, 2021 (Issuance)	September 30, 2021
Dividend Rate	-	-
Term	1 - 0.88	0.83
Discount Rates	82%	140%
Risk - Free interest rate	0.07%	0.09%
Quailfied Financing Probability	50%	55%

Note 6 – Stockholders’ Deficit

Common Stock

The Company is authorized to issue 25,000,000 shares of common stock. The Company had 13,076,602 shares of common stock issued and outstanding as of September 30, 2021. From January 1, 2021 through September 30, 2021, the Company issued 532,731 shares of common stock at an average conversion price of $1.79, ranging from $1.50 to $2.50, as a result of the conversion of a note payable with principal of $15,000 and interest of $162 during the period for 6,065 shares, 45,000 shares issued from exercising of stock options, and 481,666 shares from exercising warrants.

Stock Options

The Company grants stock awards to officers, employees, directors and other key persons pursuant its 2021 Equity Incentive Plan (“the Plan”).

During the nine months ended September 30, 2021, the Company recognized stock-based compensation of $867,271 related to vested stock options. There was $1,586,239 of unvested stock options expense as of September 30, 2021 that will be recognized through September 2024.

A summary of activity for the during the nine months ended September 30, 2021 is presented below:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Contractual Term (Years)
Outstanding as of December 31, 2020	3,031,031	$1.32	$8,274,715	7.87
Granted	481,000	$3.82	$110,630	-
Exercised	(45,000)	$4.05	$-	-
Forfeited	-	-	$-	-
Outstanding as of September 30, 2021	3,467,031	$1.66	$8,286,204	7.73
Exercisable as of September 30, 2021	2,548,521	$1.42	$6,702,610	7.26

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Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Stock Options, continued

The following table summarized information about employee stock options outstanding as of September 30, 2021:

	Outstanding Options			Vested Options
Range of Exercise Price	Number Outstanding at September 30, 2021	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2021	Weighted Average Remaining Life	Weighted Average Exercise Price
$0.02	360,000	4.51	$0.02	360,000	4.51	$0.02
$1.39	884,031	7.57	$1.39	884,031	7.57	$1.39
$1.50	1,662,000	7.80	$1.50	1,081,677	7.41	$1.50
$2.50	152,000	9.45	$2.50	92,000	9.31	$2.50
$4.05	409,000	10.00	$4.05	130,813	10.00	$4.05
	3,467,031	7.73	$1.66	2,548,521	7.26	$1.42

The weighted-average grant date fair value of the options was $2.86 for September 30, 2021 and was estimated at the date of the grant using the Black Scholes Pricing Method and the following assumptions:

2021
Expected volatility	91%
Expected term	6
Risk-free rate	0.93%
Dividend rate	0%

Warrants

The following is a summary of the Company’s warrant activity for the years ended December 31, 2020 and September 30, 2021:

	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Life (Years)
Outstanding as of December 31, 2020	1,206,666	$1.53	3.45
Granted	-	-	-
Exercised	(481,666)	1.58
Expired	-	-	-
Outstanding as of September 30, 2021	725,000	$1.50	2.79

Note 7 – Concentrations

The Company’s grant revenues and grant receivables are from the NIH Award. The Company expects to maintain the relationship with the NIH.

F-35

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Note 8 – Commitments and Contingencies

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

Office Lease

On May 1, 2021 the Company entered into an 61 month operating lease for office space for a base rent of $3,783 subject to a 3% yearly escalation. The Company adopted ASC Topic 842, Leases upon inception of the lease.

As of September 30, 2021, the Company recorded right-of-use asset (ROU) of $220,533 and total lease liability of $221,499 based on an incremental borrowing rate of 0.81%.

ROU is summarized below:

Office lease ROU	$236,009
Less accumulated reduction	(15,476)
Balance of ROU	$220,533

Operating lease liability related to the ROU asset is summarized below:
Office lease liability	236,009
Reduction of lease liability	(14,509)
Total	$221,500

Future minimum lease payments under non-cancelable operating lease at September 30, 2021 are as follows:

Remaining three months of 2021	$11,349
2022	46,190
2023	47,574
2024	49,004
Thereafter	71,766
225,883
Less: imputed interest	(4,383)
Total lease liabilities	$221,500

Current operating lease liabilities	44,219
Non-current operating lease liabilities	177,281
Total lease liabilities	$221,500

F-36

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Consulting Agreements

The Company utilizes various consultants and advisors for clinical research, scientific advisory services and business strategies. Each consultant has an executed agreement in place defining term, compensation, duties, confidentiality, intellectual property. The majority of the agreements have a 2-year term. Agreements are evaluated for renewal upon expiration. Bonus provisions are at the discretion of the Company’s Board of Directors and are granted on an individual agreement basis.

Executive Employment Agreements

The Company’s standard executive employment agreements have a stated term of three years. Per the agreements, employees are eligible for a discretionary annual performance bonus, determined by the Board of Directors. If the Company terminates an employee without cause, the employee is entitled to a pro-rated pay out of the annual performance bonus based on days worked in the fiscal year, severance of twelve months of the base salary, and automatic vesting of unvested equity grants. If the employee terminates with good reason, as defined in the employment contract, the employee is entitled to automatic vesting of unvested equity grants.

As of September 1, 2021 the Company began paying full salaries at 100% of the agreed upon salary in the executive employment agreements.

Licensing and Royalty Agreements

Aquanova

On September 15, 2016 the Company entered into a Development, Collaboration and License Agreement (“License Agreement”) with Aquanova AG, a German company in the field of development, manufacturing and selling of colloidal formulas. The License Agreement resulted in the creation of the pharmaceutic product candidate, JOTROL™. The License Agreement is in effect until product launch, which is undeterminable at this time. The Chief Scientific Officer of the Company and the CEO of Aquanova are the joint inventors of JOTROL™. Aquanova is assignee on the patents in the United States, the European Union, and subsequent to year end, the patents issued in China and Japan whereas the Company is obligated to maintain the patents. The agreement grants ownership to the Company for regulatory approvals and the sole and exclusive worldwide right to develop, manufacture and commercialize all products, including JOTROL™. Aquanova is granted the exclusive license to conduct formulation development and manufacturing. The agreement also defines fees owed to Aquanova for product and formulation development and licensing of the products. The Company is required to pay Aquanova an annual license fee of $75,000 upon acceptance of the product formulation by both parties, with the license fee requirement ending in the year of marketing authorization approval (“MMA”) in a single territory. MMA has not yet been received as of the nine month period ended September 30, 2021. As of September 30, 2021 and December 31, 2020, $281,250 and $225,000 of accrued license fees are included in accrued expenses on the balance sheets, respectively. The 2020 annual license fee of $75,000 was paid to Aquanova during 2020. Upon receipt of approval of the MMA in each territory (e.g. United States, European Union, Japan), the Company will pay $200,000 to Aquanova per territory an MMA approval is received, up to a max of $600,000. The Company shall pay Aquanova a royalty of 5% of net sales in each territory through the later of ten years after the first commercial sale, the first date there is no valid claim within the Aquanova patent rights, or the date of expiration of the MMA in each territory. Upon mutual agreement, the Company may pay a one-time royalty of $3,000,000 within 180 days of United States marketing approval, with subsequent royalty payments reduced to 1.25%, in accordance with the terms set forth above.

F-37

Jupiter Neurosciences, Inc.

Condensed Notes to Financial Statements

September 30, 2021 and 2020(Unaudited)

Murdoch Children’s Research Institute

On September 1, 2015 the Company entered into a Global Development and License Agreement (“License Agreement II”) with Murdoch Children’s Research Institute (“MCRI”), an Australian Institute at the Royal Children’s Hospital in Australia, with the know-how in the process of using pharmaceutical grade resveratrol for the treatment of Freidreich’s ataxia. The License Agreement II is for both parties to work jointly to develop an appropriate delivery system and conduct clinical trials for the purpose of product approval in the treatment of Friedreich’s ataxia and worldwide commercialization by the Company. The License Agreement II grants an exclusive worldwide license to the Company to use the MCRI know-how for developing, manufacturing and commercializing the product for proposed treatment for Friedreich’s ataxia. MCRI is granted an irrevocable, royalty free, worldwide license to use the product inventions and patent rights for internal research and development. Upon receipt of approval of the MMA in each territory (e.g United States, European Union, Japan), the Company will pay $100,000 to MCRI per each territory up to a maximum of $300,000. MMA has not been received as of September 30, 2021. The Company shall pay MCRI a royalty of 1.5% of net sales in each territory until the product is no longer sold in the respective territory.

Research and Development Service Providers

In addition to the services received under the licensing agreements noted above, a substantial portion of the research and development (“R&D”) expense included in the statement of operations is incurred pursuant to short term service and consulting agreements with third party providers for research, development, testing and manufacturing services. The agreements generally provide termination, at any time by either party without cause, upon a 30 day written notice, unless otherwise disclosed below. Milestone payments are defined below for the providers with agreements stipulating future commitments.

●	Syneos Health – Third installment of $203,353 to be paid upon completion of the study. Last installment of $60,339 due upon issuance of the final report. Both balances are included in accounts payable as of September 30, 2021 and were paid subsequent to September 30, 2021.

Note 9 - Subsequent Events

Subsequent to September 30, 2021, the following events occurred:

Office Lease

On October 1, 2021, the Company entered into a month-to-month lease for office space in Charlestown, MA.

Stock Options

On October 1, 2021, the Company issued a total of 180,000 stock options to five independent board members. On November 10, 2021 the Board of Directors approved issuance of 25,000 stock options to an advisor.

Authorized Shares

On November 19, 2021, the Company amended its Articles of Incorporation to authorize 45,000,000 shares of common stock, par value of $0.0001 per share and 5,000,000 shares of preferred stock, par value of $0.0001 per share.

Debt Forgiveness and Exchange

On December 1, 2021, the Company executed a Debt Forgiveness and Exchange agreement with Aquanova AG to settle $225,000 of indebtedness owed to Aquanova AG for three years of annual license fee. The Company paid $125,000 to Aquanova AG, issued a $100,000 convertible note to Aquanova with the same terms as noted in Note 5 and issued 45,000 stock options to Aquanova AG.

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3,333,333 Units

JUPITER NEUROSCIENCES, INC.

PROSPECTUS

Joint Book-Running Managers

ROTH CAPITAL PARTNERS	DAWSON JAMES SECURITIES

__________, 2022

Through and including              , 2022 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the Nasdaq Capital Market listing fee and the FINRA filing fee:

Type	Amount
SEC Registration Fee	$4,478
FINRA Filing Fee	7,745
Nasdaq Capital Market Listing Fee	75,000
Legal Fees and Expenses	225,000
Accounting Fees and Expenses	65,000
Transfer agent and registrar’s fees and expenses	10,000
Printing and engraving expenses	5,843
Miscellaneous expense	25,000
Total Expenses	$418,066

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

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(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Our certificate of incorporation also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The registrant also intends to enter into indemnification agreements with its future directors and executive officers. The registrant has purchased directors’ and officers’ liability insurance. The registrant believes that this insurance is necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

Item 15.	Recent Sales of Unregistered Securities.

The following is a summary of transactions by us since inception (January 1, 2016) involving registered and unregistered issuances and redemption of our common equity securities.

On January 1, 2016, the Company issued 6,000,000 shares of Common Stock to Christer Rosén, our Chief Executive Officer, for $200.

On January 1, 2016, the Company granted an incentive stock option to purchase 120,000 shares of Common Stock to Christer Rosén, our Chief Executive Officer, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted an incentive stock option to purchase 30,000 shares of Common Stock to Alexander Rosén, our Chief Administrative Officer, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted a non-qualified stock option to purchase 120,000 shares of Common Stock to Dr. Claes Wahlestedt, MD, Ph.D., a member of our Science Advisory Board, at an exercise price of $0.01667 per share

On January 1, 2016, the Company granted a non-qualified stock option to purchase 30,000 shares of Common Stock to Claude Volmar, a consultant, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted a non-qualified stock option to purchase 90,000 shares of Common Stock to Ian Baker-Finch., a consultant, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted an incentive stock option to purchase 120,000 shares of Common Stock to Jacob Uittenbogaard, our former Chief Financial Officer, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted an incentive stock option to purchase 120,000 shares of Common Stock to Marshall Hayward, Ph.D., our Chief Scientific Officer, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted a non-qualified stock option to purchase 60,000 shares of Common Stock to Peter Colabuono, a consultant, at an exercise price of $0.01667 per share.

On January 1, 2016, the Company granted a non-qualified stock option to purchase 60,000 shares of Common Stock to Thomas Liquard, a consultant, at an exercise price of $0.01667 per share. The shares were subsequently forfeited on January 1, 2016.

On January 4, 2016, the Company issued 1,470,588 shares of Common Stock to Dr. Claes Wahlestedt, MD, Ph.D., a member of our Science Advisory Board, for approximately $49.

On January 4, 2016, the Company issued 294,117 shares of Common Stock to Jacob Uittenbogaard, our former Chief Financial Officer, for approximately $10.

On January 4, 2016, the Company issued 1,176,471 shares of Common Stock to Marshall Hayward, Ph.D., our Chief Scientific Officer, for approximately $39.

On January 4, 2016, the Company issued 882,354 shares of Common Stock to Shaun P. Brothers, Ph.D., a member of our Science Advisory Board, for approximately $29.

On April 6, 2016, the Company granted a non-qualified stock option to purchase 120,000 shares of Common Stock to David Sinclair, an advisor, at an exercise price of $0.01667 per share.

On June 1, 2016, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Li-Huei Tsai, a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On June 30, 2016, the Company issued 166,668 shares of Common Stock to Gene Spotlight, Inc. at a price of $1.50 per share, for an aggregate of approximately $250,000.

II-4

On August 1, 2016, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Raymond Scott Turner, MD, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On October 17, 2016, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Peter Elliott, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On October 17, 2016, the Company issued 66,668 shares of Common Stock to Gene Spotlight, Inc. at a price of $1.50 per share, for an aggregate of approximately $100,000.

On December 19, 2016, the Company granted a non-qualified stock option to purchase 120,000 shares of Common Stock to Natalie McNamee, a consultant, at an exercise price of $1.50 per share.

On January 25, 2017, the Company issued 100,000 shares of Common Stock to Gene Spotlight, Inc. at a price of $1.50 per share, for an aggregate of approximately $150,000.

On January 27, 2017, the Company issued 100,000 shares of Common Stock to Ulf Wiinberg at a price of $1.50 per share, for an aggregate of approximately $100,000.

On January 31, 2017, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Ulf Wiinberg, an advisor, at an exercise price of $1.50 per share.

On November 17, 2017, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Robert Roath, an advisor, at an exercise price of $1.50 per share.

On December 21, 2017, the Company issued 60,000 shares of Common Stock to Gene Spotlight, Inc. at a price of $1.50 per share, for an aggregate of approximately $90,000.

On February 14, 2018, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Gino Cortopassi, an advisor, at an exercise price of $1.50 per share.

On May 8, 2018, the Company issued 120,000 shares of Common Stock to Christer Rosén, our Chief Executive Officer, upon an exercise of an incentive stock option at an exercise price of $0.01667 per share, for an aggregate of approximately $2,000.

On May 8, 2018, the Company issued 30,000 shares of Common Stock to Alexander Rosén, our Chief Administrative Officer, upon an exercise of an incentive stock option at an exercise price of $0.01667 per share, for an aggregate of approximately $500.

On May 9, 2018, the Company issued 120,000 shares of Common Stock to Jacob Uittenbogaard, our former Chief Financial Officer, upon an exercise of an incentive stock option at an exercise price of $0.01667 per share, for an aggregate of approximately $2,000.

On June 1, 2018, the Company issued 83,778 shares of Common Stock to Robert Roath upon his conversion of a promissory note at a conversion price of $1.20 per share, for an aggregate of approximately $100,500.

On June 20, 2018, the Company issued 72,000 shares of Common Stock to Robert Roath upon an exercise of a non-qualified stock option at an exercise price of $1.50 per share, for an aggregate of approximately $108,000.

On October 1, 2018, the Company granted a non-qualified stock option to purchase 45,000 shares of Common Stock to Frank Behnam, an advisor, at an exercise price of $1.50 per share.

On October 1, 2018, the Company granted a non-qualified stock option to purchase 45,000 shares of Common Stock to Michio Harano, an advisor, at an exercise price of $1.50 per share.

On October 1, 2018, the Company granted a non-qualified stock option to purchase 45,000 shares of Common Stock to Robert Roath, an advisor, at an exercise price of $1.50 per share.

II-5

On October 1, 2018, the Company granted a non-qualified stock option to purchase 45,000 shares of Common Stock to Ulf Wiinberg, an advisor, at an exercise price of $1.50 per share.

On December 13, 2018, the Company granted an incentive stock option to purchase 120,000 shares of Common Stock to Alison Silva, our President and Chief Business Officer, at an exercise price of $1.50 per share.

On December 13, 2018, the Company granted an incentive stock option to purchase 72,000 shares of Common Stock to John Ditton, an advisor, at an exercise price of $1.50 per share.

On January 24, 2019, the Company granted an incentive stock option to purchase 303,879 shares of Common Stock to Alexander Rosén, our Chief Administrative Officer, at an exercise price of $1.387 per share.

On January 24, 2019, the Company granted an incentive stock option to purchase 432,966 shares of Common Stock to Christer Rosén, our Chief Executive Officer, at an exercise price of $1.387 per share.

On January 24, 2019, the Company granted a non-qualified stock option to purchase 45,300 shares of Common Stock to Dr. Claes Wahlestedt, MD, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.387 per share.

On January 24, 2019, the Company granted an incentive stock option to purchase 60,585 shares of Common Stock to Jacob Uittenbogaard, our former Chief Financial Officer, at an exercise price of $1.387 per share.

On January 24, 2019, the Company granted a non-qualified stock option to purchase 41,301 shares of Common Stock to Shaun Brothers, a member of our Science Advisory Board, at an exercise price of $1.387 per share.

On May 15, 2019, David Sinclair, an advisor, forfeited the non-qualified stock option to purchase 120,000 shares of Common Stock at an exercise price of $0.01667 per share.

On September 9, 2019, Peter Colabuono, a consultant, forfeited the non-qualified stock option to purchase 60,000 shares of Common Stock to at an exercise price of $0.01667 per share.

On October 1, 2018, Michio Harano, an advisor, forfeited a non-qualified stock option to purchase 45,000 shares of Common Stock at an exercise price of $1.50 per share.

On October 17, 2019, Gino Cortopassi, an advisor, forfeited a non-qualified stock option to purchase 72,000 shares of Common Stock at an exercise price of $1.50 per share.

On October 24, 2019, Natalie McNamee, a consultant, forfeited a non-qualified stock option to purchase 120,000 shares of Common Stock at an exercise price of $1.50 per share.

On November 6, 2019, the Company granted a non-qualified stock option to purchase 120,000 shares of Common Stock to Dr. Rudolph Tanzi, a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On December 19, 2019, the Company granted a warrant to purchase 666,666 shares of Common Stock to Alalia Pty Ltd ATF McNamee Family Trust at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted an incentive stock option to purchase 90,000 shares of Common Stock to Alexander Rosén, our Chief Administrative Officer, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted an incentive stock option to purchase 270,000 shares of Common Stock to Christer Rosén, our Chief Executive Officer, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Dr. Claes Wahlestedt, MD, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

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On February 1, 2020, the Company granted a non-qualified stock option to purchase 36,000 shares of Common Stock to Claude Volmar, a consultant, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted a non-qualified stock option to purchase 90,000 shares of Common Stock to Jacob Uittenbogaard, our former Chief Financial Officer, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted a non-qualified stock option to purchase 36,000 shares of Common Stock to Li-Huei Tsai, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted an incentive stock option to purchase 210,000 shares of Common Stock to Marshall Hayward, Ph.D., our Chief Scientific Officer, at an exercise price of $1.50 per share.

On February 1, 2020, the Company granted a non-qualified stock option to purchase 72,000 shares of Common Stock to Raymond Scott Turner, MD, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On April 21, 2020, the Company granted a non-qualified stock option to purchase 48,000 shares of Common Stock to Charbel Moussa, MBBS, Ph.D., a member of our Science Advisory Board, at an exercise price of $1.50 per share.

On April 21, 2020, the Company granted a non-qualified stock option to purchase 48,000 shares of Common Stock to Mark Dant, an advisor, at an exercise price of $1.50 per share.

On May 19, 2020, the Company issued 67,334 shares of Common Stock to Robert Roath upon his conversion of a promissory note at a conversion price of $1.50 per share, for an aggregate of approximately $101,000.

On June 23, 2020, the Company issued 83,334 shares of Common Stock to Joel Norman Goldberg Trust #1, Dated 04/15/2003 at a price of $1.50 per share, for an aggregate of approximately $125,000.

On June 23, 2020, the Company granted a warrant to purchase 125,000 shares of Common Stock to Joel Norman Goldberg Trust #1, Dated 04/15/2003 at an exercise price of $1.50 per share.

On June 23, 2020, the Company issued 83,334 shares of Common Stock to Andrew C. Matthiesen Trust, Dated 12/03/1998 at a price of $1.50 per share, for an aggregate of approximately $125,000.

On June 23, 2020, the Company granted a warrant to purchase 125,000 shares of Common Stock to Andrew C. Matthiesen Trust, Dated 12/03/1998 at an exercise price of $1.50 per share.

On June 23, 2020, the Company issued 41,666 shares of Common Stock to Joel Norman Goldberg Trust #1, Dated 04/15/2003 for services rendered by Joel Norman Goldberg to the Company at a value of $1.50 per share, for an aggregate value of approximately $62,500.

On June 23, 2020, the Company issued 41,666 shares of Common Stock to Andrew C. Matthiesen Trust, Dated 12/03/1998 for services rendered by Andrew C. Matthiesen to the Company, at a value of $1.50 per share, for an aggregate value of approximately $62,500.

On June 29, 2020, the Company issued 83,334 shares of Common Stock to Dencam Living Trust at a price of $1.50 per share, for an aggregate of approximately $125,000.

On June 29, 2020, the Company granted a warrant to purchase 125,000 shares of Common Stock to Dencam Living Trust at an exercise price of $1.50 per share.

On June 29, 2020, the Company issued 41,666 shares of Common Stock to Dencam Living Trust for services rendered by Robert Faerber to the Company, at a value of $1.50 per share, for an aggregate value of approximately $62,500.

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On July 15, 2020, the Company issued 83,334 shares of Common Stock to WKJP, LLC at a price of $1.50 per share, for an aggregate of approximately $125,000.

On July 15, 2020, the Company granted a warrant to purchase 125,000 shares of Common Stock to WKJP, LLC at an exercise price of $1.50 per share.

On July 15, 2020, the Company issued 41,666 shares of Common Stock to WKJP, LLC for services rendered by Jeffery W. Krol to the Company, at a value of $1.50 per share, for an aggregate value of approximately $62,500.

On August 20, 2020, the Company issued 357,143 shares of Common Stock to Joel Norman Goldberg Trust #1, Dated 04/15/2003 at a price of $0.28 per share, for an aggregate of approximately $100,000.

On August 20, 2020, the Company issued 89,286 shares of Common Stock to Dencam Living Trust at a price of $0.28 per share, for an aggregate of approximately $25,000.

On August 20, 2020, the Company issued 267,857 shares of Common Stock to WKJP, LLC at a price of $0.28 per share, for an aggregate of approximately $75,000.

On October 1, 2020, the Company granted a non-qualified stock option to purchase 80,000 shares of Common Stock to Arthur Kirsch, a consultant, at an exercise price of $2.50 per share.

On December 29, 2020, the Company issued 200,000 shares of Common Stock to Gene Spotlight, Inc. at a price of $2.50 per share, for an aggregate of approximately $500,000.

On December 29, 2020, the Company granted a warrant to purchase 40,000 shares of Common Stock to Gene Spotlight, Inc. at an exercise price of $2.50 per share.

On February 19, 2021, the Company issued 67,334 shares of Common Stock to Robert S. Roath Revocable Trust upon his conversion of a promissory note at a conversion price of $2.50 per share, for an aggregate of approximately $15,162.

On March 1, 2021, the Company granted an incentive stock option to purchase 72,000 shares of Common Stock to Dana Eschenburg Perez, our Chief Financial Officer, at an exercise price of $2.50 per share.

On March 5, 2021, the Company issued 45,000 shares of Common Stock to Robert S. Roath upon an exercise of a non-qualified stock option at an exercise price of $1.50 per share, for an aggregate of approximately $67,500.

On June 1, 2021, the Company granted an incentive stock option to purchase 90,000 shares of Common Stock to Alexander Rosén, our Chief Administrative Officer, at an exercise price of $4.05 per share.

On June 1, 2021, the Company granted an incentive stock option to purchase 103,000 shares of Common Stock to Dana Eschenburg Perez, our Chief Financial Officer, at an exercise price of $4.05 per share.

On June 15, 2021, the Company granted a non-qualified stock option to purchase 30,000 shares of Common Stock to Tiberend Strategic Advisors, a consultant, at an exercise price of $4.05 per share.

On June 22, 2021, the Company granted a non-qualified stock option to purchase 36,000 shares of Common Stock to W. Dalton Deitrich III, an advisor, at an exercise price of $4.05 per share.

On August 30, 2021, the Company issued 125,000 shares of Common Stock to Dencam Living Trust. upon the exercise of a warrant at an exercise price of $1.50 per share, for an aggregate of approximately $187,500.

On September 1, 2021, the Company granted an incentive stock option to purchase 150,000 shares of Common Stock to Alison Silva, our President and Chief Business Officer, at an exercise price of $4.05 per share.

On September 9, 2021, the Company issued 40,000 shares of Common Stock to Gene Spotlight, Inc. upon the exercise of a warrant at an exercise price of $2.50 per share, for an aggregate of approximately $100,000.

On September 28, 2021, the Company issued 125,000 shares of Common Stock to Joel Norman Goldberg Trust #1 Dated 4/15/2003 upon the exercise of a warrant at an exercise price of $1.50 per share, for an aggregate of approximately $187,500.

On September 29, 2021, the Company issued 125,000 shares of Common Stock to WKJP, LLC upon the exercise of a warrant at an exercise price of $1.50 per share, for an aggregate of approximately $187,500.

On September 30, 2021, the Company issued 125,000 shares of Common Stock to Andrew C. Matthiesen Trust Dated December 3, 1998 upon the exercise of a warrant at an exercise price of $1.50 per share, for an aggregate of approximately $187,500.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to Nicholas Hemmerly, a member of our Board of Directors, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to Allison W. Brady, a member of our Board of Directors, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to Julie Kampf, a member of our Board of Directors, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to John Ditton, an advisor, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to Holger Weis, a member of our Board of Directors, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 36,000 shares of Common Stock to Nicholas Hemmerly, a member of our Board of Directors, at an exercise price of $4.05 per share.

On October 1, 2021, the Company granted non-qualified stock option to purchase 25,000 shares of Common Stock to Arthur Kirsch, a consultant, at an exercise price of $4.05 per share.

On December 1, 2021, the Company cancelled the non-qualified stock option to purchase 45,000 shares of Common Stock which was issued on October 2018 to Frank Behnam, CEO of Aquanova AG, at an exercise price of $1.50 per share.

On December 1, 2021, the Company issued a non-qualified stock option to purchase 45,000 shares of Common Stock to Aquanova AG, pursuant to the terms of the Debt Forgiveness and Exchange Agreement, at an exercise price of $4.05 per share, subject to vesting terms set forth in the non-qualified stock option.

The above issuances/sales were made pursuant to an exemption from registration as set forth in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits. The list of exhibits preceding the signature page of this registration statement is incorporated herein by reference.

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(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act “may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(i)	The undersigned Registrant hereby undertakes that it will:

a.	for determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Commission declared it effective.

b.	for determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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EXHIBIT INDEX

Exhibit No.	Exhibit
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation of the Company dated December 30, 2015**
3.2	Certificate of Validation of the Company dated July 9, 2021 (including Certificate of Amendment to Certificate of Incorporation of the Company)**
3.3	Certificate of Amendment to Certificate of Incorporation of the Company dated August 30, 2021**
3.4	Certificate of Amendment to Certificate of Incorporation of the Company dated November 19, 2021**
3.5	Amended and Restated Bylaws**
4.1	Form of Warrant (Annex C to the Form of Warrant Agent Agreement attached as Exhibit 4.2)*
4.2	Form of Warrant Agent Agreement by and between the Company and Equiniti Trust Company*
4.3	Form of Unit Purchase Option (Exhibit E to the Form of Underwriting Agreement attached as Exhibit 1.1)*
5.1	Opinion of Anthony L.G., PLLC*
10.1	Jupiter Orphan Therapeutics, Inc. 2021 Equity Incentive Plan**†
10.2	Employment Agreement, dated as of September 1, 2021, between the Company and Christer Rosén **†
10.3	Amendment No. 1 to Executive Employment Agreement, dated as of September 29, 2021, between the Company and Christer Rosén **†
10.4	Employment Agreement, dated as of September 1, 2021, between the Company and Marshall Hayward, Ph.D. **†
10.5	Amendment No. 1 to Executive Employment Agreement, dated as of September 29, 2021, between the Company and Marshall Hayward, Ph.D. **†
10.6	Employment Agreement, dated as of June 6, 2021, between the Company and Alexander Rosén **†
10.7	Amendment No. 1 to Executive Employment Agreement, dated as of September 29, 2021, between the Company and Alexander Rosén **†
10.8	Employment Agreement, dated as of September 1, 2021, between the Company and Alison Silva**†
10.9	Amendment No. 1 to Executive Employment Agreement, dated as of September 29, 2021, between the Company and Alison D. Silva **†
10.10	Employment Agreement, dated as of June 1, 2021, between the Company and Dana Eschenburg Perez *†
10.11	Amendment No. 1 to Executive Employment Agreement, dated as of September 29, 2021, between the Company and Dana Eschenburg Perez **†
10.12	Independent Director Agreement, dated as of September 8, 2021, between the Company and Nicholas H. Hemmerly**†
10.13	Independent Director Agreement, dated as of September 8, 2021, between the Company and Julie Kampf **†
10.14	Independent Director Agreement, dated as of September 8, 2021 between the Company and Allison W. Brady **†
10.15	Independent Director Agreement, dated as of September 8, 2021, between the Company and Holger Weis **†
10.16	License Agreement with Aquanova AG.**
10.17	Grant Agreement between Company and National Institute on Aging.**
10.18	Agreement between Company and Murdoch Children’s Research Institute.**
10.19	Manufacturing Agreement between Company and Catalent.**
10.20	Agreement between the Company and Syneos Health.**
10.21	Material Transfer Agreement between the Company and University of Miami.**
10.22	Services Agreement between the Company and Technical Resources International, Inc.**
10.23	Amendment to Services Agreement between the Company and Technical Resources International, Inc.**
10.24	Debt Forgiveness and Exchange Agreement, dated as of December 1, 2021, between the Company and Aquanova AG.**
23.1	Consent of Assurance Dimensions*
23.2	Consent of Anthony L.G., PLLC (included on Exhibit 5.1) *
24.1	Power of Attorney (included on the signature page of the Form S-1 filed on October 12, 2021) **

* Filed herewith

**Previously filed.

† Includes management contracts and compensation plans and arrangements

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jupiter, Florida, on January 5, 2022.

JUPITER NEUROSCIENCES, INC.

By:	/s/ Christer Rosén
Christer Rosén
Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 4 to Registration Statement on Form S-1 has been signed by the following persons in the capacities held on January 5, 2022.

Name	Position	Date

/s/ Christer Rosén	Chairman of the Board, Chief Executive Officer,	January 5, 2022
Christer Rosén	and Director (Principal Executive Officer)

*	Chief Financial Officer, Secretary, Treasurer and	January 5, 2022
Dana Eschenburg Perez	(Principal Financial and Accounting Officer)

*	Chief Scientific Officer and Director	January 5, 2022
Marshall Hayward, Ph.D.

*	President, Chief Business Officer and Director	January 5, 2022
Alison D. Silva

*	Independent Director	January 5, 2022
Nicholas H. Hemmerly

*	Independent Director	January 5, 2022
Julie Kampf

*	Independent Director	January 5, 2022
Allison W. Brady

*	Independent Director	January 5, 2022
Holger Weis

By:	/s/ Christer Rosén
Christer Rosén
Attorney-in-fact*

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